UNITED STATES
SECURITIES AND EXCHANGE COMMISSION ON
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Soliciting Material Under § 240.14a-12

CALADRIUS BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

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CALADRIUS BIOSCIENCES, INC.
106 ALLEN ROAD, 4TH FLOOR
BASKING RIDGE, NEW JERSEY 09720
April 11, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Caladrius Biosciences, Inc. (“Caladrius”) to be held on May 16, 2017 at 11:00 a.m., Eastern Daylight Savings Time, at Hotel Indigo Basking Ridge, 80 Allen Road, Basking Ridge, NJ 07920.
On March 16, 2017, Caladrius entered into an interest purchase agreement (the “Purchase Agreement”), by and among Caladrius, PCT LLC, a Caladrius Company, a majority owned subsidiary of Caladrius (“PCT”) and Hitachi Chemical Co. America, Ltd. (“Hitachi”), pursuant to which Hitachi will acquire from Caladrius the 80.1% membership interest in PCT that it does not already own for $75.0 million in cash (the “Sale”), subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the closing of the Sale, a potential future milestone payment of  $5.0 million based on PCT’s revenue in 2017-2018 and certain transaction expenses (the “Purchase Price”). Pursuant to the terms of the Purchase Agreement, upon the signing of the Purchase Agreement, Hitachi paid Caladrius $5.0 million of the Purchase Price. At the closing of the Sale, $5.0 million of the Purchase Price will be deposited into an escrow account to cover potential indemnification claims against Caladrius. Currently, there are a total of 100 units of PCT issued and outstanding, 80.1 of which are owned by Caladrius and 19.9 of which are owned by Hitachi. Hitachi purchased the 19.9 units pursuant to a unit purchase agreement dated as of March 11, 2016. As a result of the Sale, Hitachi will own 100% of PCT, and Caladrius will no longer have any ownership interest in PCT.
The Sale of Caladrius’ remaining units of PCT to Hitachi may constitute the sale of substantially all of Caladrius’ property and assets under Delaware law, and we are therefore asking you to approve the Sale. The board of directors of Caladrius and the board of managers of PCT have each approved the Purchase Agreement and the transactions contemplated thereby. In connection with the vote to approve the Sale, and as required by Securities and Exchange Commission regulations, you will also be asked to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Caladrius’ named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable. For more information concerning the proposed Sale and compensation payable as a result of the Sale, please see the sections of the proxy statement entitled “Proposal No. 1: The Sale Proposal” beginning on page 18 and “Proposal No. 2: The Sale-Related Compensation Proposal” beginning on page 84.
At the Annual Meeting, we are also asking you to vote on our usual annual meeting proposals, including proposals to elect one Class I director, to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017 and to approve, on a non-binding advisory basis, the executive compensation of our named executive officers, as well as a proposal to approve the adoption of Caladrius Biosciences, Inc.’s 2017 Employee Stock Purchase Plan. For information concerning these matters, please see the sections of the proxy statement titled “Proposal No. 4: The Election Proposal” beginning on page 86, “Proposal No. 5: The 2017 ESPP Proposal” beginning on page 97, “Proposal No. 6: The Non-Binding Advisory Vote on Executive Compensation” beginning on page 102 and “Proposal No. 7: The Auditor Ratification Proposal” beginning on page 103.
Our board of directors recommends that you vote “FOR” each of the foregoing proposals and “FOR” the election of the director nominee named herein.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to make sure that your shares of Caladrius stock are represented at the Annual Meeting.
The accompanying proxy statement provides you with detailed information about the proposed Sale, the Annual Meeting and the other business to be considered by Caladrius’ stockholders. We encourage you to read carefully the entire proxy statement and the Purchase Agreement. A copy of the Purchase Agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about Caladrius from documents we have filed with the U.S. Securities and Exchange Commission.
On behalf of the board of directors, we thank you for your continued support.
Very truly yours,
David J. Mazzo, PhD
President and Chief Executive Officer
This accompanying proxy statement is dated April 11, 2017 and is first being mailed to stockholders on or about April 11, 2017.

CALADRIUS BIOSCIENCES, INC.
106 ALLEN ROAD, 4TH FLOOR
BASKING RIDGE, NEW JERSEY 09720

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2017

The 2017 Annual Meeting of the Stockholders (the “Annual Meeting”) of Caladrius Biosciences, Inc. (“Caladrius”) will be held on May 16, 2017 at 11:00 a.m., Eastern Daylight Savings Time, at Hotel Indigo Basking Ridge, 80 Allen Road, Basking Ridge, NJ 07920, for the following purposes:
1.
To approve the adoption of the interest purchase agreement (the “Purchase Agreement”), dated as of March 16, 2017, by and among Caladrius, PCT, LLC, a Caladrius Company (“PCT”), and Hitachi Chemical Co. America, Ltd. (“Hitachi”), pursuant to which Hitachi will acquire from Caladrius the 80.1% membership interest in PCT that it does not already own for $75.0 million in cash (the “Sale”), subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the closing of the Sale, a potential future milestone payment based on PCT’s revenue in 2017-2018 and certain transaction expenses;

2.
To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Caladrius’ named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable;

3.
To approve an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt Purchase Agreement;

4.
To elect one Class I director to serve until the annual meeting to be held in 2020;

5.
To approve the adoption of Caladrius Biosciences, Inc.’s 2017 Employee Stock Purchase Plan;

6.
To approve, on a non-binding, advisory basis, the executive compensation of Caladrius’ named executive officers as described in the accompanying proxy statement;

7.
To ratify the appointment of Grant Thornton LLP as Caladrius’ independent registered public accounting firm for the fiscal year ending December 31, 2017; and

8.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The board of directors of Caladrius has determined that the Purchase Agreement and the transactions contemplated thereby, including the Sale, are advisable, fair to and in the best interests of Caladrius and its stockholders, has authorized, adopted, and approved the Purchase Agreement and the transactions contemplated thereby, including the Sale, and recommends that you vote “FOR” each of the proposals to be considered at the Annual Meeting.
Only holders of record of common stock and Series B preferred stock at the close of business on April 6, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof. At the close of business on the record date, Caladrius had 8,942,499 shares of common stock outstanding, each with one vote per share, and 10,000 shares of Series B preferred stock outstanding, each with ten votes per share.

Your vote is very important. The Sale may constitute the sale of substantially all of the property and assets of Caladrius under Section 271 of the Delaware General Corporation Law, and we are therefore seeking the approval of the Sale by Caladrius’ stockholders. Proposal No. 1 requires approval by the affirmative vote of the holders of a majority of the outstanding stock of Caladrius entitled to vote on the proposal. Proposal Nos. 2, 3, 5, 6 and 7 each require approval by the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the matter. Proposal No. 4 requires a plurality of the votes of the shares present in person or represented by proxy at the meeting, entitled to vote and voting on the election of directors.
All Caladrius stockholders are cordially invited to attend the Annual Meeting in person. However, even if you plan to attend the Annual Meeting in person, we request that you vote your shares by telephone or through the Internet or complete, date, sign and return the enclosed proxy card in the postage-paid envelope as instructed in these materials as promptly as possible prior to the Annual Meeting to ensure that your shares of Caladrius stock will be represented at the Annual Meeting if you are unable to attend. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder.
The accompanying proxy statement provides you with detailed information about each of the proposals to be considered at the Annual Meeting. We encourage you to read the entire document carefully.
By Order of the Board of Directors,
Todd C. Girolamo, Esq.
Corporate Secretary
April 11, 2017
IMPORTANT: If you hold shares of Caladrius stock through an account with a broker, dealer, bank or other nominee please follow the instructions you receive from them to vote your shares.

i

ii

SUMMARY TERM SHEET WITH RESPECT TO THE SALE
This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you with respect to the Sale (as defined below) or any other matter described in this proxy statement. We urge you to read carefully this proxy statement, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 17, 2017 (our “2016 Form 10-K”), which accompanies this proxy statement and is incorporated herein by reference, to fully understand the Sale Proposal (as defined below). In particular, you should read the Purchase Agreement (as defined below), which is described elsewhere in this proxy statement and is attached hereto as Annex A.
General Description of the Sale
On March 16, 2017 (the “Effective Date”), Caladrius Biosciences, Inc. (“we,” “us,” “our,” or “Caladrius”) entered into an interest purchase agreement (the “Purchase Agreement”) with PCT, LLC, a Caladrius Company, a majority owned subsidiary of Caladrius (“PCT”), and Hitachi Chemical Co. America, Ltd. (“Hitachi”), pursuant to which Hitachi has agreed to acquire the 80.1% membership interest in PCT that it does not already own (the “Sale”) for $75.0 million in cash, subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the closing of the Sale, and a potential future milestone payment based on PCT’s revenue in 2017-2018 (the “Purchase Price”). Pursuant to the terms of the Purchase Agreement, upon the signing of the Purchase Agreement, Hitachi paid Caladrius $5.0 million of the Purchase Price (the “Initial Payment”). At the closing of the Sale (the “Closing”), an additional $5.0 million of the Purchase Price will be deposited into an escrow account to cover potential indemnification claims against Caladrius, if any. Currently, there are a total of 100 units of PCT issued and outstanding, 80.1 of which are owned by Caladrius and 19.9 of which are owned by Hitachi. Hitachi acquired the 19.9 units pursuant to a unit purchase agreement dated as of March 11, 2016 (the “March 2016 Purchase Agreement”). As a result of the Sale, Hitachi will own 100% of PCT, and Caladrius will no longer have any ownership interest in PCT.
As part of the Purchase Price, Hitachi will pay Caladrius $5.0 million (the “Milestone Payment”) if PCT achieves $125 million in Cumulative Revenue (excluding clinical service reimbursables) (the “Milestone”) for the period from January 1, 2017 through December 31, 2018. For purposes of the Milestone, “Cumulative Revenue” will be calculated based on PCT’s revenue from all customers (including Caladrius and its subsidiaries) in accordance with the financial accounting and reporting standards set forth in the statements and pronouncements of the Financial Accounting Standards Board (“FASB”), consistently applied.
PCT is a well-known cell therapy development and manufacturing provider (often called a contract development and manufacturing organization, or “CDMO”), specializing in cell and cell-based gene therapies. PCT offers high-quality development and manufacturing capabilities (e.g., current Good Manufacturing Practice manufacturing systems and facilities), quality systems, cell and tissue processing, logistics, storage and distribution) and engineering solutions (e.g., process and assay development, optimization and automation) to clients with therapeutic candidates at all stages of development.
Activities of Caladrius Following the Sale
Following completion of the Sale, we will no longer be involved in the CDMO business, but will continue to develop cell therapy product candidates (the “Retained Business”). Our current lead product candidate, CLBS03, is an autologous, ex-vivo, expanded T regulatory cell (“Treg”) clinical Phase 2 therapy targeting adolescents with recent-onset type 1 diabetes (“T1D”). Caladrius will maintain the same corporate functions, a majority of the same board of directors and a majority of the same senior executives as it had prior to the completion of the Sale. In addition, we expect to remain a public company that files reports with the Securities and Exchange Commission (the “SEC”) and to remain listed on the Nasdaq Capital Market (the “Nasdaq”). See “Proposal No. 1: The Sale Proposal—Activities of Caladrius Following the Sale” beginning on page 21.

Parties to the Sale
Caladrius Biosciences, Inc.
Caladrius Biosciences, Inc. is advancing a proprietary platform technology for immunomodulation by pioneering the use of T regulatory cells as an innovative therapy for the treatment of auto-immune diseases, initially for recent onset type 1 diabetes. The lead product candidate, CLBS03, is the subject of an ongoing Phase 2 clinical trial (The Sanford Project: T-Rex study) in collaboration with Sanford Research, and has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration and Advanced Therapeutic Medicinal Product classification by the European Medicines Agency. Through our 80.1% ownership interest in PCT, Caladrius is a well-known provider of CDMO services to the cell and cell-based gene therapy industry.
Caladrius is a Delaware corporation that was formed in 2006. Caladrius’ principal offices are located 106 Allen Road, 4th Floor, Basking Ridge, NJ 07920. Caladrius’ telephone number is (908) 842-0100. Caladrius’ website address is www.caladrius.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement. Caladrius’ common stock is listed on the Nasdaq under the trading symbol “CLBS”. Additional information regarding Caladrius is included in documents incorporated by reference into this proxy statement. For additional information, see the section entitled “Where You Can Find Additional Information” beginning on page 124.
Hitachi Chemical Co. America, Ltd.
Hitachi Chemical Co., Ltd., with its headquarters in Tokyo, Japan has a presence in global markets with a wide range of innovative products, such as electronic materials, car components, devices and systems for energy storage, and diagnostics and instruments.
Hitachi Chemical Co. America, Ltd., located at 2150 North First Street Suite #350, San Jose, CA 95131, operates as subsidiary of Hitachi Chemical Co., Ltd., located at 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6606, Japan.
Reasons for the Sale
The Caladrius board of directors (the “Caladrius Board”) considered a number of factors before deciding to enter into the Purchase Agreement, including, among other things:
•
the Purchase Price to be paid by Hitachi for the 80.1 units of PCT held by Caladrius (the “Caladrius PCT Units”);

•
the strategic and financial benefits to Caladrius that are expected to result from the Sale, including Caladrius’ focus on the development cell-therapy candidates;

•
the future business prospects of the Retained Business; and

•
the terms and conditions of the Purchase Agreement.

Among other things, the Caladrius Board noted that
•
the Purchase Price will provide Caladrius with proceeds of approximately $69.1 million (after deducting amounts payable pursuant to incentive and retention agreements and transaction expenses and not taking into account the potential Milestone Payment), as compared to a market capitalization for Caladrius of approximately $43.5 million as of March 16, 2017 based on a closing price for our common stock on Nasdaq of  $5.10 per share and 8,308,264 shares of common stock outstanding as of such date;

•
the expected net proceeds from the Sale of the Caladrius PCT Units are expected to provide Caladrius with working capital to pursue its development programs and otherwise execute its business plan; and

•
PCT has required and is expected to continue to require significant capital resources to grow and otherwise execute its business plan, and Caladrius would have difficulty providing such capital (if it could provide such capital at all).

For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Caladrius Board and its Reasons for the Sale” beginning on page 30.
Use of Proceeds
The proceeds from the Sale will be received by Caladrius, not Caladrius stockholders. Caladrius will use a portion of the proceeds to pay the $5.7 million remaining balance owed pursuant to the loan and security agreement, dated as of September 19, 2014, among Oxford Finance LLC (“Oxford”), as collateral agent and lender, Caladrius and certain subsidiaries of Caladrius (as amended to date, the “Oxford Loan Agreement”) and to pay for transaction costs associated with the Sale. The remainder of the proceeds may be used, at the discretion of the Caladrius Board, for working capital and general corporate purposes, including, among other things, to complete our currently enrolling Phase 2 trial (the Sanford Project: T-Rex Study) for our lead product candidate, CLBS03 for the treatment of recent-onset type 1 diabetes to develop other product candidates based on our T regulatory cell therapy and/or CD34 cell therapy platforms and to judiciously and opportunistically identify and acquire or partner on the development of other product candidates. We do not, however, have agreements or commitments for any acquisitions at this time.
Opinion of Caladrius’ Financial Advisor
On March 15, 2017, MTS Securities, LLC (“MTS Securities”), an affiliate of MTS Health Partners, L.P. (“MTS”) rendered to the Caladrius Board an oral opinion (confirmed by delivery of MTS Securities’ written opinion, dated March 15, 2017, to the Caladrius Board) as to the fairness, from a financial point of view, to Caladrius of the Purchase Price to be received in the Sale by Caladrius pursuant to the Purchase Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by MTS Securities in connection with the preparation of its opinion.
MTS Securities’ opinion was directed to the Caladrius Board (in its capacity as such) and, addressed the fairness, from a financial point of view, to Caladrius of the Purchase Price to be received in the Sale by Caladrius pursuant to the Purchase Agreement and did not address any other aspect or implication of the Sale or related transactions or any other agreement, arrangement or understanding. The summary of MTS Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by MTS Securities in connection with the preparation of its opinion. Neither MTS Securities’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, a recommendation to the Caladrius Board, any security holder or any other person as to how to vote with respect to any matter relating to the Sale, or to take any action in connection with the Sale or otherwise.
Conditions to the Completion of the Sale
We expect to complete the Sale as soon as possible following the approval of the Sale Proposal at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Caladrius. The parties’ obligations to effect the Sale are subject to the satisfaction or, to the extent permitted, waiver of various conditions, including, among others, the following:
•
the approval of the Sale Proposal by Caladrius’ stockholders (the “Required Stockholder Vote”);

•
the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•
the absence of any governmental order being in effect which makes the Sale illegal or otherwise restrains or prohibits the Sale; and

•
the accuracy of the representations and warranties of the other parties in the Purchase Agreement.

For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Conditions to the Completion of the Sale” beginning on page 55.
Government and Regulatory Approvals
United States antitrust laws prohibit Caladrius, PCT and Hitachi from completing the Sale until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission under the HSR Act and a required waiting period has ended. Caladrius, PCT and Hitachi filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on April 7, 2017.
No Solicitation; Other Offers
In the Purchase Agreement, Caladrius and PCT have agreed, subject to certain exceptions, they will not, and will not authorize or permit any of their affiliates or subsidiaries, or any of their respective officers, directors, members, interestholders, affiliates, employees, agents, advisors (including financial advisors, attorneys and accountants), consultants or other representatives (collectively, “Representatives”) to, directly or indirectly:
•
solicit, initiate or encourage any inquiry, proposal or offer relating to an alternative transaction (a “Competing Proposal”);

•
participate in or encourage any discussions or negotiations relating to, or disclose, furnish or afford access to any person or entity any information (including PCT’s or its subsidiaries’ businesses, properties, books or records) in connection with, or assist, or cooperate with any person or entity in making or proposing, or take any other action to facilitate, any Competing Proposal or alternative transaction; or

•
authorize, enter into any agreement, arrangement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Competing Proposal or alternative transaction.

Further, the Caladrius Board agreed, subject to certain exceptions, that it will not directly or indirectly:
•
fail to make, withdraw, change, modify or condition, in a manner adverse to Hitachi, its recommendation (the “Caladrius Recommendation”) that Caladrius’ stockholders approve the Sale Proposal (a “Caladrius Adverse Recommendation Change”);

•
approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Competing Proposal or a written alternative proposal which the Caladrius Board determines in good faith, after consultation with its outside legal counsel and an independent financial advisor, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal, that (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or the terms of which are set forth in a bona fide executed term sheet or indication of interest, and (c) is otherwise on terms that the Caladrius Board has reasonably determined are superior to the Sale (a “Superior Proposal”); or

•
enter into any letter of intent or similar document or any agreement, arrangement, understanding or commitment providing for any Competing Proposal or requiring Caladrius or PCT to abandon, terminate or fail to consummate any of the transactions contemplated by the Purchase Agreement.

However, subject to certain conditions, Caladrius is permitted to furnish information regarding Caladrius and PCT to, or participate in discussions with, a person making an unsolicited proposal prior to receipt of the Required Stockholder Vote if the Caladrius Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, provided Hitachi has the opportunity to match a Superior Proposal and Caladrius remains obligated to submit the Sale for approval by our stockholders.

Termination of the Purchase Agreement; Termination Fees
The Purchase Agreement may be terminated at any time prior to the closing of the Sale under certain circumstances, including:
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by mutual written consent of Caladrius and Hitachi, in which case, Caladrius must return the $5.0 million Initial Payment within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 26.06% through the automatic exercise of a PCT warrant issued to Hitachi on the Effective Date (the “PCT Warrant”).

•
by either Caladrius or Hitachi, if:

•
the Closing of the Sale does not occur on or prior to June 14, 2017 (the “End Date”); provided that, if on such date, certain conditions to closing related to governmental filings and approvals, are not satisfied, but all other conditions to closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date) then either party may extend the End Date until July 14, 2017; provided, further, that, if this proxy statement or any other document Caladrius files or has filed with the SEC becomes subject to review by the staff of the SEC after the Effective Date, then either Party may extend the End Date July 14, 2017 (an “End Date Termination”); or

•
a law or order of a governmental authority prohibits the Sale.

If the Purchase Agreement is terminated under either of these circumstances (other than an End Date Termination following a Caladrius Adverse Recommendation Change), Caladrius must return the Initial Payment within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 26.06% through the automatic exercise of the PCT Warrant. If there is an End Date Termination following a Caladrius Adverse Recommendation Change, Caladrius must return the Initial Payment and pay an additional $5.0 million break-up fee within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 32.22% through the automatic exercise of the PCT Warrant.
•
By Caladrius, if certain uncured breaches of covenants or representations by Hitachi occur, in which case, Caladrius will retain the Initial Payment as a break-up fee.

•
By Hitachi, if certain uncured breaches of covenants or representations by Caladrius occur, in which case, Caladrius must return the Initial Payment and pay a $5.0 million break-up fee to Hitachi within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 32.22% through the automatic exercise of the PCT Warrant.

•
By Hitachi or Caladrius following a Caladrius Adverse Recommendation Change, upon the earlier of  (i) the date that is five days prior to the End Date if the Required Stockholder Vote has not been obtained by such date or (ii) immediately following the Annual Meeting if the Required Stockholder Vote was not obtained at the Annual Meeting, in which case Caladrius must return the Initial Payment and pay an additional $5.0 million break-up fee within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 32.22% through the automatic exercise of the PCT Warrant.

For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Termination of the Purchase Agreement; Termination Fees” beginning on page 58.
Indemnification by Caladrius
The Purchase Agreement contains customary indemnification provisions for certain losses incurred by Hitachi as a result of, among other things, failures of representations and warranties made by Caladrius or PCT to be true and correct or the failure of Caladrius or PCT to perform covenants under the Purchase Agreement as well as certain other liabilities.
For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Indemnification by Caladrius” beginning on page 49.

Material U.S. Federal Income Tax Consequences
The parties to the proposed Sale have agreed, pursuant to the Purchase Agreement, that the acquisition of the PCT membership units by Hitachi will have the federal income tax consequences set forth in IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1). For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Material U.S. Federal Income Tax Consequences of the Sale” beginning on page 43.
Risk Factors
The Sale, including the possibility that the Sale may not be completed, involves a number of risks to Caladrius and its stockholders, including the following:
•
the announcement and pendency of the Sale, whether or not completed, may adversely affect the PCT business and the Retained Business;

•
if we fail to complete the Sale, our business and financial performance may be adversely affected;

•
the failure to effectively utilize the proceeds from the Sale may adversely affect the Retained Business;

•
our executive officers may have interests in the Sale other than, or in addition to, the interests of our stockholders generally;

•
the Purchase Agreement and the operating agreement of PCT (the “PCT Operating Agreement”) limit our ability to pursue alternatives to the Sale;

•
because Caladrius is expected to have almost no revenue and significantly fewer assets following the sale of PCT, such lack of revenue and diminished assets may affect our ability to satisfy the continued listing standards of the Nasdaq, which could result in the delisting of our common stock;

•
we are subject to five-year non-competition and non-solicitation covenants under the Purchase Agreement, which may limit our ability to operate our business in certain respects or sell the Retained Business to a third party;

•
PCT may not achieve the Milestone, which would result in Caladrius not receiving the Milestone Payment;

•
Caladrius may become liable under the indemnity provisions to the Hitachi parties for certain losses resulting from breaches of the representation and warranties and covenants in the Purchase Agreement as well as for certain litigation relating to the Sale;

•
we may be exposed to litigation related to the Sale from the holders of our stock; and

•
if the Sale is completed, our actual results of operations will differ materially from any expectations or guidance previously provided by us concerning future financial results, and our future financial results will be dependent on our ability to grow the Retained Business.

For additional information regarding the risk factors related to the Sale and the operation of the Retained Business by Caladrius following the closing of the Sale, see the section entitled “Risk Factors” beginning on page 16.

QUESTIONS AND ANSWERS ABOUT THE SALE AND ANNUAL MEETING
The following are some questions that you, as a stockholder of Caladrius, may have regarding the Sale and the Annual Meeting, together with brief answers to those questions. Caladrius urges you to read carefully the remainder of this proxy statement, including the annexes and our 2016 Form 10-K, which is incorporated herein by reference, because the information in this section may not provide all of the information that might be important to you with respect to the Sale and the Annual Meeting.
Q.
What is the Sale?

A.
On March 16, 2017, Caladrius entered into the Purchase Agreement, by and among Caladrius, PCT and Hitachi, pursuant to which Hitachi has agreed to acquire the 80.1% membership interest in PCT that it does not already own from Caladrius for $75.0 million in cash, subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the closing of the Sale, the potential $5.0 million Milestone Payment and certain transaction expenses. Pursuant to the terms of the Purchase Agreement, upon the signing of the Purchase Agreement, Hitachi paid Caladrius $5.0 million of the Purchase Price. At the closing of the Sale, an additional $5.0 million of the Purchase Price will be deposited into an escrow account to cover potential indemnification claims of Hitachi, if any. Currently, there are a total of 100 units of PCT issued and outstanding, 80.1 of which are owned by Caladrius and 19.9 of which are owned. Hitachi purchased the 19.9 units pursuant to the March 2016 Purchase Agreement. As a result of the Sale, Hitachi will own 100% of PCT, and Caladrius will no longer have any ownership interest in PCT. A complete copy of the Purchase Agreement is attached to this proxy statement as Annex A.

Q.
Why am I receiving these materials?

A.
The Sale may constitute the sale of substantially all of Caladrius’ property and assets under Section 271 of the Delaware General Corporation Law (the “DGCL”), and we are therefore seeking the approval of the Sale by Caladrius’ stockholders. Caladrius is sending these materials to you to help you decide how to vote your shares of Caladrius stock with respect to the proposed Sale and the other matters to be considered at the Annual Meeting. This proxy statement contains important information about the Sale, the Annual Meeting and the other proposals, and you should read it carefully.

Q.
What proposals will be considered and voted upon at the Annual Meeting?

A.
At the Annual Meeting, holders of Caladrius stock as of the record date will consider and vote upon proposals to:

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approve the adoption of the Purchase Agreement (the “Sale Proposal”);

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approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to David J. Mazzo, PhD (President and Chief Executive Officer); Robert A. Preti, PhD (former Senior Vice President, Manufacturing and Technical Operations and Chief Technology Officer of Caladrius and current President of PCT); and Douglas Losordo, MD (Senior Vice President, Clinical, Medical and Regulatory, Chief Medical Officer) (collectively, our “Named Executive Officers”) in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable (the “Sale-Related Compensation Proposal”);

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approve an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Sale Proposal (the “Adjournment Proposal”);

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elect one Class I director to serve until the annual meeting to be held in 2020 (the “Election Proposal”);

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approve the adoption of Caladrius Biosciences, Inc.’s 2017 Employee Stock Purchase Plan (the “2017 ESPP Proposal”);

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approve, on a non-binding, advisory basis, the executive compensation of Caladrius’ Named Executive Officers as described in this proxy statement (the “Say-on-Pay Proposal”); and

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ratify the appointment of Grant Thornton LLP as Caladrius’ independent registered public accounting firm for the fiscal year ending December 31, 2017 (the “Auditor Ratification Proposal”).

The Sale Proposal, the Sale-Related Compensation Proposal, the Adjournment Proposal, the Election Proposal, the 2017 ESPP Proposal, the Say-on-Pay Proposal and the Auditor Ratification Proposal are collectively referred to herein as the “Proposals.”
Q.
What is the recommendation of the Caladrius Board with respect to the Proposals?

A.
The Caladrius Board has determined that the Purchase Agreement and the transactions contemplated thereby, including the Sale and the issuance of the PCT Warrant, are advisable, fair to and in the best interests of Caladrius and its stockholders, has authorized, adopted, and approved the Purchase Agreement and the transactions contemplated thereby, including the Sale, and recommends that you vote “FOR” each of the Proposals.

For a discussion of factors that the Caladrius Board considered in deciding to recommend the approval of the Sale Proposal, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Caladrius Board and its Reasons for the Sale” beginning on page 30.
Q.
When and where is the Annual Meeting?

A.
The Annual Meeting will be held on May 16, 2017 at 11:00 a.m., Eastern Daylight Savings Time (“EDT”) at Hotel Indigo Basking Ridge, 80 Allen Road, Basking Ridge, NJ 07920.

Q.
What vote of Caladrius stockholders is required to approve each of the Proposals?

A.
The following votes are required to approve each of the Proposals:

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The Sale Proposal.   The Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding stock of Caladrius entitled to vote on the Sale Proposal.

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The Sale-Related Compensation Proposal.   The Sale-Related Compensation Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the Sale-Related Compensation Proposal.

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The Adjournment Proposal.   The Adjournment Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the Adjournment Proposal.

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The Election Proposal.   Directors will be elected by plurality vote.

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The 2017 ESPP Proposal.   The 2017 ESPP Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the 2017 ESPP Proposal.

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The Say-on-Pay Proposal.   The Say-on-Pay Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the Say-on-Pay Proposal.

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The Auditor Ratification Proposal.   The Auditor Ratification Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the Auditor Ratification Proposal.

Q.
Why am I being asked to cast a non-binding, advisory vote to approve the Sale-Related Compensation Proposal and the Say-on-Pay Proposal, and what will happen if such proposals are not approved at the Annual Meeting?

A.
In accordance with the rules promulgated under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Caladrius is providing its stockholders with the opportunity to approve, on a non-binding, advisory basis, (i) the compensation that may be paid or become payable to our Named Executive Officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (ii) the compensation of our Named Executive Officers.
Approval of the Sale-Related Compensation Proposal is not a condition to the completion of the Sale. This non-binding proposal is merely an advisory vote and will not be binding on Caladrius, the Caladrius Board, PCT or Hitachi. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Sale is completed, certain of our Named Executive Officers may become eligible to receive certain payments, under certain circumstances. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale” beginning on page 45 and “Proposal No. 2: The Sale-Related Compensation Proposal” beginning on page 87.
The vote on the Say-on-Pay Proposal is advisory, and therefore not binding on Caladrius, our Compensation Committee or the Caladrius Board. Nevertheless, the Caladrius Board and our Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Caladrius Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Q.
When is the closing of the Sale expected to occur?

A.
If the Sale Proposal is approved by Caladrius stockholders and all other conditions to the completion of the Sale are satisfied or waived on a timely basis, the closing of the Sale is expected to occur in the second quarter of 2017.

Q.
What are the U.S. federal income tax consequences of the Sale to U.S. stockholders?

A.
The parties to the proposed Sale have agreed, pursuant to the Purchase Agreement, that the acquisition of the PCT membership units by Hitachi will have the federal income tax consequences set forth in IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1). For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Material U.S. Federal Income Tax Consequences of the Sale” beginning on page 43.

Q.
Do I have appraisal rights in connection with the Sale?

A.
No. Under the DGCL, appraisal rights are not available to any stockholders in connection with the Sale, regardless of whether such stockholders vote for or against the approval of the Sale Proposal, because the Sale does not constitute a merger or consolidation.

Q.
Who can attend and vote at the Annual Meeting and how many votes does each share of our stock have?

A.
Holders of record of our common stock and Series B preferred stock, par value $0.01 per share (“Series B preferred stock” and, together with our common stock, the “Caladrius stock”) at the close of business on April 6, 2017, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Holders of record of our common stock as of the close of business on the record date will be entitled to one vote for each share held. Holders of record of Series B preferred stock will be entitled to ten votes per share. Shares of common stock and Series B preferred stock vote together as one class. Unless the context otherwise requires, all references to Caladrius “stockholders” in this proxy statement refer to holders of our common stock and holders of Series B preferred stock. At the close of business on the record date, there were 8,942,499 shares of our common stock issued and outstanding and 10,000 shares of Series B preferred stock issued and outstanding.

Q.
What do I need to do now and how do I vote?

A:
Caladrius urges you to read this proxy statement carefully, including its annexes, and to consider how the Sale and the actions contemplated by each of the Proposals may affect you.

If your shares of Caladrius stock are registered directly in your name with Caladrius’ transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by Caladrius. There are four methods by which you may vote your shares at the Annual Meeting:
•
By Internet.   You may vote your shares 24 hours a day by logging onto the secure website included on the proxy card and following the instructions provided any time up until 11:59, EDT on May 15, 2017.

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By Telephone.   You may vote your shares 24 hours a day by calling the telephone number listed on the proxy card and following the instructions provided by the recorded message any time up until 11:59, EDT, on May 15, 2017.

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By Mail.   You may vote by completing, signing, dating and promptly returning the proxy card in the postage-paid return envelope provided with the proxy materials for receipt prior to the Annual Meeting.

•
In Person.   You may vote your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described below). Even if you plan to attend the Annual Meeting in person, we encourage you to vote in advance by telephone, through the Internet or by mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

All Caladrius stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of your voting instruction card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting. You must comply with Caladrius’ pre-registration requirements. If you are a stockholder of record and plan to attend the Annual Meeting, please contact Jacquelyn Briggs by e-mail at jbriggs@caladrius.com or by phone at (646) 606-2221 to register to attend the Annual Meeting. Registrations to attend must be received on or before May 15, 2017. If you hold shares through an intermediary, such as a broker, dealer, bank or other nominee (i.e., you are a “street name” beneficial holder), and you plan to attend the Annual Meeting, you must send a written request to attend either by regular mail or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement, confirming ownership to: Caladrius Biosciences, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170, Attn: Jacquelyn Briggs or jbriggs@caladrius.com. Registrations to attend must be received on or before May 15, 2017. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, dealer, bank or other nominee that holds your shares giving you the right to vote the shares in person at the Annual Meeting.
Q.
What happens if I do not sign and return my proxy card or vote by telephone, through the Internet or in person at the Annual Meeting?

A.
If you are a stockholder of record of Caladrius and you do not sign and return your proxy card or vote by telephone, through the Internet or in person, your shares will not be voted at the Annual Meeting and will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Annual Meeting. Assuming the presence of a quorum, the failure to return your proxy card or otherwise vote your shares at the Annual Meeting will have the same effect as an “AGAINST” vote for the Sale Proposal, and will have no effect on the outcome of the Sale-Related Compensation Proposal, the Adjournment Proposal, the Election Proposal, the 2017 ESPP Proposal, the Say-on-Pay Proposal and the Auditor Ratification Proposal.

Q.
What happens if I return a signed and dated proxy card without indicating how I wish to vote?

A.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Annual Meeting and all of your shares will be voted “FOR” each Proposal and “FOR” the election of the director nominee named herein.

Q.
What if I abstain from voting?

A.
If you attend the Annual Meeting or submit a proxy card, but affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Annual Meeting, but will not be voted at the Annual Meeting. As a result, your abstention will have the same effect as an “AGAINST” vote for the Sale Proposal, and will have no effect on the outcome of the Sale-Related Compensation Proposal, the Adjournment Proposal, the Election Proposal, the 2017 ESPP Proposal, the Say-on-Pay Proposal and the Auditor Ratification Proposal.

Q.
What is a broker non-vote?

A.
A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at a stockholder meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to cast votes on certain “routine” matters if they do not receive instructions from their customers, but they do not have the authority to vote on “non-routine” matters. The Sale Proposal, the Sale-Related Compensation Proposal, the Election Proposal, the 2017 ESPP Proposal and the Say-on-Pay Proposal are considered “non-routine” matters. Broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum and will:

•
be treated as a vote “AGAINST” the Sale Proposal;

•
have no effect on the Sale-Related Compensation Proposal;

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have no effect on the Adjournment Proposal;

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have no effect on the Election Proposal;

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have no effect on the 2017 ESPP Proposal;

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have no effect on the Say-on-Pay Proposal.

The Auditor Ratification Proposal is considered a “routine” matter. A broker or other nominee may generally vote in their discretion on routine matters. Therefore, no broker non-votes are expected in connection with the Auditor Ratification Proposal.
Q.
What do I do if my shares of Caladrius Stock are held in “street name” by my broker, dealer, bank or other nominee?

A:
If your shares of Caladrius Stock are held through an account with a broker, dealer, bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. You must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, dealer, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Caladrius.

Q.
May I revoke or change my vote after I have provided proxy instructions?

A:
Yes. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•
delivering written notice to the Secretary of Caladrius by any means bearing a date later than the date of the proxy, stating that the proxy is revoked;

•
signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting;

•
voting over the Internet or telephone at a later time; or

•
attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

If you hold shares in street name through your bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee.
Q.
What constitutes a quorum for the Annual Meeting?

A.
A quorum must exist for the transaction of business at the Annual Meeting (other than consideration of a motion to adjourn the Annual Meeting). The holders of a majority of the shares of capital stock of Caladrius issued and outstanding entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Q.
What does it mean if I received more than one proxy card?

A.
If you received more than one proxy card, your shares are likely registered in more than one name or are held in more than one account. Each proxy card you receive should be voted and/or returned separately in order to ensure that all of your shares of Caladrius stock are voted.

Q.
Will I receive any payment for my shares of Caladrius stock in connection with the Sale?

A.
No. The proceeds from the Sale will be paid directly to Caladrius, not to Caladrius stockholders.

Q.
Who will bear the cost of this solicitation and who may solicit proxies?

A.
Caladrius is making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our Common Stock. We have engaged Alliance Advisors to solicit proxies and tabulate our vote in connection with this proxy statement, for a fee of approximately $5,000 plus reasonable and approved expenses.

Q.
Who will count the votes?

A.
Representatives of Continental Stock Transfer & Trust Company, Inc. will count the votes and will serve as the independent inspector of election.

Q.
Where can I find the voting results of the Annual Meeting?

A.
We intend to announce preliminary voting results at the Annual Meeting and publish preliminary, or final results, if available, in a Current Report on Form 8-K within four business days after the end of the Annual Meeting.

Q.
Whom should I contact if I have any questions about the Sale or the Annual Meeting?

A.
If you have any questions about the Sale or the Annual Meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Alliance Advisors at the addresses and telephone number listed below:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Telephone number: (973) 873-7700
If your shares are held through an account with a broker, dealer, bank or other nominee, you should call your broker, dealer, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain “forward-looking statements” of Caladrius within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to or incorporated by reference herein and relate to a variety of matters, including but not limited to: (i) the timing and anticipated completion of the proposed Sale; (ii) the benefits expected to result from the proposed Sale; (iii) the tax consequences of the Sale; (iv) the prospects for the Retained Business; (v) the projections of future financial performance of the PCT business; and (vi) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of Caladrius’ management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are referred to or incorporated by reference into this proxy statement. Additional factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:
•
potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Sale;

•
unexpected costs, charges or expenses relating to or resulting from the Sale;

•
litigation or adverse judgments relating to the Sale;

•
risks relating to the completion of the proposed Sale, including the risk that the Required Stockholder Vote might not be obtained in a timely manner or at all, or other conditions to the completion of the Sale not being satisfied;

•
any difficulties associated with requests or directions from governmental authorities resulting from their review of the Sale, including the expiration of the HSR Act waiting period;

•
any changes in general economic and/or industry-specific conditions;

•
the factors discussed under the heading “Risk Factors” in this proxy statement; and

•
the factors discussed under the heading “Item 1A. Risk Factors” in our 2016 Form 10-K that accompanies this proxy statement and is incorporated herein by reference.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to in this proxy statement, as of the date of those documents. Caladrius disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS
In addition to the other information included and referred to in this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your shares of Caladrius stock at the Annual Meeting. These factors should be considered in conjunction with the other information included by Caladrius in this proxy statement and the risk factors described in Caladrius’ other filings with the SEC, including our 2016 Form 10-K, which accompanies this proxy statement and is incorporated herein by reference. If any of the risks described below, incorporated by reference or otherwise referred to in this proxy statement actually materialize, the business, financial condition, results of operations, or prospects of Caladrius, or the stock price of Caladrius, could be materially and adversely affected.
Risks Related to the Sale
The announcement and pendency of the Sale, whether or not completed, may adversely affect the PCT business and the Retained Business.
The announcement and pendency of the Sale may adversely affect the trading price of our common stock, our business and our relationships with clients, customers, suppliers and employees. Third parties may be unwilling to enter into material agreements with respect to the PCT business. New or existing customers, suppliers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers, suppliers and business partners may perceive that such competitors are likely to be more stable. Additionally, employees working in the Retained Business may become concerned about the future of the Retained Business, and lose focus or seek other employment. In addition, while the completion of the Sale is pending, we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters.
If we fail to complete the Sale, our business and financial performance may be adversely affected.
The completion of the Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Sale by our stockholders and the expiration of the HSR Act waiting period, which may not be satisfied in a timely manner or at all.
If the Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Sale. Our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on the value of our company and results of operations.
In addition, if the Sale is not completed, the Caladrius Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives including, but not limited to, continuing to operate the PCT business with Hitachi as a significant minority investor for the foreseeable future or an alternative sale transaction relating to PCT. The PCT Operating Agreement limits our ability to pursue a sale of our interest in PCT to a third party. An alternative sale transaction, if available, may yield lower consideration than the proposed Sale, be on less favorable terms and conditions than those contained in the Purchase Agreement and involve significant delay. Any future sale of substantially all of the assets of Caladrius or other transactions may be subject to further stockholder approval.
Finally, if the Sale is not completed, the announcement of the termination of the Purchase Agreement may adversely affect our relationships with customers, suppliers and employees, which could have a material adverse impact on our ability to effectively operate our business. In addition, if the Purchase Agreement is terminated under certain circumstances, Caladrius will be required to repay the $5.0 million Initial Payment and pay a termination fee of  $5.0 million. If such payments are not made within 90 days, Hitachi’s membership interest in PCT will increase from 19.9% to 32.22% and Hitachi will have the right to nominate another director on the PCT board of managers. If the Purchase Agreement is terminated under certain other circumstances, Caladrius will be required to return the $5.0 million Initial Payment, and, if does not do so within 90 days, Hitachi’s membership interest in PCT will increase from 19.9% to 26.06% and Hitachi will have the right to nominate another director on the PCT board of managers. Each of these scenarios could have adverse effects on our business, results of operations and the trading price of our common stock.
If we fail to complete the Sale, our recurring losses from operations raise substantial doubt regarding our ability to continue as a going concern.
As disclosed in our 2016 Form 10-K, our independent registered public accounting firm issued its report dated March 16, 2017 in connection with the audit of our financial statements as of December 31, 2016, which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern.
Without the Sale, our recurring losses from operations raise substantial doubt about our ability to continue as a going concern, and there is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.
The failure to effectively utilize the proceeds from the Sale may adversely affect the Retained Business.
As previously discussed in this proxy statement, the proceeds from the Sale will be received by Caladrius, not Caladrius’ stockholders. Caladrius will use a portion of the proceeds to pay the remaining balance owed pursuant to the Oxford Loan Agreement, which was $4,894,387 as of March 31, 2017, and to pay for transaction costs associated with the Sale. The remainder of the proceeds may be used, at the discretion of the Caladrius Board, for working capital and other general corporate purposes, including, among other things, to complete our currently enrolling Phase 2 trial (the Sanford Project: T-Rex Study) for our lead product candidate, CLBS03 for the treatment of recent-onset type 1 diabetes, and to judiciously and opportunistically identify and acquire, or partner on the development of, other product candidates. However, we do not have agreements or commitments for any such acquisitions or partnerships at this time. Our failure to effectively utilize the proceeds from the Sale could adversely affect our ability to develop cell therapy candidates, which could cause the value of your investment in Caladrius to decline.
Our executive officers may have interests in the Sale other than, or in addition to, the interests of our stockholders generally.
Our executive officers may have interests in the Sale that are different from, or are in addition to, the interests of our stockholders generally. In connection with entering into the Purchase Agreement, Caladrius entered into retention and incentive agreements with Robert A. Preti, a Caladrius director and a co-founder and the President of PCT, and certain other employees of PCT. In addition, Dr. Preti and certain other employees of PCT have entered into employment agreements with Hitachi and PCT that will be effective upon the closing of the Sale. Under the terms of our equity compensation plans, the approval of the Sale by our stockholders will result in the acceleration of all of the equity awards granted under our equity compensation plans. The Caladrius Board was aware of these interests and considered them, among other matters, in approving the Purchase Agreement. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale” beginning on page 45.
The Purchase Agreement limits our ability to pursue alternatives to the Sale.
The Purchase Agreement contains provisions that may make it more difficult for us to sell Caladrius or for PCT to enter into any transaction other than the Sale. These provisions include the prohibition on our ability to solicit Competing Proposals and the requirement that we repay the Initial Payment and pay Hitachi a termination fee of  $5.0 million under certain circumstances if the Purchase Agreement is terminated after the Caladrius Board effects a Caladrius Adverse Recommendation Change. If Caladrius does not make such payments, Hitachi’s membership interest in PCT will increase from 19.9% to 32.22% and Hitachi will have the right to nominate another director on the PCT board of managers. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—No Solicitation; Other Offers” beginning on page 53 and “—Termination of the Purchase Agreement; Termination Fees” beginning on page 58.
These provisions could make it less advantageous for a third party that might have an interest in acquiring Caladrius or PCT to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Hitachi.
Because Caladrius is expected to have almost no revenue and significantly fewer assets following the Sale of PCT, there is a possibility that such lack of revenues and diminished assets may affect our ability to satisfy the continued listing standards of the Nasdaq, which could result in the delisting of our common stock.
The continued listing standards of the Nasdaq include, among other things, requirements that we maintain certain levels of stockholders’ equity, market capitalization and/or minimum trading price. Even though we currently satisfy these requirements, following the Sale our business will be smaller with almost no revenue and significantly fewer assets, which may cause us to fail to satisfy the continued listing standards of the Nasdaq. In the event that we are unable to satisfy such continued listing standards, our common stock may be delisted from the Nasdaq. Any delisting of our common stock from such market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common stock and our business, financial condition and results of operations.
We are subject to five-year non-competition and non-solicitation covenants under the Purchase Agreement, which may limit our ability to operate our business in certain respects or sell the Retained Business to a third party.
During the period from March 16, 2017, the date of the Purchase Agreement (the “Effective Date”), until the fifth anniversary of the Effective Date (the “Non-Competition Period”), we are subject to non-competition and non-solicitation covenants made in the Purchase Agreement, as more fully described in “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Post-Closing Covenants” beginning on page 55. During the Non-Competition Period, we will be restricted from (i) engaging in the provision of service solutions for the contract research, development, manufacture, testing, storage, distribution and commercialization of cell-based therapies (the “Business”) and (ii) establishing any joint venture or other arrangement with a third party other than Hitachi if such joint venture or other arrangement would compete with PCT or Hitachi in any aspect of the Business, subject to certain exceptions, and from soliciting for employment persons who are employees or consultants of PCT or Hitachi and their affiliates.
These limitations may negatively impact the scope and/or volume of our business, which may adversely affect our financial condition and results of operations. In addition, certain third party acquirers of the Retained Business would be subject to these limitations during the Non-Competition Period, which may limit our opportunities with respect to a future sale transaction of the Retained Business during the Non-Competition Period that may otherwise be favorable to Caladrius’ stockholders.
PCT may not achieve the Milestone, which would result in Caladrius not receiving the Milestone Payment
Pursuant to the terms of the Purchase Agreement, Hitachi will pay Caladrius $5.0 million if PCT achieves $125 million in Cumulative Revenue (excluding clinical service reimbursables) for the period from January 1, 2017 through December 31, 2018. PCT’s revenue would have to increase significantly to achieve the Milestone. Accordingly, there can be no assurance that Caladrius will receive the $5.0 million Milestone Payment contemplated by the Purchase Agreement.

Caladrius is obligated to indemnify Hitachi parties for certain losses including those resulting from breaches of the representation and warranties and covenants in the Purchase Agreement as well as for certain litigation.
Under the terms of the Purchase Agreement, Caladrius is obligated to indemnify Hitachi for certain losses including those resulting from breaches of the representations and warranties and covenants in the Purchase Agreement as well as certain litigation. Upon closing of the Sale, $5.0 million of the Purchase Price will be paid into an escrow fund to be used as partial security to cover any liabilities that may result from indemnification claims that Hitachi may have pursuant to the Purchase Agreement. Moreover, in certain instances, our liability to Hitachi for indemnification claims could be higher than the $5 million set aside in the escrow fund. Any and all such liability would reduce the net proceeds from the Sale that are available for use by Caladrius. See “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Indemnification by Caladrius” beginning on page 49 and “—Limitations on Indemnity Obligations” beginning on page 50.
We may be exposed to litigation related to the Sale from the holders of our stock.
Transactions such as the Sale are often subject to lawsuits by stockholders. Because the holders of Caladrius stock will not receive any consideration from the Sale, it is possible that they may sue Caladrius or the Caladrius Board. Such lawsuits could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
If the Sale is completed, our actual results of operations will differ materially from any expectations or guidance previously provided by us concerning future financial results, and our future financial results will be dependent on our ability to grow the Retained Business.
PCT accounts for substantially all of our revenues. Accordingly, if the Sale is completed, our financial results will differ materially from the guidance we have previously provided. In addition, if the Sale is completed, our future financial results will be dependent solely on our ability to grow the Retained Business. See “Item 1A. Risk Factors—Risks Related To Our Cell Therapy Product Development Efforts” in our 2016 Form 10-K for a description of the risks related to the Retained Business.

PROPOSAL NO. 1: THE SALE PROPOSAL
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SALE PROPOSAL
The discussion of the Sale in this proxy statement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this proxy statement as Annex A, and hereby incorporated by reference into this proxy statement. We encourage you to read the Purchase Agreement carefully and in its entirety, as it is the legal document that governs the Sale.
General Description of the Sale
Pursuant to the terms of the Purchase Agreement, Hitachi will acquire from Caladrius the 80.1% membership interest in PCT that it does not already own for $75.0 million in cash, subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the closing of the Sale, the potential $5.0 million Milestone Payment and certain transaction expenses. Pursuant to the terms of the Purchase Agreement, upon the signing of the Purchase Agreement, Hitachi paid Caladrius $5.0 million of the Purchase Price. At the closing of the Sale, an additional $5.0 million of the Purchase Price will be deposited into an escrow account to cover potential indemnification claims of Hitachi. Currently, there are a total of 100 units of PCT issued and outstanding, 80.1 of which are owned by Caladrius and 19.9 of which are owned by Hitachi. Hitachi acquired the 19.9 units pursuant to the March 2016 Purchase Agreement. As a result of the Sale, Hitachi will own 100% of PCT, and Caladrius will no longer have any ownership interest in PCT.
The Sale may constitute a sale of substantially all of Caladrius’ property and assets under Section 271 of the DGCL, and we are therefore seeking the approval of the Sale by Caladrius’ stockholders.
Parties to the Sale
Caladrius Biosciences, Inc.
Caladrius Biosciences, Inc. is advancing a proprietary platform technology for immunomodulation by pioneering the use of T regulatory cells as an innovative therapy for the treatment of auto-immune diseases, initially for recent onset type 1 diabetes. The product candidate, CLBS03, is the subject of an ongoing Phase 2 clinical trial (The Sanford Project: T-Rex study) in collaboration with Sanford Research, and has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration and Advanced Therapeutic Medicinal Product classification by the European Medicines Agency. Through its 80.1% ownership interest in PCT, Caladrius is a well-known CDMO to the cell and cell-based gene therapy industry.
Caladrius is a Delaware corporation that was formed in 2006. Caladrius’ principal offices are located 106 Allen Road, 4th Floor, Basking Ridge, NJ 07920. Caladrius’ telephone number is (908) 842-0100. Caladrius’ website address is www.caladrius.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement. Caladrius’ common stock is listed on the Nasdaq under the trading symbol “CLBS.” Additional information regarding Caladrius is included in our 2016 Form 10-K, which accompanies this proxy statement and is incorporated herein by reference. For additional information, see the section entitled “Where You Can Find Additional Information” beginning on page 124.
Hitachi Chemical Co. America, Ltd.
Hitachi Chemical Co., Ltd., with its headquarters in Tokyo, Japan has a presence in global markets with a wide range of innovative products, such as electronic materials, car components, devices and systems for energy storage, and diagnostics and instruments.
Hitachi Chemical Co. America, Ltd., located at 2150 North First Street Suite #350, San Jose, CA 95131, operates as subsidiary of Hitachi Chemical Co., Ltd., located at 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6606, Japan.

Activities of Caladrius Following the Sale
Following completion of the Sale, we will no longer be involved in the CDMO business, but will continue to develop cell therapy product candidates. Our current lead product candidate, CLBS03, is an autologous, ex-vivo, expanded Treg clinical Phase 2 therapy targeting adolescents with recent-onset T1D. Caladrius will maintain the same corporate functions, a majority of the same board of directors and a majority of the same senior executives as it had prior to the completion of the Sale. In addition, we expect to remain a public company that files reports with the SEC and to remain listed on the Nasdaq.
Background of the Sale
Caladrius currently operates the Retained Business and the PCT business. The Retained Business is a significant customer of the PCT business. Both of our businesses are capital intensive, but require investment to execute their business plans in amounts and at rates and frequencies that are substantially different.
As regards our results of operations, Caladrius has never achieved a profit for any full fiscal year in 13 years of existence.
Over $170 million in aggregate cash was spent on our operating activities over the six-year period ended December 31, 2016 in the course of pursuing Caladrius’ business goals. In such period, Caladrius raised over $200 million in gross proceeds through over a dozen public and private equity offerings and two asset sales; and we also expended more than $4 million of funds derived from grant awards to support our Retained Business programs. Caladrius’ capital structure also includes an equity line of capital with Aspire Capital for up to approximately $30 million, and the Oxford Loan Agreement, which originally provided for borrowings of up to $15 million and under which approximately $5.7 million of debt was outstanding as of December 31, 2016 and approximately $4.9 million was outstanding as of March 31, 2017. As a result of our substantial reliance on fund-raising in the capital markets, we believe that Caladrius is, and has been for many years, well-known to many institutional and retail investors.
In mid-2015, Caladrius’ stock price had been in decline for the second consecutive year and our cash reserves were running low (as had been the case at many points in time over prior periods). Consequently, on August 10, 2015, the Caladrius Board authorized management to engage the services of MTS, a financial services firm well-known in, and dedicated solely to servicing, the healthcare industry, to advise Caladrius on its fund-raising and other strategic initiatives.
In early January 2016, in light of growing cash needs to support our CLBS20 program, which program was acquired along with our Irvine, California operations, and in a rapidly intensifying competitive landscape for CLBS20 and in view of a rapidly declining commercial forecast for that product should it have been approved, we narrowed the focus of the Retained Business by eliminating the CLBS20 program and restructuring our operations and our Irvine office, eliminating over 40 positions in the process. Notwithstanding significant resulting cost savings, our business and future prospects continued to be severely negatively impacted by our limited cash resources and unprofitable results of operations and our constant need to engage in fund-raising, and so we persisted in our fund-raising efforts and pursuit of strategic alliances, and participated in both “deal roadshows” and “non-deal roadshows” throughout 2016 with certain financial institutions. With the guidance of our internal business development group and MTS, Caladrius also undertook an extensive market search to identify one or more value-maximizing potential transactions. In this regard, MTS and Caladrius interacted with over 35 potential counterparties in a variety of countries to explore possibilities for financings and/or strategic transactions (and, accordingly, we believe it is, and has been for some time, well-known to participants in our industry that Caladrius was seeking to enter into such transactions).
In addition to considering the possibility of public and private financings, which Caladrius was advised by various bankers could likely only be done, if at all, at deep discounts to then-current market prices for our stock and with significant dilutive warrant coverage, we considered potential mergers, acquisitions and asset sales to address our projected cash needs and to strengthen our competitive position in our markets. In this connection, we were mindful of feedback from institutional investors, some of whom for years had advised us that Caladrius’ “mixed model” as both a contract manufacturer and a developer of proprietary therapeutics presented certain investment dilemmas for investors. Such feedback was of significant importance to us in considering our strategic and financial options as we sought ways to maximize value for our stockholders. Of particular significance was the divergent investment nature of our two businesses and, accordingly, the different motivations and priorities of investors who were interested in Caladrius. Moreover, we noted that numerous sell-side analysts had informed us that they struggled with the appropriate valuation metrics and peer group comparisons to apply to a company like Caladrius that straddled two very different markets and risk profiles. In this context, management ultimately focused its efforts on a small group of investors that expressed interest in investing in PCT.
In connection with the foregoing, during 2015 and 2016 the Caladrius Board met, in person or telephonically, 28 times to consider Caladrius’ business prospects and to evaluate Caladrius’ options for fund-raising and strategic transactions (and the terms and conditions thereof) in order to maximize value for our stockholders. In addition to the foregoing and in connection with your evaluation of the Sale, we believe that you should consider the following specific events and circumstances:
On December 10, 2015, Caladrius entered into a confidential disclosure agreement (“CDA”) with “Investor A,” a hedge fund that had participated in one of Caladrius’ prior public equity financings. Investor A expressed interest in purchasing equity in PCT in August 2015 but the Caladrius Board determined that such offer included a valuation of PCT that was not in the best interest of our stockholders. Investor A requested the opportunity to perform further due diligence on PCT in order potentially to present a more attractive offer.
On December 11, 2015, just hours before a meeting of the Caladrius Board that was scheduled to commence at 8:00 a.m. ET, Caladrius received a term sheet from Hitachi Chemical Co., Ltd. (“Hitachi Chemical”), with which Caladrius had been in discussions since June 2015, relating to possible strategic transactions involving Caladrius and/or PCT. The Caladrius Board instructed management to pursue further discussions and transaction negotiations with both Investor A and Hitachi Chemical with respect to a possible sale of an equity interest in PCT.
On January 21, 2016, Caladrius entered into a CDA with “Investor B,” a private equity fund that had been identified by Caladrius through its outreach to potential strategic partners.
On February 2, 2016, we began the process of supporting due diligence by Investor B (in parallel with our negotiations relating to potential transactions with Hitachi Chemical and Investor A, respectively).
On February 18, 2016, Caladrius received a non-binding letter of intent (“LOI”) from Investor A regarding a purchase by Investor A of  $20-25 million (the “Offering Size”) of convertible preferred shares of Caladrius at $0.35 per share (as compared to a closing price of our common stock of  $0.62 per share on the Nasdaq on February 18, 2016). The convertible preferred shares were initially to be convertible into Caladrius common stock by dividing (a) the sum of the Offering Size plus accrued and unpaid dividends by (b) $0.35. The LOI also provided for the issuance of warrants to Investor A. Proceeds of the transaction would be used to fund expansion of PCT’s facilities as well as to cover termination costs related to various recently discontinued R&D programs of Caladrius. Under the LOI, Investor A would also have assumed control of the Caladrius Board.
On February 18, 2016, Caladrius received a proposal for discussion from Investor B to purchase 80% of PCT for cash consideration of  $20 million to Caladrius, together with a cash infusion to PCT of  $13 million, as well as a royalty payable to Caladrius for calendar years 2016-2020 that consisted of 5% of PCT’s revenues (excluding cost pass-throughs) and an undertaking to cause PCT to provide “at cost” clinical manufacturing to Caladrius in connection with our phase 2 diabetes trial. Caladrius held a conference call the next day with Investor B regarding its proposal. Caladrius expressed reservations about the offer and noted aspects of the proposal that Caladrius’ management determined were not in the best interest of Caladrius’ stockholders.
On February 26, 2016, Caladrius received a new proposal from Investor B, this time predicated on a $56.2 million post-money valuation of PCT. This new proposal from Investor B would also involve the purchase of  $10 million of PCT units directly from Caladrius and $10 million of newly issued PCT units, resulting in Investor B owning 50% of PCT. In addition, Investor B proposed providing a $16.2 million convertible debt facility to pay off amounts then owed under the Oxford Loan Agreement, which would be convertible into PCT units. Following conversion of that loan, Investor B would have held a 64.4% ownership interest in PCT.

On February 28, 2016, Caladrius and MTS prepared an analysis comparing the Investor A and Investor B proposals, and the next day the Caladrius Board held a telephonic meeting during which it addressed all proposed transactions relating to PCT that were then under consideration (i.e., with Investor A, Investor B and Hitachi Chemical, respectively). In this regard, management had been negotiating the terms of an investment by Hitachi Chemical in PCT since December 2015, and discussions had progressed towards an investment of approximately $20 million for a portion of the PCT business by mid-February. After consideration, the Caladrius Board recommended that management pursue and complete the Hitachi Chemical transaction as the best proposal from the perspective of valuation of PCT, strategic advantages and overall maximization of value to our stockholders, and management proceeded towards the completion of a transaction with Hitachi Chemical based on the Caladrius Board’s instructions.
On March 8, 2016, Caladrius received a non-binding proposal from “Public Company A,” which expressed interest in acquiring 100% of the issued and outstanding shares of Caladrius for consideration that was to represent at least $1.20 per outstanding share of Caladrius common stock, payable in cash or stock or a combination of both, via a one-step merger or tender offer. This represented a valuation of Caladrius of approximately $69 million and a premium to the closing price of  $0.59 per share of Caladrius’ common stock on March 7, 2016. However, in light of the timing—the Hitachi Chemical deal was scheduled to close a few days later—and the proposal requirement for 30-day exclusivity period to conduct due diligence, coupled with the fact that the proposal included materially less attractive financial terms and valuation than those included in the Hitachi Chemical proposal, the Caladrius Board rejected the proposal in favor of pursuing and completing the Hitachi Chemical transaction.
On March 11, 2016, Caladrius completed a transaction in which it sold 19.9% of the equity of PCT to Hitachi (a subsidiary of Hitachi Chemical) for an aggregate purchase price of  $19.4 million, $15 million of which was transferrable to Caladrius with the $4.4 million balance to be retained by PCT, equating to a PCT equity value of approximately $97 million (the “Hitachi Equity Purchase”). In addition, PCT licensed its cell therapy technology and know-how to Hitachi Chemical to enable Hitachi Chemical to engage in cell therapy manufacturing in certain Asian territories, including Japan (collectively, the “Licensed Territories”). Under the license agreement, Hitachi Chemical made up-front and milestone payments of  $5.6 million to PCT. In addition, Hitachi Chemical agreed to pay service fees and royalties based on contract revenue generated by Hitachi Chemical in the Licensed Territories. Lastly, in connection with the Hitachi Equity Purchase, Caladrius amended the PCT Operating Agreement to provide, among other things:
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that Hitachi or its affiliates may designate a representative to fill one of the five seats on the PCT Board;

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a framework for the establishment of a joint presence of PCT and Hitachi and its affiliates in Europe under certain circumstances;

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Hitachi with the ability to unilaterally increase its equity ownership to 21% of PCT’s equity on a fully-diluted basis at a price to be determined in accordance with the PCT Operating Agreement;

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Hitachi Chemical with the ability to second, at any one time, up to four employees of Hitachi Chemical or its affiliates to PCT, for a period of at least six months, to be trained under the supervision of PCT employees;

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in the event of a change of control of Caladrius or Hitachi combined with certain adverse events specified in the PCT Operating Agreement occurring (a “Member Change of Control”), then the member not subject to a Member Change of Control (the “Non-CoC Member”) has the right to require the member experiencing a Member Change of Control (the “CoC Member”) to purchase the Non-CoC Member’s units in PCT;

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Caladrius with the right to require Hitachi to purchase Caladrius’ units in PCT in the event that there is a change of control of Hitachi and certain adverse events occur;

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Hitachi with the ability, at any time after March 11, 2026, to require PCT to purchase all or some of the units in PCT then held by Hitachi and/or its affiliates at a price determined pursuant to the terms of the PCT Operating Agreement;

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both Hitachi and Caladrius with preemptive rights in connection with issuances of debt or equity securities of PCT;

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that neither Caladrius nor Hitachi may, without the consent of the other, transfer their Units, except:

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Caladrius may at any time sell a number of its units in PCT, up to the amount of 20% of PCT’s outstanding equity securities, to a third party in one or a series of transactions, subject to a right of first negotiation in favor of Hitachi;

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Hitachi may transfer its units to its affiliates; and

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After March 11, 2019, either Caladrius or Hitachi may sell all, but not less than all, of its units, provided it gives the other party a right of first negotiation or, alternatively, the right to participate in such sale on the same terms.

In the months following the Hitachi Equity Purchase, Caladrius received indications of interest from third parties interested in acquiring the 80.1 PCT units owned by Caladrius. As noted above, however, under the terms of the PCT Operating Agreement, Caladrius could not sell more than an incremental 20% of PCT’s equity to a third party without Hitachi Chemical’s prior consent for a period of three years following the Hitachi Equity Purchase. The most likely way for a third party to acquire the remaining 80.1% of the PCT equity owned by Caladrius, without Hitachi Chemical’s approval, would be through a purchase of Caladrius itself, which could, under certain circumstances, result in a Member Change of Control and provide Hitachi with the right to require Caladrius to purchase Hitachi’s PCT units.
An “investment concept” was received from Investor B in June 2016, seeking to purchase a controlling stake in PCT by acquiring Caladrius’ equity interest in PCT. Given the pre-money equity value of PCT of $34 to $38 million assigned by Investor B, along with the limitations set forth in the PCT Operating Agreement applicable to sales of units in PCT by Caladrius, Caladrius did not actively pursue this investment concept.
Through a member of the Caladrius Board, later in June 2016, Caladrius received an indication of interest from an executive (“Executive H”) at a large biotechnology company (“BioCo”). Executive H indicated that, by the end of August 2016, he anticipated spinning out certain assets from BioCo and rolling them up with the assets of two other companies to form a “NewCo” which would be independent from BioCo (such transactions, collectively, the “NewCo Reorg”). Executive H’s interest in effecting a strategic transaction with Caladrius was introduced to the Caladrius Board at its June 22, 2016 meeting. Executive H provided non-binding term sheets on July 7, 2016 and July 27, 2016, which were similar in content. Pursuant to the terms of the July 27, 2016 term sheet, NewCo, a private company, would acquire 100% of the issued and outstanding equity of Caladrius for $100 million in NewCo common stock, valued based on the valuation of NewCo’s common stock achieved in a future financing of NewCo.
After the Caladrius Board rejected Public Company A’s proposal of March 8, 2016, representatives of Caladrius and Public Company A continued having discussions about a possible transaction. On July 13, 2016, Public Company A submitted another non-binding term sheet proposing to purchase all of Caladrius’ equity for consideration that would represent $1.00 per outstanding share of Caladrius stock. This represented a valuation of Caladrius of approximately $65 million and a premium to the closing price of $0.57 per share of Caladrius’ common stock on July 12, 2016. The non-binding term sheet attached a binding agreement that would have required Caladrius to exclusively negotiate with Public Company A for 60 days.
In July 2016, Caladrius also entered into a confidentiality agreement with Executive H and made its data room available to his team so they could undertake a due diligence investigation of Caladrius.
In July 2016, the Public Company A that previously submitted a proposal in March 2016 submitted a revised proposal valuing Caladrius at approximately $45 million. The party claimed that the value being offered was lower to reflect the reduction in Caladrius’ ownership in PCT.
At its July 28, 2016 meeting, the Caladrius Board, with the advice of MTS, evaluated the proposals of each of Investor B, Public Company A and Executive H. The Caladrius Board instructed management to continue to engage the interested parties without committing to any exclusivity with any such party at such time. The Caladrius Board also established a pricing committee to evaluate options relating to an equity capital offering by Caladrius, which the Caladrius Board believed would bolster Caladrius’ cash position and thereby enhance its negotiating leverage with respect to any strategic transaction with a third party.
On July 28, 2016, Caladrius implemented a one-for-ten reverse split of our issued and outstanding shares of our common stock.
On August 15, 2016, the Caladrius Board met telephonically for an update with respect to capital markets activities and strategic options. At that meeting, the Caladrius Board rejected the “investment concept” proposal of Investor B as not being in the best interests of Caladrius’ stockholders based on a variety of factors, including, without limitation, the low valuation of PCT imputed by the proposal as well as restrictions contained in the PCT Operating Agreement. It was further noted that, as of such date, the NewCo Reorg promised by Executive H apparently had not advanced in any significant way and, accordingly, it did not appear that any transaction with Executive H would be feasible. Consequently, the Caladrius Board again authorized management to engage in discussions with Public Company A so long as no exclusivity was granted that would prohibit Caladrius from engaging with other potential counterparties and pursing other offers. It was further discussed that Hitachi Chemical had expressed to a Caladrius board member its interest in purchasing additional equity in PCT (or even the entire 80.1% interest still held by Caladrius).
On September 14, 2016, Caladrius entered into a series of related securities purchase agreements with several accredited investors for the sale of an aggregate of 4,449,153 shares of common stock for approximately $21 million in private placements. However, one investor did not honor its obligations under its securities purchase agreement, and that purchase agreement relating to the sale of 2,118,644 shares of our common stock has been terminated (which has resulted in Caladrius not receiving approximately $10.0 million of the expected proceeds from these private placements, and significantly weakened Caladrius’ financial position). The private placements were priced at $4.72 per share of common stock. Concurrently with these private placements, Caladrius entered into a definitive securities purchase agreement with Aspire Capital Fund, LLC, providing for the sale of 847,458 shares of our common stock in a registered direct offering for approximately $4 million. This offering was also priced at $4.72 per share of common stock.
On September 15, 2016, our management had a conference call with Executive H during which he introduced his legal counsel. Executive H again described a scenario whereby NewCo would consolidate assets from other entities and combine them with those of Caladrius. Executive H and his legal counsel stated that NewCo intended to do a private round of financing and then planned to take NewCo public as soon as six months later at a multi-billion-dollar valuation. Executive H represented that he would complete the NewCo Reorg by December 2016, four months later than previously projected. In a subsequent conversation between Executive H and our management, Caladrius reiterated its request for a “road map” for the proposed transaction between NewCo and Caladrius as well as all other information that NewCo could provide prior to the Caladrius Board call that was scheduled for September 29, 2016. Executive H indicated that he would use his best efforts to provide the requested information and noted that he clearly understood what was needed and why we were requesting such information; however, such information was not provided prior to such Caladrius Board call.
On September 22, 2016, we received a letter of intent from “Public Company B,” regarding a proposed merger between Caladrius and Public Company B, in which it was proposed that Public Company B’s stockholders would hold 60% of Public Company B and Caladrius’ stockholders would hold 40%. The letter of intent included, among other things, a binding 120-day exclusivity period during which Caladrius could only negotiate with Public Company B. While management of Caladrius and Public Company B did meet to discuss a possible transaction, Caladrius declined to enter into a letter of intent and negotiations broke down due to a lack of agreement on potential terms.
On September 28, 2016, we received a CDA signed by NewCo. Later that day, Executive H spoke to our Chief Executive Officer stating that NewCo was working on a proposal to effect the NewCo Reorg and that the complexity of such transaction was causing delays.
On September 28, 2016, a PCT board of managers meeting was held during which it was discussed that there was a need to fill an expected Q1 2017 cash shortfall to support planned capital expenditures. The PCT board requested that Hitachi Chemical be asked to consider funding the shortfall or exploring creative ways to expand its relationship with PCT or Caladrius.

On September 29, 2016, the Caladrius Board again met telephonically to consider, among other things, the status of Caladrius’ fund-raising efforts and evaluation of strategic options. MTS reported to the Caladrius Board on interactions with over 35 selected companies. Also, management reported that, in addition to possible transactions with Hitachi Chemical, NewCo and Public Company A, Caladrius management had been exploring the possibility of a merger with “Public Company B.”
On October 7, 2016, Caladrius management, MTS, Executive H and his legal counsel met by teleconference. A deal structure was proposed by Executive H’s legal counsel whereby the parties would sign a non-binding LOI contemplating acquisition of 100% of Caladrius leading to a definitive agreement that tied to a series of sequential transactions, including the NewCo Reorg. Executive H’s legal counsel proposed that Caladrius would have to be taken private, after which NewCo would purchase the newly-private entity for a pre-established price. Executive H and his legal counsel suggested that the steps to be taken in advance of the closing would occur before the end of 2016. Discussion ensued relating to the previously referenced (among such parties) logistical problems associated with a successful going-private transaction and using NewCo private stock as consideration for the purchase of Caladrius’ publicly traded shares.
On December 2, 2016, Caladrius received a draft non-binding term sheet from Hitachi Chemical describing a transaction including, among other things: (a) a proposed loan agreement to assist PCT with working capital; and (b) an offer (subject to due diligence and certain other conditions) of  $70 million for the remaining 80.1% interest in PCT held by Caladrius.
On December 2, 2016, Caladrius received a summary term sheet from NewCo, and the next day NewCo sent Caladrius its “investor slide deck.” The terms offered in the summary term sheet were not binding and were similar to those provided by Executive H on July 27, 2016, except the summary term sheet contained binding provisions requiring Caladrius to negotiate exclusively with NewCo.
On December 6, 2016, the Caladrius Board held a meeting, which included attendance by MTS and Mintz, Levin, Cohn, Ferris, Glovsky & Popeo (“Mintz”), outside corporate counsel to Caladrius. The Caladrius Board reviewed the Hitachi Chemical term sheet and directed management to continue to negotiate deal terms with Hitachi Chemical. The Caladrius Board then discussed the NewCo term sheet and NewCo’s proposed transaction, and how it had not progressed over the past six months, and that NewCo still had not received the cash and other assets that it had been representing it would have since June 2016. Mintz advised that a going-private transaction, as proposed by Executive H, faced substantial obstacles and as a practical matter was not feasible. The Board instructed Mintz to provide additional advice describing the possible legal structures that could accomplish a going-private transaction in which investors could receive NewCo stock, to some degree, as consideration.
On December 13, 2016, our Chief Executive Officer emailed NewCo providing a due diligence request list so that, should a means be identified by which to effect the transaction proposed by Executive H and still keep NewCo private, we would have already begun the due diligence and gathering of information process that would be needed in order to evaluate such a deal and describe and recommend the transaction, if appropriate, to the Caladrius Board and, ultimately, Caladrius’ stockholders. Our Chief Executive Officer also advised representatives of NewCo that, due to other strategic alternatives Caladrius was pursuing, it was not in a position to agree to exclusivity with any party at that time.
On December 14, 2016, Executive H emailed our Chief Executive Officer reiterating that NewCo was committed to doing the deal as proposed and was exploring a way to do this through various capital sources. Later that day, our Chief Executive Officer sent the Caladrius Board Mintz’s advice regarding the proposed transaction with NewCo, which stated that accomplishing a transaction with NewCo in the form proposed would be complex, time-consuming, expensive and entail significant risks.
On December 14, 2016, Caladrius management and Paul Hastings LLP, special transaction counsel to Caladrius (“Paul Hastings”), met by teleconference regarding potential forms of a break-up fee or other consideration that could be sought from Hitachi Chemical in exchange for the period of exclusivity that Hitachi Chemical was seeking in which to conduct its due diligence. Subsequently, Caladrius management and MTS met by teleconference to strategize for a call later that evening with Hitachi Chemical. The team discussed, among other things, the cash flow needs of PCT and Caladrius during the pendency of a transaction, possible break-up fee structures, an offer of a limited period of exclusivity and no-shop, milestones, hold-backs and employee contract terms. Later that evening, representatives of Hitachi Chemical, Caladrius management, Paul Hastings and MTS met by teleconference to discuss possible terms for, and potential timing of, a transaction. Subsequently, the parties scheduled a follow-up call for December 19, 2016.
On December 19, 2016, representatives of Caladrius, Hitachi Chemical and Paul Hastings met by teleconference and further negotiated a draft non-binding term sheet’s key provisions, including, without limitation, increasing the purchase price from the original offer of  $70 million, the timing of the transaction, the payment by Hitachi Chemical of  $5 million of the transaction consideration at the time of signing definitive documentation instead of at closing and how that initial payment would be repaid and/or rolled into PCT equity in the event the proposed transaction never closed, providing for additional consideration in the form of payments to Caladrius based on the operating performance of PCT following the closing, preferred pricing for Caladrius with respect to certain specified PCT’s services, break-up fees and employment agreements between Hitachi Chemical and key employees of PCT. These conversations continued during a follow-up call among the parties on December 21, 2016.
On December 27, 2016, representatives of Caladrius, Hitachi Chemical and Paul Hastings met by teleconference for follow-up discussions regarding potential transaction terms. Among other things discussed on this call was Hitachi Chemical’s desire for the non-binding term sheet to include a provision that would require an amendment to the PCT Operating Agreement to provide Hitachi Chemical with certain unspecified veto or other rights in the event the transaction did not close and Hitachi Chemical’s initial payment was rolled over into PCT equity. Caladrius did not agree to provide for veto rights in the term sheet, but ultimately did agree to provide in the term sheet that, in the event the Sale did not close and Hitachi Chemical’s $5 million initial payment were rolled into PCT equity, the PCT Operating Agreement would be revised in a manner to be agreed by Hitachi Chemical and Caladrius.
On December 28, 2016, representatives of Caladrius, MTS and Paul Hastings met by teleconference with Executive H, NewCo’s chief financial officer and a financial advisor to Executive H to discuss Executive H’s NewCo Reorg proposal (although, in this regard, no written term sheet was provided in advance of or during the call). Executive H’s financial advisor verbally presented Executive H’s latest iteration of a proposed NewCo Reorg transaction to acquire Caladrius. On this occasion, Executive H and the other representatives of NewCo noted the likely need for NewCo to first become a public company before issuing stock as purchase consideration to Caladrius’ stockholders. Executive H and his team proposed a multi-step deal that involved, among other things:
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First, the immediate payment by NewCo to Caladrius of  $1 million to secure exclusivity with Caladrius.

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Second, the purchase of newly-issued shares of common stock of Caladrius that would equal 35% of the outstanding common stock of Caladrius for $35 million, such purchase to occur after the completion of a proposed first round of financing with private investors based in China (projected by Executive H to occur by January 31, 2016, subject to compliance with the HSR Act and other regulatory requirements).

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Third, following the completion by NewCo of an initial public offering of its common stock, the purchase by NewCo of the remaining 65% of the common stock of Caladrius using $100 million of NewCo’s then-publicly traded shares as currency at the then-market price for such NewCo shares. Executive H stated that he would aim to complete a NewCo initial public offering (the “NewCo IPO”) by the end of 2017 and that additional consideration would be paid to Caladrius stockholders, as a penalty, if the NewCo IPO did not occur by the end of 2017.

The parties discussed numerous aspects of Executive H’s proposal, including, without limitation, the significant uncertainty associated with all aspects of the proposed transaction. Among other things, Executive H stated that NewCo did not then have any cash to pay the first $35 million of proposed consideration and could not guarantee the payment of that sum by any specific time, if ever. Moreover, it was noted that the eventual occurrence of a NewCo IPO, and the timing of such event, presented great uncertainty and risk to Caladrius and its stockholders, especially given the immediate and ongoing cash needs of Caladrius and PCT. Caladrius’ Chief Executive Officer requested that Executive H provide his best proposal in a written term sheet so that it could be properly evaluated by the Caladrius Board.

Later in the day on December 28, 2016, Executive H provided Caladrius with a one-page non-binding term sheet. While the term sheet provided some additional specificity, it generally was consistent with the transaction terms described during the telephone conference earlier in the day. Accordingly, it did not allay the concerns of Caladrius’ management regarding NewCo’s ability to raise capital and complete a transaction with Caladrius. In addition, the term sheet required that Caladrius grant NewCo exclusivity until March 31, 2017 to negotiate definitive terms of an agreement.
During the evening of December 28, 2016, Hitachi Chemical provided Caladrius with its executed signature page to the term sheet between Hitachi Chemical and Caladrius.
On December 29, 2016, the Caladrius Board convened a special meeting at which it considered the terms contained in the term sheet provided by Executive H and the Hitachi Chemical term sheet. The Caladrius Board first determined that there was far too much uncertainty as to NewCo consummating the NewCo Reorg, any private fund-raising by NewCo or the NewCo IPO, in the first instance, and any subsequent acquisition of Caladrius, as well as around the timing and risk associated with such transactions, particularly given the immediate and ongoing cash needs of Caladrius and PCT. The Caladrius Board next discussed the Hitachi Chemical term sheet and concluded that pursuing the transaction described in the Hitachi Chemical term sheet, including providing Hitachi Chemical with exclusivity until February 28, 2017, to complete its due diligence and negotiate final transaction documents, was in the best interests of Caladrius’ stockholders (particularly in light of the favorable valuation of PCT implicit in the proposed transaction and the significant amount of cash that would be available to Caladrius for use in the Retained Business following the completion of the transaction). Accordingly, the Caladrius Board unanimously approved the execution of the Hitachi Chemical term sheet and the immediate commencement of Hitachi Chemical due diligence and instructed management to move forward with the negotiation of final documentation as expeditiously as possible.
Caladrius subsequently delivered the fully-executed term sheet (the “Final Hitachi Term Sheet”) to Hitachi Chemical. The Final Hitachi Term Sheet was non-binding, except for certain provisions relating to, among other things, the requirement that Caladrius negotiate exclusively with Hitachi Chemical until February 28, 2017. In addition, there were a number of uncertainties as to whether we would be able to complete a transaction with Hitachi Chemical, including but not limited to the need to negotiate definitive documents; to establish satisfactory conditions for the transfer to Hitachi Chemical of PCT’s employees as well as certain employees of Caladrius; to agree on the terms of a Transition Services Agreement under which Caladrius would provide certain administrative and operational services to Hitachi Chemical and PCT for an agreed period after closing, and the pricing of such services; to navigate any challenges by stockholders of Caladrius to the proposed transaction; and to satisfy all conditions to closing including obtaining anti-trust and other regulatory approvals. One provision of the term sheet required that Caladrius provide Hitachi with access to key PCT employees, including specifically Dr. Robert A. Preti, a co-founder and the President of PCT (“Dr. Preti”), and other individuals to be identified by Hitachi and agreed to by Caladrius (“Key Employees”) to enable Hitachi to negotiate employment agreements with such Key Employees prior to signing the Purchase Agreement. The Final Hitachi Term Sheet further provided that the employment agreements with Key Employees were to be effective at the time of, and contingent upon, the Closing.
Hitachi began to conduct its due diligence on PCT shortly after the Final Hitachi Term Sheet was signed.
Caladrius provided Hitachi with an initial draft of the Purchase Agreement on January 10, 2017 and the parties and their counsel exchanged several revised drafts of the Purchase Agreement, related schedules and ancillary documents before beginning live negotiations on February 17, 2017.
On February 17, 2017, representatives of Paul Hastings had a telephone conference with representatives of Fenwick & West LLP, counsel to Hitachi (“Fenwick”), to discuss certain open issues relating to the Purchase Agreement. Among other issues discussed was the rejection by Fenwick and Hitachi of certain provisions in the Purchase Agreement that would have allowed Caladrius, under certain circumstances, to negotiate with third parties with respect to unsolicited proposals received by Caladrius after the date of signing the Purchase Agreement (“Unsolicited Third Party Negotiations”) and which would further allow, among other things, the Caladrius Board to terminate the Purchase Agreement and enter into an agreement with a third party under certain circumstances involving the receipt by Caladrius of a Superior Proposal (the “Superior Proposal Termination Right”). Representatives from Fenwick proposed that the Caladrius Board should only be able to change its recommendation to its stockholders that they approve the Sale and that Caladrius be required to call a meeting of stockholders to vote on the Sale Proposal (a “Force the Vote Provision”). Representatives of Paul Hastings continued to negotiate for broader rights for the Caladrius Board to entertain Superior Proposals.
Beginning during the week of February 24, 2017, Caladrius began negotiations the terms of retention and incentive agreements with Dr. Preti, on behalf of himself and the other Key Employees, whose agreement to work for PCT and Hitachi following the Sale was a condition to Hitachi entering into the Purchase Agreement. The retention and incentive agreements were entered into to incentivize the Key Employees to continue working at PCT until the Closing and for a year after the Closing in order to facilitate a smooth transition of the operations of PCT to ownership by Hitachi, and help ensure the ongoing participation of the Key Employees in PCT’s business, as that would increase the likelihood of Caladrius receiving the Milestone Payment. In addition, Dr. Preti required that one additional PCT employee that was not designated by Hitachi as a Key Employee (the “Non-Key Employee”) receive a retention and incentive agreement as a condition to Dr. Preti entering into his retention and incentive agreement. Ultimately, the Key Employees, other than Dr. Preti, signed retention and incentive agreements entitling each of them to retention payments of  $100,000 ($50,000 at Closing and $50,000 one year after Closing), and the Non-Key Employee signed a retention and incentive agreement entitling him to retention payments totaling $150,000 ($75,000 at Closing and $75,000 one year after Closing). Dr. Preti’s retention and incentive agreement (the “Preti Retention Agreement”) entitles him to, among other things, retention payments totaling $2.75 million ($1.375 million at Closing and $1.375 million one year after Closing), certain additional payments to cover his tax liabilities associated with such retention payments, as well as 5% of the Milestone Payment, if it is received, as described further below under “—Interests of Our Directors and Executive Officers in the Sale—Incentive and Retention Agreement with Dr. Preti.”
On March 2, 2017, representatives of Hitachi, its Japanese counsel, Caladrius and Paul Hastings met by teleconference to discuss the terms of the Purchase Agreement and certain related agreements. Among other issues discussed during this teleconference was Hitachi’s and Fenwick’s continued inclusion in the Purchase Agreement of a prohibition on Unsolicited Third Party Negotiations and a Force the Vote Provision and their continued exclusion of a Superior Proposal Termination Right. Paul Hastings and Caladrius continued to assert that such changes to the draft of the Purchase Agreement provided by Caladrius were not acceptable. The teleconference ended with no resolution of these issues.
On March 6, 2017, Fenwick and Hitachi provided a revised draft of the Purchase Agreement that continued to include a prohibition on Unsolicited Third Party Negotiations and a Force the Vote Provision and continued to exclude a Superior Proposal Termination Right. That evening, Hitachi, its Japanese counsel, Fenwick, Caladrius and Paul Hastings met again by teleconference to discuss the terms of the Purchase Agreement and certain related agreements. During this teleconference, Fenwick and Hitachi expressed a willingness to allow Unsolicited Third Party Negotiations, while continuing to require that Caladrius not have a Superior Proposal Termination Right and that the Purchase Agreement contain a Force the Vote Provision.
On March 7, 2017, Paul Hastings sent Fenwick and Hitachi a revised draft of the Purchase Agreement, which provided for Unsolicited Third Party Negotiations, eliminated the Superior Proposal Termination Right and included a Force the Vote Provision.
On March 8, 2017, Hitachi, its Japanese counsel, Fenwick, Caladrius and Paul Hastings met again by teleconference and came to agreement on most major issues with respect to the Purchase Agreement. From March 8, 2017 to March 15, 2017, the parties continued to refine the Purchase Agreement and negotiate the terms of certain ancillary agreements and the disclosure schedules to the Purchase Agreement.
On March 15, 2017, the Caladrius Board held a telephonic meeting with members of Caladrius senior management and representatives of Paul Hastings, Mintz and MTS to discuss the status of negotiations with Hitachi, the proposed terms of the transaction documents for the Sale and to consider approving, among other things, the Sale and the retention and incentive agreements between Caladrius and each of the Key Employees and the Non-Key Employee. Prior to the meeting, the directors were provided with, among other things, a summary of the material terms of the Sale, current drafts of the transaction documents for the Sale, including a draft of retention and incentive agreement between Caladrius and Dr. Preti (the “Draft Preti Retention Agreement”), and draft resolutions approving the Sale and certain related matters.
As an initial matter, however, Dr. Mazzo, Chief Executive Officer of Caladrius, informed the Caladrius Board that Dr. Preti had not yet agreed to the terms contained in the Draft Preti Retention Agreement and was requiring that Caladrius provide him with additional payments to cover certain taxes, which would result in Caladrius paying approximately $200,000 to $300,000 more than disclosed in the Draft Preti Retention Agreement (the “Additional Preti Amount”). After discussion, the meeting was temporarily adjourned while the Caladrius Compensation Committee convened, and then approved and recommended that the Caladrius Board approve, the Preti Retention Agreement, including the Additional Preti Amount, as well as the retention and incentive agreements between Caladrius and the other Key Employees and the Non-Key Employee (collectively, the “Retention Agreements”). The Compensation Committee adjourned, and the Caladrius Board meeting resumed. At the resumed Caladrius Board meeting, upon the recommendation of the Compensation Committee, the Caladrius Board approved the Retention Agreements.
Caladrius’ General Counsel and a representative of Paul Hastings then summarized the material terms of the Sale. The terms discussed included, among other things: the Purchase Price; the deal protections required by Hitachi, including the lack of a Superior Proposal Termination Right and the Force the Vote Provision, and the conditions relating to the Board’s ability to change its recommendation to Caladrius’ stockholders with respect to the Sale; pre-closing operational covenants; the Purchase Agreement termination provisions and the circumstances under which Caladrius would be required (a) to repay the Initial Payment (or, if it did not, to have Hitachi’s ownership in PCT increase to 26.06%) or (b) repay the Initial Payment and have to pay Hitachi a “break-up” fee of  $5,000,000 (or, if it did not, to have Hitachi’s ownership in PCT increase to 32.22%); preferred pricing for Caladrius with respect to certain specified PCT’s services; the Retention Agreements; the indemnification provisions; and certain ancillary agreements.
After this presentation, two Caladrius directors left the meeting due to prior commitments. Before leaving, these directors indicated that they had reviewed the materials provided in advance of the meeting and, having received satisfactory answers to their questions, they approved the Purchase Agreement and the Sale as well as the related resolutions proposed to be adopted by the Caladrius Board in the materials distributed in advance of the meeting.
At the request of the Caladrius Board, a representative of MTS Securities then reviewed its financial analysis of the purchase consideration. As an initial matter, the representative of MTS Securities noted that its analysis did not take into account the Additional Preti Amount. While the representative of MTS Securities did not believe the Additional Preti Amount would impact the fairness opinion of MTS Securities, he stated that he would have to confirm that with the Fairness Committee of MTS Securities and get back to the Caladrius Board to confirm. Among other things, the representative of MTS Securities discussed the amounts to be paid pursuant to the Retention Agreements (exclusive of the Additional Preti Amount) and their effect on the Purchase Consideration to be received by Caladrius. The representative of MTS Securities rendered to the Caladrius Board an oral opinion to the effect that, as of March 15, 2017, and based on and subject to various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by MTS Securities in connection with the preparation of its opinion, the purchase consideration to be received by Caladrius pursuant to the Purchase Agreement, is fair, from a financial point of view, to Caladrius, subject to confirmation with the MTS Securities Fairness Committee that the Preti Additional amount did not affect this opinion (the “Confirmation”) (the Confirmation was received via email to Caladrius management later in the day on March 15, 2017). On that same day, MTS Securities also provided its written opinion, dated March 15, 2017, to the Caladrius Board to the effect that, as of such date, subject to assumptions, qualifications and limitations therein, the purchase consideration to be received by Caladrius pursuant to the Purchase Agreement is fair, from a financial point of view, to Caladrius.
Following the discussion, the Caladrius Board (i) determined that that Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Sale and the issuance of the PCT Warrant, are advisable, fair to and in the best interests of Caladrius and its stockholders, (ii) authorized and approved the Purchase Agreement and the Sale, and (iii) recommended that stockholders adopt the Purchase Agreement and approve the Sale.

Recommendation of the Caladrius Board and its Reasons for the Sale
The Caladrius Board, with the assistance of Caladrius’ outside legal counsel and financial advisor, evaluated the terms of the Purchase Agreement and the Sale. After careful consideration, the Caladrius Board, in a meeting held on March 15, 2017 unanimously (with the exception of Dr. Preti, who recused himself from all deliberations relating to the Sale) (i) determined that the Purchase Agreement and transactions contemplated by the Purchase Agreement, including the Sale, are advisable, fair to and in the best interests of Caladrius and our stockholders, (ii) authorized and approved the Purchase Agreement and the Sale, and (iii) recommended that you vote “FOR” the Sale Proposal.
The Caladrius Board considered a number of factors that it believed supported its decision to take the foregoing actions, including, but not limited to, the following:
Capital Needs of the PCT business and the Prospects of the Retained Business.   The Caladrius Board considered the fact that, while the PCT business has grown and stabilized, especially in the last two years, Caladrius is challenged by the expected capital investment needed over the next several years for PCT to fully realize its cell therapy commercial manufacturing growth goals. In addition, the Caladrius Board considered favorably the fact that, after the Sale is consummated, Caladrius will be redefined as pure-play cell therapeutics company, which the Caladrius Board believes is more easily understood, is viewed more favorably and is easier to categorize than a combination therapeutics company and CDMO business. Finally, the Caladrius Board considered its view that the proceeds from the Sale would provide Caladrius with capital to support its strategic plan to focus its resources on continuing to develop the Retained Business.
Sale Consideration.   The Caladrius Board considered the Purchase Price to be paid to Caladrius by Hitachi as consideration for the PCT business in relation to (i) the historical earnings and financial performance of the PCT business, (ii) the Caladrius Board’s estimate of the current and future prospects of the PCT business and (iii) the magnitude and likely accessibility of the capital needed to not only grow PCT but to maintain the current business. The Caladrius Board further considered the fact that Caladrius will receive $75.0 million in cash, including the $5.0 million Initial Payment already received and the $65.0 million to be received at Closing (subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the Closing and certain transaction expenses), with the possibility of receiving the Milestone Payment, which will provide us with immediate liquidity and the potential for a significant future Milestone Payment. The Caladrius Board considered favorably the fact that Hitachi was willing to make the $5.0 million Initial Payment to Caladrius on the Effective Date in light of Caladrius’ liquidity needs. The Caladrius Board also considered the fact that the Caladrius consolidated group expects to have sufficient tax losses (including net operating loss carry forwards) to offset any gain expected to be realized by the group from the Sale, thereby limiting its federal income tax liability arising from the Sale.
Scope of Sale Process.   As discussed above in “—Background of the Sale,” Caladrius has been pursuing capital raising and/or strategic alternative transactions on a regular basis for the last several years.
Potential Strategic Alternatives.   The Caladrius Board considered possible alternatives to the Sale, including other potential acquisitions, partnerships and opportunities for strategic transactions, as well as the possibility of continuing to operate PCT, the range of potential benefits to our stockholders of these alternatives and the timing and the likelihood, taking into account execution risks, as well as business, competitive, industry and market risks, of such alternatives. In addition, the Caladrius Board considered the fact that, while there were discussions and meetings with other potential third party acquirors, none of the other potential third party acquirors offered terms that, in the judgment of the Caladrius Board, were as attractive as those offered by Hitachi, especially when considering the likelihood that the Sale will occur as compared to the likelihood that certain other proposed transactions would occur.
Opinion of Caladrius’ Financial Advisor.   The Caladrius Board considered the opinion of MTS Securities rendered to the Caladrius Board on March 15, 2017 as to the fairness, from a financial point of view and as of such date, to Caladrius of the Purchase Consideration (as defined below) to be received in the Sale by Caladrius pursuant to the Purchase Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by MTS Securities in connection with the preparation of its opinion as more fully described in the section below entitled “—Opinion of Caladrius’ Financial Advisor.”

Terms and Conditions of the Purchase Agreement.   The Caladrius Board considered its view of the following terms and conditions of the Purchase Agreement as favorable to Caladrius:
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if at any time prior to the approval of the Sale Proposal by the stockholders of Caladrius, PCT or any of its Representatives receives a Competing Proposal that was made or renewed after the Effective Date and did not result from or arise in connection with any breach of the non-solicitation provisions of the Purchase Agreement, and the Caladrius Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take any of the following actions would be inconsistent with the Caladrius Board’s fiduciary duties under applicable law, then (i) Caladrius or PCT and their respective Representatives may, subject to confidentiality provisions, provide information to the applicable bidder or provide access to the books, assets and personnel of PCT, and (ii) engage in any discussions or negotiations with such bidder and its representatives;

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if the Caladrius Board determines that a Competing Proposal constitutes a Superior Proposal and that the failure to effect a Caladrius Adverse Recommendation Change would be inconsistent with the Caladrius Board’s fiduciary duties under applicable law, the Caladrius Board may effect a Caladrius Adverse Recommendation Change;

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the requirement that the Sale be approved by our stockholders;

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the requirement that Hitachi pay Caladrius the $5.0 million Initial Payment on the Effective Date;

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Caladrius’ right to retain the Initial Payment in the event the Purchase Agreement is terminated under certain circumstances;

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to the extent that, pursuant to the termination provisions of the Purchase Agreement, Caladrius is required to repay the Initial Payment and/or pay a $5.0 million break-up fee, it may elect to not pay such amounts in cash and instead, Hitachi’s membership interest in PCT will increase to 26.06% or 32.22% through the automatic exercise of the PCT Warrant;

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Caladrius’ right to specifically enforce the terms of the Purchase Agreement and to cause Hitachi to complete the Sale and other transactions contemplated thereby on the terms and subject to the conditions and obligations set forth in the Purchase Agreement; and

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the provisions in the Purchase Agreement related to the impact that a material adverse effect with respect to the PCT business would have on the obligation of Hitachi to complete the Sale, and particularly that any event, change, occurrence, impact or effect resulting from the following matters will not be deemed to constitute, nor will any such event be taken into consideration when determining whether there has been, or would reasonably be expected to be, a material adverse change:

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changes generally affecting the industries in which PCT operates (provided that such changes do not affect PCT disproportionately as compared to PCT’s competitors);

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changes in general economic conditions, financial, banking or capital markets, or interest or currency rates whether in the United States or other geographic areas in which PCT operates (provided that such changes do not affect PCT disproportionately as compared to PCT’s competitors);

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changes in geopolitical conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or any outbreak, escalation or development thereof  (provided that such changes do not affect PCT disproportionately as compared to PCT’s competitors);

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acts of God, natural disasters or other calamities (provided that such changes do not affect PCT disproportionately as compared to PCT’s competitors);

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changes in applicable laws or GAAP, or the interpretations thereof  (provided that such changes do not affect PCT disproportionately as compared to PCT’s competitors);

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the failure of PCT to meet any forecasts, projections or budgets for any period prior to, on or after the date of the Purchase Agreement;

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any action taken or omitted to be taken at the request or with the written consent of Hitachi; and

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effects or conditions resulting from the announcement of the Purchase Agreement or the transactions contemplated thereby.

High Likelihood of Completion.   The Caladrius Board considered its view that the Sale has a high likelihood of being completed in a timely manner in light of  (i) the Sale not requiring approval of the stockholders of Hitachi, (ii) the Purchase Agreement providing for no contingencies relating to Hitachi’s financing of the transaction, (iii) our belief of the relative likelihood of obtaining required regulatory approvals, (iv) our belief that Hitachi will have sufficient financial resources to pay the Purchase Price and complete the Sale based on our knowledge of the business of Hitachi and its affiliates, (v) equitable remedies available to us under the Purchase Agreement in the event of various breaches by Hitachi; and (vi) our experience with Hitachi in connection with the March 2016 Purchase Agreement and over the last twelve months with Hitachi as a significant owner of PCT.
The Caladrius Board also considered a variety of risks and other potentially negative factors concerning the Purchase Agreement and the transactions contemplated thereby, including, among others, the following:
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the possibility that the Sale may not be completed for reasons that are beyond the control of Caladrius and the adverse effects that a failure to complete the Sale could have on Caladrius’ business, the market price for Caladrius’ common stock and Caladrius’ relationships with customers and employees, including the fact that (i) Caladrius’ directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, (ii) Caladrius will have incurred significant transaction costs, (iii) Caladrius’ prospects could be adversely affected, or may be perceived by the market as having been adversely affected, and (iv) Caladrius’ continuing business relationships may be disrupted;

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the risk that various provisions of the Purchase Agreement, including the requirement that Caladrius return the Initial Payment and/or pay to Hitachi a termination fee of  $5.0 million (or if such amounts are not paid within 90 days, have Hitachi’s ownership interest in PCT increase from 19.9% to up to 32.22%) if the Purchase Agreement is terminated following a Caladrius Adverse Recommendation Change, may discourage other parties potentially interested in an acquisition of PCT from pursuing that opportunity (see the section below entitled “The Purchase Agreement—Termination of the Purchase Agreement; Termination Fees”);

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the requirement in the Purchase Agreement that Caladrius deposit $5.0 million of the Purchase Price into an escrow fund to be used to cover any liabilities that may result from indemnification claims that Hitachi may have pursuant to the Purchase Agreement;

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the restrictions on Caladrius’ operation of PCT until the completion of the Sale or termination of the Purchase Agreement;

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the fact that, in order to incentivize certain key employees to continue as employees as PCT after the Sale as required by Hitachi, Caladrius had to enter into retention and incentive agreements with certain PCT officers, which agreements are expected to result in payments to such employees of approximately $3.9 million (see “—Interests of our Directors and Executive Officers in the Sale”); and

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the other factors described under “Risk Factors.”

In addition to considering the factors described above, the Caladrius Board considered the fact that its executive officers have interests in the Sale that are different from, or in addition to, the interests of Caladrius’ stockholders generally, as discussed in the section below entitled “—Interests of Our Directors and Executive Officers in the Sale.”
The above discussion of the factors considered by the Caladrius Board is not intended to be exhaustive, but does set forth certain material factors considered by the Caladrius Board. In view of the wide variety of factors considered in connection with its evaluation of the Sale and the complexity of these matters, the Caladrius Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Caladrius Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it.
The Caladrius Board recommends that our stockholders vote “FOR” the Sale Proposal.
Certain Financial Projections
Other than guidance that Caladrius historically has made available on a quarterly basis, Caladrius does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, given, among other things, the unpredictability of the underlying assumptions and estimates.
However, in connection with the Sale, our senior management, between August 2016 and October 2016, prepared, based on information available at that time, financial projections for PCT. The PCT projections assume three different revenue achievement factors: a 125% revenue achievement factor; a 100% revenue achievement factor and a 75% revenue achievement factor. The projections below provide certain projected financial metrics for PCT based on each of these three scenarios.
The financial projections were not prepared with a view toward public disclosure. However, Caladrius has included below a summary of the financial projections to provide you with access to certain non-public information that was furnished to Hitachi and the Caladrius Board in connection with the Sale. The financial projections reflect numerous estimates and assumptions made by our senior management team with respect to general business and economic conditions and competitive, regulatory and other future events, as well as, among other things, matters related specifically to PCT’s recent operational performance, product gross margins and anticipated development, all of which are difficult to predict and inherently subjective and many of which are beyond our control. Please read the information set forth in the section below entitled “Important Information About the Financial Projections.”
PCT Financial Projections — 100% Revenue Achievement Factor
	Q2–Q4 2017	2018	2019	2020	2021	2022	2023
	($USD millions)
Dedicated Clean Room Revenue	$34.5	$64.0	$64.0	$64.0	$65.9	$67.8	$68.9
Process Development Revenue	2.2	3.6	4.3	4.3	4.4	4.6	4.7
Commercial Manufacturing Revenue	0.7	5.3	12.0	23.6	55.9	76.5	102.3
Total Net Sales	$37.4	$72.9	$80.3	$91.9	$126.2	$148.9	$175.9
COGS	(18.2)	(26.8)	(28.0)	(32.0)	(36.5)	(43.2)	(51.7)
Gross Profit	$19.2	$46.1	$52.3	$59.9	$89.7	$105.7	$124.2
Operating Expenses (exc. D&A)(1)	(12.5)	(26.4)	(36.2)	(42.0)	(63.0)	(85.1)	(107.1)
EBITDA	6.6	19.7	16.1	17.9	26.8	20.7	17.1
D&A	(1.3)	(2.8)	(3.1)	(3.5)	(4.7)	(5.9)	(7.1)
Taxes (@ 40.0%)	(2.1)	(6.8)	(5.2)	(5.8)	(8.8)	(5.9)	(4.0)
Net Operating Profit After Tax	$3.2	$10.1	$7.8	$8.7	$13.2	$8.9	$6.0
D&A	1.3	2.8	3.1	3.5	4.7	5.9	7.1
Change in WC	(0.8)	(1.5)	(1.6)	(1.8)	(2.5)	(3.0)	(3.5)
CapEx (incl. facility acquisition)	(9.2)	(5.0)	(5.0)	(15.2)	(15.2)	(15.2)	—
Free Cash Flow of PCT	$(5.4)	$6.4	$4.3	$(4.9)	$0.3	$(3.4)	$9.6

(1)
Operating expenses assume no equity based compensation.

PCT Summary Financial Projections
125.0% Revenue Achievement Factor
	Q2–Q4 2017	2018	2019	2020	2021	2022	2023
	($USD millions)
Total Net Sales	$46.7	$91.1	$100.4	$114.9	$157.8	$186.2	$219.9
Gross Profit	24.0	57.6	65.4	74.9	112.2	132.2	155.3
EBITDA(1)(3)	8.3	24.6	20.1	22.4	33.5	25.8	21.4
Net Operating Profit After Tax	4.2	13.1	10.1	11.2	17.0	11.5	7.9
Free Cash Flow of PCT(2)(3)	$(6.9)	$7.8	$5.1	$(6.4)	$—	$(4.6)	$11.7

100.0% Revenue Achievement Factor
Total Net Sales	$37.4	$72.9	$80.3	$91.9	$126.2	$148.9	$175.9
Gross Profit	19.2	46.1	52.3	59.9	89.7	105.7	124.2
EBITDA(1)(3)	6.6	19.7	16.1	17.9	26.8	20.7	17.1
Net Operating Profit After Tax	3.2	10.1	7.8	8.7	13.2	8.9	6.0
Free Cash Flow of PCT(2)(3)	$(5.4)	$6.4	$4.3	$(4.9)	$0.3	$(3.4)	$9.6

75.0% Revenue Achievement Factor
Total Net Sales	$28.0	$54.6	$60.2	$68.9	$94.7	$111.7	$131.9
Gross Profit	14.4	34.5	39.2	44.9	67.3	79.3	93.2
EBITDA(1)(3)	5.0	14.8	12.1	13.4	20.1	15.5	12.8
Net Operating Profit After Tax	2.2	7.2	5.4	6.1	9.5	6.2	4.1
Free Cash Flow of PCT(2)(3)	$(3.9)	$5.1	$3.5	$(3.4)	$0.5	$(2.3)	$7.5

(1)
Caladrius uses “EBITDA” as a non-GAAP financial measure, and represents forecasted net income or loss before forecasted interest, taxes, depreciation and amortization. Management uses this non-GAAP financial measure to assess forecasted cash flows provided or used in PCT operating activities projections.

(2)
Caladrius uses “Free Cash Flow of PCT” as a non-GAAP financial measure, and represents forecasted net income or loss before forecasted depreciation and amortization, and adjusted for forecasted changes in working capital and forecasted capital expenditures (including facility acquisition). Management uses this non-GAAP financial measure to assess forecasted cash flows provided or used in PCT’s overall projections.

(3)
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Caladrius may not be comparable to similarly titled amounts used by other companies.

Important Information About the Financial Projections
While the financial projections were prepared in good faith and management believes the assumptions on which the financial projections were based were reasonable for the scenarios considered, no assurance can be made regarding future events. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the section entitled

“Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond Caladrius’ and/or Hitachi’s control and will be beyond their control following the Sale. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results may differ materially from those reflected in the financial projections, whether or not the Sale is completed. The financial projections summarized in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or accounting principles generally accepted in the U.S. (“GAAP”). Caladrius’ senior management team prepared the financial projections in good faith and on a reasonable basis based on the best information available to Caladrius’ senior management team at the time such projections were prepared. The financial projections, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the information provided in this “Certain Financial Projections” section of the proxy statement.
All of the financial projections summarized in this section were prepared by, and are the responsibility of, Caladrius’ senior management team, as indicated. Grant Thornton LLP (“Grant Thornton”), Caladrius’ independent registered public accounting firm, did not provide any assistance in preparing the financial projections and has not examined, compiled, or otherwise performed any procedures with respect to the financial projections and, accordingly, Grant Thornton has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The Grant Thornton report incorporated by reference into this proxy statement relates solely to the historical financial information of Caladrius. Such report does not extend to the financial projections and should not be read to do so.
By including in this proxy statement a summary of the financial projections, neither Caladrius nor any of its Representatives has made or makes any representation to any person regarding the ultimate performance of the PCT business compared to the information contained in the financial projections. Caladrius has made no representation to Hitachi, in the Purchase Agreement or otherwise, concerning the financial projections. The financial projections summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of their preparation or any actual results of the PCT business. Caladrius undertakes no obligation, except as required by law, to update or otherwise revise the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, or to reflect changes in general economic or industry conditions.
The inclusion of the financial projections in this proxy statement should not be regarded as an indication that Caladrius, the Caladrius Board, MTS or any party that received the financial projections then considered, or now considers, the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. Caladrius views the financial projections as non-material because of the inherent risks and uncertainties associated with such long-range financial projections.
The foregoing summary of the financial projections is not included in this proxy statement in order to induce any Caladrius stockholder to vote in favor of the Sale Proposal or any other Proposals.
Opinion of Caladrius’ Financial Advisor
Caladrius retained MTS as its financial advisor in connection with the Sale. On March 15, 2017, MTS Securities, LLC, an affiliate of MTS Health Partners, L.P., rendered its oral opinion to the Caladrius Board (which was subsequently confirmed in writing as of March 15, 2017) that as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion and described below, the consideration to be received by Caladrius as described in MTS Securities’ opinion (the “Purchase Consideration”) pursuant to the Purchase Agreement was fair, from a financial point of view, to Caladrius. References to MTS in the remainder of this section refer to MTS Securities.
The full text of the written opinion of MTS, which we refer to as the “MTS Opinion,” sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS in connection with its opinion. The MTS Opinion is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the MTS Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the MTS Opinion. We urge you to read carefully the MTS Opinion, together with the summary thereof in this proxy statement, in its entirety.
MTS provided its opinion for the information and assistance of the Caladrius Board in connection with its consideration of the Sale. The MTS Opinion addressed solely the fairness, from a financial point of view, of the Purchase Consideration to be paid to Caladrius pursuant to the Purchase Agreement and does not address any other terms of the Purchase Agreement or any other agreement relating to the Sale or any other aspect or implication of the Sale, including, without limitation, the form or structure of the Sale. The MTS Opinion was not a recommendation to the Caladrius Board or any stockholder of Caladrius as to how to vote with respect to the Sale or to take any other action in connection with the Sale or otherwise.
In the course of performing its review and analysis for rendering the opinion described above, MTS:
(i)
reviewed the financial terms of a draft copy of the Purchase Agreement as of March 15, 2017 (the “Draft Purchase Agreement”), which was the most recent draft available to MTS prior to the time it rendered its oral opinion;

(ii)
reviewed certain internal financial analyses and forecasts prepared by and provided to MTS by management of Caladrius, relating to the business of PCT (the “Company Projections”);

(iii)
conducted discussions with members of senior management and Representatives of Caladrius concerning the matters described in clause (ii) above, and certain other matters that MTS believed necessary or appropriate to its inquiry;

(iv)
reviewed the current and historical reported prices, trading multiples and trading activity of Caladrius’ common stock and similar information for certain other companies with publicly traded securities that MTS deemed relevant;

(v)
compared the financial and operating performance of PCT with publicly available information concerning publicly traded companies that MTS deemed relevant; and

(vi)
performed such other financial studies, analyses and investigations and considered such other information as MTS deemed appropriate for the purposes of its opinion.

In arriving at its opinion, MTS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by MTS and upon the assurances of the management of Caladrius that they were not aware of any material relevant developments or matters related to Caladrius or PCT or that may affect the Sale that were omitted or that remained undisclosed to MTS. The MTS Opinion does not address any legal, regulatory, tax, accounting or financial reporting matters, and MTS relied with the consent of the Caladrius Board on any assessments made by experts to Caladrius with respect to such matters. MTS did not conduct any independent verification of the Company Projections, and expressed no view as to the Company Projections or the assumptions on which they were based. Without limiting the generality of the foregoing, with respect to the Company Projections, MTS assumed, with the consent of the Caladrius Board, and based upon discussions with Caladrius’ management, that they were reasonably prepared in good faith and that the Company Projections reflected the best currently available estimates and judgments of the management of Caladrius of the future results of operations and financial performance of PCT.
In arriving at its opinion, MTS did not make any analysis of, and did not express any opinion as to, the adequacy of the reserves of Caladrius or PCT and relied upon information provided to MTS by Caladrius as to such adequacy. In addition, MTS did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off balance sheet assets or liabilities) of Caladrius, PCT or any of their respective subsidiaries, and MTS was not furnished with any such evaluations or appraisals, nor did MTS evaluate the solvency of Caladrius, PCT or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by MTS in connection with its opinion were going concern analyses. MTS expressed no opinion regarding the liquidation value of Caladrius, PCT or any other entity. MTS assumed that there was no material change in the assets, financial condition, business or property of Caladrius or PCT since the date of the most recent relevant financial statements made available to MTS. Without limiting the generality of the foregoing, MTS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Caladrius, PCT or any of their respective affiliates is a party or may be subject, and at the direction of Caladrius and with its consent, MTS made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters in rendering its opinion. MTS also assumed that neither Caladrius nor PCT nor Hitachi is party to any material pending transaction, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Sale.
MTS assumed that the representations and warranties of each party contained in the Purchase Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and any other agreement contemplated thereby, that all conditions to the consummation of the Sale will be satisfied without waiver thereof and that the transactions contemplated by the Purchase Agreement will be consummated in accordance with the terms of the Purchase Agreement without waiver, modification or amendment of any term, condition or agreement thereof. MTS assumed that the final form of the Purchase Agreement will be in all respects relevant to its analysis identical to the Draft Purchase Agreement. In addition, MTS assumed that the actual adjustments to the Purchase Consideration set forth in the Purchase Agreement will not result in any adjustment to the Purchase Consideration that is relevant to its analysis. MTS also assumed that any governmental, regulatory and other consents and approvals contemplated by the Purchase Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Caladrius, or the contemplated benefits of the Sale.
The MTS Opinion was necessarily based on economic, market, financial and other conditions existing, and on the information made available to MTS, as of the date of the MTS Opinion. MTS did not consider any potential legislative or regulatory changes currently being considered by the United States Congress, the SEC, or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Although subsequent developments may affect the conclusion reached in its opinion, MTS did not assume any obligation to update, revise or reaffirm the MTS Opinion.
The MTS Opinion addresses solely the fairness, from a financial point of view, to Caladrius of the Purchase Consideration set forth in the Purchase Agreement and does not address any other terms in the Purchase Agreement or any other agreement relating to the Sale or any other aspect or implication of the Sale, including, without limitation, the form or structure of the Sale. The MTS Opinion does not address Caladrius’ underlying business decision to proceed with the Sale, the relative merits of the Sale compared to other alternatives available to Caladrius, or whether such alternatives exist. The MTS Opinion does not express any opinion as to the prices or ranges of prices at which shares or other securities of any person, including shares of Caladrius’ common stock, will trade at any time, including following the announcement or consummation of the Sale. MTS was not requested to opine to, and the MTS Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Sale, or any class of such persons, relative to the compensation to be paid to Caladrius in the Sale or with respect to the fairness of any such compensation.
In accordance with customary investment banking practice, MTS employed generally accepted valuation methods in reaching its opinion. The MTS Opinion was reviewed and approved by a fairness committee of MTS.
Summary of Financial Analysis
MTS performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, MTS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions MTS reached were based on all the analyses and factors presented, taken as a whole, and also on application of MTS’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. MTS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, MTS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of MTS with respect to the actual value of PCT or its membership units.
In performing its analyses, MTS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond MTS’ control and many of which are beyond the control of Caladrius. Any estimates used by MTS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Historical Stock Price Overview
MTS reviewed the historical trading prices for the shares of Caladrius’ common stock on certain dates and the volume weighted average prices (“VWAP”), for certain periods, in order to put the current stock price in perspective with historical averages. MTS noted that the closing stock price of Caladrius’ common stock on March 10, 2017 was $5.05 per share. The following table presents the results of this historical share price analysis as of March 10, 2017:
	Last 10 Trading Days	Last 30 Trading Days	Last Six Months	Last Twelve Months
VWAP	$5.04	$5.13	$4.40	$6.32
Analysis of Transaction Consideration
For purposes of its opinion, MTS noted that the value of the Purchase Consideration to be paid at the time of the closing of the Transaction is $75.0 million, with $5.0 million paid at signing of the Purchase Agreement and $70.0 million to be paid at the closing of the Transaction, subject to certain adjustments described in this proxy statement. MTS noted that the total nominal value of the Purchase Consideration would be $80.0 million if the Milestone Payment is paid to Caladrius in the future. MTS also noted that, in connection with the Sale, Caladrius has agreed to pay retention and settlement payments and related excise taxes to certain current employees of Caladrius and PCT of approximately $3.9 million. For purposes of its analysis, MTS calculated the implied value of the Purchase Consideration net of these retention and settlement payments and excise taxes, resulting in an implied value range of the Purchase Consideration to Caladrius of between $71.1 million and $75.1 million, after applying a range of discount rates of 12.0-14.0% to the nominal value of the Milestone Payment (if achieved).
Valuation Analysis
MTS analyzed the valuation of Caladrius’ interest in PCT using three different methodologies:
•
discounted cash flow analysis;

•
comparable publicly traded companies analysis; and

•
comparable transactions analysis.

The results of each of these analyses are summarized below. In each case, MTS adjusted its calculations of the value of PCT as a stand-alone entity to reflect Caladrius’ 80.1% ownership interest in PCT.
Discounted Cash Flow Analysis.    MTS reviewed and analyzed, based on the Company Projections, the cash flows to be generated by PCT to determine the present value of PCT’s discounted cash flows. At the direction of Caladrius, MTS conducted certain sensitivity analyses for purposes of its discounted cash flow analysis utilizing revenue achievement factors of 75%, 100% and 125% (based on the Company Projections). MTS noted that the Milestone Payment would only be triggered in the 125% revenue achievement factor scenario.

MTS utilized the free cash flows that Caladrius’ management expected PCT will generate during the period beginning on March 31, 2017 and ending on December 31, 2023 taking into account the sensitivities described above, and incorporating Caladrius’ managements estimated adjustments based on each revenue achievement factor for cost of goods sold, operating expenses and capital expenditures. All other expenses were held constant for purposes of this analysis, per the Company Projections. For purposes of its analysis, based on the Company Projections, MTS also assumed that PCT would require $10.0 million of equity financing during 2017 to fund its operations as a stand-alone business, and further assumed that such financing would be based on a pre-financing valuation of PCT of  $50.0 million (as estimated by Caladrius’ management based on its historical interactions with potential investors). MTS also assumed a 40% effective tax rate for PCT and a net working capital requirement of 2.0% of annual revenues as a stand-alone entity, in each case as estimated by Caladrius’ management.
The free cash flows incorporating the assumptions set forth above were then discounted to present values using a range of discount rates from 12.0% to 14.0% (midpoint of 13%). This discount rate range was based upon a calculation of PCT’s weighted average cost of capital (“WACC”) utilizing MTS’ analysis of selected publicly traded CDMO companies. The WACC calculation included an unlevered beta of 0.69, a relevered beta of 0.84, a tax rate of 40%, a risk free rate of 2.8%, an equity market risk premium of 6.9% and a company size premium of 7.3%. This WACC calculation reflected the appropriate range of discount rates for a company with characteristics similar to PCT, and MTS’ experience and professional judgment. MTS calculated a range of terminal multiple values of 6.0x to 11.0x based on the estimated 2017 ratio of enterprise value to EBITDA for selected publicly traded companies, and calculated the terminal value by applying this range to the mean of PCT’s estimated 2021-2023 EBITDA, which was deemed appropriate given PCT’s investment cycle as set forth in the Company Projections. For each sensitivity described above, an implied range of values of Caladrius’ interest in PCT was calculated based on PCT’s current capitalization plus new equity assumed to be issued under the Company Projections (in each case, as provided by Caladrius’ management).
This analysis indicated an implied net present value range of Caladrius’ interest in PCT, rounded to the nearest $100,000, of  $ 29.0 million to $57.7 million based on the 75% volume achievement factor, $37.6 million to $75.8 million based on the 100% volume achievement factor and $46.2 million to $93.9 million based on the 125% revenue achievement factor. MTS compared these implied value ranges to the range of value of the consideration to be received by Caladrius pursuant to the Purchase Agreement of between $71.1 million and $75.1 million.
Comparable Publicly Traded Companies Analysis.    MTS compared the projected operating performance of PCT, based on the Company Projections, with publicly available information concerning selected publicly traded CDMO companies. MTS selected the following four publicly traded CDMO companies:
•
Evonik Industries AG;

•
Lonza Group Ltd.;

•
Cambrex Corporation; and

•
Albany Molecular Research Inc.

Although none of the selected companies is directly comparable to PCT, MTS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to PCT.
The information that MTS reviewed for each selected company included equity value and enterprise value, calculated as equity value (taking into account outstanding in-the-money options, restricted stock units and other dilutive securities) plus book value of debt less cash equivalents.
The high, mean, median and low equity values for this group of companies were $14.75 billion, $6.91 billion, $1.12 billion and $585 million, respectively. The high, mean, median and low enterprise values for this group of companies were $13.91 billion, $7.22 billion, $6.90 billion and $1.18 billion, respectively.

MTS furthermore calculated and compared financial multiples for the selected comparable companies based on publicly available information it obtained from SEC filings, selected securities analyst projections, and closing stock prices on March 13, 2017.
With respect to each selected comparable CDMO company, MTS calculated enterprise value as multiples of the consensus estimated revenues and EBITDA for such company for 2017. The results of this analysis are summarized as follows:
	Enterprise Value/CY2017 Estimated Revenue Multiple	Enterprise Value/CY2017 Estimated EBITDA Multiple
High	3.0x	11.1x
Mean	2.0x	8.7x
Median	2.1x	9.0x
Low	0.9x	5.7x
MTS applied an enterprise value to estimated 2017 revenue multiple range of 0.9x to 3.0x derived from the above analysis of the selected CDMO companies to PCT’s estimated 2017 revenues of  $49.8 million (based upon the Company Projections at 100% revenue achievement factor). MTS also applied an enterprise value to estimated 2017 EBITDA range of 5.7x to 11.1x derived from the above analysis of the selected CDMO companies to PCT’s estimated 2017 EBITDA of  $8.9 million (based on the Company Projections at 100% revenue achievement factor). This analysis indicated an implied value range for Caladrius’ interest in PCT, rounded to the nearest $100,000, of  $36.9 million to $119.3 million using the estimated 2017 revenue multiple range, and $40.2 million to $78.7 million using the estimated 2017 EBITDA multiple range.
MTS compared these implied value ranges to the range of value of the consideration to be received by Caladrius pursuant to the Purchase Agreement of between $71.1 million and $75.1 million.
Comparable Transactions Analysis.    MTS reviewed and analyzed the proposed financial terms of the Sale as compared to the financial terms of certain selected business combinations and the consideration paid in such transactions. MTS examined selected business combinations in the USA, Canada and the European Union since January 1, 2012 where the transactions had disclosed total transaction values of greater than $5.0 million and the target company was primarily in the CDMO space that MTS judged to be relevant based on its experience and professional judgment. MTS reviewed and analyzed certain publicly available information for the following twelve business combinations:
Date Announced	Target	Acquiror
01-27-2017	J-Star Research	Porton Fine Chemicals
12-20-2016	CMC Biologics	AGC Asahi Glass Co.
05-05-2016	Prime European Therapeuticals S.p.A. (Euticals)	Albany Molecular Research Inc.
11-24-2015	The Chemistry Research Solution LLC	Abzena plc
09-14-2015	PacificGMP	Abzena plc
07-16-2015	Gadea Grupo Farmaceutico	Albany Molecular Research Inc.
03-09-2015	MaSTherCell SA	Orgenesis Inc.
01-20-2015	IriSys, LLC	GNI USA, Inc.
06-02-2014	OSO BioPharmaceuticals Manufacturing LLC	Albany Molecular Research Inc.
02-24-2014	European Medical Contract Manufacturing B.V.	Unnamed (Financial Sponsor)
Although none of the selected transactions is directly comparable to the Sale contemplated by the Purchase Agreement, the target companies in the selected transactions are companies with certain characteristics that, for the purposes of analysis, may be considered similar to PCT, and as such, for purposes of analysis, the selected transactions may be considered similar to the Sale. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial condition and prospects of PCT and the companies included in the selected transactions analysis.

Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that MTS obtained from various sources, including SEC filings, relevant press releases, S&P Capital IQ, FactSet Research Systems and Evaluate Pharma as of March 13, 2017. Using this information, MTS calculated, for each selected transaction the total transaction enterprise value as a multiple of the last twelve months (“LTM”) revenues (when available) of the target company prior to the transaction (to the extent available).
The results of the analysis for these selected comparable acquisitions are summarized as follows:
	Total Transaction Value	Total Transaction Value/LTM Revenue Multiple
	(in millions)
Max	$511.3	2.8x
Mean	$127.0	2.1x
Median	$25.4	2.0x
Min	$8.4	1.4x
LTM revenue figures were not available for the acquisitions of J-Star Research, CMC Biologics, Gadea Grupo Farmaceutico and IriSys. In addition the acquisition of Euticals utilized estimated revenues for fiscal year 2016, and the acquisition of PacificGMP utilized company provided revenues from August 2014 to July 2015.
MTS also applied a total transaction value to LTM revenue multiple range of 1.4x to 2.8x derived from the above analysis of the selected comparable transactions to PCT’s LTM revenues of  $39.9 million. This analysis indicated an implied value range for Caladrius’ interest in PCT, rounded to the nearest $100,000, of $45.8 million to $89.9 million.
MTS compared these implied value ranges to range of value of the consideration to be received by Caladrius pursuant to the Purchase Agreement of between $71.1 million and $75.1 million.
Miscellaneous
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, MTS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, MTS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
The MTS Opinion was one of the many factors taken into consideration by the Caladrius Board in making its determination to approve the Purchase Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Caladrius Board with respect to the consideration to be received by Caladrius pursuant to the Purchase Agreement or of whether the Caladrius Board would have been willing to agree to different consideration. The consideration to be received by Caladrius pursuant to the Purchase Agreement was determined through arm’s-length negotiations between Caladrius and Hitachi and was approved by the Caladrius Board. MTS and its affiliates provided advice to Caladrius during these negotiations. However, neither MTS nor any of its affiliates recommend any specific amount of consideration to Caladrius or the Caladrius Board or that any specific amount of consideration constituted the only appropriate consideration for the Sale.
MTS and its affiliates, as part of their investment banking services, are regularly engaged in the valuation of businesses (including those in the healthcare industry) and securities in connection with mergers and acquisitions, and for other purposes. As noted above, MTS Health Partners, L.P. acted as financial advisor to Caladrius in connection with the Sale and participated in certain of the negotiations leading to the Purchase Agreement. The Company selected MTS Health Partners, L.P. because it is nationally recognized in the healthcare industry as having investment banking professionals with significant experience in healthcare investment banking and mergers and acquisitions transactions, including transactions similar to the Sale. Pursuant to an engagement letter agreement, dated as of August 19, 2015, 2016, between Caladrius and MTS Health Partners, L.P., as amended by Amendment No. 1 to Engagement Letter dated as of August 19, 2015 and Amendment No. 2 to Engagement Letter dated as of August 19, 2016, Caladrius engaged MTS Health Partners, L.P. to act as its financial advisor in connection with Caladrius’ consideration, evaluation and/or exploration of certain potential financings, mergers and acquisitions transactions or similar transactions. As permitted by the terms of the engagement letter and pursuant to MTS Health Partners, L.P.’s internal policies, MTS Securities, LLC, rather than MTS Health Partners, L.P. delivered the fairness opinion. As compensation for MTS’s and its affiliates’ financial advisory services, Caladrius paid a non-refundable retainer fee of  $100,000, paid ongoing advisory fees of $50,000 and will pay a fee of  $250,000 for rendering the MTS Opinion in connection with the consideration by the Caladrius Board of the proposed transaction with Hitachi, which fee was not contingent upon the successful completion of the Sale or the conclusion reached within the MTS Opinion. MTS Health Partners, L.P. also received a financial advisory fee of  $250,000 from Caladrius in connection with the March 2016 transaction in which Hitachi purchased its current 19.9% interest in PCT. Upon consummation of the Sale, Caladrius will be obligated to pay a fee equal to $1.0 million with the $250,000 fee to be paid upon delivery of the MTS Opinion to be credited towards such amount. In addition, Caladrius also agreed to reimburse MTS and its affiliates for its direct and out-of-pocket expenses incurred in connection with any of the matters contemplated in the engagement letter. Caladrius also agreed to indemnify MTS and its related parties against various liabilities in connection with MTS’s engagement. MTS and its affiliates may also seek to provide financial advisory services to Caladrius and Hitachi in the future and would expect to receive customary fees for the rendering of any such services.
During the two years preceding the date of the MTS Opinion, neither MTS nor MTS Health Partners, L.P. have been engaged by, performed services for, or received any compensation from, Caladrius (other than the engagements and any amounts that were paid under the engagement letter described in this proxy statement). In addition, during the two years preceding the date of the MTS Opinion, neither MTS nor MTS Health Partners, L.P. have been engaged by, performed services for, or received any compensation from, Hitachi.
Material U.S. Federal Income Tax Consequences of the Sale
The following is a discussion of certain anticipated material U.S. federal income tax consequences of the Sale. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, this summary does not discuss any non-U.S., alternative minimum tax, state, or local tax considerations.
The parties to the proposed Sale have agreed, pursuant to the Purchase Agreement, that the acquisition of the PCT membership units by Hitachi will have the U.S. federal income tax consequences set forth in IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1). Accordingly, Caladrius will treat the transaction as the sale of a partnership interest, and must report gain or loss, if any, resulting from the sale.
Upon the sale or disposition of the Caladrius PCT Units, Caladrius should generally realize capital gain or loss equal to the difference, if any, between its amount realized and its adjusted basis in the Caladrius PCT Units. The amount realized will include cash payments received by Caladrius plus Caladrius’s share of PCT’s liabilities. Gain from the sale or disposition of the Caladrius PCT Units will be treated as ordinary income to the extent of Caladrius’s share of  “unrealized receivables” or “inventory items,” if any. Any such gain, whether capital or ordinary, will generally be taxable at a rate of 35%. Caladrius may have net operating losses available to offset all or part of any such gain.
In order to determine the amount of PCT’s “unrealized receivables” or “inventory items,” Caladrius and Hitachi have agreed to allocate the purchase price and the liabilities of PCT among the assets of PCT for U.S. federal, state and local income tax purposes pursuant to an allocation statement prepared by Hitachi and commented on by Caladrius.

Under applicable law, Hitachi may be required to withhold 15% of the Purchase Price if Caladrius was a foreign entity, and certain other requirements are met. Caladrius intends to provide Hitachi with a certificate indicating its status as a U.S. entity, thereby avoiding any such withholding.
This summary is not a complete description of all of the tax consequences of the Sale to Caladrius. Although Caladrius does not expect to distribute any of the proceeds of the Sale, stockholders should consult their own tax advisers for advice regarding the U.S. federal, state, local and other tax consequences if proceeds from the Sale are distributed or paid to stockholders, such as in a dividend or share repurchase.
Accounting Treatment of the Sale
The Sale will be accounted for as a “sale of a business” by Caladrius, as that term is used under GAAP, for accounting and financial reporting purposes.
Government and Regulatory Approvals
United States antitrust laws prohibit Caladrius, PCT and Hitachi from completing the Sale until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission under the HSR Act and a required waiting period has ended. Caladrius, PCT and Hitachi filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on April 7, 2017.
No Appraisal Rights
Under the DGCL, appraisal rights are not available to any stockholders in connection with the Sale, regardless of whether such stockholders vote for or against the approval of the Sale Proposal, because the Sale does not constitute a merger or consolidation.
Employee Matters
Caladrius provided Hitachi with access to PCT key employees to enable Hitachi to negotiate employment agreements with such key employees prior to signing the Purchase Agreement.
All PCT employees are expected to become employees of Hitachi following the Closing.
Interests of Our Directors and Executive Officers in the Sale
In considering the recommendation of the Caladrius Board that Caladrius’ stockholders vote “FOR” the Sale Proposal, you should be aware that Caladrius’ directors and executive officers have financial interests in the Sale that may be in addition to, or different from, their interest as stockholders. These interests relate to or arise from, among other things:
Employment Agreements with PCT and Hitachi
Concurrently with the entry into the Purchase Agreement, and as a condition thereof, certain individuals specified in the Purchase Agreement, including Dr. Preti, PCT’s President, a former executive officer of Caladrius and a former member of the Caladrius Board, have each entered into an employment agreement with PCT and Hitachi contingent on the Closing. Under the employment agreement between Dr. Preti, PCT and Hitachi, dated as of March 16, 2017 (the “Employment Agreement”), after the Closing of the Sale, Hitachi will pay Dr. Preti a base salary of  $490,000, plus an additional base salary of  $285,000 after July 1, 2018. In addition, Dr. Preti will be eligible to receive an annual bonus of up to 40% of his base salary, subject to pro-ration for 2017 (the “Target Bonus”). The Target Bonus will be paid out at 0% to 200% of Target Bonus, as determined by the PCT board of managers. Dr. Preti will also be eligible to receive a performance-based retention payment in 2020 of up to $760,000 (with a target payment of $380,000) based upon achievement of three-year performance-metrics for the three-year period ending on June 30, 2020, subject to Dr. Preti’s continued employment through such date. The Employment Agreement also provides that Dr. Preti will be employed by PCT until at least June 30, 2020, with the opportunity to extend the term of his employment.

Incentive and Retention Agreement with Dr. Preti
On March 16, 2017, Caladrius entered into the Preti Retention Agreement to (i) incentivize Dr. Preti to (a) continue in his position with PCT from the Effective Date through the Closing Date and (b) continue in his position with PCT and/or PCT Cell Therapy Services, LLC, a subsidiary of Hitachi, from and after the Closing Date into the Milestone Period to facilitate a smooth transition of the operations of PCT to ownership by Hitachi, and (iii) to help ensure the ongoing participation of Dr. Preti in PCT’s business, as this increases the likelihood of Caladrius receiving the Milestone Payment. The Preti Retention Agreement supersedes all prior agreements and understandings between Dr. Preti and Caladrius regarding the subject matter of the Preti Retention Agreement. The following is a brief description of the terms and conditions of the Preti Retention Agreement:
Continued Employment with PCT.    Pursuant the Employment Agreement, Dr. Preti will perform services as an employee of PCT following the Closing.
Retention Payments.    Subject in each case to Dr. Preti signing a customary release, Dr. Preti will receive the following compensation:
•
Simultaneously with the Closing, Caladrius will pay to Dr. Preti $1.375 million (the “First Retention Payment”).

•
As an incentive to remain employed with PCT and to use commercially reasonable efforts to cause PCT to maximize its overall performance and in particular to achieve the Milestone (but not contingent upon achieving the Milestone), Dr. Preti will receive a lump-sum cash retention and incentive payment equal to $1.375 million for the period from Closing until the date one year after the date of the Closing (the “Anniversary Date”), subject to Dr. Preti’s continued employment with PCT through the Anniversary Date (the “Second Retention Payment”).

•
Dr. Preti will be entitled to 5% of the Milestone Payment if it is successfully earned (the “Third Retention Payment” and, together with the First Retention Payment and the Second Retention Payment, the “Retention Payments”).

Acceleration of Equity Awards; Exercise Period.    Upon the Closing, (i) all outstanding options and stock appreciation rights granted to Dr. Preti prior to the Closing shall be fully vested and immediately exercisable in their entirety, and (ii) all unvested stock awards, restricted stock units, restricted stock, performance-based awards and other awards shall become fully vested. Dr. Preti will be able to exercise his equity awards for up to three years following the Closing.
Bonuses.    Dr. Preti shall be paid by PCT a bonus of  $196,112 with respect to the performance of PCT in 2016. In addition, Caladrius shall pay or cause to be paid to Dr. Preti the second installment of  $175,000 of the sign on bonus pursuant to Section 3(c) of Dr. Preti’s employment agreement with PCT, dated as of March 11, 2016, on March 11, 2018.
Resignation from Caladrius.    Pursuant to the terms of the Preti Retention Agreement, upon the Effective Date, Dr. Preti resigned from his positions as an officer and director of Caladrius.
Payments for Taxes.    If any payments under the Preti Retention Agreement are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Caladrius shall pay to Dr. Preti an additional payment (the “Tax Reimbursement Payment”) in an amount such that the net amount received by Dr. Preti after deducting all applicable taxes (including any federal, state or local income taxes, any Excise Tax, any taxes applicable to the payment to Dr. Preti of the Tax Reimbursement Payment and any associated penalties or interest) in connection with the First Retention Payment and the Second Retention Payment is not less than $1,200,000 in the aggregate.
Compensation Upon Termination of Employment.    If PCT terminates Dr. Preti’s employment without Cause (as such term is defined in the Employment Agreement) or Dr. Preti terminates his employment for Good Reason (as such term is defined in the Employment Agreement) or if Dr. Preti’s employment under the Employment Agreement is terminated by reason of death or Disability (as such term is defined in the Employment Agreement), in each case pursuant to the terms of the Employment Agreement, Caladrius shall pay Dr. Preti or his estate, as the case may be, the unpaid Retention Payments. If before a Retention

Payment is paid, PCT terminates Dr. Preti’s employment for Cause or Dr. Preti terminates his employment other than for Good Reason, in each case pursuant to the Employment Agreement, Caladrius shall have no obligations to pay any as yet unpaid Retention Payment(s) or any other amount to Dr. Preti or any other person.
All Payments Contingent on Closing of the Sale.    No payment, other than the $196,112 with respect to the performance of PCT in 2016, will be made under the Preti Retention Agreement unless and until the Closing occurs.
The Caladrius Board was aware of and considered these potential conflicts of interests during its deliberations on the merits of the Sale and when making its decision to approve the Sale, the Purchase Agreement and the transactions contemplated thereby.
Acceleration of Vesting Under Equity Compensation Plans
Generally, in the event of a Change in Control of Caladrius (as defined in the Amended and Restated 2009 Equity Compensation Plan (the “2009 Plan”) and the 2015 Equity Compensation Plan (the “2015 Plan” and, together with the 2009 Plan, the “Equity Compensation Plans”)), (a) all outstanding options and stock appreciation rights of each participant granted prior to the Change in Control shall be fully vested and immediately exercisable in their entirety, and (b) all unvested stock awards, performance-based awards, and other awards shall become fully vested, including without limitation, the following: (i) the restrictions to which any shares of restricted stock granted prior to the Change in Control are subject shall lapse as if the applicable restriction period had ended upon such Change in Control, and (ii) the conditions required for vesting of any unvested performance-based awards shall be deemed to be satisfied upon such Change in Control. The approval of the Sale Proposal by our stockholders will result in a Change in Control under our Equity Compensation Plans. Accordingly, all outstanding unvested equity awards will be accelerated if the Sale Proposal is approved.
The following sets forth, for each non-employee member of the Caladrius Board and each executive officer of Caladrius, the number of shares of restricted common stock and stock options that will vest upon stockholder approval of the Sale Proposal and the estimated value of such vested awards.
Executive Officer/Director	Number of Shares of Restricted Stock that Vest	Value of Restricted Stock that Vests(1)	Number of Shares Covered by Options that Vest	Value of Stock Options that Vest(2)
David J. Mazzo	38,115	$193,243	70,000	$57,375
Robert A. Preti(3)	17,525	$88,852	37,929	$31,556
Douglas Losordo	13,775	$69,839	22,304	$22,950
Joseph Talamo	14,478	$73,403	21,250	$22,950
Richard Berman	2,712	$13,750	4,000	$4,208
Gregory B. Brown	4,150	$21,041	6,900	$5,909
Eric H.C. Wei	2,712	$13,750	4,000	$4,208
Peter G. Traber	2,712	$13,750	4,000	$4,208
Steven M. Klosk	2,712	$13,750	4,000	$4,208
Steven S. Myers	2,712	$13,750	4,000	$4,208

(1)
The value was determined by multiplying the number of shares by the average closing market price for Caladrius common stock over the first five business days following the public announcement of the Sale.

(2)
The value was determined by multiplying the number of shares by the difference between the average closing market price for Caladrius common stock over the first five business days following the public announcement of the Sale and the exercise price of each unvested stock option award.

(3)
Dr. Preti resigned his positions as an executive officer and director of Caladrius at the Effective Date. See “—Incentive and Retention Agreement with Dr. Preti” above.

Golden Parachute Compensation for Named Executive Officers
For purposes of the disclosure in this proxy statement, Caladrius’ Named Executive Officers are: David J. Mazzo, PhD (President and Chief Executive Officer); Robert A. Preti, PhD (Former Senior Vice President, Manufacturing and Technical Operations, Chief Technology Officer and current President of PCT); and Douglas Losordo, MD (Senior Vice President, Clinical, Medical and Regulatory, Chief Medical Officer). The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the amount of payments and benefits that may be paid or become payable to certain of Caladrius’ Named Executive Officers, in connection with the Sale. Such payments and benefits require the approval, on a non-binding, advisory basis, of Caladrius’ stockholders, as described under “Proposal No. 2: The Sale-Related Compensation Proposal” beginning on page 87. The information set forth in the table below is based on the assumption that the Sale was completed on March 16, 2017.
Golden Parachute Compensation
Named Executive Officer	Cash		Equity(1)	Benefits		Tax Reimbursement	Total
David J. Mazzo, PhD	$	—(2)	$250,618	$	—(3)	$—	$250,618
Robert A. Preti, PhD		$3,000,000(4)	$120,408		$—	$900,000(5)	$4,020,408
Douglas Losordo, MD	$	—(6)	$92,789	$	—(7)	$—	$92,789

(1)
Equity consists of accelerated vesting for each Named Executive Officer pursuant to the terms of the Equity Compensation Plans, is “single-trigger” in nature and is comprised of the following:

Name	Stock Options	Restricted Stock	Total
David J. Mazzo, PhD	$57,375	$193,243	$250,618
Robert A. Preti, PhD	$31,556	$88,852	$120,408
Douglas Losordo, PhD	$22,950	$69,839	$92,789
(2)
Cash compensation of  $1,122,419, representing 125% of base salary and 125% of target bonus, would be payable if the Company terminates Dr. Mazzo’s employment without cause or if Dr. Mazzo voluntarily terminates his employment for good reason within two years of the closing of the Sale.

(3)
Health coverage for 15 months, estimated at $30,000, would be payable if the Company terminates Dr. Mazzo’s employment without cause or if Dr. Mazzo voluntarily terminates his employment for good reason within two years of the closing of the Sale.

(4)
Dr. Preti will receive the following compensation from Caladrius pursuant to the Preti Retention Agreement:

•
$1.375 million on the closing of the Sale

•
$1.375 million for the period from Closing until the Anniversary Date, subject to Dr. Preti’s continued employment with PCT through the Anniversary Date

•
$250,000 of the Milestone Payment if it is successfully earned

Payments to Dr. Preti under the Preti Retention Agreement are “single-trigger” in nature.
(5)
An estimated $900,000 for payment of excise taxes resulting from the Preti Retention Agreement.

(6)
Cash compensation of  $559,650, representing 100% of base salary and 100% of target bonus, would be payable if the Company terminates Dr. Losordo’s employment without cause or if Dr. Losordo voluntarily terminates his employment for good reason within two years of the closing of the Sale.

(7)
Health coverage for twelve months, estimated at $24,000, would be payable if the Company terminates Dr. Losordo’s employment without cause or if Dr. Losordo voluntarily terminates his employment for good reason within two years of the closing of the Sale.

Arrangements with Hitachi
As of the date of this proxy statement, except as set forth above, none of the executive officers of Caladrius or PCT have entered into any agreement, arrangement or understanding with us or our subsidiaries in connection with the Sale or any amendments or modifications to his or her existing employment agreement with Caladrius or PCT, as applicable, in connection with the Sale.
As of the date of this proxy statement, except as set forth above, none of the executive officers of Caladrius or PCT has entered into any agreement, arrangement or understanding with Hitachi or its affiliates in connection with the Sale or any amendments or modifications to his or her existing employment agreement with Caladrius or PCT, as applicable, in connection with the Sale, including regarding employment with, or the right to participate in the equity of, Hitachi or PCT on a going-forward basis following the completion of the Sale.
The Purchase Agreement
The following discussion sets forth the material terms of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Purchase Agreement that is important to you. You should refer to the full text of the Purchase Agreement for details of the transaction and the terms and conditions of the Purchase Agreement.
Additionally, the representations, warranties and covenants described in this summary and contained in the Purchase Agreement have been made only for the purpose of the Purchase Agreement and, as such, are intended solely for the benefit of Caladrius, PCT and Hitachi. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Purchase Agreement. Furthermore, many of the representations and warranties contained in the Purchase Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Caladrius, PCT and Hitachi, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement or may change in the future, and these changes may not be fully reflected in the public disclosures made by Caladrius, PCT and Hitachi. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Purchase Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of Caladrius, PCT, Hitachi or any other party. You are likewise cautioned that you are not a third-party beneficiary under the Purchase Agreement and do not have any direct rights or remedies pursuant to the Purchase Agreement.
Purchase and Sale of PCT Units
Subject to the terms and conditions of the Purchase Agreement, Hitachi will acquire the 80.1% membership interest in PCT that it does not already own from Caladrius for the Purchase Price. Immediately following the completion of the Sale, Hitachi will own all of PCT and PCT will be a wholly owned subsidiary of Hitachi.
Consideration to be Received by Caladrius
Pursuant to the terms of the Purchase Agreement, the Purchase Price consists of  $75.0 million in cash, subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the Closing, the potential future Milestone Payment based on PCT’s revenue in 2017-2018 and certain transaction expenses. In accordance with the terms of the Purchase Agreement, at the Effective Date, Hitachi paid Caladrius the $5.0 million Initial Payment. At the Closing, an additional $5.0 million of the Purchase Price will be deposited into an escrow account to cover potential indemnification claims against Caladrius, if any. The remaining $65.0 million of the Purchase Price will be paid to Caladrius at Closing, subject to adjustment as described in this proxy statement.

As part of the Purchase Price, Hitachi will pay Caladrius the $5.0 million Milestone Payment if PCT achieves the $125 million Cumulative Revenue Milestone for the period from January 1, 2017 through December 31, 2018.
Indemnification by Caladrius
Caladrius has agreed to indemnify and hold harmless Hitachi, its affiliates and their respective representatives (each, an “Indemnified Party”) against all causes of action, claims, liabilities, and losses (collectively, “Losses”) paid, incurred, or sustained by any Indemnified Party, arising from, relating to, or in connection with:
(a)
any failure of any representation or warranty made by PCT or Caladrius in the Purchase Agreement or the disclosure schedule to the Purchase Agreement (the “Disclosure Schedule”);

(b)
any failure of any certification, representation, or warranty made by PCT or Caladrius in certain certificates to be delivered to Hitachi pursuant to the Purchase Agreement;

(c)
any failure by PCT or Caladrius to perform or comply with any covenant applicable to it contained in the Purchase Agreement;

(d)
any fees, expenses, or other payments incurred or owed by PCT or Caladrius, or any of their Affiliates to any agent, broker, investment banker, or other person retained or employed by it in connection with the transactions contemplated by the Purchase Agreement and certain ancillary agreements (collectively the “Transaction Agreements”);

(e)
any claims by (i) any then-current or former holder or alleged then-current or former holder of any equity interest of PCT, arising out of, resulting from or in connection with the transactions contemplated by the Transaction Agreements or such person’s status or alleged status as a holder of equity interests of PCT at any time prior to the Closing, (ii) any person to the effect that such person is entitled to any equity interest of Hitachi, Caladrius or PCT or any payment in connection with the transactions contemplated by the Transaction Agreements, (iii) any person with respect to any plan, policy or contract providing for compensation to any person in the form of equity interests of PCT, or (iv) any then-current or former holder or alleged then-current or former holder of any equity interests of Caladrius, arising out of, resulting from or in connection with (A) the transactions contemplated by the Transaction Agreements, or (B) such person’s status or alleged status as a holder of equity interests of Caladrius at any time at or prior to the Closing;

(f)
80.1% of any taxes (other than payroll taxes) for, or arising from, a Pre-Closing Tax Period (as such term is defined in the Purchase Agreement) or Pre-Closing Straddle Period (as such term is defined in the Purchase Agreement) to the extent not reflected in Net Working Equity (as such term is defined in the Purchase Agreement);

(g)
any transfer taxes borne by Caladrius pursuant to the Purchase Agreement;

(h)
80.1% of any (i) liability (actual or contingent) directly or indirectly related to, or arising from, the service of any former employees or former consultants, contractors or other service providers to PCT and (ii) liability (actual or contingent) arising from the misclassification of persons as contractors rather than as employees, and (iii) with respect to both clauses (i) and (ii), including, any taxes, fines, penalties, levies, gross-ups, or wage replacement owed or owable in respect thereof, to whatever person or governmental authority;

(i)
80.1% of the amount, if any, by which the Net Working Equity is less than the Net Working Equity Target (as such term is defined in the Purchase Agreement);

(j)
any Closing Date Company Transaction Expenses (as such term is defined in the Purchase Agreement) to the extent not withheld from the closing payment (without duplication of payment of any such expenses);

(k)
any “excess parachute payments” within the meaning of Section 280G of the Code;

(l)
certain litigation matters; and

(m)
any fraud, willful breach or intentional misrepresentation by or on behalf of PCT or Caladrius.

Limitations on Indemnity Obligations
With respect to failures of certain specified representations and warranties (in the absence of fraud or misrepresentation), (i) an Indemnified Party may not make a claim until the amount of all Losses of the Indemnified Parties exceeds $750,000 (the “Basket”), and once such Basket has been reached, the Indemnified Parties are entitled to recover the entire amount of Losses from the first dollar and (ii) Hitachi’s right to recover is limited solely to the $5.0 million escrow fund and its right to set off against the Milestone Payment and payments to be made under the Transition Services Agreement (as defined below). The maximum aggregate liability of Caladrius for failures of certain specified representations shall not exceed $10.0 million (the “Cap”).
The Cap and Basket do not apply in the case of Losses relating to (i) the matters set forth in clauses (c) through (l) above and (ii) fraud, willful breach or intentional misrepresentation by or on behalf of PCT or Caladrius.
From and after the Closing, indemnification will be the sole and exclusive remedy of a party to the Purchase Agreement with respect to any and all claims relating to the matters set forth in the indemnification provisions of the Purchase Agreement (other than claims of, or causes of action arising from, fraud, willful breach, intentional misrepresentation, or willful misconduct and except for seeking specific performance or other equitable relief).
Representations and Warranties
The Purchase Agreement contains customary representations and warranties made by Caladrius and PCT to Hitachi and by Hitachi to Caladrius and PCT. Specifically, the representations and warranties of PCT in the Purchase Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by the confidential Disclosure Schedule delivered by Caladrius to Hitachi, as may or may not be specifically indicated in the text of the Purchase Agreement) relate to the following subject matters, among other things:
•
corporate organization, existence and good standing;

•
compliance with other agreements, orders, notes, indentures or mortgages to which it is a party to;

•
corporate power and authority to enter into the Transaction Agreements and perform the obligations thereunder, and the enforceability of the Transaction Agreements;

•
the absence of conflicts with or defaults under organizational documents, applicable law or material contracts;

•
capitalization;

•
financial statements of PCT;

•
governmental consents and filings;

•
maintenance of books and records;

•
title to, or leasehold interest in, and sufficiency of certain assets, including real property and the absence of liens;

•
accurate accounts receivable reflected on the balance sheet and other accounting records;

•
inventory;

•
the absence of undisclosed liabilities;

•
tax matters;

•
employment matters and employee benefits;

•
compliance with any applicable laws, absence of regulatory restrictions and validity of required permits;

•
legal proceedings and government orders;

•
absence of certain changes and events since the date of the balance sheet delivered to Hitachi by PCT;

•
material contracts;

•
insurance;

•
environmental and health matters;

•
intellectual property;

•
information technology infrastructure;

•
compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other anti-corruption laws;

•
solvency of PCT;

•
absence of prior transactions during the past four years relating to any merger or consolidation, or acquisition of all or substantially all of the assets of a person, or acquisition of any of its property or assets out of the ordinary course of business;

•
certain business relationships and related-party transactions;

•
absence of outstanding material disputes with any significant customers or suppliers;

•
PCT’s subsidiaries;

•
indebtedness;

•
filings made under Section 83(b) of the Code;

•
whether PCT is a “United States real property holding corporation” as defined in the Code and any applicable regulations;

•
absence of fees owed to financial advisors, brokers or finders, other than those paid solely by Caladrius;

•
absence of certain restrictions on PCT’s business;

•
absence of material misstatements or omissions; and

•
the disclaimer of any other representations or warranties, express or implied.

The Purchase Agreement contains customary representations and warranties made by Caladrius to Hitachi. Specifically, the representations and warranties of Caladrius in the Purchase Agreement (some of which are qualified by concepts of knowledge and/or materiality) relate to the following subject matters, among other things:
•
corporate organization, good standing and authorization;

•
validity of title to the Caladrius PCT Units to be acquired by Hitachi;

•
absence of conflicts with or defaults under organizational documents, applicable law or contracts;

•
absence of fees owed to financial advisors, brokers or finders, other than paid solely by Caladrius;

•
intellectual property; and

•
employee matters and employee benefits.

The Purchase Agreement contains customary representations and warranties made by Hitachi to Caladrius. Specifically, the representations and warranties of Hitachi in the Purchase Agreement (some of which are qualified by concepts of knowledge and/or materiality) relate to the following subject matters, among other things:
•
authorization of transaction and enforceability of the Purchase Agreement;

•
the absence of conflicts with or defaults under organizational documents, applicable law or contracts;

•
the acquisition of the Caladrius PCT Units by Hitachi is for investment purposes only;

•
no general solicitation;

•
accuracy of principal place of business address;

•
identification as an accredited investor under securities laws;

•
absence of fees owed to financial advisors, brokers or finders, other than paid solely by Hitachi; and

•
sufficient funds for the transaction.

Annual Meeting of Caladrius Stockholders
Caladrius has agreed to take all action necessary to hold a meeting of its stockholders for the purpose of obtaining the Required Stockholder Vote as promptly as reasonably practicable following the Effective Date but no less than five days prior to the End Date. At the Annual Meeting, Caladrius shall make the Caladrius Recommendation; provided, however, that Caladrius shall not be obligated to recommend to its stockholders the adoption and approval of the Sale Proposal at the Annual Meeting to the extent that the Caladrius Board makes a Caladrius Adverse Recommendation Change permitted by the Purchase Agreement. Caladrius has also agreed to use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Sale Proposal.
Public Announcements
Caladrius, PCT and Hitachi have agreed not to issue any press release or other public communications concerning the Purchase Agreement and the transactions contemplated thereby without the prior written approval of the other parties, except as required by law.
Caladrius, PCT and Hitachi have agreed not to use the other parties’ names or refer to the other parties directly or indirectly in connection with the other parties relationships with each other in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other parties, unless, in each case, required by law and except as reasonably necessary for Caladrius to obtain the approval and adoption of the Sale Proposal by Caladrius’ stockholders and the other consents and approvals of third parties contemplated by the Purchase Agreement.
Efforts to Obtain Governmental and Regulatory Approvals and Other Third Party Consents
Each of Caladrius, PCT and Hitachi has agreed to, as promptly as practicable after the Effective Date, (i) execute and file, or join in the execution and filing of any application, notification or other document that may be required under the HSR Act or any other antitrust laws in order to obtain the authorization, approval or consent of any governmental authority, or expiration or termination of the applicable waiting periods under such antitrust laws, that may be reasonably required, or that Hitachi may reasonably request to be made, in connection with the consummation of the transactions contemplated by the Transaction Agreements, and (ii) use their respective reasonable efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations, and Hitachi and Caladrius shall each pay an equal share of any filing fees associated therewith.
PCT has agreed to use commercially reasonable efforts to obtain no later than five business days prior to Closing, and deliver to Hitachi at or prior to Closing, all consents, assignments, waivers and approvals under each material contract listed in the Disclosure Schedule (and any contract entered into after the Effective Date that would have been required to be listed or described in the Disclosure Schedule if entered into prior to the Effective Date).

No Solicitation; Other Offers
In the Purchase Agreement, Caladrius and PCT have agreed, subject to certain exceptions, they will not, and will not authorize or permit any of their affiliates or subsidiaries, or any of their Representatives to, directly or indirectly:
•
solicit, initiate or encourage any inquiry, proposal or offer relating to an alternative transaction;

•
participate in or encourage any discussions or negotiations relating to, or disclose, furnish or afford access to any person or entity any information (including PCT’s or its subsidiaries’ businesses, properties, books or records) in connection with, or assist, or cooperate with any person or entity in making or proposing, or take any other action to facilitate, any Competing Proposal or alternative transaction; or

•
authorize, enter into any agreement, arrangement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Competing Proposal or alternative transaction.

Further, the Caladrius Board agreed, subject to certain exceptions, they will not directly or indirectly:
•
fail to make, withdraw, change, modify or condition, in a manner adverse to Hitachi, the recommendation that Caladrius’ stockholders approve the Sale Proposal;

•
approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Competing Proposal or Superior Proposal; or

•
enter into any letter of intent or similar document or any agreement, arrangement, understanding or commitment providing for any Competing Proposal or requiring Caladrius or PCT to abandon, terminate or fail to consummate any of the transactions contemplated by the Purchase Agreement.

If at any time prior to the approval of the Sale Proposal by the Caladrius stockholders, PCT or any of its representatives receives an unsolicited Competing Proposal that was made or renewed after the Effective Date and did not result from or arise in connection with any breach of the non-solicitation provisions of the Purchase Agreement, and the Caladrius Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take any of the following actions would be inconsistent with the Caladrius Board’s fiduciary duties under applicable law, then Caladrius or PCT and their respective representatives may:
•
provide information, subject to substantially similar confidentiality restrictions as set forth in the Purchase Agreement (including non-public information), to the applicable bidder or provide access to the books, assets and personnel of PCT, and

•
engage in any discussions or negotiations with such bidder and its representatives.

In the event of the foregoing, PCT shall:
•
deliver written notice to Hitachi no later than one business day after taking either of the actions above and, to the extent not previously delivered, deliver an accurate written summary and description, including all material terms and information conveyed to the bidder, of the Competing Proposal and any other materials, communication or information received by PCT or any of its representatives (whether written or oral) in connection with or pursuant to such Competing Proposal to Hitachi;

•
shall promptly (and in any event within 24 hours of providing such non-public information to any bidder) provide to Hitachi any such non-public information that was not previously provided or made available to Hitachi;

•
within 24 hours of the Caladrius Board’s (or a duly constituted committee thereof), PCT’s or any of its Representatives’ receipt thereof, deliver an accurate written summary and description, including all material terms and information conveyed pursuant thereto, of any revisions, amendments, supplements or modifications to the Competing Proposal or an updated Competing

Proposal and any other additional material documents, communications or information received by the Caladrius Board (or a duly constituted committee thereof), PCT or any of its representatives (whether written or oral) in connection with or pursuant to such Competing Proposal; and
•
shall keep Hitachi reasonably informed orally and in writing as to the status of any material developments concerning the Competing Proposal.

If the Caladrius Board determines that such Competing Proposal constitutes a Superior Proposal and that the failure to effect a Caladrius Adverse Recommendation Change would be inconsistent with the Caladrius Board’s fiduciary duties under applicable law, then the Caladrius Board may effect a Caladrius Adverse Recommendation Change, provided that during the three business day-notice period described below, Caladrius, PCT and their respective Representatives shall (A) be prohibited from making a Caladrius Adverse Recommendation Change and (B) have negotiated in good faith with Hitachi to permit Hitachi to make a matching bid. PCT shall provide Hitachi at least three business days prior written notice that the Caladrius Board intends to make a Caladrius Adverse Recommendation Change, which such notice shall include copies of all proposed definitive agreements with respect to the Superior Proposal.
Post-Closing Covenants
International Investment and Trade Services Survey Act.    To the extent legally required, PCT shall promptly execute and file, or join in the execution and filing of, any report, application, notification or other document that may be required under the International Investment and Trade in Services Survey Act (Title 22 of the United States Code, Chapter 46, §§3101-3108) in connection with the consummation of the Sale and the other transactions contemplated by the Purchase Agreement.
Preferred Pricing.    Following Closing, and for a period of seven years following the Closing Date, Hitachi and PCT each agreed that Caladrius and its subsidiaries shall be entitled to procure products and services from PCT at pricing equal to Manufacturing Cost (as defined in the Purchase Agreement) for such products and services plus five percent, in connection with Caladrius’ development of T-regulatory cell platforms.
Employee Matters.    All employees of PCT employed by PCT immediately prior to the Closing shall be employees of PCT immediately following the Closing.
Non-Competition.    Caladrius has agreed that during the Non-Competition Period, neither Caladrius, nor any affiliate of Caladrius, shall, without first obtaining the prior written consent of Hitachi (which Hitachi may withhold in its sole discretion), engage in a Competing Business; provided, however, Caladrius may merge with or acquire a third party that engages in a Competing Business if such Competing Business constitutes five percent or less of the entire business of such third party in terms of GAAP revenue for the prior twelve months. For the purposes of the Purchase Agreement, “Competing Business” means (i) engaging in the Business or (ii) establishing any joint venture or other arrangement with a third party other than Hitachi if such joint venture or other arrangement would compete with PCT or Hitachi in any aspect of the Business.
Non-Solicitation.    Caladrius has agreed that during the Non-Competition Period, neither Caladrius, nor any affiliate of Caladrius, shall, without first obtaining the prior written consent of Hitachi, directly or indirectly, cause, solicit, entice or induce, or attempt to cause, solicit, entice or induce, any employee or consultant of PCT or Hitachi or any of their affiliates to leave his or her current employment, to accept employment with Caladrius or any of its affiliates or any other person, or to interfere in any manner with the business of PCT, Hitachi, or their affiliates. Hitachi and PCT have also agreed that, following the Closing, neither Hitachi nor PCT, nor any affiliate of Hitachi or PCT, shall, without first obtaining the prior written consent of Caladrius, directly or indirectly, cause, solicit, entice or induce, or attempt to cause, solicit, entice or induce, any employee or consultant of Caladrius or any of its affiliates to leave his or her current employment, to accept employment with Hitachi, PCT or any of their respective affiliates or any other person, or to interfere in any manner with the business of Caladrius or its affiliates.

Conditions to the Completion of the Sale
Conditions to Hitachi’s Obligation.    The obligation of Hitachi to complete the Sale is subject to satisfaction (or waiver by Hitachi) of the following conditions:
•
each of the representations and warranties of PCT and Caladrius contained in the Purchase Agreement must have been true and correct in all material respects as of the Effective Date and as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to a particular date, in which case they must have been true and correct as of such date;

•
PCT and Caladrius shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions herein required to be performed or observed by them on or before Closing;

•
no material adverse change shall have occurred;

•
no proceeding shall have been commenced against any party by (A) any governmental authority (i) seeking to restrain or delay the purchase and sale of the Caladrius PCT Units or the other transactions contemplated by the Transaction Agreements, (ii) seeking the recovery of a material amount of damages in connection with the transactions contemplated by the Transaction Agreements or (iii) seeking to prohibit or limit the exercise by Hitachi of any material right pertaining to ownership of the Caladrius PCT Units or PCT; or (B) by any person other than a governmental authority seeking to prohibit or limit the exercise by Hitachi of any material right pertaining to the ownership of the Caladrius PCT Units or PCT;

•
no order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect, and no action shall have been taken by any governmental authority seeking any of the foregoing, and no applicable law or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by the Transaction Agreements that makes the consummation of the transactions contemplated by the Transaction Agreements illegal;

•
PCT and Caladrius shall have provided evidence to Hitachi of the receipt by PCT and/or Caladrius of any third-party consents, waivers and approvals and the amendment or termination, as applicable, of certain agreements listed in the Disclosure Schedule;

•
all filings with, and approvals of, any governmental authority required to be made or obtained in connection with the transactions contemplated by the Transaction Agreements shall have been made or been obtained and shall be in full force and effect as of the Closing, and the applicable waiting period under the HSR Act and other applicable antitrust laws shall have expired or early termination of such waiting period shall have been granted;

•
all required corporate actions and proceedings of PCT and Caladrius for the consummation of the transactions contemplated by the Transaction Agreements shall have been duly completed by PCT and Caladrius, as applicable;

•
Hitachi shall have received a closing certificate executed by PCT and Caladrius, in which PCT and Caladrius certify that certain conditions precedent have been satisfied;

•
Hitachi shall have received a certificate executed by the Secretary of Caladrius certifying (A) the PCT Operating Agreement, (B) the certificate of formation of PCT, and (C) the resolution of the members of PCT and the stockholders of Caladrius, authorizing and approving the execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated thereunder;

•
Hitachi shall have received the Escrow Agreement (as defined below) duly executed by Caladrius, PCT and the escrow agent;

•
Hitachi shall have received copies of certain releases required to be obtained by PCT pursuant to the Purchase Agreement;

•
Hitachi shall have received certain ancillary agreements, including the Transition Services Agreement described below, to which Caladrius or PCT is a party duly executed by Caladrius or PCT, as appropriate;

•
Hitachi shall have received a copy of the certificate of good standing of PCT issued on the Closing Date by the Secretary of State (or comparable officer) of Delaware, and the Secretary of State (or comparable officer) of each jurisdiction in which PCT is qualified to do business;

•
Since the effective date, neither Caladrius nor PCT shall have made or agreed to any change in the employee agreements with the Key Employees;

•
The PCT Operating Agreement shall have been amended and restated;

•
Hitachi shall have received a written opinion from PCT’s outside legal counsel;

•
All equity interests of PCT shall be held by Hitachi and Caladrius and there shall be no outstanding securities, warrants, options, commitments or agreements of PCT or Caladrius immediately prior to the Closing that purport to obligate PCT to issue any equity interests or any other securities of PCT or Caladrius, or to sell or transfer any equity interests or any other securities of PCT under any circumstances;

•
Hitachi shall have received a certificate of non-foreign status in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2), executed by Caladrius;

•
The Required Stockholder Vote shall have been obtained;

•
PCT and/or Caladrius shall have delivered to Hitachi executed UCC-2 or UCC-3 termination statements executed by each person holding a security interest in any assets of PCT or any subsidiary of PCT as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Hitachi that all liens on assets of PCT and its subsidiaries shall have been released prior to or shall be released simultaneously with the Closing;

•
no portion of the Caladrius PCT Units shall be subject to any lien;

•
Hitachi shall have received the Oxford Payoff Letter; and

•
Hitachi shall have received such other documents as reasonably requested by Hitachi.

Conditions to Caladrius’ and PCT’s Obligations.    The obligation of Caladrius and PCT to complete the Sale is subject to the satisfaction (or waiver by Caladrius and PCT) of the following conditions:
•
each of the representations and warranties of Hitachi contained in the Purchase Agreement shall have been true and correct as of the Effective Date and must be true and correct in all material respects as of the Closing Date;

•
Hitachi shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions of the Purchase Agreement required to be performed or observed by it on or before the Closing;

•
no order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect, and no action shall have been taken by any governmental authority seeking any of the foregoing, and no applicable law or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by the Transaction Agreements that makes the consummation of the transactions contemplated by the Transaction Agreements illegal;

•
no proceeding shall have been commenced against any party by (A) any governmental authority (i) seeking to restrain or delay the purchase and sale of the Caladrius PCT Units or the other transactions contemplated by the Transaction Agreements, (ii) seeking the recovery of a material amount of damages in connection with the transactions contemplated by the Transaction Agreements or (iii) seeking to prohibit or limit the exercise by Hitachi of any material right pertaining to ownership of the Caladrius PCT Units or PCT; or (B) by any person other than a governmental authority seeking to prohibit or limit the exercise by Hitachi of any material right pertaining to the ownership of the Caladrius PCT Units or PCT;
•
all filings with, and approvals of, any governmental authority required to be made or obtained in connection with the transactions contemplated by the Transaction Agreements that shall have been made or been obtained and shall be in full force and effect as of the Closing, and the applicable waiting period under the HSR Act and other applicable Antitrust Laws shall have expired or early termination of such waiting period shall have been granted;

•
Caladrius and PCT shall have received the Escrow Agreement (as defined below) duly executed by Hitachi and the escrow agent;

•
Caladrius and PCT shall have received certain ancillary agreements to which Hitachi is a party duly executed by Hitachi;

•
the Required Stockholder Vote shall have been obtained; and

•
the PCT Operating Agreement shall have been amended and restated.

Termination of the Purchase Agreement; Termination Fees
The Purchase Agreement may be terminated at any time prior to the closing of the Sale under the following circumstances:
•
by mutual written consent of Caladrius and Hitachi, in which case, Caladrius must return the $5.0 million Initial Payment within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 26.06% through the automatic exercise of the PCT Warrant.

•
by either Caladrius or Hitachi, if:

(i)
an End Date Termination occurs; or

(ii)
a law or order of a governmental authority prohibits the Sale.

If the Purchase Agreement is terminated under either of these circumstances (other than an End Date Termination following a Caladrius Adverse Recommendation Change), Caladrius must return the Initial Payment within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 26.06% through the automatic exercise of the PCT Warrant. If there is an End Date Termination following a Caladrius Adverse Recommendation Change, Caladrius must return the Initial Payment and pay an additional $5.0 million break-up fee within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 32.22% through the automatic exercise of the PCT Warrant.
•
By Caladrius, if certain uncured breaches of covenants or representations by Hitachi occur, in which case, Caladrius will retain the Initial Payment as a break-up fee.

•
By Hitachi, if certain uncured breaches of covenants or representations by Caladrius occur, in which case, Caladrius must return the Initial Payment and pay a $5.0 million break-up fee to Hitachi within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 32.22% through the automatic exercise of the PCT Warrant.

•
By Hitachi or Caladrius following a Caladrius Adverse Recommendation Change, upon the earlier of  (i) the date that is five days prior to the End Date if the Required Stockholder Vote has not been obtained by such date or (ii) immediately following the Annual Meeting if the Required Stockholder Vote was not obtained at the Annual Meeting, in which case Caladrius must return the Initial Payment and pay an additional $5.0 million break-up fee within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 32.22% through the automatic exercise of the PCT Warrant.

If the PCT Warrant is exercised, the Amended and Restated Operating Agreement of PCT, LLC, a Caladrius Company, will be amended to increase the size of the PCT board of managers from five to six. If this were to occur, a representative of Hitachi would be appointed as a new board member, resulting in two PCT board members being appointed by Hitachi, and four PCT board members being appointed by Caladrius. Currently, Hitachi has the right to appoint, and has appointed, one of the five members of the PCT board of managers.
Amendment and Waiver
The Purchase Agreement may not be amended, supplemented, or otherwise modified except by a writing duly executed by PCT, Caladrius and Hitachi. Any party may, to the extent legally allowed, waive compliance with any of the agreements or conditions for its benefit contained in the Purchase Agreement or in any agreement, certificate or document delivered pursuant thereto.
Governing Law
The Purchase Agreement is governed by and construed in accordance with the internal laws of Delaware, without regard to the conflicts of laws principles of Delaware or any other jurisdiction.
Dispute Resolution
If any dispute arises in connection with the Purchase Agreement, the parties shall attempt, in fair dealing and in good faith, to settle such dispute through mutual discussions within a period of 60 days. During this period, the parties agree that they will not pursue, or cause or knowingly permit the prosecution of, in any court, agency, or tribunal, any claim or action of any kind related to a dispute in connection with the Purchase Agreement. If the parties are not able to reach an amicable settlement within such time period, then either party may, by written notification to the other party or parties, require that the dispute be submitted for resolution by arbitration.
All disputes submitted for resolution by arbitration, including any question regarding the existence, validity, or termination or any subsequent amendment of the Purchase Agreement, and all claims in connection with it in respect of which no dispute exists but that require enforcement, are to be finally resolved in New York City, New York by and in accordance with the Arbitration Rules of the International Chamber of Commerce (the “Rules”). The number of arbitrators shall be three. Each party shall select one arbitrator, and the two arbitrators shall select the third, who shall serve as the chair of the tribunal. The language of the arbitration shall be English. Any Party may, at its own expense, provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal. Judgment on any award may be entered in any court having jurisdiction thereof.
All applicable statutes of limitation are to be tolled while the dispute resolution procedures are pending. The parties shall take such action, if any, required to effectuate such tolling.
Specific Performance
The parties agree that irreparable damage would occur if any provision of the Purchase Agreement was not performed in accordance with its specific terms or was otherwise breached. The parties will be entitled to an injunction or injunctions to prevent breaches of the Purchase Agreement and to enforce specifically the performance of the terms and provisions of the Purchase Agreement without proof of actual damages, this being in addition to any other remedy to which any party is entitled at law or in equity.
Expenses
The parties have agreed to allocate certain agreed costs in the Purchase Agreement and all other fees and expenses of Hitachi in connection with the transactions contemplated by the Purchase Agreement will be paid by Hitachi and all fees and expenses of PCT and Caladrius in connection with the transactions contemplated by the Purchase Agreement, including broker’s or finder’s fees, shall be paid by Caladrius.

Covenants Relating to the Conduct of the Business
Caladrius and PCT have agreed, from the Effective Date until the Closing or termination of the Purchase Agreement, unless Hitachi shall otherwise agree in writing (such consent not to be unreasonably withheld, conditioned or delayed), to:
•
operate PCT’s business in all material respects in the ordinary course of business, consistent with past practice;

•
(i) pay and perform all of PCT’s undisputed debts and other obligations when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect PCT’s accounts receivable when due and not extend credit outside the ordinary course of business consistent with past practice, (iii) sell PCT’s services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use commercially reasonable efforts consistent with past practice and policies to preserve intact PCT’s present business organizations, keep available the services of PCT’s present officers and key employees and preserve PCT’s relationships with customers, suppliers, distributors, licensors, licensees, lessors and others having business dealings with PCT, with the objective that PCT’s goodwill and ongoing businesses shall be unimpaired at the Closing;

•
assure that each of PCT’s contracts (other than with Hitachi) entered into after the Effective Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the transactions contemplated by the Transaction Agreements, and give reasonable advance notice to Hitachi prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

•
maintain each of PCT’s leased premises in accordance with the terms of the applicable lease;

•
promptly notify Hitachi of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Transaction Agreements;

•
promptly notify Hitachi of any notice or other communication from any governmental authority (i) relating to the transactions contemplated by the Transaction Agreements, (ii) indicating that a governmental authorization has been or is about to be revoked or (iii) indicating that a governmental authorization is required in any jurisdiction in which such governmental authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Hitachi (following the Closing) or PCT;

•
promptly after obtaining knowledge thereof, notify Hitachi of any inaccuracy in or breach of any representation, warranty or covenant of PCT or Caladrius in the Purchase Agreement;

•
to the extent not otherwise required, promptly after obtaining knowledge thereof, notify Hitachi of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to PCT or cause certain conditions to the Closing not to be satisfied;

•
use commercially reasonable efforts to obtain general releases in a form reasonably acceptable to Hitachi from each of the “transferred employees” and “continuing employees” (as each such terms are defined in the Purchase Agreement) from any further rights to receive any compensation or other benefits or other form of payment under any written or oral agreement or arrangement with Caladrius; and

•
use commercially reasonable efforts to obtain general releases in a form reasonably acceptable to Hitachi from each of the employees of PCT who have declined continued employment with PCT from any further rights to receive any compensation or other benefits or other form of payment under any written or oral agreement or arrangement with PCT.

In addition, except as set forth in the Disclosure Schedule, during the period from the Effective Date and continuing until the earlier of the termination of the Purchase Agreement and the Closing, PCT and Caladrius shall not do, cause or permit, among other things, any of the following (except to the extent expressly provided otherwise in the Purchase Agreement or as consented to in writing by Hitachi, such consent not to be unreasonably withheld, conditioned or delayed):
•
cause, propose or permit any amendments to the certificate of formation or the PCT Operating Agreement;

•
merge or consolidate PCT with any other person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

•
other than Tax Distributions (as defined in the PCT Operating Agreement) declare or pay any distributions (whether in cash, equity or other property) in respect of any of PCT’s equity interests or issue or authorize the issuance of any equity interests or other securities in respect of, in lieu of or in substitution for PCT’s equity interests, or repurchase or otherwise acquire, directly or indirectly, any of PCT’s equity interests;

•
enter into, amend, modify, violate, assign, terminate, or waive any provision of any material contract (including any contract that if entered into, amended or modified prior to the Effective Date would constitute a material contract) or contract requiring a novation or consent in connection with the transactions contemplated by the Transaction Agreements;

•
issue, deliver, grant, transfer, or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any equity interests of PCT;

•
(i) hire, or offer to hire, any additional officers or other employees of PCT with a base salary in excess of  $100,000, or any consultants or independent contractors with an annual compensation in excess of  $100,000, in each case whose arrangements are not terminable at-will without notice or liability, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of PCT for any reason other than cause, (iii) enter into, amend or extend the term of any employment agreement or consulting agreement, excluding offer letters and consulting arrangements that provide for employment at-will and may be terminated without penalty or liability, (iv) permit PCT to enter into any contract with a labor union or collective bargaining agreement (unless required by applicable law), (v) add any new members to the board of managers of PCT, (vi) permit PCT to grant or pay, or enter into any contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any person, (vii) except as required by any contract or employee benefit plan in effect on the Effective Date, pay any special bonus or special remuneration to any employee or consultant or (viii) except as required by any contract or employee benefit plan in effect on the Effective Date and for annual merit increases in the ordinary course of business consistent with past practice, increase the salaries, wage rates or fees of PCT’s employees;

•
permit PCT to incur any indebtedness for borrowed money, guarantee any such indebtedness or permit PCT to make any loans or advances (other than routine expense advances to employees of PCT consistent with past practice) to, or any investments in or capital contributions to, any person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

•
permit PCT to transfer or license to or from any person any rights to any intellectual property or intellectual property rights;

•
permit PCT to take any action regarding a patent, patent application or other intellectual property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

•
(i) permit PCT to sell, lease, license or otherwise dispose of or permit to lapse any of its tangible or intangible assets (including company owned intellectual property), other than sales and nonexclusive licenses in the ordinary course of business consistent with past practice, or enter into any contract with respect to the foregoing, (ii) permit PCT to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to PCT or the Business, or enter into any contract with respect to a joint venture, strategic alliance or partnership, or (iii) permit PCT to enter into any agreement for the purchase, sale or lease of any real property;
•
permit PCT to pay, discharge or satisfy (i) any liability to any person who is an officer, director or member of PCT (other than compensation due for services as an officer or director) or (ii) any claim or liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in certain PCT financial statements and PCT transaction expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

•
except as contemplated by PCT’s 2017 budget in the form provided to Hitachi, permit PCT to make any capital expenditures, capital additions or capital improvements in excess of  $50,000 individually or $250,000 in the aggregate;

•
permit PCT to materially change the amount of, or terminate, any of PCT’s insurance coverage;

•
cancel, release or waive any claims or rights held by PCT with a value in excess of  $10,000 individually;

•
permit PCT to (i) adopt or amend any employee benefit plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any nonqualified deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of applicable law, or (iii) except as required by the terms of an employee benefit plan or agreement, in each case, provided to Hitachi prior to the Effective Date, in effect as of the Effective Date, pay any special bonus or special remuneration to any employee or non-employee manager or consultant;

•
permit PCT to (i) commence a lawsuit other than (a) in such cases where PCT in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that PCT consults with Hitachi prior to the filing of such a suit) or (b) for a breach of the Purchase Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

•
unless required by applicable law, permit PCT to make or change any election in respect of taxes, adopt or change any accounting method in respect of taxes, file any federal, state, or foreign income tax return or any other material tax return other than in the ordinary course of business in accordance with past practice, file any amendment to a federal, state, or foreign income tax return or any other material tax return, enter into any tax sharing or similar agreement or closing agreement, assume any liability for the taxes of any other person, settle any claim or assessment in respect of taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any tax return or the payment of any tax if such similar action would have the effect of increasing the tax liability of Hitachi or its affiliates for any period ending after the Closing Date or decreasing any tax attribute of PCT existing on the Closing Date;

•
permit PCT to change accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP or applicable law;

•
place or allow the creation of any lien on any of PCT’s properties, including any intellectual property;

•
materially change the manner in which PCT provides warranties, discounts or credits to customers;

•
enter into any contract that, if entered prior to the Effective Date, would be a material contract;

•
take any action that would result in PCT having one or more subsidiaries; and

•
take or agree in writing or otherwise to take, any of the actions described in this section or any action that would reasonably be expected to make any of PCT’s representations or warranties contained in the Purchase Agreement untrue or incorrect or prevent PCT from performing or cause PCT not to perform one or more covenants, agreements or obligations required under the Purchase Agreement to be performed by PCT.

Transition Services Agreement
In connection with the Purchase Agreement, Caladrius and PCT intend to enter into a transition services agreement (the “Transition Services Agreement”) prior to or on the Closing Date, pursuant to which Caladrius will provide, or cause to be provided, certain services to PCT on a transitional basis during the periods and at the prices set forth in the schedule to the Transition Services Agreement.
The Escrow Agreement
In connection with the execution of the Purchase Agreement, Hitachi, Caladrius, PCT and JP Morgan Chase Bank, NA (the “Escrow Agent”) entered into an escrow agreement, dated as of March 16, 2017 (the “Escrow Agreement”). Pursuant to the Escrow Agreement, $5.0 million of the Purchase Price will be deposited with the Escrow Agent on the Closing Date to cover indemnification obligations of Caladrius under the Purchase Agreement, if any.
Support Agreement and Irrevocable Proxy
In connection with the Purchase Agreement, certain members of Caladrius’ management and all members of the Caladrius Board, who collectively are beneficial owners of approximately 9.8% of the outstanding shares of Caladrius common stock, each entered into a Support Agreement and Irrevocable Proxy (each a “Support Agreement”), dated the Effective Date, with Hitachi, whereby each such stockholder agreed, among other things, to vote all the shares of Caladrius stock owned beneficially or of record by such stockholder (i) against any Alternative Transaction (as such term is defined in the Purchase Agreement) and any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Purchase Agreement and certain related agreements and (ii) in favor of the Sale Proposal (collectively, the “Subject Proposals”). Each Support Agreement also contains a “lock-up” provision that, subject to limited exceptions, prevents the stockholder party thereto from transferring his shares of Caladrius stock. Each Support Agreement terminates upon the earlier of  (i) the Closing, (ii) the termination of the Purchase Agreement and (iii) such date and time as designated by Hitachi (the “Expiration Time”). In addition, each person signing a Support Agreement provided Hitachi an irrevocable proxy with respect to any action, approval or consent involving the Subject Proposals.
Required Vote; Recommendation of the Caladrius Board
Approval of this Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding stock of Caladrius entitled to vote on the Sale Proposal.
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SALE PROPOSAL.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma consolidated financial statements are intended to show how the Sale might have affected Caladrius’ historical financial statements if the Sale had been completed at an earlier time. The financial information is derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our accompanying Annual Report on Form 10-K filed with the SEC on March 17, 2017, which accompanies this proxy statement and is incorporated herein by reference.
The unaudited pro forma consolidated balance sheet as of December 31, 2016 assumes the Sale occurred on December 31, 2016. The unaudited pro forma consolidated statements of operations for the years ended December 31, 2016 and December 31, 2015 gives effect to the Sale as if it had occurred as of the beginning of 2015.
The unaudited pro forma consolidated financial information is presented for informational purposes only and is based upon estimates by Caladrius’ management, which are based upon available information and certain assumptions that Caladrius’ management believes are reasonable as of the date of this proxy statement. The unaudited pro forma consolidated financial statements are not intended to be indicative of actual financial position or results of operations that would have been achieved had the Sale been consummated as of the beginning of the period indicated above, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.
The pro forma adjustments are based upon available information and certain assumptions that Caladrius’ management believes are reasonable in the circumstances. The unaudited pro forma consolidated balance sheet as at December 31, 2016 and the unaudited pro forma consolidated statement of operations for the years ended December 31, 2016 and December 31, 2015 should be read in conjunction with the notes thereto.

CALADRIUS BIOSCIENCES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2016
(UNAUDITED EXCEPT HISTORICAL CALADRIUS)
	Historical Caladrius (a)	Sale of PCT (b)	Pro Forma Adjustments (c)	Pro Forma Adjustments		Pro Forma CLBS
ASSETS
Current Assets
Cash and cash equivalents	$14,705,008	$(7,628,357)	$69,100,000	$(6,103,462)	d	$70,073,189
Accounts receivable trade, net	2,891,723	(4,434,543)		1,681,594	e	138,774
Deferred costs	3,582,298	(3,582,298)				—
Prepaid and other current assets	3,469,932	(1,569,441)				1,900,491
Total current assets	24,648,961	(17,214,639)	69,100,000	(4,421,868)		72,112,454
Property, plant and equipment, net	17,149,241	(15,322,565)				1,826,676
Goodwill	7,013,315	(7,013,315)				—
Intangible assets, net	2,307,880	(2,307,880)				—
Other assets	713,451	(252,480)		(72,126)	d	388,845
Total assets	51,832,848	(42,110,879)	69,100,000	(4,493,994)		74,327,975
LIABILITIES, REDEEMABLE SECURITIES – NON-CONTROLLING INTERESTS AND EQUITY
Current Liabilities
Accounts payable	4,366,753	(2,140,173)		1,681,594	e	3,908,174
Accrued liabilities	6,062,569	(3,403,136)				2,659,433
Long-term debt, current	3,126,457			(3,126,457)	d	—
Notes payable	847,327	(283,550)				563,777
Unearned revenues	5,098,193	(5,098,193)				—
Total current liabilities	19,501,299	(10,925,052)	—	(1,444,863)		7,131,384
Deferred income taxes	1,070,700	(1,064,300)				6,400
Notes payable	292,217	(133,037)				159,180
Unearned revenue – long-term	4,587,397	(4,587,397)				—
Long-term debt	2,524,897			(2,524,897)	d	—
Other long-term liabilities	389,858			(389,858)	d	—
Total liabilities	28,366,368	(16,709,786)	—	(4,359,618)		7,296,964
Redeemable Securities – Non-Controlling Interests	19,400,000			(19,400,000)	f	—
EQUITY
Shareholders’ Equity
Preferred stock	100					100
Common stock	8,206					8,206
Additional paid-in capital	410,372,049			19,400,000	f	429,772,049
Treasury stock, at cost	(707,637)					(707,637)
Accumulated deficit	(404,788,809)	(25,834,367)	69,100,000	(134,376)	d	(361,657,552)
Accumulated other comprehensive income	—					—
Total Caladrius Inc. stockholders’ equity	4,883,909	(25,834,367)	69,100,000	19,265,624		67,415,166
Noncontrolling interests	(817,429)	433,274				(384,155)
Total equity	4,066,480	(25,401,093)	69,100,000	19,265,624		67,031,011
	$51,832,848	$(42,110,879)	$69,100,000	$(4,493,994)		$74,327,975

See accompanying notes to the consolidated financial statements.

CALADRIUS BIOSCIENCES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(UNAUDITED EXCEPT HISTORICAL CALADRIUS)
	Historical Caladrius (a)	Sale of PCT (g)	Pro Forma Adjustment (h)	Pro Forma Caladrius
Revenues	$35,283,868	$(42,042,623)	$6,772,801	$14,046
Expenses:
Cost of revenues	31,136,129	(35,518,518)	4,382,389	—
Research and development	15,108,528	(799,727)	2,390,412	16,699,213
Impairment of intangible assets	—	—		—
Selling, general, and administrative	20,374,969	(10,137,444)	2,579,260	12,816,785
Operating Expenses	66,619,626	(46,455,689)	9,352,061	29,515,998
Operating loss	(31,335,758)	4,413,066	(2,579,260)	(29,501,952)
Other income (expense):
Other income (expense), net	21,957	1,898		23,855
Interest expense	(1,857,694)	78,037		(1,779,657)
	(1,835,737)	79,935	—	(1,755,802)
Loss before taxes and noncontrolling interests	(33,171,495)	4,493,001	(2,579,260)	(31,257,754)
Provision for income taxes	138,038	(131,638)		6,400
Net loss	(33,309,533)	4,624,639	(2,579,260)	(31,264,154)
Less – net loss attributable to noncontrolling interests	(653,214)	444,459		(208,755)
Net loss attributable to Caladrius Biosciences, Inc. common shareholders	$(32,656,319)	$4,180,180	$(2,579,260)	$(31,055,399)
Basic and diluted (loss) per share
Caladrius Biosciences, Inc. common shareholders	$(4.99)			$(4.74)
Weighted average common shares outstanding	6,548,251			6,548,251
See accompanying notes to the consolidated financial statements.

CALADRIUS BIOSCIENCES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(UNAUDITED EXCEPT HISTORICAL CALADRIUS)
	Historical Caladrius (a)	Sale of PCT (i)	Pro Forma Adjustment (j)	Pro Forma Caladrius
Revenues	$22,487,566	$(26,020,298)	$3,687,168	$154,436
Expenses:
Cost of revenues	20,158,828	(23,232,300)	3,073,472	—
Research and development	23,899,026	(1,065,613)	613,696	23,447,109
Impairment of intangible assets	62,273,336	—		62,273,336
Selling, general, and administrative	30,005,542	(9,795,829)	4,519,472	24,729,185
Operating Expenses	136,336,732	(34,093,742)	8,206,640	110,449,630
Operating loss	(113,849,166)	8,073,444	(4,519,472)	(110,295,194)
Other income (expense):
Other income (expense), net	17,723,579	170,585		17,894,164
Interest expense	(2,128,442)	183,205		(1,945,237)
	15,595,137	353,790	—	15,948,927
Loss before taxes and noncontrolling interests	(98,254,029)	8,427,234	(4,519,472)	(94,346,267)
Provision for income taxes	(17,243,528)	(192,986)		(17,436,514)
Net loss	(81,010,501)	8,620,220	(4,519,472)	(76,909,753)
Less – net loss attributable to noncontrolling interests	(124,549)	—		(124,549)
Net loss attributable to Caladrius Biosciences, Inc. common shareholders	$(80,885,952)	$8,620,220	$(4,519,472)	$(76,785,204)
Basic and diluted (loss) per share
Caladrius Biosciences, Inc. common shareholders	$(16.67)			$(15.83)
Weighted average common shares outstanding	4,850,811			4,850,811
See accompanying notes to the consolidated financial statements.

CALADRIUS BIOSCIENCES, INC. AND SUBSIDIARIES
NOTES TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
(a)
Reflects the consolidated balance sheet for the year ended December 31, 2016, and statements of operations for the years ended December 31, 2016 and 2015, reported in Caladrius Biosciences, Inc. Form 10-K filed on March 17, 2017.

(b)
Reflects the unaudited carved-out balance sheet of PCT, LLC, a Caladrius Company and Subsidiaries for the year ended December 31, 2016.

(c)
To record the cash proceeds from the Sale of  $75,000,000, estimated retention payments due to PCT officers of  $3,900,000 and estimated transaction related costs of  $2,000,000. The pro-forma balance sheet assumes that the amounts held in escrow under the Purchase Agreement totaling $5,000,000, will be released in full to Caladrius. This assumption may not prove to be correct.

(d)
Reflects the repayment of the outstanding debt with Oxford Finance as of December 31, 2016 of $5,651,354, the payment of the final payment fee associated with the outstanding debt of  $452,108 ($389,858 included in other long term liabilities, and $62,250 expense acceleration), and the expense acceleration of debt issuance costs of  $72,126.

(e)
Reflects the reclassification of intercompany account from Caladrius to PCT to a liability.

(f)
To eliminate redeemable securities related to Hitachi’s put right.

(g)
Reflects the unaudited carved-out statement of operations of PCT, LLC, a Caladrius Company and Subsidiaries for the year ended December 31, 2016.

(h)
To add back the previously eliminated intercompany revenues, cost of revenues and research and development between Caladrius and PCT, and to add back corporate general and administrative allocations from Caladrius to PCT for the year ended December 31, 2016.

(i)
Reflects the audited carved-out statement of operations of PCT, LLC, a Caladrius Company and subsidiaries for the year ended December 31, 2015.

(j)
To add back the previously eliminated intercompany revenues, cost of revenues and research and development between Caladrius and PCT, and to add back corporate general and administrative allocations from Caladrius to PCT for the year ended December 31, 2015.

UNAUDITED CONDENSED FINANCIAL STATEMENTS OF PCT
The accompanying unaudited consolidated financial statements PCT, LLC, a Caladrius Company and Subsidiaries, have been prepared from Caladrius’ historical accounting records and do not purport to reflect the revenue and expenses that would have resulted if the PCT business had been a separate, standalone business during the periods presented. Although management has estimated allocations of certain corporate administrative and public company costs to PCT, such allocations are not necessarily indicative of the actual costs that PCT would have incurred had it been a standalone entity.

PCT, LLC, A CALADRIUS COMPANY AND SUBSIDIARIES
CONSOLIDATED CARVED-OUT BALANCE SHEETS
	December 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$7,628,357	$1,660,440
Accounts receivable, net	4,434,543	2,529,209
Deferred costs	3,582,298	2,911,743
Prepaid and other current assets	1,569,441	1,118,295
Total current assets	17,214,639	8,219,687
Property, plant and equipment, net	15,322,565	15,166,813
Goodwill	7,013,315	7,013,315
Intangible assets, net	2,307,880	2,877,880
Other assets	252,480	292,649
Total assets	$42,110,879	$33,570,344
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$2,140,173	$1,452,841
Accrued liabilities	3,403,136	993,406
Notes payable, current	283,550	660,072
Unearned revenues	5,098,193	5,345,225
Total current liabilities	10,925,052	8,451,544
Deferred income taxes	1,064,300	939,116
Notes payable – net of current portion	133,037	165,825
Unearned revenues	4,587,397	—
Total liabilities	16,709,786	9,556,485
Commitments and Contingencies
Invested Capital
Total invested capital	25,401,093	24,013,859
	$42,110,879	$33,570,344

See accompanying notes to the consolidated financial statements.

PCT, LLC, A CALADRIUS COMPANY AND SUBSIDIARIES
CONSOLIDATED CARVED-OUT STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2016	2015
	(unaudited)
Revenues	$42,042,623	$26,020,298
Expenses:
Cost of revenues	35,518,518	23,232,300
Research and development	799,727	1,065,613
Selling, general, and administrative	10,137,444	9,795,829
Operating Expenses	46,455,689	34,093,742
Operating loss	(4,413,066)	(8,073,444)
Other (expense) income:
Other (expense) income, net	(1,898)	(170,585)
Interest expense	(78,037)	(183,205)
	(79,935)	(353,790)
Loss from operations before provision for income taxes	(4,493,001)	(8,427,234)
Provision for income taxes	131,638	192,986
Net loss	$(4,624,639)	$(8,620,220)

See accompanying notes to the consolidated financial statements.

PCT, LLC, A CALADRIUS COMPANY AND SUBSIDIARIES
CONSOLIDATED CARVED-OUT STATEMENTS OF INVESTED CAPITAL
Invested Capital
Balance at December 31, 2014	$23,463,282
Net loss	(8,620,220)
Capital investment from Parent	6,737,811
Share-based compensation	2,432,986
Balance at December 31, 2015	$24,013,859
Net loss	(4,624,639)
Capital investment from Hitachi	19,400,000
Capital investment from Parent	563,393
Partner distribution to Parent	(15,000,000)
Share-based compensation	1,048,480
Balance at December 31, 2016 (unaudited)	$25,401,093

See accompanying notes to the consolidated financial statements.

PCT, LLC, A CALADRIUS COMPANY AND SUBSIDIARIES
CONSOLIDATED CARVED-OUT STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2016	2015
	(unaudited)
Cash flows from operating activities:
Net loss	$(4,624,639)	$(8,620,220)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation expense	1,048,480	2,432,986
Depreciation and amortization	2,293,382	2,190,003
Bad debt recovery	—	(3,881)
Deferred income taxes	131,638	192,986
Changes in operating assets and liabilities:
Prepaid and other current assets	(586,897)	(39,534)
Accounts receivable	(1,905,334)	574,388
Deferred costs	(670,555)	(344,754)
Unearned revenues	4,340,365	1,011,105
Other assets	40,169	201,925
Accounts payable and accrued liabilities	3,097,062	(672,659)
Net cash provided by (used) in operating activities	3,163,672	(3,077,656)
Cash flows from investing activities:
Acquisition of property and equipment	(1,749,837)	(1,962,251)
Net cash used in investing activities	(1,749,837)	(1,962,251)
Cash flows from financing activities:
Partner distribution to Parent	(15,000,000)	—
Capital investment from Hitachi	19,400,000	—
Capital investment from Parent	563,392	6,737,811
Proceeds from notes payable	176,081	—
Repayment of notes payable	(585,391)	(645,992)
Net cash provided by financing activities	4,554,082	6,091,819
Net increase in cash and cash equivalents	5,967,917	1,051,913
Cash and cash equivalents at beginning of year	1,660,440	608,527
Cash and cash equivalents at end of year	$7,628,357	$1,660,440
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$78,037	$147,574

See accompanying notes to the consolidated financial statements.

PCT, LLC, A CALADRIUS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED CARVED-OUT FINANCIAL STATEMENTS
(UNAUDITED)
Note 1—The Business
Overview
PCT, LLC, a Caladrius CompanyTM (“we,” “PCT,” or the “Company”), is a leading cell therapy development and manufacturing provider (often called a contract development and manufacturing organization, or “CDMO”), specializing in cell and cell-based gene therapies. PCT offers high-quality development and manufacturing capabilities (e.g., current Good Manufacturing Practice (“cGMP”) manufacturing systems and facilities), quality systems, cell and tissue processing, logistics, storage and distribution and engineering solutions (e.g., process and assay development, optimization and automation) to clients with therapeutic candidates at all stages of development. PCT produces clinical supplies and ultimately, intends also to produce commercial product for its clients. PCT has worked with over 100 clients and produced over 20,000 cell therapy products since it was founded 18 years ago. PCT’s manufacturing services are designed to reduce the capital investment and time required by clients to advance their development programs compared to conducting the process development and manufacturing in-house. PCT has demonstrated regulatory expertise, including the support of over 50 U.S. and European Union (“EU”) regulatory filings for clients, and expertise across multiple cell types and therapeutic applications, including immunotherapy (e.g., CAR-T therapies), neuro/endocrine therapies, hematopoietic replacement and tissue repair/regeneration. PCT offers a complete development pathway for its clients, with services supporting preclinical through commercial phase, all underpinned by timely process optimization and automation support. PCT currently operates facilities qualified under cGMPs in each of Allendale, New Jersey and Mountain View, California, including EU-compliant production capacity in the Allendale facility. On March 11, 2016, PCT entered into a strategic collaboration and license agreement with Hitachi Chemical to accelerate the creation of a global commercial cell therapy development and manufacturing enterprise with deep engineering expertise, at which time Caladrius sold 19.9% of its ownership stake in PCT to Hitachi Chemical Co. America Ltd. (“Hitachi”). On March 16, 2017, Caladrius entered into an agreement to sell its remaining ownership stake in PCT to Hitachi for $75.0 million in cash, subject to potential adjustment, based on PCT’s cash and outstanding indebtedness as of the closing, and a potential future milestone payment. The closing is subject to customary closing conditions, including approval of Caladrius’ stockholders, and is expected to occur during the second quarter of 2017.
Financial Information & Liquidity
We anticipate requiring additional capital in order to grow our business. To meet our short and long term liquidity needs, we currently expect to use existing cash and cash equivalents balances, our revenue generating activities and a variety of other means, including additional potential issuances of debt or ownership interests in PCT, and/or collaborations and/or sale of assets. We believe that the proceeds received in the March 11, 2016 transaction with Hitachi Chemical and Hitachi (the “March 2016 Hitachi Transaction”), along with our current cash, our revenue generating activities, will be sufficient to fund our operations for the next twelve months. While we continue to seek capital through a number of means, there can be no assurance that additional financing will be available to us on acceptable terms, if at all. If we are unable to access capital necessary to meet our long-term liquidity needs, we may have to delay or discontinue the expansion of our business or raise funds on terms that we currently consider unfavorable.
Basis of Presentation
These consolidated carved-out financial statements represent the financial position, results of operations and comprehensive loss, changes in invested capital, and cash flow of the Company, and have been derived by extracting the assets, liabilities, revenues and expenses directly attributable to the PCT division from the consolidated financial statements of Caladrius Biosciences, Inc. (“Caladrius” or the “Parent”). The carved-out financial statements include allocations of certain Parent corporate expenses, as deemed reasonable by management. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Caladrius had been purchased from independent third parties, the allocation methodologies have been described within the notes to the consolidated financial statements where appropriate, and management believes that the assumptions and estimates used in preparation of the carved-out financial statements are reasonable (see Note 14). The carved-out financial statements may not necessarily reflect the Company’s financial position, results of operations, or cash flows in the future, or what its financial position, result of operations, or cash flow would have been if the Company had been a stand-alone entity during the period presented. Because of the nature of these carved-out financial statements, the Parent’s net investment in the Company, including amounts due to/from the Parent and affiliates, is shown as “invested capital.”
The carved-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All monetary references expressed in these notes are references to United States dollars.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company makes critical estimates and assumptions in determining the fair values of goodwill for potential goodwill impairments for our single reporting unit, useful lives of our tangible and intangible assets, allowances for doubtful accounts, and stock-based awards values. Accordingly, actual results could differ from those estimates and assumptions.
Principles of Consolidation
The Consolidated Financial Statements include the accounts of PCT and its wholly owned subsidiaries as listed below.
Entity	Percentage of Ownership	Location
NeoStem Family Storage, LLC	100%	United States of America
PCT Allendale, LLC	100%	United States of America
All intercompany accounts and transactions between the Company’s business lines and locations have been eliminated in consolidation.
Note 2—Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents include short-term, highly liquid, investments with maturities of ninety days or less when purchased.
Concentration of Risks
We are also subject to credit risk from our accounts receivable related to our services. The majority of our trade accounts receivable arises from services in the United States.
For the year ended December 31, 2016, three customers represented 46% of total revenues recognized, the largest of which was 19%. As of December 31, 2016, three customers represented 40% of our accounts receivable, the largest of which was 19%.
For the year ended December 31, 2015, four customers represented 41% of total revenues recognized, the largest of which was 17%. As of December 31, 2015, four customers represented 65% of our accounts receivable, the largest of which was 24%.

Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company applies judgment in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management regularly reviews the aging of receivables and changes in payment trends by its customers, and records a reserve when it believes collection of amounts due are at risk.
Deferred Costs
The Company regularly enters into contracts with clients for services that have multiple stages and are dependent on one another to complete the contract and recognize revenue. The Company’s deferred costs represents work in process for costs incurred on such projects that have not been completed. The Company reviews these projects periodically to determine that the value of each project is stated at the lower of cost or market.
Property, Plant, and Equipment
The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred. The estimated useful lives of property, plant and equipment are as follows:
Building and improvements	25–30 years
Machinery and equipment	8–12 years
Lab equipment	5–7 years
Furniture and fixtures	5–12 years
Software	3–5 years
Leasehold improvements	Life of lease
Goodwill
Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. The Company reviews goodwill at least annually, or at the time a triggering event is identified for possible impairment. Goodwill is reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company tests its goodwill each year on December 31. The Company reviews the carrying value of goodwill utilizing an income approach model, and, where appropriate, a market value approach is also utilized to supplement the discounted cash flow model. The Company makes assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values to determine each reporting unit’s estimated fair value. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges. In accordance with its accounting policy, the Company tested goodwill for impairment as of December 31, 2016 and 2015, and concluded there was no goodwill impairment.
Long-lived Assets
Long-lived assets consist of customer lists, manufacturing technology, and tradenames. These assets are amortized on a straight line basis over their respective useful lives. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the undiscounted future cash flows expected to result from the use of the asset and/or its eventual disposition, and recognize an impairment loss, if any. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. No events were noted in 2016 and 2015.
Share-Based Compensation
The Parent applies ASC 718—Share-Based Payment to record equity-based compensation. Under this method, compensation expense is recognized for all employee share-based payments granted, based on the grant-date fair value estimated in accordance with the provisions of ASC 718. The Parent selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs, including risk free interest rate, expected volatility, dividends and expected award life. Equity based compensation issued at the Parent level to employees of the Company is allocated to the Company on a specific basis and recorded as a capital contribution.
Income Taxes
The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid.
The provision for income taxes represents income taxes paid or payable for each reporting period plus the change in deferred taxes during such period. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.
Although the Parent files a consolidated federal income tax return, which includes all of its eligible subsidiaries, including the Company, the tax provision for the Company has been prepared assuming separate returns as if the Company has not been included in a consolidated income tax return with its Parent. The net operating loss carryforward was computed on an allocation methodology that estimates the loss that would be generated if the carved-out entities filed a separate tax return since inception. The current and deferred tax provision was computed under the premise that the carved-out business was a stand-alone taxpayer. Current income tax liabilities are presented based on current amounts owed for the reported year and assume that prior and current year balances owed have been paid to its Parent and offset through invested capital.
Revenue Recognition
Clinical Services:   The Company recognizes revenue for its (i) process development and (ii) clinical manufacturing services based on the terms of individual contracts.
We recognize revenues when all of the following conditions are met:
•
persuasive evidence of an arrangement exists;

•
delivery has occurred or the services have been rendered;

•
the fee is fixed or determinable; and

•
collectability is probable.

The Company considers signed contracts as evidence of an arrangement. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the payment terms are subject to refund or adjustment. The Company assesses cash collectability based on a number of factors, including past collection history with the client and the client’s creditworthiness. If the Company determines that collectability is not reasonably assured, it defers revenue recognition until collectability becomes reasonably assured, which is generally upon receipt of the cash. The Company’s arrangements are generally non-cancellable, though clients typically have the right to terminate their agreement for cause if the Company materially fails to perform.
Revenues associated with process development services generally contain multiple stages that do not have stand-alone values and are dependent upon one another, and are recognized as revenue on a completed contract basis. Progress billings collected prior to contract completion are recorded as unearned revenue until such time the contract is completed, which usually requires formal client acceptance.
Clinical manufacturing services are generally distinct arrangements whereby the Company is paid for time and materials or for fixed monthly amounts. Revenue is recognized when efforts are expended or contractual terms have been met.
Some client agreements include multiple elements, comprised of cell process development and cell manufacturing services. The Company believes that process development and clinical manufacturing services each have stand-alone value because these services can be provided separately by other companies. In accordance with ASC Update No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements,” the Company (1) separates deliverables into separate units of accounting when deliverables are sold in a bundled arrangement and (2) allocates the arrangement’s consideration to each unit in the arrangement based on its relative selling price.
Clinical Services Reimbursements:   The Company separately charges the customers for the expenses associated with certain consumable resources (reimbursable expenses) that are specified in each clinical services contract. On a monthly basis, the Company bills customers for reimbursable expenses and immediately recognizes these billings as revenue, as the revenue is deemed earned as reimbursable expenses are incurred. For the years ended December 31, 2016 and 2015, clinical services reimbursements were $3.5 million and $4.4 million, respectively.
Processing and Storage Services:   The Company recognizes revenue related to the collection and cryopreservation of cord blood and autologous adult stem cells when the cryopreservation process is completed which is approximately twenty-four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advance payments.
License Fees:   PCT and Hitachi Chemical also entered into an exclusive license agreement for Asia pursuant to which PCT received $5.6 million from Hitachi in 2016. PCT licensed to Hitachi certain cell therapy technology and know-how (including an exclusive license to use the PCT brand in Asia) and agreed to provide Hitachi with certain training and support. As additional consideration, Hitachi will pay PCT royalties on contract revenue generated in Asia for a minimum of ten years. The initial term of the Hitachi License Agreement is ten years and may be automatically extended for successive additional two year terms. The Company recognizes the payments as revenue on a straight-line basis over the initial ten-year term. For the year ended December 31, 2016, the Company recognized $0.5 million of license fee revenue. As of December 31, 2016, $0.6 million of Hitachi license fees were included in unearned revenue, and $4.6 million was included in unearned revenue—long-term.
Research and Development Costs
Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, and related clinical manufacturing costs, contract and other outside service fees including sponsored research agreements, and facilities and overhead costs. The Company expenses the costs associated with research and development activities when incurred.

New Accounting Pronouncement
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (ASU 2014-09) and has subsequently issued a number of amendments to ASU 2014-09. The new standard, as amended, provides a single comprehensive model to be used in the accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific guidance. The standard’s stated core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, ASU 2014-09 includes provisions within a five-step model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard will be effective for us beginning January 1, 2018 and permits two methods of adoption: the full retrospective method, which requires the standard to be applied to each prior period presented, or the modified retrospective method, which requires the cumulative effect of adoption to be recognized as an adjustment to opening retained earnings in the period of adoption. The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet selected the transition method. The Company anticipates assigning internal resources to assist with the evaluation and implementation of the new standard, and will continue to provide updates during 2017.
In August 2014, FASB issued Accounting Standards Update (ASU) No. 2014-15 Presentation of Financial Statements—Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under generally accepted accounting principles (GAAP), continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity’s liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements—Liquidation Basis of Accounting. Even when an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the provisions in this ASU should be followed to determine whether to disclose information about the relevant conditions and events. The ASU was effective for us as of December 31, 2016.
In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740). The ASU improves on the classification of deferred taxes on the balance sheet by eliminating the current requirement. The current requirement presents deferred tax liabilities and assets as current and noncurrent in a classified balance sheet or statement of financial position. Under the ASU, organizations will now be required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a classified balance sheet. For public companies, these amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of this standard did not have a material impact on our financial statements.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases” (ASU 2016-02). ASU 2016-02 provides accounting guidance for both lessee and lessor accounting models. Among other things, lessees will recognize a right-of-use asset and a lease liability for leases with a duration of greater than one year. For income statement purposes, ASU 2016-02 will require leases to be classified as either operating or finance. Operating leases will result in straight-line expense while finance leases will result in a front-loaded expense pattern. The new standard will be effective for us on January 1, 2019 and will be adopted using a modified retrospective approach which will require application of the new guidance at the beginning of the earliest comparative period presented. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

Note 3—Collaboration and License Agreement
Hitachi
On March 11, 2016, PCT entered into a global collaboration Hitachi and Hitachi Chemical. This collaboration consists of an equity investment in and a license agreement with PCT.
Under the equity investment agreement, Hitachi purchased a 19.9% membership interest in PCT for $19.4 million of which $15.0 million of proceeds was distributed to Caladrius from PCT and $4.4 million remained at PCT to be used for the continued expansion and improvements at PCT in support of commercial product launch readiness as well as for general corporate purposes.
PCT and Hitachi Chemical also entered into an exclusive license agreement for the acceleration of the creation of a global commercial cell therapy development and manufacturing expertise in Asia pursuant to which PCT received $5.6 million from Hitachi Chemical in three fee-driven payments during 2016. PCT licensed certain cell therapy technology and know-how (including an exclusive license in Asia) and agreed to provide Hitachi Chemical with certain training and support. As additional consideration, Hitachi Chemical will pay PCT royalties on contract revenue generated in Asia for a minimum of ten years.
Lastly, as part of the transaction, PCT and Hitachi Chemical agreed to explore the possibility of pursuing a collaboration in cell therapy contract development and manufacturing in Europe.
Note 4—Deferred Costs
Deferred costs representing work in process for costs incurred on process development contracts that have not been completed, were $3.6 million and $2.9 million as of December 31, 2016 and December 31, 2015, respectively. The Company also has deferred revenue of approximately $4.0 million and $4.9 million of progress billings received as of December 31, 2016 and December 31, 2015, respectively, related to these contracts.
Note 5—Property, Plant and Equipment
Property, plant, and equipment consisted of the following (in thousands):
	December 31,
	2016	2015
Building and improvements	$10,824.0	$9,121.4
Machinery and equipment	68.3	68.3
Lab equipment	6,742.7	6,624.5
Furniture and fixtures	827.3	761.6
Software	2,699.8	2,692.5
Leasehold improvements	1,425.3	1,372.8
Property, plant and equipment, gross	22,587.4	20,641.1
Accumulated depreciation	(7,264.7)	(5,474.3)
Property, plant and equipment, net	$15,322.7	$15,166.8

The Company’s results included depreciation expense of approximately $1.7 million and $1.6 million for the years ended December 31, 2016 and 2015, respectively.
Note 6—Fair Value Measurements
Fair value of financial assets and liabilities that are being measured and reported are defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company is required to classify fair value measurements in one of the following categories:
Level 1 inputs are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 inputs are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.
Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.
Some of the Company’s financial instruments are not measured at fair value on a recurring basis, but are recorded at amounts that approximate fair value due to their liquid or short-term nature, such as cash and cash equivalents, accounts receivable, and accounts payable. Our notes payables are carried at cost and approximate fair value due to their variable or fixed interest rates, which are consistent with the interest rates in the market.
Note 7—Goodwill and Other Intangible Assets
The carrying amount of goodwill as of December 31, 2016 and 2015 was $7.0 million.
The Company’s intangible assets and related accumulated amortization as of December 31, 2016 and 2015 consisted of the following (in thousands):
		December 31, 2016			December 31, 2015
	Useful Life	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer list	10 years	$1,000.0	$(595.1)	$404.9	$1,000.0	$(495.1)	$504.9
Manufacturing technology	10 years	3,900.0	(2,320.9)	1,579.1	3,900.0	(1,930.9)	1,969.1
Tradename	10 years	800.0	(476.1)	323.9	800.0	(396.1)	403.9
Total Intangible Assets		$5,700.0	$(3,392.1)	$2,307.9	$5,700.0	$(2,822.1)	$2,877.9

Total intangible amortization expense was classified in the operating expense categories for the periods included below as follows (in thousands):
	Year Ended December 31,
	2016	2015
Cost of revenue	$314.2	$295.5
Research and development	75.8	94.5
Selling, general and administrative	180.0	180.0
Total	$570.0	$570.0

Estimated intangible amortization expense on an annual basis for the succeeding five years is as follow (in thousands):
2017	$570.0
2018	570.0
2019	570.0
2020	570.0
2021	27.9
$2,307.9

Note 8—Accrued Liabilities
Accrued liabilities were as follow (in thousands):
	December 31,
	2016	2015
Salaries, employee benefits and related taxes	$2,803.4	$647.3
Other	599.8	346.1
	$3,403.2	$993.4

Note 9—Debt
Notes Payable
As of December 31, 2016 and December 31, 2015, the Company had notes payable of approximately $0.4 million and $0.8 million, respectively. The notes relate to certain equipment financings, require monthly payments, and mature within one to three years.
Note 10—Share-Based Compensation
Share-based Compensation
The Company utilizes share-based compensation in the form of stock options and restricted stock, which is based on Caladrius equity awards issued by the Parent to the Company’s employees. The following table summarizes the components of share-based compensation expense for the years ended December 31, 2016 and 2015, respectively ($ in thousands):
	Year Ended December 31,
	2016	2015
Cost of revenues	$333.7	$635.2
Research and development	76.8	95.9
Selling, general and administrative	638.0	1,701.9
Total share-based compensation expense	$1,048.5	$2,433.0

Valuation Assumptions
The fair value of stock options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Parent’s stock. The expected term for the options is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. The expected term for the warrants is based upon the contractual term of the warrants.
The range of assumptions made in calculating the fair values of stock options and warrants was as follows:
	Stock Options
	Year Ended December 31,
	2016	2015
Expected term–minimum (in years)	5	2
Expected term–maximum (in years)	10	10
Expected volatility–minimum	73%	71%
Expected volatility–maximum	76%	75%
Weighted average volatility	72.00%	74.00%
Expected dividend yield	—	—
Risk-free interest rate–minimum	1.70%	1.19%
Risk-free interest rate–maximum	2.19%	2.14%

Note 11—Income Taxes
The provision for income taxes is based on loss from operations before provision for income taxes as follows (in thousands):
	Years Ended December 31,
	2016	2015
United States	$(4,493.0)	$(8,427.2)
	$(4,493.0)	$(8,427.2)

The provision for income taxes was as follows (in thousands):
	Years Ended December 31,
	2016	2015
Current
US Federal	$—	$—
State and local	—	—
	$—	$—
Deferred
US Federal	$109.4	$159.0
State and local	22.2	34.0
	$131.6	$193.0
Total
US Federal	$109.4	$159.0
State and local	22.2	34.0
	$131.6	$193.0

The provision for income taxes is determined by applying the U.S. Federal statutory rate of 34% to income before income taxes as a result of the following (in thousands):
	Years Ended December 31,
	2016	2015
U.S. Federal benefit at statutory rate	$(1,527.6)	$(2,865.3)
State and local benefit net of U.S. federal tax	(116.5)	(399.0)
Permanent non deductible expenses for U.S. taxes	11.4	314.2
Effect of change in deferred tax rate	(22.9)	(35.4)
Valuation allowance for deferred tax assets	1,787.2	3,178.5
Tax provision	$131.6	$193.0

Deferred income taxes at December 31, 2016, and 2015 consist of the following (in thousands):
	December 31,
	2016	2015
Deferred Tax Assets:
Accumulated net operating losses (tax effected)	$11,594.9	$11,388.0
Deferred revenue	$1,846.8	—
Share-based compensation	2,185.5	1,847.1
Intangibles	468.9	393.9
Charitable contributions	0.6	0.6
Bad debt provision	—	297.4
Deferred tax assets prior to tax credit carryovers	16,096.7	13,927.0
Deferred Tax Liabilities:
Accumulated depreciation	$(530.7)	$(154.6)
Intangible and indefinite lived assets	(1,070.7)	(939.1)
Deferred tax liabilities	(1,601.4)	(1,093.7)
	14,495.3	12,833.3
Valuation reserve	(15,559.6)	(13,772.4)
Net deferred tax liability	$(1,064.3)	$(939.1)

In assessing the realizability of deferred tax assets, including the net operating loss carryforwards (NOLs), the Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize its existing deferred tax assets. Based on its assessment, the Company has provided a full valuation allowance against its net deferred tax assets as their future utilization remains uncertain at this time.
As of December 31, 2016 and 2015, the Company had approximately $29.3 million and $28.4 million, respectively of Federal NOLs available to offset future taxable income expiring from 2031 through 2036. In accordance with Section 382 of the Internal Revenue code, the usage of the Company’s NOLs could be limited in the event of a change in ownership. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period when those temporary differences become deductible. If a change of ownership did occur there would be an annual limitation on the usage of the Company’s losses which are available through 2036.
The Company applies the FASB’s provisions for uncertain tax positions. The Company utilizes the two step process to determine the amount of recognized tax benefit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties associated with certain tax positions as a component of income tax expense.
As of December 31, 2016, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.
The Parent or one or more of its subsidiaries files income tax returns in the U.S., and various states. In the normal course of business, the Parent is subject to examination by the taxing authorities in each major jurisdiction. However, it is not anticipated that any changes to taxable income or loss will occur for all the years filed. The Parent completed the audit of its Federal returns for the years 2012 and 2013 during the fourth quarter. The audit resulted in an adjustment to the Parent’s NOL carryforward. For years prior to 2011 the federal statute of limitations is closed. Most of the remaining states remain open to examination for a period of three to four years from date of filing.

Note 12—Commitments and Contingencies
Lease Commitments
The Company leases offices, of which certain have escalation clauses and renewal options, and also leases equipment under certain noncancelable operating leases that expire from time to time through 2018.
A summary of future minimum rental payments required under operating leases that have initial or remaining terms in excess of one year as of December 31, 2016 are as follows (in thousands):
Years ended	Operating Leases
2017	$728.4
2018	706.3
2019	343.3
Total minimum lease payments	$1,778.0

Expense incurred under operating leases were approximately $0.7 million and $0.6 million for the years ended December 31, 2016 and 2015, respectively.
Contingencies
From time to time, the Company is subject to legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. While the outcome of pending claims cannot be predicted with certainty, the Company does not believe that the outcome of any pending claims will have a material adverse effect on the Company’s financial condition or operating results.
Note 13—Invested Capital
Capitalization of the Company is presented as Invested Capital because PCT has not formed a separate legal entity. The Invested Capital is the residual of the total assets and total liabilities derived in accordance with the carve-out principles reflecting the shareholders interest in PCT.
The Parent has funded the operating activities of the Company, as well as its other operations, through equity offerings (including common and preferred stock offerings) and bank and finance company debt. Funds used by the Parent for acquisition of the Company have been recorded by the Parent as an investment in the Company. Funds subsequently provided to, or received from, the Company after the initial acquisition of its assets have been recorded by the Parent in an “intercompany account balance.” Historically, the Parent has not charged or credited the Company for interest on funds provided to, or received from the Company.
The intercompany balances have been contributed by the Parent to the Company, or by the Company to the Parent, at the end of the year and, therefore, has been included in the statement of invested capital.
Note 14—Related Parties
The Company recognizes revenues for services provided to the Parent, totaling $6.8 million and $3.7 million for the years ended December 31, 2016 and 2015, respectively. These amounts are included in the consolidated carved-out statements of operations, and were comprised of the following (in thousands):
	Years Ended December 31,
	2016	2015
Clinical services	$5,587.1	$3,582.5
Clinical services reimbursements	1,185.7	104.7
Total services provided to the Parent	$6,772.8	$3,687.2

The Company is also allocated costs for services and administrative functions provided by the Parent and its subsidiaries, which include, but are not limited to executive management, accounting, information services, professional and consulting fees, legal, and human resources. These costs are consistently allocated to the Company based upon allocation factors, mainly headcount and enterprise business value. Although the costs of these services cannot be quantified on a stand-alone basis, the Company believes that the allocations are reasonable.
The total costs allocated to the Company for these services was $2.6 million and $4.7 million for the years ended December 31, 2016 and 2015, respectively. These amounts are included in the consolidated carved-out statements of operations. The allocation consists of the following (in thousands):
	Years Ended December 31,
	2016	2015
Compensation and benefits	$1,128.1	$1,882.8
Professional fees and outside services	453.8	1,522.6
Insurance	455.6	400.5
Other	541.7	940.9
Total costs and expenses	$2,579.3	$4,746.8

PROPOSAL NO. 2: THE SALE-RELATED COMPENSATION PROPOSAL
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SALE-RELATED COMPENSATION PROPOSAL.
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Caladrius’ Named Executive Officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to certain of Caladrius’ Named Executive Officers in connection with the Sale and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table entitled “Golden Parachute Compensation” in the section entitled “Proposal No. 1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale,” including the associated narrative discussion and footnotes, is hereby APPROVED.”
Stockholders should note that this non-binding proposal regarding certain Sale-related executive compensation arrangements is merely an advisory vote which will not be binding on Caladrius, the Caladrius Board or Hitachi. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Sale is completed and other conditions are satisfied, certain of our Named Executive Officers will be eligible to receive the various payments in accordance with the terms or conditions applicable to those payments.
Required Vote; Recommendation of the Caladrius Board
Approval of the Sale-Related Compensation Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the Sale-Related Compensation Proposal.
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SALE-RELATED COMPENSATION PROPOSAL.

PROPOSAL NO. 3: THE ADJOURNMENT PROPOSAL
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
Caladrius is asking its stockholders to approve the Adjournment Proposal.
Required Vote; Recommendation of the Caladrius Board
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the Adjournment Proposal.
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PROPOSAL NO. 4: THE ELECTION PROPOSAL
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEE FOR CLASS I DIRECTORSHIP, AS IDENTIFIED BELOW
Background
The Caladrius Board currently consists of seven members. Pursuant to our Amended and Restated Certificate of Incorporation, we have a classified Board. That is, the Caladrius Board consists of three separate classes of directors. Each class serves a three-year term and until their successors are duly elected and qualified. The classes are elected on a rotating or staggered basis, with each class being elected at the annual meeting of stockholders coinciding with the expiration of that class’s term. Pursuant to the DGCL, if a board of directors is classified, unless the certificate of incorporation otherwise provides, members of such board of directors may be removed by the stockholders before the expiration of their terms only for cause.
Nominee and Continuing Directors; Voting
General.   The Caladrius Board currently consists of seven directors divided into three classes as follows:
•
Class I directors (Richard Berman, Eric H.C. Wei and Peter G. Traber, MD) having a term expiring at our 2017 Annual Meeting of Stockholders;

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Class II director (David J. Mazzo, PhD and Gregory B. Brown, MD) having a term expiring at our 2018 Annual Meeting of Stockholders; and

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Class III directors (Steven M. Klosk and Steven S. Myers) having a term expiring at our 2019 Annual Meeting of Stockholders.

Accordingly, only the terms of the Class I directors are scheduled to expire at the Annual Meeting. Class II and Class III directors are not up for election at the Annual Meeting.
Nominee for Class I Directorship.   In accordance with our classified Board, the terms of Class I directors (Richard Berman, Eric H.C. Wei and Peter G. Traber, MD) expire at the Annual Meeting, with Class II and Class III directors continuing in office for terms expiring in 2018 and 2019, respectively. Based on the recommendation of our Nominating and Governance Committee, the Caladrius Board has nominated Peter G. Traber, MD, for re-election as a Class I director at the Annual Meeting, to hold office until our annual meeting of stockholders held in the third year following such election (that is, our annual meeting of stockholders to be held in 2020) and until his successor is duly elected and qualified. Messrs. Berman and Wei were not re-nominated and their terms will expire on the date of the Annual Meeting.
Proxy Voting for Directors.   Shares represented by proxies that are returned properly signed will be voted for the Caladrius Board’s nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld for the nominee listed. Should a nominee become unable to serve as a director (which is not anticipated at this time), the proxy will be voted for the election of a substitute nominee who shall be designated by the Caladrius Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Vote Required.   Directors will be elected by a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting, entitled to vote at the Annual Meeting and voting on the election of directors. Cumulative voting is not permitted in connection with the election of Caladrius’ directors.
Information with Respect to Director Nominee and Continuing Directors
The following tables and related narrative sets forth certain information about the nominees for director and about the current directors who will continue in office. The nominee is a current director of Caladrius. There are no family relationships among any of our directors and executive officers. At the Annual Meeting, one Class I director will be elected to hold office for a three-year term, serving until our annual meeting of stockholders to be held in 2020 and until his successor is duly elected and qualified. For information with respect to beneficial ownership of our common stock, see the discussion under “Security Ownership of Certain Beneficial Owners and Management,” below.
Nominees for Class I Directorships:
Name	Age	Director Since	Expiration of Term if Elected
Peter G. Traber, MD	62	2015	2020
Continuing Class I and Class II Directors:
Name/Class	Age	Director Since	Term of Expiration
Class II
David J. Mazzo, PhD	60	2015	2018
Gregory B. Brown, MD	63	2016	2018
Class III
Steven M. Klosk	60	2014	2019
Steven S. Myers	70	2006	2019
Biographical Information—Director Nominee
Peter G. Traber, MD
Dr. Traber joined the Caladrius Board in January 2015. He has extensive experience in medicine, science and the pharmaceutical industry. Since 2011, he has been President and Chief Executive Officer of Galectin Therapeutics, Inc. (NASDAQ: GALT), where he has served since 2010 as Chief Medical Officer and since 2009 as a member of its Board. Galectin is a publicly traded biotechnology company that is developing carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer. Since 2008, he has been President Emeritus of Baylor College of Medicine, where he was Chief Executive Officer from 2003 to 2008. Dr. Traber also has extensive big pharma leadership experience, serving from 2000 to 2003 as Senior Vice President of clinical development and medical affairs and Chief Medical Officer of GlaxoSmithKline. He has also served as CEO of the University of Pennsylvania Health System, and as Chair of the Department of Internal Medicine, and Chief of Gastroenterology for the University of Pennsylvania School of Medicine.
Dr. Traber has managed a molecular biology research laboratory and published more than 100 research articles, reviews, and book chapters. He received his MD from Wayne State School of Medicine, a BS in chemical engineering from the University of Michigan, and a certificate in medical leadership from Wharton Business School. The Caladrius Board has concluded that Dr. Traber should continue serving as a director based on his diverse experience in healthcare, including his expertise in clinical trial design and product development, and his management experience.
Biographical Information—Directors Continuing in Office
Gregory B. Brown, MD
Gregory B. Brown, MD was appointed to the Board in October 2016 and was elected Chairman by the Board on February 16, 2017. In 2007 Dr. Brown co-founded HealthCare Royalty Partners (HCR Partners), serving as a Managing Director before becoming its Vice Chairman in January 2016. HCR Partners is a healthcare-focused private asset management firm investing in biopharmaceutical and medical products, and developing and deploying innovative, risk-mitigated investment strategies to deliver non-correlated cash flow. Dr. Brown was educated as a transplantation immunologist and trained as a thoracic and vascular surgeon. He practiced thoracic and vascular surgery in a community setting where he also founded and led an HMO. He brings particular expertise in the scientific, technical, clinical and medical evaluation of products as well as in healthcare systems and payor/reimbursement dynamics. He has been involved in sourcing, performing due diligence on and closing more than $1 billion of royalty financings.

Before co-founding HCR Partners, Dr. Brown was a partner at Paul Capital Partners, where he co-managed that firm’s royalty investments as a member of the royalty management committee. Prior to beginning his principal investment career in 2003, Dr. Brown was co-head of investment banking and head of healthcare at Adams, Harkness & Hill (now Canaccord Genuity) and a ranked biotechnology research analyst at Vector Securities International. Dr. Brown holds a BA from Yale, an MD from SUNY Upstate Medical Center and an MBA from Harvard Business School. He currently serves on the boards of MonoSol Rx since 2014 and Vanderbilt Clinical S.a.r.l since 2010.
Steven M. Klosk
Mr. Klosk joined the Caladrius Board in 2014. He is a senior executive with extensive management experience in the life sciences industry. He is currently President, CEO and a Director at Cambrex Corporation (NYSE:CBM), one of the leading providers of active pharmaceutical ingredients, advanced intermediates and finished dosage form products to the branded and generic pharmaceutical markets. Mr. Klosk has been in his current role since May 2008 and is responsible for all aspects of Cambrex’s global business with manufacturing and R&D facilities in the United States, Sweden, Italy, Estonia, Germany and India. Since 2010, Cambrex sales have increased from $226 million to $434 million and its market capitalization has tripled.
Mr. Klosk has also held other executive positions at Cambrex Corporation, including Executive Vice President & COO; as well as President, Pharma Business Unit (2007–2008) where he had full P&L and balance sheet responsibility for four operating units in North America and Europe. Prior to this he was Executive Vice President & COO Cambrex Pharma & Biopharmaceuticals Business Unit (2003–2007) where he was responsible for managing a highly profitable global business with six operating units in North America and Europe. Earlier in his career Mr. Klosk served as Vice President, Administration for the The Genlyte Group, Inc., a publicly traded producer of lighting fixtures. Mr. Klosk earned a B.S. from Cornell University and a J.D. from New York Law School. The Caladrius Board has concluded that Mr. Klosk should continue serving as a director based on his diversified management experience, particularly in the biopharmaceutical field.
David J. Mazzo, PhD
David J. Mazzo was appointed as Caladrius’ Chief Executive Officer and as a member of the Caladrius Board on January 5, 2015. Dr. Mazzo brings to Caladrius over 30 years of experience in the pharmaceutical industry. Prior to joining Caladrius, Dr. Mazzo served from August 2008 to October 2014 as Chief Executive Officer and as a member of the board of directors of Regado Biosciences, Inc., a Nasdaq-listed biopharmaceutical company focused on the development of novel antithrombotic drug systems for acute and sub-acute cardiovascular indications. Prior to his leading Regado, from March 2007 to April 2008, Dr. Mazzo was President, Chief Executive Officer and a director of Æterna Zentaris, Inc., a publicly held international biopharmaceutical company. From 2003 until 2007, Dr. Mazzo served as President, Chief Executive Officer and a director of Chugai Pharma USA, LLC, a biopharmaceutical company which was the U.S. subsidiary of Chugai Pharmaceutical Co., Ltd. of Japan. Dr. Mazzo has also held senior management and executive positions in research and development and was a director of the Essex Chimie European subsidiary at Schering-Plough Corporation, a publicly held pharmaceutical company that was subsequently acquired by Merck & Co., Inc.; Hoechst Marion Roussel, Inc., the US subsidiary of Hoechst AG, which was subsequently acquired by Sanofi, a multinational pharmaceuticals company; and Rhone-Poulenc Rorer, Inc., a subsidiary of Rhone-Poulene SA, a French pharmaceuticals company, which was subsequently acquired by Hoechst AG. He also previously served on the board of directors of Avanir Pharmaceuticals, Inc., a biotechnology company which was sold to Otsuka Holdings in 2015. He currently serves on the board of directors of pSivida Corp., a publicly held biopharmaceutical company, in the role of non-executive chairman. Dr. Mazzo earned a B.A. in the Honors Program (Interdisciplinary Humanities) and a B.S. in Chemistry from Villanova University. In addition, Dr. Mazzo received his M.S. in chemistry and his Ph.D. degree in analytical chemistry from the University of Massachusetts, Amherst. He was also a research fellow at the Ecole Polytechnique Federale de Lausanne, Switzerland. Based on Dr. Mazzo’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer at other companies in the biotechnology industry, as well as his service on other boards of directors in the biotechnology industries, the Caladrius Board believes Dr. Mazzo has the appropriate set of skills to serve as a member of the Caladrius Board.

Steven S. Myers
Steven S. Myers joined the Caladrius Board in November 2006. He graduated from Stanford University with a B.S. in Mathematics. He is a four-time serial entrepreneur, an Ernst & Young “Entrepreneur of the Year” for Software and Information Services, and a recipient of the California Governor’s Special Recognition Award.
Mr. Myers is a director of several other companies. He has conducted business in a dozen countries in Europe and Asia. His private equity investment company, Dolphin Capital Holdings, Inc. invests in companies with innovative business strategies. Portfolio investments include regenerative medicine, biotechnology, medical devices, applied materials development, alternative energy, distressed debt, and for income real estate.
An Administration policy advisor on Cyber Security, he served in 2012 on the Department of Homeland Security Task Force on Cyber Security Resources and briefed then-DHS Secretary Napolitano on the Task Force recommendations. He was recently appointed to a third term on the U.S. State Department Advisory Committee on International Economic Policy, which advises the Secretary of State on foreign policy issues. At the Pacific Council on International Policy he serves on the Board of Directors and is Chairman of their National Security Member Committee.
Mr. Myers founded SM&A, an Aerospace & Defense Industry management consulting firm that over 25 years grew to approximately $100 million in annual revenue and over 800 employees; spearheading industry-changing innovations in competing for and managing U.S. Government contracts. During his tenure the company managed more than $360 billion in major program competitions. After conducting a successful NASDAQ listed IPO in 1998 he served as Chairman and CEO for another ten years. The company was sold to private equity in 2008. An accomplished public speaker, and author, Mr. Myers is a nationally recognized thought leader on business competitiveness and is a frequent guest lecturer at the USC Marshall School of Business on entrepreneurship. He is a two time Air Force Veteran and a highly accomplished aviator. The Caladrius Board has concluded that Mr. Myers should continue serving as a director based upon his technical background and diverse entrepreneurial and business expertise, including his having established and managed innovative enterprises (in the areas of proposal development for competitive procurements, aircraft leasing and private equity investment), together with his technical experience in the aerospace and defense sector.
THE CALADRIUS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEE FOR CLASS I DIRECTORSHIP, AS IDENTIFIED ABOVE.
Executive Officers
The following table sets forth certain information about the executive officers of Caladrius. There are no family relationships among any of our directors and executive officers. For biographical information regarding our executive officers, see the discussion under “Biographical Information—Executive Officers,” below.
Name	Age	Position
David J. Mazzo, PhD	60	President and Chief Executive Officer
Joseph Talamo	48	Senior Vice President and Chief Financial Officer
Douglas Losordo, MD	59	Senior Vice President, Clinical, Medical and Regulatory, Chief Medical Officer
Biographical Information—Executive Officers and Other Key Employees
David J. Mazzo, PhD
See the discussion under “Biographical Information—Directors Continuing in Office” above.

Joseph Talamo
Joseph Talamo was promoted to Senior Vice President and Chief Financial Officer in October 2015 from his previous role when he joined Caladrius in 2011 as the Corporate Controller and Chief Accounting Officer. From 1996 to 2010, Mr. Talamo held various senior positions at OSI Pharmaceuticals, Inc. (“OSI”), a publicly-traded biopharmaceutical company focused on discovering, developing and commercializing products for the treatment of cancer, diabetes and obesity, and most recently served as its Vice President and Corporate Controller from 2006 to 2010 and its Corporate Controller from 2002 to 2006. While at OSI, Mr. Talamo helped build the accounting and finance infrastructure to support the clinical development and commercial launch of Tarceva®, OSI’s targeted therapy approved for the treatment of patients with non-small cell lung cancer and pancreatic cancer. Prior to OSI, Mr. Talamo worked at Bristol-Myers Squibb from 1995 to 1996 in the Financial Reporting and Consolidations Group, and at KPMG from 1993 to 1995 in the Health Care and Life Sciences Audit Group. Mr. Talamo has served as Treasurer of the Stem For Life Foundation, a public charity dedicated to raising awareness about adult stem cells and their therapeutic promise, since 2012. Mr. Talamo also served as Treasurer of the OSI Pharmaceuticals Foundation from 2008 to 2010. Mr. Talamo received a B.B.A. in Accounting from Hofstra University in 1991, and an M.B.A. in Finance from Hofstra University in 1999. Mr. Talamo is a certified public accountant in the State of New York.
Douglas Losordo, MD
Dr. Losordo was appointed Chief Medical Officer of Caladrius effective August 5, 2013. He served from 2006 to 2013 as a member of the Scientific Advisory Board of Caladrius. Prior to his appointment as Caladrius’ Chief Medical Officer, Dr. Losordo served as Vice President, New Therapies Development, Regenerative Medicine and Baxter Ventures at Baxter International from October 2011 through February 2013. He is a clinical professor of medicine at New York University and an adjunct professor of medicine at Northwestern University in Chicago, Illinois. From 2006 through 2011, Dr. Losordo was the director of the Feinberg Cardiovascular Research Institute and the Eileen M. Foell Professor of Heart Research at Northwestern University’s School of Medicine and director of the Program in Cardiovascular Regenerative Medicine at Northwestern Memorial Hospital. From 2004 through 2006, he was a Professor of Medicine at Tufts University School of Medicine and Chief of Cardiovascular Research at St. Elizabeth’s Medical Center in Boston. He is board-certified in internal medicine and cardiovascular disease. He received his M.D. from the University of Vermont.
Dr. Losordo has engaged in career-long efforts to develop novel therapeutics and as a scientist he obtained over $30 million in National Institutes of Health funding, for discovering and developing new therapeutic concepts in the laboratory, providing the basis for clinical studies. He has led first in human studies in multiple gene and adult stem cell therapies in patients with cardiovascular and neurologic diseases, advancing multiple therapies to Phase 3 testing. He is a highly sought after speaker, having given over 200 international lectures. He has served as an associate editor of Circulation Research, the basic science journal of the American Heart Association and serves on the editorial boards of a number of scientific journals. Since 2012, he has served on the Scientific Advisory Board for The Stem For Life Foundation, a public charity devoted to accelerating development of cell therapies.
Governance of Caladrius Biosciences, Inc.
Director Independence
The current Board members consist of Dr. Mazzo, Dr. Brown, Mr. Klosk, Dr. Traber, Mr. Berman, Mr. Myers and Mr. Wei. The Caladrius Board has reviewed the materiality of any relationship that each of our directors has with Caladrius, either directly or indirectly. Based upon this review, the Caladrius Board has determined that Dr. Brown, Mr. Klosk, Mr. Myers, Mr. Berman, Mr. Wei and Dr. Traber are “independent directors” applying the definition of independence under the listing standards of Nasdaq.
Board Leadership Structure and Role in Risk Oversight
Dr. Brown serves as the Chairperson of the Board. When present, our Chairperson presides over all Caladrius Board meetings. Dr. Brown coordinates with our Chief Executive Officer and Corporate Secretary to set the agenda for Caladrius Board meetings, chairs executive sessions of the independent directors, and performs any other duties assigned from time to time by the Caladrius Board. We believe that the separation of the Chairman and Chief Executive Officer roles at Caladrius enhances good corporate governance principles through reduction of conflicts of interest and greater board independence.
The Caladrius Board oversees our risk management. This oversight is administered primarily through the following:
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The Caladrius Board’s review and approval of our business plans and budget (prepared and presented to the Caladrius Board by the Chief Executive Officer and other management), including the projected opportunities and challenges facing our business;

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At least quarterly review of our business developments, business plan implementation and financial results;

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The Audit Committee’s oversight of our internal control over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting; and

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Our Compensation Committee’s review and recommendations to the Caladrius Board regarding our executive officer compensation and its relationship to our business plans.

Committees
The Caladrius Board has established (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee. Each of these Committees has only independent directors as members. In addition, the Caladrius Board has established a Science and Technology Committee for which it has not imposed any membership rules regarding director independence.
Audit Committee
The Audit Committee consists of three directors: Dr. Brown (chairperson), and Messrs. Klosk and Myers. Each member of the committee is independent applying the definition of independence under the listing standards of NASDAQ and SEC regulations. The Audit Committee meets at least four times during the year. Dr. Brown and Messrs. Klosk and Myers each qualify as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.
Pursuant to the terms of the Audit Committee charter, the Audit Committee is required to consist of at least three of our “independent” directors and shall serve at the pleasure of the Caladrius Board. An “independent” director is defined as an individual who (a) is not our officer or salaried employee or an affiliate, (b) does not have any relationship that, in the opinion of the Caladrius Board, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the SEC and Nasdaq or such other securities exchange or market on which our securities are traded and (d) except as permitted by the SEC and Nasdaq or such other securities exchange or market on which our securities are traded, does not accept any consulting, advisory or other compensatory fee from us.
The Audit Committee’s charter requires the committee to oversee our accounting and financial reporting process, our system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of our financial statements. A current copy of such charter is available to stockholders on our website, www.caladrius.com. The primary duties of the Audit Committee consist of, among other things:
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serving as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system;

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reviewing and appraising the audit efforts of our independent accountants;

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assuming direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues;

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providing an open avenue of communication among the independent accountants, financial and senior management and the Caladrius Board; and

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reviewing and approving all related party transactions.

Statement of Audit Committee
The Audit Committee of the Caladrius Board offers this statement regarding Caladrius’ audited consolidated financial statements contained in our 2016 Form 10-K and regarding certain matters with respect to Grant Thornton LLP, Caladrius’ independent registered public accounting firm for the fiscal year ended December 31, 2016. This statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by Caladrius, except to the extent that Caladrius specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2016 with management. The Audit Committee has discussed with Caladrius’ independent registered public accounting firm the matters required to be discussed under the provisions of the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from Caladrius’ independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence with respect to Caladrius. Based on the review and discussions referred to above, the Audit Committee recommended to Caladrius’ Board that the audited consolidated financial statements be included in our 2016 Form 10-K for filing with the SEC.
Submitted by the audit committee of the Caladrius Board:
Dr. Gregory B. Brown (Chair)
Steven M. Klosk
Steven S. Myers
Compensation Committee
Our Compensation Committee consists of four directors: Mr. Klosk (chairperson), Dr. Brown, Mr. Myers and Dr. Traber. Each such member of the Compensation Committee is independent applying the definition of independence under the listing standards of Nasdaq. The Compensation Committee meets at least two times during each year.
Each member of our Compensation Committee must (i) be one of our independent directors satisfying the independence requirements of Nasdaq and other applicable regulatory requirements; (ii) qualify as an “outside director” under Section 162(m) of the Code and (iii) meet the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as permitted by Nasdaq, members of the Compensation Committee must not accept any consulting, advisory or the other compensatory fee from us or any of our subsidiaries. In determining whether a director is eligible to serve on the Compensation Committee, the Caladrius Board must consider whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries to determine whether such affiliation would impair the director’s judgment as a member of the Compensation Committee.
The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically determines and approves salaries, bonuses and equity-based compensation for our executive officers.
We have adopted a Compensation Committee charter which outlines the Compensation Committee’s primary duties which are to:
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evaluate the performance of the Chief Executive Officer in light of our goals and objectives and determine and approve the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Compensation Committee shall deem appropriate;

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determine and approve all executive officer compensation;

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approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

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review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;

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review and approve changes to our equity-based compensation plans other than those changes that require stockholder approval under the plans, the requirements of Nasdaq or any exchange on which our securities may be listed and/or any applicable law;

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review and recommend to the full Board changes to our equity-based compensation plans that require stockholder approval under the plans, the requirements of Nasdaq or any exchange on which our securities may be listed and/or any applicable law;

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review and approve changes in our retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

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administer our equity-based compensation plans; and

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approve, as required by applicable law, the annual Compensation Committee report on executive compensation for inclusion in our proxy statement.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain advice from compensation consultants, independent legal counsel and other advisers, and is directly responsible for the retention, termination, compensation and oversight of the work of any such consultant, counsel or other adviser. In selecting a consultant, counsel or other adviser, the Compensation Committee must, as required by Nasdaq rules, take into consideration all factors relevant to such person’s independence from management, including all factors that Nasdaq identifies in its listing standards.
The Compensation Committee has the authority to retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. Since March 2015 the Compensation Committee engaged the services of Radford/AON (“Radford”), national executive compensation consulting firms, with expertise in the life science industry to review and provide recommendations concerning all of the components of the Caladrius’ executive and director compensation program. Radford performs services solely on behalf of the Compensation Committee and have no relationship with the Company or management except as may relate to performing such services. Radford assisted the Compensation Committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group for 2016 compensation actions. Radford also assisted the Compensation Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of Radford pursuant to SEC rules and the corporate governance rules of NASDAQ and concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee.
A current copy of the Compensation Committee charter is available to stockholders on our website, www.caladrius.com. The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the Chief Executive Officer may make recommendations to the Compensation Committee relating to executive and director compensation, but consistent with Nasdaq rules, he may not be present during deliberations or voting regarding his own compensation.
Nominating and Governance Committee
Our Nominating and Governance Committee consists of three directors: Mr. Myers (chairperson), and Drs. Brown and Traber. The Nominating and Governance Committee is empowered by the Caladrius Board to recommend to the Caladrius Board qualified individuals to serve on the Caladrius Board and to identify the manner in which the Nominating and Governance Committee evaluates nominees recommended for the Caladrius Board. All members of the Nominating and Governance Committee have been determined to be

“independent directors” pursuant to the definition contained in the rules of NASDAQ and SEC regulations. The Caladrius Board has adopted a Nominating and Governance Committee charter to govern the Nominating and Governance Committee, a current copy of which is available to stockholders on our website, www.caladrius.com.
Additional Board Committee:
The Caladrius Board also maintains the following additional committee:
Science and Technology Committee:   The Science and Technology Committee consists of four directors: Drs. Traber (chairperson), Brown and Mazzo, and Mr. Klosk. This committee is authorized to review the science, clinical and regulatory strategy underlying the Caladrius’ research and development organization. It also reviews the interactions of the research and development organization with health care providers and regulatory bodies.
Qualifications for Board Membership
The Nominating and Governance Committee Charter and our Nominating and Governance Committee Policy Regarding Qualification of Directors attached thereto (the “Board Membership Guidelines”) describe the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee, among other factors listed in the Board Membership Guidelines:
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should possess the highest personal and professional standards of integrity and ethical values;

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must be committed to promoting and enhancing the long term value of Caladrius for our stockholders;

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should not have any interests that would materially impair his or her ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to Caladrius and our stockholders;

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must be able to represent fairly and equally all of our stockholders without favoring or advancing any particular stockholder or other constituency of Caladrius;

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must have demonstrated achievement in one of more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

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must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to ours;

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must have adequate time to devote to the Caladrius Board and its committees; and

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is expected to have sound judgment, derived from management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

Diversity Considerations in Director Nominations
We do not have a formal diversity policy. We believe the Caladrius Board represents a collection of individuals with a variety of complementary skills which, as a group, constitute the appropriate skills and experience to oversee our Caladrius’ business. Our directors come from diverse backgrounds, including medicine, private equity, and management of pharmaceutical and healthcare-related companies, including cell therapy.
The charter of our Nominating and Governance Committee provides that “[e]ach nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Caladrius Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.” In accordance with the mission set out in its charter, our Nominating and Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Caladrius Board. As part of its evaluation of each candidate, our Nominating and Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.
Nominating and Governance Committee Procedures
The Caladrius Board generally believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Caladrius Board will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election or is not re-nominated if a vacancy on the Caladrius Board occurs between annual stockholder meetings or if the Caladrius Board believes it is in our best interests to expand its size, the Caladrius Board may seek out potential candidates for Caladrius Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Nominees for director must be discussed by the full Board and approved for nomination by the affirmative vote of a majority of the Caladrius Board, including the affirmative vote of a majority of the independent directors.
The Nominating and Governance Committee assists the Caladrius Board by identifying qualified candidates for director and recommends to the Caladrius Board the director nominees for the annual meeting of stockholders. The Caladrius Board will conduct a process of making a preliminary assessment of each proposed nominee based upon the nominee’s resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Caladrius Board will determine which nominee(s) to include in the slate of candidates that the Caladrius Board recommends for election at each annual meeting of our stockholders.
Procedures for Considering Nominations Made by Stockholders
The Nominating and Governance Committee’s charter and the Procedures for Stockholders Submitting Nominating Recommendations (the “Stockholder Nominating Guidelines”) describe procedures for nominations to be submitted by stockholders, other than candidates who have previously served on the Caladrius Board or who are recommended by the Caladrius Board. The Stockholder Nominating Guidelines state that a nomination must be delivered to our Secretary at our principal executive offices not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders; provided, however, that if the date of the annual meeting of stockholders for the current year is more than 30 days after the first anniversary date of the annual meeting for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the proxy statement for the annual meeting for the current year. The Stockholder Nominating Guidelines require a nomination notice to set forth, as to each person whom the proponent proposes to nominate for election as a director, among other things: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) information that will enable the Nominating and Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter and the Stockholder Nominating Guidelines for director candidates.
There will be no differences in the manner in which the Caladrius Board evaluates nominees recommended by stockholders and nominees recommended by the Caladrius Board or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Caladrius Board.
Stockholder Communications
The Caladrius Board has established a procedure that enables stockholders to communicate in writing with members of the Caladrius Board. Any such communication should be addressed to our Secretary and should be sent to such individual c/o Caladrius Biosciences, Inc., 420 Lexington Avenue, Suite 350, New York, New York 10170. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board. Under the procedures established by the Caladrius Board, upon our Secretary’s receipt of such a communication, a copy of such communication will be sent to each member of the Caladrius Board, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Caladrius Board held more than two days after such communication has been distributed, the Caladrius Board will consider the substance of any such communication.
Board and Committee Meeting Attendance
During the year ended December 31, 2016, the Caladrius Board held 14 meetings, the Audit Committee held five meetings; the Compensation Committee held four meetings and the Nominating and Governance Committee held five meetings. The Caladrius Board, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee each took additional actions by written consent. Each director attended (or participated by telephone in) in at least 75% of the total number of meetings of the Caladrius Board and committees on which he or she served, except Mr. Wei only attended 66% (2 out of 3) of the meetings of the Compensation Committee.
Director Attendance at Annual Stockholder Meetings
We do not have a formal policy regarding attendance by directors at our annual meetings of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. All incumbent Board members attended Caladrius’ annual meeting in 2016.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Caladrius’ directors, certain officers of Caladrius, and persons who beneficially own more than 10% of a registered class of Caladrius’ equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by the SEC to furnish Caladrius with copies of all Section 16(a) reports that they file.
Based solely on a review of  (i) Forms 3 and 4 and amendments thereto furnished to Caladrius during 2016, (ii) any Forms 5 and amendments thereto furnished to Caladrius with respect to 2016, and (iii) any written representations that no Form 5 was required, Caladrius believes that all such parties subject to the reporting requirements of Section 16(a) filed on a timely basis all such reports required during and with respect to the fiscal year ended December 31, 2016, except that fifteen reports were filed late by Douglas Losordo, Joe Talamo, David Mazzo, Robert Preti, RimAsia Capital Partners, L.P., RimAsia Capital Partners Manager, Ltd., RimAsia Capital Partners GP, L.P., RimAsia Capital Partners GP, Ltd. and Eric Wei.
Code of Ethics
We have adopted a code of ethics that applies to our directors, officers and employees, except to our Chief Executive Officer, Chief Financial Officer, and any principal accounting officer, controller, or persons performing similar functions (“Senior Financial Officers”), who are subject to a separate code of ethics. Both codes of ethics are available on our website, www.caladrius.com. Our Code of Ethics for Senior Financial Officers was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2010.

PROPOSAL NO. 5: THE 2017 ESPP PROPOSAL
THE CALADRIUS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE 2017 ESPP PROPOSAL
The Caladrius Board has unanimously approved the adoption (subject to stockholder approval at the Annual Meeting) of the Caladrius 2017 Employee Stock Purchase Plan (the “2017 ESPP”). If approved by stockholders, the 2017 ESPP will be effective on January 1, 2017.
The 2017 ESPP is being proposed as an amendment and restatement to the NeoStem, Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP”) in order to effect the following changes: (1) to increase the maximum number of shares that employees may purchase from 50,000 to 100,000, because only 4,454 shares remain available for purchase as of December 31, 2016, (2) to extend the term of the plan by ten years so that it expires in 2027 rather than in 2021, (3) to change the name of the plan to reflect Caladrius’ name change, and (4) to improve the plan’s provisions relating to data privacy and claims procedures. The Caladrius Board believes that continuation of an employee stock purchase plan is in Caladrius’ best interest and therefore recommends adoption of the new 2017 ESPP.
The following is a summary of certain terms of the 2017 ESPP. This summary is qualified in its entirety by reference to the full text of the 2017 ESPP, which is attached as Annex C to this proxy statement and is incorporated herein by reference. The terms described below reflect no change to those of the 2012 ESPP, other than those mentioned above and specifically identified below.
Purpose.   The purpose of the 2017 ESPP is to provide eligible employees of Caladrius and of subsidiaries designated by the Caladrius Board with an opportunity to continue to purchase shares of our common stock as they have been doing through accumulated payroll deductions pursuant to the 2012 ESPP. By encouraging stock ownership, Caladrius seeks to attract, retain and motivate employees and to encourage them to devote their best efforts to the business and financial success of Caladrius.
Plan Periods; Investment Limitations.   The 2017 ESPP will permit eligible employees to continue to purchase our common stock through payroll deductions during twenty consecutive semi-annual offerings, beginning on January 1, 2017 (each six-month offering period, an “Offering Period”). Employee purchases will be made on a semi-annual basis on the last trading day of each Offering Period (the last trading day of each Offering Period being referred to as an “Exercise Date”). Employees who participate in the 2017 ESPP will authorize Caladrius to withhold from each paycheck during the relevant Offering Period a specific whole percentage of their “Compensation” (as defined in the 2017 ESPP) subject to the following limitations: (i) no more than 15% of the Compensation that an employee receives on each payday during the Offering Period may be withheld; and (ii) no more than $25,000 may be invested by any participant in any calendar year. To make an election to participate in the 2017 ESPP, an employee will complete a “Subscription Agreement” authorizing payroll deductions and file it with Caladrius’ payroll office prior to the applicable Enrollment Date (as hereinafter defined). If our stockholders do not approve the 2017 ESPP at the Annual Meeting, then the 2017 ESPP and the Offering Period that commenced on January 1, 2017 shall automatically terminate without any issuance of any shares of our common stock, and a cash amount shall be paid to each participant that is equal to the amount of his or her account.
Caladrius will utilize participants’ accumulated payroll deductions to purchase full shares of our common stock at the purchase price determined in accordance with the formula described below, subject to certain purchase limitations. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s “account” under the 2017 ESPP for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in the 2017 ESPP. Accumulated payroll deductions will be commingled with general assets of Caladrius and will not accrue interest.
Eligibility.   In order to be eligible to participate in the 2017 ESPP for any Offering Period, an individual (i) must have been employed on a full-time basis during the 90 days preceding, and on, the first trading day of the relevant Offering Period (each such day at the commencement of an Offering Period, an “Enrollment Date”) by Caladrius or a subsidiary of Caladrius that has been authorized to participate in the 2017 ESPP by the Caladrius Board, the Compensation Committee of the Caladrius Board or such other

Committee designated by the Board to administer the 2017 ESPP (the “Committee”) and (ii) must not own five percent or more of Caladrius’ voting stock. For purposes of the 2017 ESPP, a participant will be deemed to be employed on a full-time basis if he or she works more than 20 hours per week.
Purchase Price; Payment.   Each participant in the 2017 ESPP will be granted an option, effective as of the Enrollment Date of an Offering Period, to purchase on the Exercise Date during such Offering Period up to a number of shares of our common stock determined by dividing such participant’s payroll deductions accumulated as of the Exercise Date by the applicable ESPP Purchase Price (as hereinafter defined). For any Offering Period, shares of our common stock will be purchased under the 2017 ESPP on the Exercise Date at a per share purchase price equal to (i) 85% of the closing price of a share of our common stock on the Enrollment Date of such Offering Period or (ii) 85% of the closing price of a share of our common stock on the Exercise Date of such Offering Period, whichever is lower (the “ESPP Purchase Price”); provided, however, that in the event the Caladrius Board determines that the ongoing operation of the 2017 ESPP may result in unfavorable financial accounting consequences, the Caladrius Board may, in its discretion and, to the extent necessary or desirable, modify or amend the 2017 ESPP to reduce or eliminate such accounting consequence including but not limited to altering the ESPP Purchase Price for any Offering Period including an Offering Period underway at the time of the change in ESPP Purchase Price.
Shares purchased under the 2017 ESPP will be credited to and held under a stock purchase account in the participant’s name maintained by a brokerage firm or other third-party designated by the Committee. Subject to such rules and procedures as may be prescribed by the Committee, a participant may withdraw shares in his or her stock purchase account from time to time. Cash dividends, if any, paid with respect to shares of our common stock credited to a participant’s stock purchase account, will be paid directly to the participant once each quarter. A participant may elect to have such cash dividends, if any, reinvested in shares of our common stock. Such shares shall be purchased on the open market by a brokerage firm on the behalf of the participant, subject to applicable Caladrius policies. Any shares purchased with dividend proceeds will not count in determining the maximum number of shares available for issuance under the 2017 ESPP, nor will such shares count against the maximum number of shares that may be purchased by a participant on any Exercise Date.
Withdrawals; Increases and Reductions.   A participant that has enrolled in the 2017 ESPP for any Offering Period may withdraw from the 2017 ESPP by delivering a withdrawal notice form in the manner prescribed by the Committee. All of the participant’s accumulated payroll deductions shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period by such participant. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to Caladrius a new Subscription Agreement providing notice of the participant’s desire to recommence participation and authorizing payroll deductions. Upon a participant’s ceasing to be an employee, for any reason, he or she shall be deemed to have elected to withdraw from the 2017 ESPP and the payroll deductions accumulated by such participant during the Offering Period but not yet used to exercise the participant’s option shall be returned to such participant or, in the case of his or her death, to the beneficiary designated by the participant (or if none, to the participant’s estate), and such participant’s option shall be automatically terminated.
A participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with Caladrius a new Subscription Agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five business days after Caladrius’ receipt of the new Subscription Agreement. A participant’s Subscription Agreement shall remain in effect for successive Offering Periods unless a new Subscription Agreement is filed by the participant prior to the commencement of such Offering Period or the then existing Subscription Agreement is terminated as described in the preceding paragraph.
Shares Covered by the Plan.   A total of 100,000 shares of our common stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, combinations or reclassifications of the common stock, or similar occurrences) may be purchased pursuant to the 2017 ESPP. This maximum represents an increase by 50,000 shares in the limit set forth under the 2012 ESPP.

Certain Corporate Events and Transactions.   Unless provided otherwise by the Caladrius Board, in the event of the proposed dissolution or liquidation of Caladrius, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed dissolution or liquidation and a cash amount shall be paid to each participant that is equal to the amount of his or her accrued but unused payroll deductions. In the event of a proposed sale of all or substantially all of the assets of Caladrius, or the merger of Caladrius with or into another corporation, each outstanding option under the 2017 ESPP shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Caladrius Board may terminate any Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of Caladrius’ proposed sale or merger. The Caladrius Board shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period pursuant to the 2017 ESPP.
Administration.   The 2017 ESPP will be administered by the Compensation Committee. The Committee has full and exclusive discretionary authority to construe, interpret and apply the terms of the 2017 ESPP, to determine eligibility and to adjudicate all disputed claims filed under the 2017 ESPP Every finding, decision and determination made by the Committee shall, to the fullest extent permitted by law, be final and binding upon all parties.
Amendment or Termination.   The Caladrius Board may at any time and for any reason terminate or amend the 2017 ESPP. Except as described above under the caption “Certain Corporate Events and Transactions,” no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Caladrius Board on any Exercise Date if the Caladrius Board determines that the termination of the Offering Period or the 2017 ESPP is in the best interests of Caladrius and its stockholders. Except as provided under the caption “Certain Corporate Events and Transactions” and in this paragraph, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Caladrius Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in Caladrius’ processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Caladrius Board (or its Committee) determines in its sole discretion advisable which are consistent with the 2017 ESPP. In the event the Caladrius Board determines that the ongoing operation of the 2017 ESPP may result in unfavorable financial accounting consequences, the Caladrius Board may, in its discretion and, to the extent necessary or desirable, modify or amend the 2017 ESPP to reduce or eliminate such accounting consequence including, but not limited to (i) altering the ESPP Purchase Price for any Offering Period including an Offering Period underway at the time of the change in ESPP Purchase Price; (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Caladrius Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any plan participants.
Transferability.   Neither payroll deductions accumulated by a participant nor any rights with regard to the exercise of a 2017 ESPP option or the receipt of shares under the 2017 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or through the designation of a beneficiary as permitted by the 2017 ESPP) by a participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that Caladrius may treat such act as an election to withdraw funds from an Offering Period.

No Employment Rights; Data Privacy; Claims.   The 2017 ESPP does not create any right to continued employment and shall not be deemed to interfere with Caladrius’ right to terminate or otherwise modify an employee’s employment at any time. The 2017 ESPP adds provisions that are intended to enable Caladrius to better comply with applicable data privacy laws affecting participants, and to be promptly alerted to any claims through imposition of a 45-day period within which they must be brought to Caladrius’ attention.
Federal Income Tax Consequences.   The 2017 ESPP is intended to qualify as an “employee stock purchase plan”, as defined in Section 423 of the Code. Under such a plan, an employee does not realize income at the time of entry into the 2017 ESPP or upon the purchase of shares of our common stock. If no disposition of the common stock is made within two years from the first day of the Offering Period during which the shares were purchased and one year from the date the share is purchased by the employee under the 2017 ESPP, upon subsequent disposition of the stock, the employee will realize ordinary income equal to the lesser of  (a) the excess of the fair market value of the stock at the time of disposition over the purchase price or (b) the excess of the fair market value of the stock at the time the option was granted over the exercise price. Any excess of appreciated value is considered a capital gain. In order to qualify for capital gains tax treatment, the employee must hold the stock to a date that is more than two years from the first day of the Offering Period during which the shares were purchased and one year from the date of purchase. If these holding requirements are met, Caladrius is not entitled to any deduction for tax purposes. On the other hand, if the employee does not meet the holding period requirements, the employee realizes at the time of disposition ordinary income to the extent of the difference between the price paid for the shares and the fair market value on the purchase date, irrespective of the price at which the employee disposes of the shares, and an amount equal to such ordinary income is deductible by Caladrius in the year of the disposition.
Directors who are not employees will not be eligible to participate in the 2017 ESPP. The benefits that will be received under the 2017 ESPP by our current executive officers and by all eligible employees are not currently determinable. Caladrius estimates that approximately 35 employees of Caladrius and its subsidiaries will be eligible to participate upon commencement of the first Offering Period of the 2017 ESPP.
On April 6, 2017, our common stock closed at $4.57 per share on the Nasdaq.
Disclosure of Equity Compensation Plan Information as of December 31, 2016
The following table provides information as of December 31, 2016 regarding shares of our common stock that may be issued under our existing equity compensation plans, including our 2003 Stock Option and Incentive Plan (the “2003 Plan”), the 2009 Plan, our 2012 Employee Stock Purchase Plan (the “2012 ESPP Plan”) and the 2015 Plan. No equity securities were authorized for issuance under equity compensation plans not approved by stockholders.
	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options(1)	Weighted Average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	952,790	$39.90	61,661(3)

(1)
Includes stock options only; does not include purchase rights accruing under the 2012 ESPP Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(2)
Consists of the 2003 Plan, the 2009 Plan, the 2012 ESPP Plan and the 2015 Plan.

(3)
Includes shares available for future issuance under the 2009 Plan and the 2012 ESPP Plan.

Required Vote; Recommendation of the Caladrius Board
Approval of the 2017 ESPP Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the 2017 ESPP Proposal.
THE CALADRIUS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE 2017 ESPP PROPOSAL.

PROPOSAL NO. 6: THE NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE CALADRIUS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
Background of the Proposal
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our Chief Executive Officer and our other Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC rules.
Executive Compensation
We believe that our executive compensation programs, which are reviewed and approved by the Compensation Committee, are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Stockholders are encouraged to review carefully the “Executive Compensation” section of this proxy statement for additional details about Caladrius’ executive compensation, including information about the fiscal year 2016 compensation of our Named Executive Officers.
We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this proxy statement. Accordingly, we are asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation of Caladrius’ Named Executive Officers, as disclosed in Caladrius’ Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosure is hereby APPROVED.”
Required Vote; Recommendation of the Caladrius Board
Approval of the Say-on-Pay Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy, entitled to vote and voting on the Say-on-Pay Proposal
The say-on-pay vote is advisory, and therefore not binding on Caladrius, the Compensation Committee or the Caladrius Board. Nevertheless, the Caladrius Board and our Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Caladrius Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
THE CALADRIUS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 7: THE AUDITOR RATIFICATION PROPOSAL
THE CALADRIUS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL
Re-Appointment of Grant Thornton LLP
Grant Thornton currently serves as our independent registered public accounting firm and has audited our financial statements for the year ended December 31, 2016. Grant Thornton was initially appointed as our independent registered public accounting firm in 2011.
Grant Thornton has again been appointed by the Audit Committee of the Caladrius Board (the “Audit Committee”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2017. The Caladrius Board is submitting this appointment to our stockholders for ratification at the Annual Meeting.
Representatives of Grant Thornton at Annual Meeting
Representatives of Grant Thornton are expected to be present at the Annual Meeting, to have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
Accounting Fees and Other Accounting Matters
Grant Thornton was engaged to serve as Caladrius’ independent registered public accounting firm in 2016 and 2015, and accordingly, audited Caladrius’ financial statements for the fiscal years ended December 31, 2016 and 2015. The following table sets forth a summary of the fees billed or expected to be billed to us by Grant Thornton for professional services rendered for the fiscal years ended December 31, 2016 and 2015.
Fee Category	Fiscal 2016 Fees	Fiscal 2015 Fees
Audit Fees(1)	$554,049	$779,088
Audit-Related Fees(2)	$21,000	$262,500
Tax Fees(3)	$—	$—
All Other Fees	$—	$—
Total Fees	$575,049	$1,041,588

(1)
Audit Fees consist of aggregate fees billed or expected to be billed for professional services rendered for the audit of Caladrius’ annual consolidated financial statements included in Caladrius’ Annual Reports on Form 10-K and review of the interim consolidated financial statements included in Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2016 and 2015, respectively.

(2)
Audit-Related Fees consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Caladrius’ consolidated financial statements and are not reported under “Audit Fees.” The audit related services performed in 2016 were for services provided at Caladrius’ subsidiary.

(3)
Tax Fees consist of aggregate fees billed or expected to be billed for professional services rendered for tax compliance, tax advice and tax planning. These fees related to preparation of Caladrius’ federal and state income tax returns and other tax compliance activities.

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and approves in advance any services to be performed by the independent registered public accounting firm, whether audit-related or not. The Audit Committee reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm. All of the fees shown above were pre-approved by the Audit Committee.

Required Vote; Recommendation of the Caladrius Board
Approval of the Auditor Ratification Proposal requires the affirmative vote of a majority of the stock present in person or represented by proxy entitled to vote and voting on the Auditor Ratification Proposal.
THE CALADRIUS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The tables below provide information regarding the beneficial ownership of Caladrius’ common stock as of April 6, 2017 by: (i) each of Caladrius’ directors; (ii) Caladrius’ Named Executive Officers; (iii) all of Caladrius’ current directors and executive officers as a group; and (iv) each beneficial owner of more than five percent of Caladrius’ common stock.
Beneficial ownership is determined in accordance with SEC rules and regulations, and generally includes voting power or investment power with respect to securities held. Unless otherwise indicated and subject to applicable community property laws, we believe that each of the Caladrius stockholders named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned. Securities that may be beneficially acquired within 60 days after April 6, 2017 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person.
The tables below list the number and percentage of shares beneficially owned based on 8,942,499 shares of Caladrius common stock outstanding as of April 6, 2017.
Directors and Named Executive Officers
Name of Beneficial Owner	Total Shares Beneficially Owned (#)	Percentage
David J. Mazzo	182,268(1)	2.0%
Robert A. Preti, Ph.D.	121,437(2)	1.3%
Douglas Losordo, M.D.	75,916(3)	*
Gregory B. Brown, M.D.	4,150	*
Richard Berman	12,038(4)	*
Steven S. Myers	49,646(5)	*
Eric H.C. Wei	219,523(6)	2.4%
Steven Klosk	9,870(7)	*
Peter G. Traber, M.D.	8,600(8)	*
All Directors and executive officers as a group (ten persons)	745,615(9)	8.0%

*
Beneficial ownership is less than 1%

(1)
Includes options to purchase up to 107,249 shares of our common stock which are exercisable within 60 days of March 23, 2017.

(2)
Includes (i) options to purchase up to 75,130 shares of our common stock which are exercisable within 60 days of March 23, 2017, and (ii) warrants to purchase up to 3,432 shares of our common stock which are exercisable within 60 days of March 23, 2017.

(3)
Includes options to purchase up to 49,750 shares of our common stock which are exercisable within 60 days of March 23, 2017.

(4)
Includes options to purchase up to 4,860 shares of our common stock which are exercisable within 60 days of March 23, 2017.

(5)
Includes options to purchase up to 4,860 shares of our common stock which are exercisable within 60 days of March 23, 2017.

(6)
Includes (i) options to purchase up to 3,000 shares of common stock which are exercisable within 60 days of March 23, 2017; (ii) warrants to purchase up to 40,000 shares of our common stock which are exercisable within 60 days of March 23, 2017 which are held by RimAsia Capital Partners L.P. (“RimAsia”); RimAsia Capital Partners GP, L.P. (“RimAsia GP”) is the general partner of RimAsia; (iii) 4,300 shares by Mr. Wei, individually; (iv) 171,023 shares of common stock by RimAsia Capital

Partners L.P., a Cayman Islands exempted limited partnership (“RimAsia LP”), and (v) 1,200 shares of common stock by RimAsia Capital Partners Manager, Ltd., a Cayman Islands exempted company (“RimAsia Manager”); RimAsia Capital Partners GP, Ltd. (“RimAsia Ltd.”) is the general partner of RimAsia GP. RimAsia Manager is the fund manager of RimAsia GP and the manager of RimAsia. Mr. Wei is the managing partner of RimAsia, and indirect partner of RimAsia GP, a director of RimAsia Ltd. and a director of RimAsia Manager.
(7)
Includes options to purchase up to 3,370 shares of our common stock which are exercisable within 60 days of March 23, 2017.

(8)
Includes options to purchase up to 4,300 shares of our common stock which are exercisable within 60 days of March 23, 2017.

(9)
Includes options and warrants to purchase up to 336,304 shares of our common stock which are exercisable within 60 days of March 23, 2017.

Five Percent Holders
The following table sets forth information regarding the number and percentage of shares of Caladrius common stock held by all persons and entities known by us to beneficially own five percent or more of our outstanding common stock. The information regarding beneficial ownership of the persons and entities identified below is included in reliance on reports filed by the persons and entities with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of Caladrius common stock outstanding on April 6, 2017.
Name and Address of Beneficial Owner	Shares of Caladrius Stock Beneficially Owned	Percentage
Sanford(1)	1,059,322	11.8%
IEA Private Investments Ltd.(2)	798,600	8.8%

(1)
Based on information provided in a Schedule 13G filed by Sanford and Sanford Health on September 21, 2016, as amended by an amendment to Schedule 13G filed by Sanford and Sanford Health on March 23, 2017 (the “Sanford 13G”), consists of 1,059,322 shares of Caladrius common stock over which Sanford and Sanford Health share voting and dispositive power. According to the Sanford 13G, Sanford and Sanford Health purchased 635,593 shares of Caladrius common stock on September 16, 2016 pursuant to a Stock Purchase Agreement dated as of September 14, 2016 between Caladrius and Sanford Health (the “Stock Purchase Agreement”). The Stock Purchase Agreement required Sanford Health to purchase an additional 423,729 shares of Caladrius common stock in the event certain events occur in the future. On March 22, 2017, Sanford Health purchased the additional 423,729 shares. According to the Sanford 13G, Sanford Health is a wholly owned subsidiary of Sanford. The principal business office of Sanford is: 801 Broadway N Fargo, North Dakota, 58122. The principal business office of Sanford Health is: 1305 W. 18th St., Sioux Falls, South Dakota 57105.

(2)
Based on information provided in an Amendment to Schedule 13G filed by IEA Private Investments Ltd., Mark Siao Hing Pu and Amy Wu Yee on February 14, 2017, consists of 712,678 shares of common stock and warrants to purchase an additional 85,922 shares of common stock, over which IEA Private Investments Ltd., Mark Siao Hing Pu and Amy Wu Yee share voting and dispositive power. The investment and voting decisions of IEA Private Investments Ltd. are made by its board of directors, consisting of Mark Siao Hing Pu and Amy Wu Yee, each of whom, in such capacity, may be deemed to beneficially own such shares. The business address of IEA Private Investments Ltd. is 3003A, ONE Exchange Square, 8 Connaught Place, Central, Hong Kong.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Caladrius does not have any relationships or related party transactions that require disclosure pursuant to Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION
2016 Summary Compensation Table
The following table sets forth the total compensation paid or accrued during the last two fiscal years with respect to (i) our Chief Executive Officer, and (ii) our two other most highly compensated executive officers, who earned more than $100,000 during the fiscal year ended December 31, 2016, and were serving as executive officers as of such date.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total Compensation
David J. Mazzo, President and Chief Executive Officer (2)	2016	$559,533	$480,583(3)	$133,192	$287,591	$26,873(4)	$1,487,772
	2015	$541,371	$—	$736,010	$883,057	$665,096(5)	$2,825,534
Robert Preti, President and Chief Scientific Officer of PCT(6)	2016	$476,792	$561,302(7)	$47,576	$110,246	$5,911(8)	$1,201,827
	2015	$410,000	$—	$—	$316,652	$4,911(9)	$731,563
Douglas Losordo, Chief Medical Officer	2016	$415,800	$182,813(10)	$53,818	$99,967	$7,860(11)	$760,259
	2015	$405,000	$—	$15,900	$145,483	$17,826(12)	$584,209

(1)
Amounts shown under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, in accordance with SEC rules. See Note 13 to the Notes to the Consolidated Financial Statements in our 2016 Form 10-K, for a discussion of assumptions made in such valuations. All stock awards, option awards and other shares discussed in this table were issued under the Plan and the 2009 Plan, with a per share price generally equal to the fair market value of a share of our common stock on the date of grant.

(2)
Effective January 5, 2015, Dr. Mazzo was appointed to serve as Chief Executive Officer of the Company.

(3)
Consisted of 2015 bonus of  $158,868 approved by the compensation committee after the completion of the Hitachi transaction in March 2016, and the 2016 bonus of  $321,716 paid in March 2017.

(4)
Consisted of  (i) a car allowance of  $12,000, (ii) $8,987 of Company 401(k) match, and (iii) a life and disability insurance allowance of  $5,886.

(5)
Consisted of  (i) a tax gross up $641,915 on stock awards, (ii) a car allowance of  $12,000, (iii) $4,178 of Company 401(k) match and (iv) a life and disability insurance allowance of  $7,003.

(6)
Dr. Preti resigned from his position as an executive officer of Caladrius on March 16, 2017. See “Proposal No.1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale—Incentive and Retention Agreement with Dr. Preti” beginning on page 45.

(7)
Consisted of  (i) a sign on bonus of  $150,000, pursuant to the Amended Employment Agreement dated March 11, 2016, (ii) 2015 bonus of  $215,190 approved by the compensation committee after the completion of the Hitachi transaction in March 2016 and (iii) the 2016 bonus of  $196,112 paid in March 2017.

(8)
Consisted of  (i) $4,911 of Company 401(k) match and (ii) a club membership allowance of  $1,000.

(9)
Consisted of  $4,911 of Company 401(k) match.

(10)
Consisted of 2015 bonus of  $53,663 approved by the compensation committee after the completion of the Hitachi transaction in March 2016, and the 2016 bonus of  $129,150 paid in March 2017.

(11)
Consisted of  $7,860 paid by us on behalf of Dr. Losordo for life insurance.

(12)
Consisted of  (i) a tax gross up of  $9,326 on stock awards, and (ii) $8,500 paid by us on behalf of Dr. Losordo for life insurance.

Caladrius Employment Agreements and Equity Grants
Employment Agreements and Other Arrangements with Executive Officers
This section contains a description of the employment agreements and certain other arrangements that Caladrius has or had during the years ended December 31, 2015 through March 2017, with the Named Executive Officers listed in the Summary Compensation Table. All descriptions are qualified in their entirety by reference to such agreements. The descriptions to follow provide further information about the compensation that is shown in the Summary Compensation Table and the Grants of Plan Based Awards Table for the respective officers. They also give you information about payments that could be received by these officers under certain circumstances at such time as their employment with Caladrius ends, for example, certain severance arrangements.
David J. Mazzo, Ph.D.—President and Chief Executive Officer
In connection with his appointment as Caladrius’ Chief Executive Officer, Dr. Mazzo and Caladrius entered into an employment agreement dated and effective as of January 5, 2015 (the “Commencement Date”), as amended January 16, 2015 (the “First Amendment”), and as further amended on July 25, 2016 (the “Second Amendment”), setting forth the terms and conditions of Dr. Mazzo’s employment with Caladrius. The employment agreement, which has an initial four-year term thereafter renewable for successive one-year periods by mutual agreement, provides that Dr. Mazzo shall (i) receive base salary of $545,000, subject to annual review and increases as may be approved by the Compensation Committee; (ii) be eligible for an annual cash bonus with a target of 55% (and up to a maximum of 100%) of his base salary; (iii) in addition to serving as Chief Executive Officer, serve as a member of the Board, subject to election and/or re-election by Caladrius’ stockholders; (iv) receive an annual expense allowance of  $12,000 and reimbursement of business expenses, and be eligible for payment by Caladrius of up to $10,000 annually for supplemental term life and supplemental long-term disability coverage; and (v) payment of up to $10,000 of legal fees incurred by Dr. Mazzo in connection with negotiation of his employment agreement. Additionally, pursuant to his employment agreement, as amended, Dr. Mazzo was granted under Caladrius’ 2015 Plan (i) an option to purchase 40,000 shares of our common stock at a per share exercise price equal to the closing price of our common stock on the Commencement Date, providing for vesting as to 10,000 of the option shares immediately upon grant with the remainder of the option shares scheduled to vest subject to Dr. Mazzo’s continued employment in a series of sixteen successive quarterly installments (1,875 shares each) over the four years following the Commencement Date; (ii) 15,195 immediately vested shares of our common stock (or 8,357 shares, net of shares withheld for taxes); and (iii) 13,813 shares of our restricted common stock (or 7,597 shares, net of shares withheld for taxes) vesting in two equal installments subject to the satisfaction of two individual milestones to be mutually established by the Compensation Committee (or the Executive Chairman) and Dr. Mazzo within three months following the First Amendment Date, and subject to Dr. Mazzo’s continued employment on each of the applicable milestone vesting dates.
The employment agreement provides that Caladrius may terminate Dr. Mazzo’s employment at any time upon notice, and Dr. Mazzo may terminate at any time upon 90 days’ prior written notice. If Dr. Mazzo’s employment is terminated by Caladrius without “cause” (and other than due to death or “disability”) or by Dr. Mazzo for “good reason” (in each case as defined in the employment agreement), and provided Dr. Mazzo timely executes (and does not revoke) a general release of claims against Caladrius and related parties, Dr. Mazzo would be entitled to (i) continue to receive his then-current base salary for a period of twelve months following termination (the “Severance Period”); (ii) payment of a pro-rated bonus equal to 50% of his base salary in effect on the termination date multiplied by a fraction representing the portion of the calendar year preceding the termination date during which Dr. Mazzo was employed by Caladrius; (iii) accelerated vesting of 25% of Dr. Mazzo’s outstanding unvested equity awards and extension of exercisability of such awards for the shorter of one year following termination or the remaining term of the award; and (iv) payment of a portion of COBRA premiums during the Severance Period. In the event Dr. Mazzo’s employment terminates because Caladrius does not offer to extend the term of the employment agreement, and provided Dr. Mazzo timely executes (and does not revoke) a general release of claims in favor of Caladrius and related parties, Dr. Mazzo would be entitled to (i) one year of his base salary continuation, (ii) payment of COBRA premiums during the Severance Period; and

(iii) treatment of stock options in accordance with Caladrius’ equity plan. If Dr. Mazzo’s employment terminates due to his death or disability, and provided Dr. Mazzo (or, if applicable, his estate) timely executes (and does not revoke) a general release of claims in favor of Caladrius and related parties, then Dr. Mazzo (or, if applicable, his estate) would be entitled to (i) payment of COBRA premiums and (ii) treatment of stock options in accordance with Caladrius’ equity plan. Pursuant to the Second Amendment, if Caladrius terminates Dr. Mazzo’s employment without “cause” (other than by reason of death or disability) or Dr. Mazzo voluntarily terminates his employment for “good reason” during the period commencing on the effective date of a “change in control” (as defined in the employment agreement) and ending on the second anniversary of the effective date of a “change in control,” Caladrius will extend the Severance Period above through the fifteen month anniversary of the termination date and pay Dr. Mazzo a lump sum amount equal to 125% of Dr. Mazzo’s then annual target bonus and increase Dr. Mazzo’s COBRA assistance period through the fifteen month anniversary of the termination date.
Robert A. Preti, Ph.D.—Senior Vice President, Manufacturing and Technical Operations, Chief Technology Officer and President of PCT
On September 23, 2010 we entered into a four year employment agreement with Robert A. Preti, Ph.D. which became effective on January 19, 2011 (the “Commencement Date”). Pursuant to his employment agreement, Dr. Preti serves as President and Chief Scientific Officer of PCT. The employment agreement provided for, among other things, (i) an initial annual base salary of  $330,000, increasing to $350,000 on January 19, 2012, and (ii) an option to purchase 4,000 shares of our common stock under the 2015 Plan at a per share exercise price of  $150.00, vesting as to 1,000 shares on each of the first, second, third and fourth annual anniversaries of the Commencement Date, and (iii) eligibility for cash bonuses as determined by the Compensation Committee. The employment agreement further provided that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), Dr. Preti would be entitled to certain post-termination benefits in consideration of executing a release and a confidentiality, non-compete, non-solicitation and inventions assignment agreement and compliance therewith, including (i) continuation of his base salary for up to twelve (12) months in accordance with customary payroll practices, (ii) reimbursement of COBRA healthcare premiums for up to twelve (12) months, and (iii) the accelerated vesting for all unvested option shares that would have vested during the twelve (12) months following termination of employment had Dr. Preti remained in the employ of PCT. The Preti Employment Agreement also gave PCT the option, in its sole discretion, to continue Dr. Preti’s base salary for an additional twelve (12) months (for a total of twenty-four (24) months) in consideration for a twelve month extension of the non-competition restrictive covenants to which Dr. Preti is subject. Additionally, we maintain key-man life insurance on Dr. Preti in the amount of  $3,000,000. On April 26, 2012, Dr. Preti elected to participate in the 2012 Option Program with a participating salary equal to $13,750. An additional $20,000 of his annual salary is paid on a quarterly basis through the issuance of shares of our common stock. Effective January 1, 2014, our Compensation Committee increased Dr. Preti’s base salary to $364,000. On January 2, 2013, Dr. Preti was awarded an option to purchase 3,000 shares of our common stock at an exercise price of  $62.00 per share, which vested as to 20% of the shares on the date of grant and as to the remaining shares in 20% increments upon the achievement of specified business milestones. On January 2, 2014, Dr. Preti was awarded an option to purchase 7,500 shares of our common stock at an exercise price of  $77.70 per share, which vested as to 1/6 of the option shares on the grant date, and which is scheduled to vest as to 1/6 of the option shares on each of the first, second and third anniversaries of the grant date, and as to 1/6 of the option shares upon the occurrence of each of two specified business milestones.
On October 27, 2014, Caladrius and Dr. Preti entered into an amendment to: (i) extend the end of the term of his prior employment agreement from January 18, 2015 to January 19, 2016; (ii) provide for a base salary during the term of no less than $364,000; (iii) provide for reimbursement of up to $30,000 for the cost of relocating to and an apartment in New York City during the term upon presentment of invoices; and (iv) provide for the grant to Dr. Preti on the effective date of the amendment of an option under the 2015 Plan to purchase 3,000 shares of the our common stock which provides for vesting as to (A) 1,500 shares on the effective date of the amendment and (B) 1,500 shares on January 19, 2016, and have a per share exercise price equal to the closing price of our common stock on the date of grant and otherwise be subject to the terms of the 2015 Plan.

On August 1, 2014, Dr. Preti was awarded (i) an option to purchase 2,500 shares of our common stock at an exercise price of  $62.10 per share and (ii) 637 shares of our common stock. The awards, which were fully vested upon grant with withholding taxes associated with the stock award paid by Caladrius, were approved by the Compensation Committee as a bonus for the successful completion of an acquisition. On January 2, 2015, Dr. Preti was awarded an option to purchase 5,000 shares of our common stock at an exercise price of  $37.30 per share, vested as to 25% of the option shares on the grant date and scheduled to vest as to 25% of the option shares each upon three milestone vesting criteria.
On December 22, 2015, Dr. Robert A. Preti was elected as a member of Board of Directors for Caladrius in accordance with the terms of his employment agreement, dated as of December 22, 2015. Under the terms of the employment agreement, Dr. Preti was to continue to be employed as Caladrius’ Senior Vice President, Manufacturing and Technical Operations and Chief Technology Officer as well as President of PCT. The initial term of the employment agreement was to expire on December 21, 2018, subject to mutually agreed-upon one-year extensions. Pursuant to the employment agreement, among other things: (i) Caladrius was to pay Dr. Preti a Base Salary of  $475,000; (ii) Dr. Preti was granted options to purchase 20,000 shares of Caladrius’ common stock on December 22, 2015 (the “Initial Grant”). The options with respect to 5,000 shares of the Initial Grant vested immediately upon issuance and the options with respect to the remaining 15,000 shares vest in even increments of 1,250 shares quarterly over a 36-month period, subject to Dr. Preti’s continued employment with Caladrius; (iii) On December 22, 2015, Dr. Preti was granted a $500,000 sign on bonus payable in three equal installments, the initial installment of which was to be paid on the earlier of the date of payment of 2015 performance bonuses to executives of Caladrius or April 1, 2016, and the remaining two installments to be paid on the first and second anniversaries of the initial installment (this $500,000 bonus was never paid under this agreement and instead was restated in his amended agreements dated March 11, 2016); and (iv) Dr. Preti was eligible to receive an annual cash bonus for each full calendar year during the term of the employment agreement. His target annual bonus will be 40% of his base salary, with the actual amount paid determined by Caladrius’ Compensation Committee with input from Caladrius’ CEO based upon the level of achievement of Caladrius’ corporate goals and objectives and Dr. Preti’s individual performance.
On March 11, 2016, Caladrius entered into an Amended and Restated Employment Agreement with Robert A. Preti, PhD, which became effective as of March 11, 2016 (the “Amended Employment Agreement”). The Amended Employment Agreement with Dr. Preti amends and restates the employment agreement entered into between Caladrius and Dr. Preti on December 22, 2015. In addition, on March 11, 2016, Dr. Preti entered into an Employment Agreement with PCT, which became effective as of March 11, 2016 (the “PCT Employment Agreement”). On July 25, 2016, Caladrius entered into an amendment to Dr. Preti’s employment agreement with Dr. Preti (the “Change in Control Amendment”) to provide certain change in control benefits to Dr. Preti. The Amended Employment Agreement and the Change in Control Amendment have both been superseded by the Preti Retention Agreement and are no longer effective, effective on the March 16, 2017 execution of the Purchase Agreement. Dr. Preti continues to serve as President of PCT.
Pursuant to the Amended Employment Agreement, Dr. Preti was to receive (i) an annual Base Salary of  $1,000 and (ii) $150,000 sign-on bonus payable on April 1, 2016. In addition, all prior equity awards granted to him in accordance with his prior employment agreement shall remain in effect and continue to vest in accordance with their terms. Under the Amended Employment Agreement, Dr. Preti is to spend no less than 90% of his business time working on PCT matters.
Pursuant to the Change in Control Amendment, which has now been superseded by the Preti Retention Agreement, if Caladrius had terminated Dr. Preti’s employment without “cause” (other than by reason of death or disability) or Dr. Preti voluntarily terminated his employment for “good reason” during the period commencing on the effective date of a “change in control” (as defined in Dr. Preti’s employment agreement) and ending on the second anniversary of the effective date of a “change in control,” Caladrius would have provided Dr. Preti with (i) a lump sum equal to 100% of Dr. Preti’s then annual target bonus, (ii) twelve months of his then current base salary and (iii) an increase in the amount of COBRA benefits he was to receive to equal the entire monthly premium for such coverage for the twelve-month period such benefits were to have been provided.
Pursuant to the PCT Employment Agreement, Dr. Preti will receive (i) an annual base salary of $475,000, as may be increased from time to time and (ii) a $350,000 sign on bonus payable in two equal installment on March 11, 2017 and March 11, 2018. In addition, Dr. Preti will be eligible to receive an annual cash bonus of up to 40% of his base salary, based on his performance and achievement of corporate goals and objectives, as determined by the PCT Board and four weeks vacation. The initial term of the PCT Employment Agreement will continue until March 10, 2019 and may be renewed for additional one-year periods, subject to a 90-day extension notice to be provided by PCT, or earlier termination as described below. The PCT Employment Agreement provides that PCT may terminate the employment for or without Cause (as such term is defined in the PCT Employment Agreement). In addition, Dr. Preti may voluntarily terminate this employment for Good Reason (as such term is defined in the PCT Employment Agreement) upon written notice to PCT or for any other reason upon six-months’ prior written notice, with PCT’s ability to accelerate such termination. Further, Dr. Preti’s employment will be terminated upon his Disability (as such term is defined in the PCT Employment Agreement) and death. In the event that PCT terminates Dr. Preti’s employment without Case (other than by reason of Disability) or Dr. Preti voluntarily terminates his employment for Good Reason, PCT will, subject to his general release, provide Dr. Preti with the following payments and benefits: (i) a lump-sum amount, equal to the sum of  (A) his earned but unpaid base salary; (B) any bonus amount earned and vested but not paid; (C) any accrued and unused vacation time; (D) any unreimbursed business expense or other amounts due to Dr. Preti as of the termination date and (E) all other payments and benefits to which Dr. Preti then may be entitled to (collectively, “Accrued Rights”); (ii) continuation of his base salary for up to twelve (12) months and (iii) reimbursement of COBRA healthcare premiums for up to twelve (12) months. In the event that during PCT terminates Dr. Preti’s employment for Cause or Dr. Preti voluntarily terminates his employment other than for Good Reason, PCT will have no further obligations other than any Accrued Rights.
In connection with the entry into the Amended Employment Agreement and PCT Employment Agreement, Dr. Preti also entered into a confidentiality agreement, non-compete and invention assignment agreements. The foregoing descriptions of the Amended Employment Agreement and PCT Employment Agreement are only summaries and are qualified in their entirety by reference to the Amended Employment Agreement and PCT Employment Agreement, respectively. Caladrius filed copies of the Amended Employment Agreement and PCT Employment Agreement as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2016 on May 5, 2016.
Concurrently with the entry into the Purchase Agreement, and as a condition thereof, Dr. Preti, entered into an employment agreement with PCT and Hitachi contingent on the Closing, which will replace the PCT Employment Agreement if the Closing occurs. See “Proposal No. 1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale—Employment Agreements with PCT and Hitachi” beginning on page 45. In addition, in connection with the entry into the Purchase Agreement, Caladrius entered into the Preti Retention Agreement, which supersedes all of his prior employment agreements with Caladrius. See “Proposal No. 1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale—Incentive and Retention Agreement with Dr. Preti” beginning on page 45.
Douglas W. Losordo, MD, FACC, FAHA—Senior Vice President, Clinical, Medical and Regulatory Affairs and Chief Medical Officer
In connection with his appointment as Caladrius’ Chief Medical Officer, Douglas W. Losordo, M.D., FACC, FAHA and Caladrius entered into an employment agreement dated and effective as of August 5, 2013 (the “Commencement Date”), as amended July 25, 2016 (the “Amendment”), both of which have now expired. Dr. Losordo and Caladrius subsequently entered into an employment letter, dated August 9, 2016 (the “Employment Letter”), setting forth the terms and conditions of Dr. Losordo’s current employment with Caladrius. Pursuant to his employment agreement, which had an initial three-year term, Dr. Losordo (i) was entitled to receive base salary of  $385,000; (ii) was eligible to receive an annual cash bonus of up to 25% of base salary, as well as any other discretionary bonuses as may be approved by the Compensation Committee from time to time; (iii) was granted on the Commencement Date an option to purchase 7,000 shares of our common stock at a per share exercise price equal to the closing price of our common stock on the Commencement Date, scheduled to vest subject to Dr. Losordo’s continued employment as to 2,000 shares on each of August 5, 2014 and August 5, 2015 and as to 3,000 shares on August 5, 2016; (iv) received a signing bonus of 2,000 shares of our common stock, subject to forfeiture as to 1,000 of such shares in the event Dr. Losordo resigns or is terminated for cause prior to the first anniversary of the Commencement Date; and (v) received a bonus of 1,000 shares of our common stock on each of the first, second and third anniversaries of the Commencement Date provided Dr. Losordo remains employed by Caladrius on such dates. The employment agreement also provided that Dr. Losordo would receive from Caladrius reimbursement for up to $10,000 for legal fees associated with preparation of the employment agreement, up to $20,000 for relocation expenses, up to $5,000 annually for supplemental term life insurance coverage and up to $3,500 for supplemental long term disability coverage. Either party could terminate the employment agreement upon 60 days’ prior written notice to the other party. If Caladrius terminated Dr. Losordo’s employment other than for “cause,” Dr. Losordo terminated his employment for “good reason” (each as defined in the employment agreement) or Dr. Losordo’s employment terminated as a result of the expiration of the term, in addition to any accrued rights under the employment agreement, and provided Dr. Losordo executed a release, (i) Dr. Losordo would be entitled to three months’ of then-current base salary as severance; (ii) Caladrius could, at its option, elect to pay additional severance equal to an additional nine months of then-current base salary; provided that Dr. Losordo’s non-competition obligation would cease if Caladrius did not make the payments called for by clause (ii); (iii) Dr. Losordo would be entitled to three months’ of COBRA assistance; and (iv) all of Dr. Losordo’s options which had vested as of the termination date would remain exercisable for twelve months following such date but not beyond the original ten-year term of such options. On January 2, 2014, Dr. Losordo was awarded an option to purchase 5,000 shares of our common stock at an exercise price of  $77.70 per share, which vested as to 1/6 of the option shares on the grant date, and which is scheduled to vest as to 1/6 of the option shares on each of the first, second and third anniversaries of the grant date, and as to 1/6 of the option shares upon the occurrence of each of two specified business milestones. On August 1, 2014, Dr. Losordo was awarded (i) an option to purchase 2,500 shares of our common stock at an exercise price of  $62.10 per share and (ii) 630 shares of our common stock. The awards, which were fully vested upon grant with withholding taxes associated with the stock award paid by Caladrius, were approved by the Compensation Committee as a bonus for the successful completion of an acquisition. On January 2, 2015, Dr. Losordo was awarded an option to purchase 4,000 shares of our common stock at an exercise price of  $37.30 per share, vested as to 25% of the option shares on the grant date and scheduled to vest as to 25% of the option shares each upon three milestone vesting criteria
Pursuant to the Employment Letter, Dr. Losordo (i) is entitled to receive a base salary of  $417,960; (ii) is eligible for a cash bonus up to 30% of his base salary based on defined goals and objectives to be determined at the discretion of management of Caladrius; and (iii) will be reimbursed up to a total of $10,000 annually for Supplemental Term Life Insurance and/or Supplemental Long Term Disability coverage. In addition, the Employment Letter provides that if Caladrius terminates Dr. Losordo’s employment without cause, Dr. Losordo will be entitled to severance in the amount of six months’ current base salary and benefits continuation. If Caladrius terminates Dr. Losordo’s employment without cause or if Dr. Losordo terminates his employment for good reasons during the period commencing on the effective date of a “change in control” (as defined in the Employment Letter) and ending on the second anniversary of the effective date of a “change in control”, and provided Dr. Losordo executed a release, Caladrius will (i) continue to pay his current base salary for twelve months after the termination date; (ii) pay Dr. Losordo a lump sum amount equal to 100% of his then annual target bonus; and (iii) provided Dr. Losordo then participates in Caladrius’ medical and/or dental plans and Dr. Losordo timely elects to continue and maintain group health plan coverage pursuant to COBRA, pay monthly on Dr. Losordo’s behalf the amount of the monthly premium for COBRA for twelve months following the termination date.
Indemnification Agreements
We enter into indemnification agreements with each of our executive officers and each of our directors from time to time pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.
Acceleration of Vesting Under Stock Option Plans
Generally, in the event of a Change in Control of Caladrius (as defined in the “2009 Plan” and the “2015 Plan”), (a) all outstanding options and stock appreciation rights of each participant granted prior to the change in control shall be fully vested and immediately exercisable in their entirety, and (b) all unvested stock awards, restricted stock units, restricted stock, performance-based awards, and other awards shall become fully vested, including without limitation, the following: (i) the restrictions to which any shares of restricted stock granted prior to the change in control are subject shall lapse as if the applicable restriction period had ended upon such change in control, and (ii) the conditions required for vesting of any unvested performance-based awards shall be deemed to be satisfied upon such change in control.
Termination or Change in Control Payments
The following table sets forth aggregate estimated payment obligations to each of the Named Executive Officers assuming a termination occurred on December 31, 2016 under the circumstances specified below:
Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)
David J. Mazzo	Severance	868,970	1,122,419	—
	Health Benefits	24,000	30,000	—
	Equity Award Acceleration	—	—	—
	Total	892,970	1,152,419	—
Robert Preti(1)	Severance	475,000	475,000	—
	Health Benefits	24,000	24,000	—
	Equity Award Acceleration	—	—	—
	Total	499,000	499,000	—
Douglas Losordo	Severance	215,250	559,650	—
	Health Benefits	12,000	24,000	—
	Equity Award Acceleration	—	—	—
	Total	227,250	583,650	—

(1)
Dr. Preti resigned from his position as an executive officer of Caladrius on March 16, 2017. See “Proposal No.1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale—Incentive and Retention Agreement with Dr. Preti” beginning on page 45.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information on option awards and unvested restricted stock awards outstanding at December 31, 2016 for Caladrius’ Named Executive Officers.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price**	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested $(***)
David J. Mazzo	23,125(1)	16,875(1)	$35.00	1/5/2025
	15,313(2)	19,687(2)	$6.30	1/25/2026
	50,919(3)	—	$4.77	9/29/2026
					14,970	$42,365
Robert Preti (10)	4,000(4)	—	$150.00	1/18/2021
	2,764(5)	—	$52.00	1/3/2022
	550(6)	—	$36.00	4/25/2022
	3,000(7)	—	$62.00	1/1/2023
	6,250(8)	1,250(8)	$77.70	1/1/2024
	2,500(9)	—	$62.10	8/1/2024
	3,000(11)	—	$51.00	10/27/2024
	5,000(12)	—	$37.30	1/2/2025
	2,110(13)	1,265(13)	$22.60	6/2/2025
	10,000(14)	10,000(14)	$11.20	12/22/2025
	5,469(15)	7,031(15)	$6.30	1/25/2026
	20,894(16)	—	$4.77	9/29/2026
					4,275	$12,098
Douglas Losordo	7,000(17)	—(17)	$72.90	8/4/2023
	4,166(18)	834(18)	$77.70	1/1/2024
	2,500(19)	—	$62.10	8/1/2024
	4,000(20)	—	$37.30	1/2/2025
	2,110(21)	1,265(21)	$22.60	6/2/2025
	5,469(22)	7,031(22)	$6.30	1/25/2026
	17,199(23)	—	$4.77	9/29/2026
					4,275	$12,098

**
All option awards were made under and are governed by the terms of Caladrius’ 2003 Equity Participation Plan, the 2009 Plan or the 2015 Plan.

***
Calculated by multiplying the closing market price of Caladrius’ common stock on December 31, 2016 by the number of shares of restricted stock held by the applicable Named Executive Officer.

(1)
Consists of options granted to Dr. Mazzo pursuant to the terms of his employment agreement dated as of January 5, 2015 and amended on January 16, 2015, which are scheduled to vest as to 10,000 options immediately, with the balance vesting in a series of sixteen successive equal quarterly installments such that vesting is complete on the fourth anniversary of the grant date.

(2)
Consists of options granted to Dr. Mazzo by the Compensation Committee on January 25, 2016 which vested as to one-fourth of the options on the date of grant, with the balance vesting in a series of twelve successive equal quarterly installments such that vesting is complete on the third anniversary of the grant date.

(3)
Consists of options granted to Dr. Mazzo by the Compensation Committee in consideration of the unpaid portion of the discretionary 2015 target bonus, which vested immediately on grant.

(4)
Consists of options granted to Dr. Preti pursuant to the terms of his employment agreement dated as of September 23, 2010 and effective on January 19, 2011 upon the closing of our merger with PCT, which are scheduled to vest as to 1,000 options on each of the first and second annual anniversaries of the effective date and is scheduled to vest as to 1,000 options on each of the third and fourth annual anniversaries of the effective date of his employment agreement.

(5)
Consists of options granted to Dr. Preti by the Compensation Committee on January 4, 2012, which vested as to: (i) 921 options on January 4, 2012, (ii) 921 options on January 4, 2013 and, (iii) 922 options on January 4, 2014.

(6)
Consists of options granted to Dr. Preti pursuant to the 2012 Option Program which vested as to 275 options on May 31, 2012 and 275 options on June 30, 2012.

(7)
Consists of options granted to Dr. Preti by the Compensation Committee on January 2, 2013 which vested as to 600 options on the date of grant, and as to 2,400 options in tranches of 600 options upon the achievement of specified milestones.

(8)
Consists of options granted to Dr. Preti by the Compensation Committee on January 2, 2014 which vested as to 1,250 options on the date of grant, and as to 3,750 options in tranches of 1,250 options upon the achievement of specified milestones; 2,500 options shall vest upon the achievement of a specified milestone.

(9)
Consists of options granted to Dr. Preti effective on August 1, 2014 upon the closing of an acquisition.

(10)
Dr. Preti resigned from his position as an executive officer of Caladrius on March 16, 2017. See “Proposal No.1: The Sale Proposal—Interests of Our Directors and Executive Officers in the Sale—Incentive and Retention Agreement with Dr. Preti” beginning on page 45.

(11)
Consists of options granted to Dr. Preti effective on October 27, 2014 upon the effective date of amendment to his employment agreement.

(12)
Consists of options granted to Dr. Preti by the Compensation Committee on January 2, 2015 which vested as to one-fourth of the options on the date of grant, and the remaining three-fourths of the options in three equal tranches upon the achievement of three specified milestones.

(13)
Consists of options granted to Dr. Preti effective June 2, 2015, based on the special efforts associated with the grant from the California Institute of Regenerative Medicine (“CIRM”) and capital raise, and for employee retention, which are scheduled to vest as to one-fourth of the options immediately, with the balance vesting in a series of twelve successive equal quarterly installments such that vesting is complete on the third anniversary of the grant date.

(14)
Consists of options granted to Dr. Preti pursuant to the terms of his employment agreement amendment dated as of December 22, 2015, which are scheduled to vest as to 5,000 of the options immediately, with the balance vesting in a series of twelve successive equal quarterly installments such that vesting is complete on the third anniversary of the grant date.

(15)
Consists of options granted to Dr. Preti by the Compensation Committee on January 25, 2016 which vested as to one-fourth of the options on the date of grant, with the balance vesting in a series of twelve successive equal quarterly installments such that vesting is complete on the third anniversary of the grant date.

(16)
Consists of options granted to Dr. Preti by the Compensation Committee in consideration of the unpaid portion of the discretionary 2015 target bonus, which vested immediately on grant.

(17)
Consists of options granted to Dr. Losordo pursuant to the terms of his employment agreement dated as of July 23, 2013 and effective on August 5, 2013, which are scheduled to vest as to 2,000 options on each of the first and second annual anniversaries of the effective date of his employment agreement and as to 3,000 options on the third annual anniversaries of the effective date of his employment.

(18)
Consists of options granted to Dr. Losordo by the Compensation Committee on January 2, 2014 which vested as to 833 options on the date of grant, and as to 2,500 options in tranches of 834 options upon the achievement of specified milestones; 1,667 options shall vest upon the achievement of a specified milestone.

(19)
Consists of options granted to Dr. Losordo effective on August 1, 2014 upon the closing of an acquisition.

(20)
Consists of options granted to Dr. Losordo by the Compensation Committee on January 2, 2015 which vested as to one-fourth of the options on the date of grant, and the remaining three-fourths of the options in three equal tranches upon the achievement of three specified milestones.

(21)
Consists of options granted to Dr. Losordo effective June 2, 2015, based on the special efforts associated with the CIRM grant and capital raise, and for employee retention, which are scheduled to vest as to one-fourth of the options immediately, with the balance vesting in a series of twelve successive equal quarterly installments such that vesting is complete on the third anniversary of the grant date.

(22)
Consists of options granted to Dr. Losordo by the Compensation Committee on January 25, 2016 which vested as to one-fourth of the options on the date of grant, with the balance vesting in a series of twelve successive equal quarterly installments such that vesting is complete on the third anniversary of the grant date.

(23)
Consists of options granted to Dr. Losordo by the Compensation Committee in consideration of the unpaid portion of the discretionary 2015 target bonus, which vested immediately on grant.

Pension Benefits
We do not have any qualified or non-qualified defined benefit plans.
Non-qualified Deferred Compensation
We do not have any non-qualified defined contribution plans or other deferred compensation plan.

CALADRIUS DIRECTOR COMPENSATION
General Information
Directors who are employees of Caladrius or its subsidiaries do not receive additional cash compensation for serving as directors. Caladrius’ non-employee directors are reimbursed for out-of-pocket travel expenses incurred in their capacity as Caladrius directors. Pursuant to the 2015 Plan, all directors (including independent directors) are eligible to receive equity awards.
The following table sets forth information on all compensation to Caladrius’ directors (other than as reflected in the Summary Compensation Table) for the year ended December 31, 2016.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total Compensation
Gregory B. Brown(2)	$14,096	$11,650	$19,339	$45,085
Richard Berman(3)	$48,376	$9,540	$15,900	$73,816
Steven S. Myers(4)	$77,000	$9,540	$15,900	$102,440
Eric C. Wei(5)	$56,275	$9,540	$15,900	$81,715
Steven Klosk(6)	$60,441	$9,540	$15,900	$85,881
Peter Traber(7)	$53,500	$9,540	$15,900	$78,940
Andrew Pecora(8)	$45,000	$9,540	$15,900	$70,440
	$354,688	$68,890	$114,739	$538,317

(1)
Amounts shown under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, in accordance with SEC rules. See Note 13 to the Notes to the Consolidated Financial Statements in our 2016 Form 10-K for a discussion of assumptions made in such valuations. All stock awards, option awards and other shares discussed in this table were issued under Caladrius’ 2003 Equity Participation Plan, the 2009 Plan, or the 2015 Plan, with a per share price generally equal to the fair market value of a share of our common stock on the date of grant.

(2)
At December 31, 2016, Mr. Brown had a total of 2,500 shares in stock awards outstanding, none of which were vested, and options to purchase 4,150 shares of our common stock, none of which were vested.

(3)
At December 31, 2016, Mr. Berman had a total of 5,528 shares in stock awards outstanding, of which 3,503 were vested, and options to purchase 6,110 shares of our common stock, of which 3,360 were vested.

(4)
At December 31, 2016, Mr. Myers had a total of 43,136 shares in stock awards outstanding, of which 41,111 were vested. and had options to purchase 6,110 shares of our common stock, of which 3,360 were vested.

(5)
At December 31, 2016, Mr. Wei had a total of 189,872 shares in stock awards outstanding, of which 187,847 were vested, and had options to purchase 4,250 shares of our common stock, of which 1,500 were vested.

(6)
At December 31, 2016, Mr. Klosk had a total of 4,850 shares in stock awards outstanding, of which 2,825 were vested, and had options to purchase 4,620 shares of our common stock, of which 1,870 were vested.

(7)
At December 31, 2016, Mr. Traber had a total of 2,650 shares in stock awards outstanding, of which 625 were vested, and had options to purchase 5,550 shares of our common stock, of which 2,800 were vested.

(8)
At December 31, 2016, Dr. Pecora had a total of 36,170 shares in stock awards outstanding, all of which were vested, and had options to purchase 33,738 shares of our common stock, all of which were vested. On December 28, 2016, Dr Pecora resigned from the board.

On April 12, 2016, the Compensation Committee was provided and reviewed a report by Caladrius’ outside compensation consultant, Radford, regarding equity compensation recommendations for changes to our Board of Directors Compensation Plan (the “Directors’ Compensation Plan”), which is only applicable to our non-employee directors. Following our Compensation Committee’s adoption of Radford’s recommendation, the Directors’ Compensation Plan for 2016 consisted of the following:
•
an annual cash retainer for each non-employee director of  $40,000;

•
an annual cash retainer for serving as chairperson of a committee as follows: Audit ($18,000); Compensation ($10,000); Nominating and Governance ($9,000); Science and Technology ($9,000);

•
an annual cash retainer for serving as a member of a committee as follows: Audit ($8,000); Compensation ($5,000); Nominating and Governance ($4,500); and Science and Technology ($4,500);

•
an annual cash retainer for the lead independent director of  $15,000;

•
new non-employee directors receive an initial equity grant of a stock option to purchase 4,150 shares of our common stock plus a stock award of 2,500 shares of restricted stock, in each case vesting annually over three years; and

•
an annual equity grant consisting of a stock option to purchase 2,750 shares of our common stock plus a stock award of 1,650 shares of restricted stock, in each case vesting one year from the date of grant.

The effective date for the annual equity grant to non-employee directors is the second Monday in January, with the exercise price of options granted set at the closing price of our common stock on the date of grant.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2018 annual meeting of stockholders, you must submit the proposal to our Secretary at Caladrius’ offices located at 420 Lexington Avenue, Suite 350, New York, NY 10170 no later than December 12, 2017, in accordance with Rule 14a-8 under the Securities Exchange Act. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2018 annual meeting.
In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2018 annual meeting, you must comply with our bylaws, which currently require that you have provided written notice of such business or nominee to our Secretary at Caladrius’ offices located at 420 Lexington Avenue, Suite 350, New York, NY 10170 no earlier than 5:00pm, November 12, 2017 and no later than 5:00 pm, December 12, 2017, and otherwise comply with the advance notice and other provisions set forth in our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this proxy statement to any stockholder upon written or oral request to Secretary at Caladrius Biosciences, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170; telephone: (212) 584-4178. Any stockholder who wants to receive a separate copy of this proxy statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Caladrius files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or (202) 942-8088 for further information regarding the public reference room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including Caladrius, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available at our website. The address of the site is www.caladrius.com. The web addresses of the SEC and Caladrius have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this proxy statement.
On March 17, 2017, we filed our 2016 Form 10-K with the SEC. A copy of our 2016 Form 10-K accompanies this proxy statement and is incorporated herein by reference.
This document is a proxy statement of Caladrius for the Annual Meeting. We have not authorized anyone to give any information or make any representation about the Sale, Caladrius or PCT that is different from, or in addition to, the information or representations contained in this proxy statement or in our 2016 Form 10-K which is incorporated herein by reference. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.
INFORMATION ON CALADRIUS’ WEBSITE
Information on Caladrius’ website or the website of any subsidiary or affiliate of Caladrius is not a part of this document and you should not rely on that information in deciding whether to approve the proposals described in the Proxy Statement, unless that information is also in this document or in a document that is incorporated by reference in this document.

OTHER MATTERS
At the date of this proxy statement, our Board knows of no matters, other than as set forth herein, to be submitted at the Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Caladrius Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS,
David J, Mazzo, PhD
President and Chief Executive Officer
New York, New York
April 11, 2017
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES THROUGH THE INTERNET, BY TELEPHONE OR BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES OF CALADRIUS STOCK ARE REPRESENTED AT THE ANNUAL MEETING. THANK YOU FOR YOUR ATTENTION IN THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Annex A

INTEREST PURCHASE AGREEMENT
among
HITACHI CHEMICAL CO. AMERICA, LTD.,
PCT, LLC, A CALADRIUS COMPANY,
and
CALADRIUS BIOSCIENCES, INC.,
Dated as of March 16, 2017

A-i

 (continued)

A-ii

INTEREST PURCHASE AGREEMENT
THIS INTEREST PURCHASE AGREEMENT (this “Agreement”), dated this 16th day of March, 2017 (the “Effective Date”), by and among CALADRIUS BIOSCIENCES, INC., a corporation incorporated under the laws of Delaware (“Caladrius”); PCT, LLC, A CALADRIUS COMPANY, a limited liability company organized under the laws of Delaware and currently a majority-owned subsidiary of Caladrius (“Company”); and HITACHI CHEMICAL CO. AMERICA, LTD., a corporation incorporated under the laws of New York and currently a minority owner of Company (“Purchaser” and, together with Caladrius and Company, the “Parties” and each a “Party”).
WITNESSETH that,
WHEREAS, Company is engaged in the Business;
WHEREAS, there are a total of 100 membership units of Company (each, a “Unit”), issued and outstanding, 80.1 of which are owned by Caladrius (the “CLBS Units”) and 19.9 are owned by Purchaser (the “Purchaser Units”);
WHEREAS, the Purchaser Units were sold to Purchaser pursuant to that certain Unit Purchase Agreement dated as of March 11, 2016 by and among the Parties (the “Prior Agreement”);
WHEREAS, Caladrius desires to sell, and Purchaser desires to purchase, the CLBS Units, resulting in Purchaser owning all of the Equity Interests in Company, such that Company will be wholly-owned by Purchaser following the closing of the purchase of the CLBS Units (“Closing”) contemplated by this Agreement on the terms and conditions set forth herein;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the officers and directors of Caladrius listed on Schedule 1.1 hereto are executing support agreements in substantially the form attached hereto as Exhibit A (the “Stockholder Support Agreements”).
NOW, THEREFORE, in consideration of the premises and the terms, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
1.1    Definitions.    Capitalized terms used but not otherwise defined in this Agreement have the meaning set forth below:
“Act” means the Securities Act of 1933, as amended.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise, including any general partner, managing member, officer, or director of such Person, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
“Alternative Transaction” means (w) any direct or indirect acquisition or, if applicable, license (in each case regardless of the form of transaction) of either (I) all or any portion of the assets of Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice or (II) any Equity Interest in Company or any of its Subsidiaries, (x) any partnership, development agreement, joint venture or other strategic investment in or involving Company or any of its Subsidiaries (other than with or by Purchaser), (y) any liquidation, dissolution, recapitalization or other significant reorganization of Company, or any extraordinary dividend, whether of cash or other property by Company, or (z) any transaction by Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice, the consummation of which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by the Transaction Agreements; provided, however, for the avoidance of doubt, that (i) no transaction by Caladrius involving the issuance or sale of any security of Caladrius shall be considered an Alternative Transaction unless it results in a CoC Transaction (as such term is defined in the Operating Agreement) or (ii) no loan or indebtedness obtained or incurred by Caladrius shall be considered an Alternative Transaction unless such transaction involves the grant of a security interest or encumbrance upon any of the assets or Equity Interests of Company and/or any pledge of Equity Interests of Company.
“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Purchaser or an Affiliate of Purchaser), relating to an Alternative Transaction.
“Ancillary Agreements” means (i) the Escrow Agreement, (ii) the Transition Services Agreement, (iii) the Stockholder Support Agreements, (iv) the Warrant, (v) the amendment to the Operating Agreement attached as Exhibit A to the Warrant, and (vi) any other agreements (other than this Agreement) and documents to which the Parties are or will be a party that are required to be executed pursuant to this Agreement.
“Antitrust Laws” means the HSR Act and any other domestic or foreign antitrust, competition, pre-merger notification or other Law designed to prohibit, restrict or regulate actions which have the purpose or effect of monopolization or restraint of trade.
“Authorizing Resolution” a resolution authorizing the sale and assignment of the CLBS Units to Purchaser hereunder as required pursuant to the organizational documents of Caladrius, applicable Law and the rules of any stock exchange on which the Caladrius Common Stock is traded.
“Base Purchase Price” means $75,000,000.
“Business” means the provision of service solutions for the contract research, development, manufacture, testing, storage, distribution and commercialization of cell-based therapies; provided, however, the term “development” shall not include pre-clinical animal testing, pharmacology, human clinical testing activities or other activities generally performed in the context of proprietary therapeutic drug development.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New York.
“Caladrius Board” means the board of directors of Caladrius.
“Caladrius Capital Stock” means the Caladrius Common Stock and the Caladrius Series B Preferred Stock.
“Caladrius Common Stock” means the common stock, par value $0.001 per share, of Caladrius, which has one vote per share with respect to approval of the Authorizing Resolution.
“Caladrius Series B Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of Caladrius, which has 10 votes per share with respect to approval of the Authorizing Resolution.
“Caladrius Stockholder Approval” means the approval and adoption of the Authorizing Resolution by a majority of the voting power of the shares of Caladrius Capital Stock entitled to vote, voting together as a single class.
“Calculation Time” means 11:59 p.m., New York City time, on the day immediately prior to the Closing Date.
“CLBS03 Contract” means that certain Services Agreement dated as of October 28, 2015 between Caladrius and Company.
“Closing Date Cash” means the Company’s consolidated total cash and cash equivalents as of the Calculation Time as determined in accordance with GAAP using, to the extent in accordance with GAAP, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements.

“Closing Date Indebtedness” means the Indebtedness of Company as of the Calculation Time.
“Closing Date Company Transaction Expenses” means Company Transaction Expenses for work and services performed or provided up to and including the Closing (but calculated assuming that the Closing has occurred such that any Company Transaction Expenses triggered by the Closing are included in the Closing Date Company Transaction Expenses).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Covered Person” means, with respect to Company as an “issuer” for purposes of Rule 506 promulgated under the Act, and the rules and regulations promulgated thereunder, any Person listed in the first paragraph of Rule 506(d)(1).
“Company Transaction Expenses” means all of the paid and unpaid and outstanding fees, costs and expenses incurred by Company in connection with the transactions contemplated by this Agreement or any Transaction Agreement, whether or not billed or accrued, including all unpaid and outstanding fees, costs and expenses payable to attorneys, brokers, finders, investment bankers, financial advisors or accountants or similar Persons notwithstanding any earnouts, escrows or other contingencies, all obligations under any engagement letter or other agreement or understanding with MTS Health Partners, L.P., all bonuses, severance obligations that become payable, as a result of the transactions contemplated hereby, owed by Company pursuant to any agreement in effect as of the Effective Date to any of Company’s directors, employees and/or consultants in connection with the transactions contemplated by this Agreement or any Transaction Agreement, and any such fees, costs, expenses, payments and expenditures incurred or to be paid for by Company, and any payroll taxes in respect of any of the foregoing. For the avoidance of doubt, any bonus, severance or other similar payment to be paid to any Company employee and/or consultant pursuant to any agreement entered into after the Effective Date in connection with the transactions contemplated by this Agreement will be paid by Company or Purchaser, and no such expense shall be included as a Company Transaction Expense.
“Competing Business” means (i) engaging in the Business or (ii) establishing any joint venture or other arrangement with a third party other than Purchaser if such joint venture or other arrangement would compete with Company or Purchaser in any aspect of the Business.
“Contract” means any written or oral agreement, arrangement, contract, understanding, instrument, undertaking, or commitment of any nature (including leases, licenses, mortgages, notes, guaranties, sublicenses, subcontracts, letters of intent, and purchase orders) in effect or otherwise binding as of the Effective Date or as may hereafter be in effect or otherwise binding, including all amendments, supplements, exhibits, and schedules thereto and any corresponding terms that survive termination or expiration.
“Environmental and Health Law” means any and all applicable Laws issued, promulgated, or entered into by any Governmental Authority relating to the environment, human health, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, release or threatened release of or exposure to hazardous substances, whether now existing or subsequently amended or enacted. The foregoing definition includes all U.S. Food and Drug Administration rules regulations and comments, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and the exclusion Laws (42 U.S.C. § 1320a-7).
“Environmental and Health Permit” means any Governmental Authorization under any Environmental and Health Law, and includes any and all Orders issued or entered into by a Governmental Authority under any Environmental and Health Law.
“Equity Interests” means (i) any membership interests, partnership interests, profits interests, capital stock, or other equity securities or ownership interests, (ii) any rights containing any profit participation features (including equity appreciation rights, phantom equity-type plans, and rights to payment based upon equity or valuation), (iii) any rights or options to convert, exchange, exercise for, subscribe for, or to purchase any securities described in clause (i) or clause (ii) of this definition, including options, warrants, and convertible debt instruments.

“ERISA Affiliate” means any entity (whether or not incorporated) which is a member of: (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Company.
“ERISA Group Company” means the Company and its Subsidiaries, and, solely as applicable to any liability or obligation to a Relevant Service Provider, Caladrius, and any ERISA Affiliate of Caladrius or Company.
“Escrow Agreement” means the escrow agreement to be entered into by and among JPMorganChase (the “Escrow Agent”), Caladrius, Company and Purchaser on the Closing Date, substantially in the form attached hereto as Exhibit B.
“FASB” means the Financial Accounting Standards Board.
“Governmental Authority” means any supranational, national, state, municipal, provincial, or local government, or governmental, regulatory, or administrative authority, agency, instrumentality or commission, or tribunal, court, arbitrator, or other judicial or arbitral body having competent jurisdiction, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority.
“Governmental Authorization” means any approval, consent, license, permit, waiver, ratification, permission, variance, clearance, registration, qualification, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to Company, at any date, (a) all obligations for borrowed money or extensions of credit; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, commercial paper or debt securities; (c) all obligations under swaps, hedges, caps, collars, options, futures or similar instruments; (d) all obligations for the deferred purchase price of any property or services, including earnouts, payments under non-compete agreements and Purchaser notes; (e) all obligations created or arising under any conditional sale or other title retention agreement; (f) all obligations secured by a Lien; (g) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (h) all obligations in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit; (i) all obligations of any Person other than Company which are directly or indirectly guaranteed by Company or in respect of which Company has otherwise assured an obligee against loss; (j) all accrued but unpaid Taxes (other than payroll Taxes) and all Taxes attributable to the Pre-Closing Tax Period and any other Liabilities of the Company for Taxes (other than payroll Taxes) as of the Closing (including, for clarity, Taxes arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the transactions contemplated by the Transaction Agreements), whether or not such Liabilities for Taxes would be then due and payable; (k) any trade debt, accounts payable, accrued expenses or other liabilities incurred in the ordinary course of business that are past due as of the Calculation Time; and (l) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (k) above. For the avoidance of doubt, “Indebtedness” does not include any trade debt, accounts payable, accrued expenses or other liabilities incurred in the ordinary course of business that are not past due as of the Calculation Time.
“Intellectual Property” means (i) any and all inventions, invention disclosures, developments, improvements, discoveries, know how, concepts, and ideas, whether patentable or not in any jurisdiction; (ii) any and all non-public information, trade secrets, proprietary or confidential information, know-how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists; (iii) any and all writings and other works of authorship, whether or not copyrighted or copyrightable in any jurisdiction; (iv) any and all software, including files, records and data, all schematics, test methodologies, emulation and simulation tools and reports, hardware development tools, prototypes, and other devices, and all databases and data collections; and (v) all tangible embodiments of any Intellectual Property Rights.

“Intellectual Property Rights” means any and all of the following and any and all rights, title and interest in, arising out of, or associated therewith: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, logos, and other indications of origin, sponsorship, or affiliation, including the name(s) “PCT, LLC, a Caladrius Company™” (and any derivation thereof) together with the goodwill associated therewith (whether the foregoing are registered or unregistered), registrations thereof in any jurisdiction and applications to register any of the foregoing in any jurisdiction, and any extension, modification, or renewal of any such registration or application; (ii) Patents; (iii) mask works and registrations and applications for registrations thereof; (iv) trade secrets, and rights in any jurisdiction to limit the use or disclosure thereof or that of any Intellectual Property by any Person; (v) copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and renewals or extensions thereof; (vi) Internet domain name registrations, Internet and World Wide Web URLs and addresses; (vii) industrial designs and registrations and applications therefor; (viii) any and all other industrial, intellectual property, and proprietary rights; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent intellectual property or proprietary rights to any of the foregoing.
“Key Employee” means the employees of Company and Caladrius identified on Schedule 3.2(p) hereto.
“Key Employee Agreement” means any offer letter or consulting agreement existing as of the date of this Agreement between Company and any Key Employee.
“Knowledge” means with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of each of David Mazzo, Joe Talamo, Todd Girolamo, Robert Preti, Mark Westgate, Mike Vitolo, George Goldberger, Bill Monteith, Brian Hampson, and Elizabeth Burns; provided that any such person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) or contained in books and records of such person that would reasonably be expected to be reviewed by such person in connection with the performance of such person’s duties and responsibilities on behalf of Company or Caladrius or such knowledge could be obtained from reasonable inquiry of such person’s direct subordinates or reports.
“Law” means any federal, state, foreign, local, municipal, or other statute, law (including common law), constitution, resolution, edict, decree, treaty, ordinance, code, rule, regulation, ruling, or any other binding requirement or determination issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments, and decrees applicable to a Party or to any of its assets, properties, or businesses.
“Liabilities” means any debt, liability, obligation expense, claim, deficiency, guaranty or endorsement, of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, whether due or to become due, whenever or however arising, including those arising under applicable Law or any Proceeding or Order and those arising under any Contract.
“Lien” means any lien, charge, mortgage, deed of trust, equitable interest, security interest, title retention device, conditional sale, or other security arrangement, collateral, assignment, of ownership or right to use (in the case of assignment of ownership or right to use to or by any third party), pledge, title defect or deficiency, easement, or other encumbrance, adverse claim, or restriction of any kind, whether imposed by Contract or otherwise (including any restriction on (i) the voting of any security or the transfer of any security or other asset (including a right of first refusal); (ii) the receipt of any income derived from any asset; (iii) the use of any asset; and (iv) the possession, exercise, or transfer of any other attribute of ownership of any asset).
“Manufacturing Cost” means Company’s direct cost incurred in connection with delivering a particular product or service, including costs of materials and supplies, allocated facilities and employee costs attributable to the production of such products or delivery of such services (calculated in the ordinary course of business in a manner consistent with past practices), but which direct cost shall not include any of Company’s selling, general or administrative costs or other non-manufacturing or non-production costs.

“Material Adverse Change” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has or is reasonably likely to have, a material adverse impact on the business, assets (including intangible assets), Liabilities, financial condition, property, prospects, capitalization, employees, operations or results of operations of Company; provided, however, that any event, change, occurrence, impact or effect resulting or arising from any of the following matters, alone or in combination, will not be deemed to constitute, nor will any such event, change, occurrence, impact or effect be taken into consideration when determining whether there has been, or would reasonably be expected to be, a Material Adverse Change: (a) changes generally affecting the industries in which Company operates (provided that such changes do not affect Company disproportionately as compared to Company’s competitors); (b) changes in general economic conditions, financial, banking or capital markets, or interest or currency rates whether in the United States or other geographic areas in which Company operates (provided that such changes do not affect Company disproportionately as compared to Company’s competitors); (c) changes in geopolitical conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or any outbreak, escalation or development thereof  (provided that such changes do not affect Company disproportionately as compared to Company’s competitors); (d) acts of God, natural disasters or other calamities (provided that such changes do not affect Company disproportionately as compared to Company’s competitors); (e) changes in applicable Laws or GAAP, or the interpretations thereof  (provided that such changes do not affect Company disproportionately as compared to Company’s competitors); (f) the failure of Company to meet any forecasts, projections or budgets for any period prior to, on or after the date of this Agreement; (g) any action taken or omitted to be taken at the specific written request or with the written consent of Purchaser (which, for the avoidance of doubt, may be withheld by Purchaser in its sole discretion); and (h) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby.
“Net Working Equity” means the difference, as of the Calculation Time, between Closing Date Cash minus Closing Date Indebtedness.
“Net Working Equity Target” means $0.
“Non-Competition Period” means the period from the Effective Date until the five (5) year anniversary of the Effective Date.
“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Company, dated as of March 11, 2016.
“Order” means any order, judgment, decree, injunction, subpoena, or other decision issued, promulgated, or entered by any court or other Government Authority.
“Oxford” means Oxford Finance LLC, each of the “Lenders” listed on Schedule 1.1 of the Oxford Loan Agreement, as may be amended from time to time, and each of their Affiliates.
“Oxford Loan Agreement” means that certain Loan and Security Agreement dated September 26, 2014 by and among Oxford, Caladrius, Company, PCT Allendale, LLC, NeoStem Oncology, LLC, Athelos Corporation, Amorcyte, LLC, NeoStem Family Storage, LLC and Stem Cell Technologies, Inc., as amended by that certain First Amendment to Loan and Security Agreement dated June 17, 2015, that certain Second Amendment to Loan and Security Agreement dated September 15, 2015, and that certain Third Amendment to Loan and Security Agreement dated March 11, 2016.
“Oxford Payment” means the total amount owed by Caladrius, Company, PCT Allendale, LLC, NeoStem Oncology, LLC, Athelos Corporation, Amorcyte, LLC, NeoStem Family Storage, LLC and Stem Cell Technologies, Inc. pursuant to the Oxford Loan Agreement as set forth in the Oxford Payoff Letter.
“Oxford Payoff Letter” means a loan payoff letter in form and substance reasonably satisfactory to Purchaser duly executed by Oxford (i) setting forth the amount required to repay in full the amounts due and owing under the Oxford Loan Agreement on the Closing Date and wire instructions for payment of such amount; (ii) including a statement that upon payment of the amounts set forth in the payoff letter, all Liabilities and other obligations of Company and Caladrius to Oxford will be paid and satisfied in full, the Oxford Loan Agreement will terminate and that all Liens and other encumbrances securing payment and performance of the obligations under the Oxford Loan Agreements will be released; (iii) including a written authorization of Purchaser, on behalf of Oxford, to file termination statements in connection with such Liens, (iv) a covenant that, upon reasonable request from Purchaser, Oxford will execute and deliver such other agreements and take such actions as Purchaser shall reasonably request to evidence and terminate such Liens, and (v) a statement that Purchaser is an intended third-party beneficiary of the Oxford Payoff Letter.
“Patents” means all classes or types of U.S. and foreign patents issued by the patent-granting authority in any country in the world, together with any and all patents, divisionals, renewals, provisionals, continuations, continuations-in-part, post-grant reviews, foreign counterparts, extensions or reissues that claim priority to any of the foregoing, and pending applications for these classes or types of patents in all countries of the world.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, or other entity.
“Pre-Closing Straddle Period” means with respect to any Straddle Period, the portion of the Straddle Period ending on the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Proceeding” means any private or governmental action, suit, proceeding, claim, complaint, charge, mediation, or arbitration, or other litigation or investigation by any Person or Government Authority.
“Relevant Service Providers” means all (i) employees of Company or its Subsidiaries, (ii) natural person consultants and independent contractors who have agreements in effect with Company or its Subsidiaries, (iii) former employees or natural person consultants and independent contractors of the Company or its Subsidiaries, (iv) Transferred Employees, and (v) service providers of any ERISA Affiliate of the Company or its Subsidiaries, but as to this prong (v), only to the extent there is or may be Liability imputed to Purchaser due to the application of any contract or applicable Law.
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” means a corporation, partnership, limited liability company, joint venture, or other corporate entity directly or indirectly controlled by Company (where “control” has the meaning set forth in the definition of  “Affiliate” above), including any Person in which Company holds or owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.
“Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Caladrius Board (or a duly appointed committee thereof) determines in good faith, after consultation with its outside legal counsel and an independent financial advisor, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, that (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or the terms of which are set forth in a bona fide executed term sheet or indication of interest, and (c) is otherwise on terms that the Caladrius Board has reasonably determined superior to the transaction contemplated by this Agreement.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (ii) any Liabilities for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liabilities for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Contest” means any inquiry, claim, assessment, audit, action, suit, court proceeding, litigation, investigation or other dispute with a Taxing Authority with respect to Taxes.
“Tax Return” means any report, return, or similar statement filed or required to be filed with any Taxing Authority with respect to Taxes, including any claim, refund or amendment thereof.
“Transaction Agreements” means this Agreement and the Ancillary Agreements.
“Transition Services Agreement” means a Transition Services Agreement among the Parties to be dated as of the Closing Date in substantially the form attached hereto as Exhibit C.
“Treasury Regulation” means the regulations promulgated by the U.S. Treasury Department under the Code.
“VDR” means Company’s electronic virtual data room through which Company has provided Purchaser access to diligence materials.
“Warrant” means a warrant to purchase Units of the Company to be dated as of the Effective Date in the form attached hereto as Exhibit D.
1.2   Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below:
“Accountant”	2.5(c)
“Accountant Proceedings”	12.7(e)
“Accounts Receivable”	Schedule 4.2(k)
“Affiliate Plans”	Schedule 4.2(o)(v)(1)
“Agreement”	Preamble
“Allocation Statement”	10.1
“Antitrust Restraint”	6.8(b)
“Applicable Survival Period”	8.2(d)
“Balance Sheet”	Schedule 4.2(i)
“Balance Sheet Date”	Schedule 4.2(f)(ii)
“Basket”	8.4(a)
“Caladrius”	Preamble
“Caladrius Adverse Recommendation Change”	6.1(a)
“Caladrius Recommendation”	6.1(a)
“Claim Notice”	8.5
“CLBS Units”	Recitals
“Closing”	Recitals
“Closing Date”	3.1
“Closing Payment”	2.4(b)
“Closing Statement”	2.5(a)
“Commencement Date”	7.3(a)
“Company”	Preamble, Schedule 4.2
“Company Benefit Arrangement”	Schedule 4.2(o)(v)(1)
“Company Confidential Information”	Schedule 4.2(w)(xi)
“Company IP”	Schedule 4.2(w)(v)
“Company Owned IP”	Schedule 4.2(w)(iii)

“Company-Related Caladrius Minutes”	Schedule 4.2(h)
“Competing Proposal”	6.1(a)
“Confidential Information”	9.1, 9.3
“Continuing Employees”	7.4(a)
“Derivative Securities”	Schedule 4.2(e)(ii)
“Disclosure Schedule”	4.2
“Dispute Notice”	7.3(b)
“Dispute Period”	7.3(b)
“Disputed Final Milestone Amount”	7.3(d)
“Disputed Milestone Amount”	7.3(c)
“Disqualification Event”	Schedule 4.2(g)
“Effective Date”	Preamble
“Employee Benefit Plans”	Schedule 4.2(o)(v)(1)
“End Date”	11.1(b)(i)
“ERISA”	6.3(o)
“Escrow Amount”	2.4(b)
“Escrow Fund”	8.1(a)
“Escrow Release Date”	8.1(a)
“Exchange Act”	6.4(b)
“FCPA”	Schedule 4.2(y)
“Final Milestone Report”	7.3(d)
“Financial Statements”	Schedule 4.2(f)(i)(2)
“GAAP”	Schedule 4.2(f)(i)(2)
“Indemnified Party”	8.3
“Indemnifying Party”	8.4(a)
“Initial Payment”	2.3
“Losses”	8.3
“Matching Bid”	6.1(c)
“Material Contracts”	Schedule 4.2(s)
“Milestone”	7.3(a)
“Milestone Payment”	7.3(a)
“Milestone Period”	7.3(a)
“Milestone Report”	7.3(a)
“Parties”	Preamble
“Party”	Preamble
“PCT Infrastructure”	Schedule 4.2(x)
“Personal Information”	Schedule 4.2(w)(xiv)
“Policies”	Schedule 4.2(t)(i)
“Preferred Pricing Arrangement”	7.2
“Prior Agreement”	Recitals
“Protest Deadline”	2.5(b)
“Protest Notice”	2.5(b)
“Proxy Statement”	6.4(a)
“Purchase Price Adjustment	2.5(d)

“Purchase Price”	2.2
“Purchaser”	Preamble
“Purchaser Units”	Recitals
“Registered IP”	Schedule 4.2(w)(i)(1)
“Relevant Service Providers”	Schedule 4.1(g), 6.8(c)
“Representatives”	6.1(a)
“Right of Set Off”	7.3(f)
“SEC”	Schedule 4.1(b)
“Significant Customer”	Schedule 4.2(cc)(i)
“Significant Supplier”	Schedule 4.2(cc)(ii)
“Special Representations”	8.2(b)
“Stockholder Support Agreements”	Recitals
“Stockholders’ Meeting”	6.5
“Third-Party Claim”	8.8
“Title Representation”	8.2(b)
“Transfer Taxes”	10.2
“Transferred Employees”	7.4(a)
“Unit”	Recitals
“Unregistered IP”	Schedule 4.2(w)(i)(2)
1.3    Interpretation. The meaning assigned to each term defined herein is equally applicable to both the singular and the plural forms of such term and vice versa. Where a word or phrase is used herein, each of its other grammatical forms has a corresponding meaning. The terms “hereof”, “herein” and “herewith” and words of similar import, unless otherwise stated, are construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference is to an Article, Section, Exhibit, or Schedule to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” when used in this Agreement are deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party includes such Party’s predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder, as of the Effective Date or the Closing Date (as defined below), as applicable. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement does not apply to the construction and interpretation hereof.
Article II
PURCHASE AND SALE
2.1    Membership Units. Subject to the terms and conditions of this Agreement, on the Closing Date Caladrius shall sell to Purchaser, and Purchaser shall purchase from Caladrius, all of the CLBS Units, free of all Liens.
2.2    Purchase Price. The aggregate purchase price for the CLBS Units (the “Purchase Price”) shall consist of an amount of cash calculated as follows:
(a)    the Base Purchase Price;
(b)    plus 80.1% of the amount, if any, by which the Net Working Equity is greater than the Net Working Equity Target;
(c)    minus 80.1% of the amount, if any, by which the Net Working Equity is less than the Net Working Equity Target; and

(d)    minus the Closing Date Company Transaction Expenses.
2.3    Initial Payment Upon Signing this Agreement. At the Effective Date, Purchaser shall pay or cause to be paid to Caladrius, by wire transfer of immediately available funds to the account or accounts designated in writing by Caladrius not less than two (2) days prior to the Effective Date, $5,000,000 (the “Initial Payment”).
2.4    Payments at Closing.
(a)    At the Closing, Purchaser shall pay or cause to be paid to Oxford, by wire transfer of immediately available funds to the account or accounts designated in writing by Oxford, an amount of cash equal to the Oxford Payment.
(b)    At the Closing, Purchaser shall pay or cause to be paid to Caladrius, by wire transfer of immediately available funds to the account or accounts designated in writing by Caladrius not less than two (2) days prior the Closing Date, an amount of cash equal to the Base Purchase Price minus the Initial Payment, minus the Closing Date Company Transaction Expenses and minus the Oxford Payment (the “Closing Payment”); provided, however, that five million dollars ($5,000,000) of the Closing Payment (the “Escrow Amount”) shall be delivered to the Escrow Agent (rather than Caladrius) and held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Amount shall constitute partial security for the benefit of Purchaser (on behalf of itself or any other Indemnified Party) with respect to any Losses pursuant to the payment and/or indemnification obligations of Caladrius under Article VIII, and shall be held and distributed in accordance with Section 8.1.
2.5    Post-Closing Adjustment.
(a)    Closing Statement. No later than 60 days after the Closing Date, Purchaser or its representatives shall prepare and deliver to Caladrius a written statement (the “Closing Statement”), setting forth Purchaser’s calculation of  (i) the Net Working Equity, (ii) the Closing Date Cash, (iii) the Closing Date Indebtedness and (iv) the Closing Date Company Transaction Expenses not reflected in the Closing Payment, together with a calculation of the resulting Purchase Price Adjustment, if any. Upon receipt of the Closing Statement, Caladrius and its accountants will be given reasonable access upon reasonable notice to Company’s relevant books, records, workpapers and personnel during business hours for the purpose of verifying the Net Working Equity, the Closing Date Cash, the Closing Date Indebtedness and the Closing Date Company Transaction Expenses.
(b)    Protest Notice. Prior to the date which is 30 days after Purchaser’s delivery of the Closing Statement (the “Protest Deadline”), Caladrius may deliver written notice to Purchaser (the “Protest Notice”) setting forth any objections which Caladrius may have to the Closing Statement. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth Caladrius’s determination of the Net Working Equity, the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Company Transaction Expenses and the resulting Purchase Price Adjustment, if any. If a Protest Notice is not delivered prior to the Protest Deadline, the Net Working Equity, the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Company Transaction Expenses and the resulting Purchase Price Adjustment, if any, as set forth on the Closing Statement shall be final, binding and non-appealable by Caladrius or any other party.
(c)    Resolution of Protest. Purchaser and Caladrius shall confer and attempt to resolve any disagreement with respect to the Closing Statement within 30 days following Purchaser’s receipt of the Protest Notice. If Purchaser and Caladrius are unable to resolve any such disagreement within such 30-day period, then any matters that remain in dispute shall be referred to an accountant as Caladrius and Purchaser may mutually agree, so long as such entity is not the principal regularly-engaged outside accountant to Purchaser, the Company or Caladrius (the “Accountant”), which will be instructed to determine the amounts in dispute within twenty-one (21) days after the appointment of the Accountant. Any determination by the Accountant shall not be outside the range defined by the respective amounts in the Closing Statement proposed by Purchaser’s and Caladrius’s proposed adjustments thereto set forth in the Protest Notice, and absent manifest mathematical error such determination shall be final, binding and non-appealable. Each of Purchaser and Caladrius shall execute and deliver a customary engagement letter as may be requested by the Accountant, and each of Purchaser, on the one hand, and Caladrius on the other hand, shall bear that percentage of the fees and expenses of the Accountant equal to the proportion (expressed as a percentage and determined by the Accountant) of the dollar value of the disputed amounts determined in favor of the other party by the Accountant.
(d)    Purchase Price Adjustment. Within 10 days of the final determination of the Net Working Equity, the Closing Date Cash, the Closing Date Indebtedness and the Closing Date Company Transaction Expenses pursuant to this Section 2.5, the following payment shall be made (the “Purchase Price Adjustment”):
(i)    if the Net Working Equity is a negative amount, then Caladrius shall pay to Purchaser without any dispute or appeal right, an amount equal to 80.1% of such negative amount;
(ii)    if the Net Working Equity is a positive number, then Purchaser shall pay or cause Company to pay to Caladrius, without any dispute or appeal right, an amount equal to 80.1% of such positive amount; and
(iii)    in any case, Caladrius shall, to the extent not already paid to Purchaser pursuant to Section 2.4, pay to Purchaser, without any dispute or appeal right, the amount of all Closing Date Company Transaction Expenses; provided, however, to the extent the final determination of the Closing Date Company Transaction Expenses reveals that the amount of Closing Date Company Transaction Expenses deducted from the Base Purchase Price in accordance with Section 2.4 was in excess of the finally determined Closing Date Company Transaction Expenses, then Purchaser shall, without any dispute or appeal right, refund such excess to Caladrius.
Caladrius shall indemnify and hold Purchaser harmless with respect to all amounts which it is obligated to pay to Purchaser pursuant to this Section 2.5(d). Caladrius’ obligation to indemnify and hold Purchaser harmless pursuant to this Section 2.5 will not be subject to any of the limitations set forth in Article VIII. To the extent Purchaser has an obligation to make a payment to Caladrius pursuant to this Section 2.5(d) (after netting out all of the calculations in Section 2.5(d) above), such obligation shall be satisfied by Purchaser promptly paying to Caladrius an amount equal to such obligation. Any payments made pursuant to this Section 2.5 shall be treated as adjustments to the Purchase Price for U.S. federal income tax purposes.
2.6    Certain Taxes. All documentary, sales, use, employment or payroll (except to the extent attributable to employee retention bonuses owed by Purchaser or, with respect to Company, pursuant to any agreement effective on or after the Closing Date), stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (other than Transfer Taxes, which shall be addressed in Section 10.2 of this Agreement) shall be paid by Caladrius when due, and Caladrius shall, at its own expense, file all necessary Tax Returns (provided, Purchaser and its legal counsel shall be given reasonable opportunity to review and comment on such Tax Returns) and other documentation with respect to all such documentary, sales, use, stamp, registration and other Taxes and fees.
Article III
CLOSING
3.1    Closing Date. The Closing shall take place remotely via the exchange of documents and signatures not later than five (5) days after the satisfaction of the conditions listed in Section 3.2 and Section 3.3 hereof  (other than conditions which by their nature will be satisfied on the Closing Date), or on, at, or in such other date, time, and place as may be agreed by the Parties (the “Closing Date”). The Parties shall use commercially reasonable efforts to effectuate Closing on or before May 31, 2017.
3.2    Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to purchase the CLBS Units at the Closing is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of each of the following conditions:
(a)    each of the representations and warranties of Company and Caladrius contained in this Agreement must have been true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Change, which representations and warranties as so qualified shall be true and correct in all respects) as of the Effective Date and as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to a particular date, in which case they must have been true and correct as of such date;
(b)    Company and Caladrius shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions herein required to be performed or observed by them on or before the Closing;
(c)    no Material Adverse Change shall have occurred, whether or not resulting from a misrepresentation or a breach in any warranty or covenant contained herein;
(d)    no Proceeding shall have been commenced against any Party (A) by any Governmental Authority (i) seeking to restrain or delay the purchase and sale of the CLBS Units or the other transactions contemplated by the Transaction Agreements, (ii) seeking the recovery of a material amount of damages in connection with the transactions contemplated by the Transaction Agreements or (iii) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to ownership of the CLBS Units or Company; or (B) by any Person other than a Governmental Authority seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to the ownership of the CLBS Units or the Company;
(e)    no Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no applicable Law or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by the Transaction Agreements that makes the consummation of the transactions contemplated by the Transaction Agreements illegal;
(f)    Company and Caladrius shall have provided evidence reasonably satisfactory to Purchaser of (i) the receipt by Company and/or Caladrius of all consents, waivers and approvals described in Section 6.7 and (ii) the amendment or termination, as applicable, of each of the agreements listed on Schedule 3.2(f), as described therein;
(g)    all filings with and approvals of any Governmental Authority required to be made or obtained in connection with the transactions contemplated by the Transaction Agreements shall have been made or obtained and shall be in full force and effect as of the Closing and the applicable waiting period under the HSR Act and other applicable Antitrust Laws shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Authority;
(h)    all required corporate actions and proceedings of Company and Caladrius for the consummation of the transactions set forth in the Transaction Agreements shall have been duly completed by Company and Caladrius, as applicable, and must be reasonably satisfactory in form and substance to Purchaser;
(i)    Purchaser shall have received a closing certificate executed by Company and Caladrius, in which Company and Caladrius each certify that all of the conditions precedent in paragraphs (a), (b) and (c) of this Section 3.2 have been satisfied;
(j)    Purchaser shall have received a certificate executed by the Secretary of Caladrius certifying (A) the Operating Agreement, (B) the certificate of formation, and (C) the resolutions of the members of Company and the stockholders of Caladrius, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder;
(k)    Purchaser shall have received the Escrow Agreement duly executed by Caladrius, Company, and the Escrow Agent;
(l)    Purchaser shall have received copies of those releases obtained, if any, by Company pursuant to Sections 6.2(i) and 6.2(j);
(m)    [Intentionally omitted];

(n)    Purchaser shall have received each of the Ancillary Agreements (including but not limited to the Transition Services Agreement in substantially the form attached as Exhibit C hereto) to which Caladrius or Company is a party duly executed by Caladrius or Company, as appropriate;
(o)    Purchaser shall have received a copy of the certificate of good standing of Company issued on the Closing Date by the Secretary of State (or comparable officer) of Delaware; and the Secretary of State (or comparable officer) of each jurisdiction in which Company is qualified to do business;
(p)    since the Effective Date, neither Caladrius nor Company shall have made or agreed to any change in the Key Employee Agreements;
(q)    the Operating Agreement shall have been amended and restated in the form attached hereto as Exhibit E;
(r)    Purchaser shall have received a written opinion from the Company’s outside legal counsel, covering the matters set forth on Exhibit F, dated as of the Closing Date and addressed to Purchaser;
(s)    all Equity Interests of Company shall be held by Purchaser and Caladrius and (other than the Transaction Agreements) there shall be no outstanding securities, warrants, options, commitments or agreements of Company or Caladrius immediately prior to the Closing that purport to obligate Company to issue any Equity Interests or any other securities of Company or Caladrius, or to sell or transfer any Equity Interests or any other securities of Company under any circumstances;
(t)    Purchaser shall have received a certificate of non-foreign status in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2), executed by Caladrius;
(u)    Caladrius Stockholder Approval shall have been obtained;
(v)    Company and/or Caladrius shall have delivered to Purchaser executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of Company or any Subsidiary of Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Purchaser that all Liens on assets of Company and its Subsidiaries shall have been released prior to or shall be released simultaneously with the Closing;
(w)    no portion of the CLBS Units shall be subject to any Lien;
(x)    Purchaser shall have received the Oxford Payoff Letter;
(y)    [Intentionally omitted]; and
(z)    Purchaser shall have received such other documents as reasonably requested by Purchaser.
3.3    Conditions Precedent to Obligations of Caladrius and Company. The obligations of Caladrius to sell the CLBS Units to Purchaser at the Closing is subject to the satisfaction (or waiver by Caladrius and Company), on or prior to the Closing Date, of each of the following conditions:
(a)    each of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct as of the Effective Date and must be true and correct in all material respects as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to a particular date, in which case they must have been true and correct as of such date;
(b)    Purchaser shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions herein required to be performed or observed by it on or before the Closing;
(c)    no Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by the Transaction Agreements that makes the consummation of the transactions contemplated by the Transaction Agreements illegal;

(d)    no Proceeding shall have been commenced against any Party (A) by any Governmental Authority (i) seeking to restrain or delay the purchase and sale of the CLBS Units or the other transactions contemplated by the Transaction Agreements, (ii) seeking the recovery of a material amount of damages in connection with the transactions contemplated by the Transaction Agreements or (iii) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to ownership of the CLBS Units or Company; or (B) by any Person other than a Governmental Authority seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to the ownership of the CLBS Units or the Company;
(e)    all filings with and approvals of any Governmental Authority required to be made or obtained in connection with the transactions contemplated by the Transaction Agreements shall have been made or obtained and shall be in full force and effect as of the Closing and the applicable waiting period under the HSR Act and other applicable Antitrust Laws shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Authority;
(f)    Caladrius and Company shall have received the Escrow Agreement duly executed by Purchaser and the Escrow Agent;
(g)    Caladrius and Company shall have received each of the other Ancillary Agreements (including but not limited to the Transition Services Agreement) to which Purchaser is a party duly executed by Purchaser;
(h)    Caladrius Stockholder Approval shall have been obtained; and
(i)    the Operating Agreement shall have been amended and restated in the form attached hereto as Exhibit E.
3.4    Sole Member. Immediately upon the Closing, Caladrius shall no longer be a member of Company, and Purchaser shall be the sole member of Company, and Company shall promptly make appropriate entries in the books and records of Company to reflect such membership. At any time or from time to time after the Closing, Company agrees, at the request of Caladrius, to execute and deliver any further instruments or documents and to take all such further action as Caladrius may reasonably request in order to evidence or effectuate Caladrius’ termination as a member of Company.
Article IV
REPRESENTATIONS AND WARRANTIES OF COMPANY
AND CALADRIUS
4.1    Representations and Warranties of Caladrius. Caladrius hereby represents and warrants to Purchaser that the statements contained in Schedule 4.1 are true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 4.1).
4.2    Representations and Warranties of Company and Caladrius. Company and Caladrius jointly and severally represent and warrant to Purchaser that the statements contained in Schedule 4.2 are true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 4.2), except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”).
4.3    Disclosure Schedule. Nothing in the Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty specifically concerns the existence of the document or other item itself. Company shall arrange the Disclosure Schedule in paragraphs corresponding to the lettered and numbered paragraphs contained in Schedule 4.2.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Caladrius and Company that the statements contained in Schedule 5.1 are true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 5.1).
Article VI
CERTAIN COVENANTS
6.1    No Solicitation; Other Offers.
(a)    Except as expressly permitted pursuant to Section 6.1(b) and Section 6.1(c), Caladrius and Company shall not, and shall not authorize or permit any of their affiliates or Subsidiaries, or any of their respective officers, directors, members, interestholders, affiliates, employees, agents, advisors (including financial advisors, attorneys and accountants), consultants or other representatives (collectively, “Representatives”) to, directly or indirectly, (a) solicit, initiate or encourage any inquiry, proposal or offer relating to an Alternative Transaction (each, a “Competing Proposal”); (b) participate in or encourage any discussions or negotiations relating to, or disclose, furnish or afford access to any person or entity any information (including Company’s or its Subsidiaries’ businesses, properties, books or records) in connection with, or assist, or cooperate with any person or entity in making or proposing, or take any other action to facilitate, any Competing Proposal or Alternative Transaction; or (c) authorize, enter into any agreement, arrangement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Competing Proposal or Alternative Transaction. Except as expressly permitted pursuant to Section 6.1(c), the Caladrius Board shall not directly or indirectly (A) fail to make, withdraw, change, modify or condition, in a manner adverse to Purchaser, the recommendation (the “Caladrius Recommendation”) by the Caladrius Board that Caladrius’s stockholders approve the Authorizing Resolution (a “Caladrius Adverse Recommendation Change”), (B) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Competing Proposal or Superior Proposal, or (C) enter into any letter of intent or similar document or any agreement, arrangement, understanding or commitment providing for any Competing Proposal or requiring Caladrius or Company to abandon, terminate or fail to consummate any of the transactions contemplated by this Agreement. Caladrius and Company agree that they will take the necessary steps to promptly inform their respective directors, officers, employees and Representatives of the obligations undertaken in this Section 6.1(a).
(b)    Notwithstanding anything to the contrary contained in this Section 6.1 or elsewhere, if at any time prior to the approval of the Authorizing Resolution by the stockholders of Caladrius, Company or any of its Representatives receives a Competing Proposal that was made or renewed after the Effective Date and did not result from or arise in connection with any breach of Section 6.1(a), and the Caladrius Board (or a duly constituted committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take any of the following actions would be inconsistent with the Caladrius Board’s fiduciary duties under applicable Law, then (i) Caladrius or Company and their respective Representatives may provide information, subject to substantially similar confidentiality restrictions as set forth in this Agreement, (including non-public information) to the applicable bidder or provide access to the books, assets and personnel of Company, and (ii) engage in any discussions or negotiations with such bidder and its representatives; provided that Company shall (A) deliver written notice to Purchaser no later than one (1) Business Day after taking any action permitted pursuant to this Section 6.1(b) and, to the extent not previously delivered pursuant to Section 6.1(d), deliver an accurate written summary and description, including all material terms and material information conveyed pursuant thereto, of the Competing Proposal and any other materials, communications or information received by Company or any of its Representatives (whether written or oral) in connection with or pursuant to such Competing Proposal to Purchaser; (B) shall promptly (and in any event within 24 hours of providing such non-public information to any bidder) provide to Purchaser any such non-public information that was not previously provided or made available to Purchaser; (C) within 24 hours of the

Caladrius Board’s (or a duly constituted committee thereof), Company’s or any of its Representatives’ receipt thereof, deliver an accurate written summary and description, including all material terms and information conveyed pursuant thereto, of any revisions, amendments, supplements or modifications to the Competing Proposal or an updated Competing Proposal and any other additional material documents, communications or information received by the Caladrius Board (or a duly constituted committee thereof), Company or any of its Representatives (whether written or oral) in connection with or pursuant to such Competing Proposal; and (D) shall keep Purchaser reasonably informed orally and in writing as to the status of any material developments concerning the Competing Proposal.
(c)    If the Caladrius Board (or a duly constituted committee thereof) determines that such Competing Proposal constitutes a Superior Proposal and that the failure to effect a Material Adverse Recommendation Change would be inconsistent with the Caladrius Board’s fiduciary duties under applicable Law, then, the Caladrius Board may effect a Caladrius Adverse Recommendation Change; provided, that during the three (3) Business Day-notice period referred to in Section 6.1(d), Caladrius, Company and their respective Subsidiaries shall (A) be prohibited from making a Caladrius Adverse Recommendation Change, and (B) have negotiated in good faith with Purchaser (to the extent Purchaser desires to negotiate) to permit Purchaser to make adjustments to the terms and conditions of this Agreement (as adjusted, a “Matching Bid”) as may be necessary to make the transactions contemplated under such Matching Bid equivalent to, or better than, the Superior Proposal in all material respects from a financial perspective. Notwithstanding anything to the contrary in the foregoing, a Caladrius Adverse Recommendation Change shall not modify, reduce or alter Caladrius’s obligations set forth in this Article VI, including, without limitation, Section 6.1(a) and Section 6.5.
(d)    Caladrius shall promptly (and, in any event, within one (1) Business Day after receipt thereof) notify Purchaser in writing in the event Company, Caladrius, any of their respective Subsidiaries or any of their respective Representatives receives a Competing Proposal, any request for non-public information concerning Company or any of its Subsidiaries from any Person who would reasonably be expected to make a Competing Proposal, or any request for discussions or negotiations related to any Competing Proposal or potential Competing Proposal (including any material changes related to the foregoing). Such notice shall include the identity of the Person making such Competing Proposal or request and the material terms and conditions thereof  (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Company shall provide Purchaser at least three (3) Business Days prior written notice that the Caladrius Board intends to make a Company Adverse Recommendation Change, which such notice shall include copies of all proposed definitive agreements with respect to the Superior Proposal.
(e)    Nothing contained in this Section 6.1 shall prohibit Caladrius from making any disclosure to its stockholders that, in the good faith determination of the Caladrius Board, after consultation with its outside legal counsel, is required by applicable Laws.
6.2    Conduct of the Business Prior to the Closing. Except as expressly contemplated by this Agreement, from the Effective Date until the Closing, Caladrius and Company covenant and agree, unless Purchaser shall otherwise agree in writing (such consent not to be unreasonably withheld, conditioned or delayed), to:
(a)    operate Company’s business in all material respects in the ordinary course of business, consistent with past practice;
(b)    (i) pay and perform all of Company’s undisputed debts and other obligations (including Taxes) when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect Company’s accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell Company’s services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use commercially reasonable efforts consistent with past practice and policies to preserve intact Company’s present business organizations, keep available the services of Company’s present officers and key employees and preserve Company’s relationships with customers, suppliers, distributors, licensors, licensees, lessors and others having business dealings with Company, with the objective that Company’s goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)    assure that each of Company’s Contracts (other than with Purchaser) entered into after the Effective Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the transactions contemplated by the Transaction Agreements, and give reasonable advance notice to Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
(d)    maintain each of Company’s leased premises in accordance with the terms of the applicable lease;
(e)    promptly notify Purchaser of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Agreements;
(f)    promptly notify Purchaser of any notice or other communication from any Governmental Authority (i) relating to the transactions contemplated by the Transaction Agreements, (ii) indicating that a Governmental Authorization has been or is about to be revoked or (iii) indicating that a Governmental Authorization is required in any jurisdiction in which such Governmental Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Purchaser (following the Closing) or Company;
(g)    promptly after obtaining Knowledge thereof, notify Purchaser of any inaccuracy in or breach of any representation, warranty or covenant of Company or Caladrius herein; provided that the phrase “as of the Effective Date” in any such representation or warranty shall be disregarded for such purpose;
(h)    to the extent not otherwise required by this Section 6.1(a), promptly after obtaining Knowledge thereof, notify Purchaser of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to Company or cause any of the conditions to the Closing set forth in Article III not to be satisfied;
(i)    use commercially reasonable efforts to obtain general releases in a form reasonably acceptable to Purchaser from each of the Transferred Employees and Continuing Employees from any further rights to receive any compensation or other benefits or other form of payment under any written or oral agreement or arrangement with Caladrius; and
(j)    use commercially reasonable efforts to obtain general releases in a form reasonably acceptable to Purchaser from each of the employees of Company who have declined continued employment with Company from any further rights to receive any compensation or other benefits or other form of payment under any written or oral agreement or arrangement with Company.
6.3    Restrictions on the Conduct of the Business Prior to the Closing. Without limiting the generality or effect of the provisions of Section 6.1(a), except as expressly set forth on Schedule 6.3 of the Disclosure Schedule, during the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, Company and Caladrius shall not do, cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed):
(a)    cause, propose or permit any amendments to the certificate of formation or Operating Agreement;
(b)    merge or consolidate Company with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)    other than Tax Distributions (as defined in the Operating Agreement) declare or pay any distributions (whether in cash, equity or other property) in respect of any of Company’s Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for Company’s Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of Company’s Equity Interests;

(d)    enter into, amend, modify, violate, assign, terminate, or waive any provision of any Material Contract (including any Contract that if entered into, amended or modified prior to the Effective Date would constitute a Material Contract) or Contract requiring a novation or consent in connection with the transactions contemplated by the Transaction Agreements;
(e)    issue, deliver, grant, transfer, or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Equity Interests of Company;
(f)    (i) hire, or offer to hire, any additional officers or other employees of Company with a base salary in excess of  $100,000, or any consultants or independent contractors with an annual compensation in excess of  $100,000, in each case whose arrangements are not terminable at-will without notice or liability, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of Company for any reason other than cause, (iii) enter into, amend or extend the term of any employment agreement or consulting agreement, excluding offer letters and consulting arrangements that provide for employment at-will and may be terminated without penalty or liability, (iv) permit Company to enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law), (v) add any new members to the Board of Managers of Company, (vi) permit Company to grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person, (vii) except as required by any Contract or Employee Benefit Plan in effect on the Effective Date, pay any special bonus or special remuneration to any employee or consultant or (viii) except as required by any Contract or Employee Benefit Plan in effect on the Effective Date and for annual merit increases in the Ordinary Course of Business consistent with past practice, increase the salaries, wage rates or fees of Company’s employees;
(g)    permit Company to incur any indebtedness for borrowed money, guarantee any such indebtedness or permit Company to make any loans or advances (other than routine expense advances to employees of Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
(h)    permit Company to transfer or license to or from any Person any rights to any Intellectual Property or Intellectual Property Rights;
(i)    permit Company to take any action regarding a patent, patent application or other Intellectual Property Right, other than filing continuations for existing patent applications or completing or renewing registrations of existing Patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;
(j)    (i) permit Company to sell, lease, license or otherwise dispose of or permit to lapse any of its tangible or intangible assets (including Company Owned IP), other than sales and nonexclusive licenses in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing, (ii) permit Company to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or (iii) permit Company to enter into any agreement for the purchase, sale or lease of any real property;
(k)    permit Company to pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or member of Company (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(l)    except as contemplated by Company’s 2017 budget in the form provided to Purchaser, permit Company to make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $250,000 in the aggregate;
(m)    permit Company to materially change the amount of, or terminate, any of Company’s insurance coverage;
(n)    cancel, release or waive any claims or rights held by Company with a value in excess of $10,000 individually;
(o)    permit Company to (i) adopt or amend any Employee Benefit Plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under the Employee Retirement Income Security Act of 1974 (“ERISA”), applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any nonqualified deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of applicable Law, or (iii) except as required by the terms of an Employee Benefit Plan or agreement, in each case, provided to Purchaser prior to the Effective Date, in effect as of the Effective Date, pay any special bonus or special remuneration to any employee or non-employee manager or consultant;
(p)    permit Company to (i) commence a lawsuit other than (a) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that Company consults with Purchaser prior to the filing of such a suit) or (b) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
(q)    unless required by applicable Law, permit Company to make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return other than in the ordinary course of business in accordance with past practice, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Purchaser or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;
(r)    permit Company to change accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP or applicable law;
(s)    place or allow the creation of any Lien on any of Company’s properties, including any Intellectual Property;
(t)    materially change the manner in which Company provides warranties, discounts or credits to customers;
(u)    enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 4.2(s) of the Disclosure Schedule;
(v)    take any action that would result in Company having one or more Subsidiaries; and
(w)    take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (v) in this Section 6.3, or any action that would reasonably be expected to make any of Company’s representations or warranties contained herein untrue or incorrect (such that the condition set forth in the first sentence of Section 3.2(a) would not be satisfied) or prevent Company from performing or cause Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by Company (such that the condition set forth in the second sentence of Section 3.2(a) would not be satisfied).

6.4    Proxy Statement.
(a)    Covenants of Caladrius with Respect to the Proxy Statement. Subject to Section 6.5 hereof, Caladrius shall, at its sole cost and expense, prepare and cause to be filed with the SEC, as promptly as practicable following the Effective Date, a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the Stockholders’ Meeting (as defined below), and shall as promptly as practicable thereafter, at its sole cost and expense, obtain clearance of such Proxy Statement by the SEC and prepare and cause to be filed all amendments and supplements required to be filed with respect to the Proxy Statement. Caladrius covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein, and the letter to stockholders, notice of meeting and form of proxy included therewith, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the Proxy Statement, Caladrius shall include the text of this Agreement (not including the schedules and exhibits thereto) and, except to the extent provided in Section 6.1, the Caladrius Recommendation, and shall use all reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement.
(b)    Covenants of Purchaser with Respect to the Proxy Statement. Purchaser will furnish to Caladrius the information relating to Purchaser and its Affiliates required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to be set forth in the Proxy Statement. Purchaser shall procure that none of such information with respect to the Purchaser and its affiliates that is so furnished by the Purchaser to Caladrius will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)    Cooperation. Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the responses to any comments of the SEC prior to filing thereof with the SEC.
(d)    Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, Caladrius shall, at its sole cost and expense, mail the Proxy Statement to the holders of the Caladrius Capital Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Closing any event or circumstance relating to Company, Caladrius, Purchaser or any of their respective subsidiaries or affiliates, or their respective officers or directors, should be discovered by Caladrius or Purchaser, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Purchaser, Caladrius and Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Caladrius shall cause all documents that Caladrius is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement to comply as to form with the applicable requirements of the Exchange Act.
6.5    Stockholders’ Meeting. As promptly as reasonably practicable following the Effective Date but not less than five (5) days prior to the End Date, Caladrius shall take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders on the earliest date reasonably practicable after the Proxy Statement has been cleared by the SEC, for the purpose of voting upon the adoption and approval of the Authorizing Resolution (the “Stockholders’ Meeting”). At the Stockholders’ Meeting, Caladrius shall make the Caladrius Recommendation; provided, however, that Caladrius shall not be obligated to recommend to its stockholders the adoption and approval of the Authorizing Resolution at any Stockholders’ Meeting to the extent that the Caladrius Board (or a duly authorized committee thereof) makes a Caladrius Adverse Recommendation Change if permitted by and pursuant to Section 6.1(b). Prior to the Stockholders’ Meeting, Caladrius shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Authorizing Resolution. Caladrius shall take reasonable measures to ensure that all proxies solicited in connection with the

Stockholders’ Meeting are solicited in compliance with all applicable Laws. For the sake of clarity, to the extent there is a Caladrius Adverse Recommendation Change, Caladrius shall remain obligated to establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting pursuant to this Section 6.5.
6.6    Commercially Reasonable Efforts. Each of the Parties hereto agrees to use commercially reasonable efforts, and to cooperate with each other Party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the purchase and sale of the CLBS Units and the other transactions contemplated by the Transaction Agreements, including the satisfaction of the respective conditions set forth in Article III, and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the purchase and sale of the CLBS Units and the other transactions contemplated by the Transaction Agreements.
6.7    Third Party Consents. The Company shall use commercially reasonable efforts to obtain no later than five (5) Business Days prior to the Closing Date, and deliver to Purchaser at or prior to the Closing, all consents, assignments, waivers and approvals under each Contract listed or described on Schedule 4.2(s)(xvi) of the Disclosure Schedule (and any Contract entered into after the Effective Date that would have been required to be listed or described on Schedule 4.2(s)(xvi) of the Disclosure Schedule if entered into prior to the Effective Date).
6.8    Regulatory Approvals.
(a)    As promptly as practicable after the Effective Date, Purchaser, Caladrius, and Company shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act or any other Antitrust Laws in order to obtain the authorization, approval or consent of any Governmental Authority, or expiration or termination of the applicable waiting periods under such Antitrust Laws, that may be reasonably required, or that Purchaser may reasonably request to be made, in connection with the consummation of the transactions contemplated by the Transaction Agreements. Purchaser, Caladrius, and Company shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations, and Purchaser and Caladrius shall each pay an equal share of any filing fees associated therewith.
(b)    Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that: (i) no Party shall have any obligation to litigate or contest any Proceeding challenging any of the transactions contemplated by the Transaction Agreements as violative of any Antitrust Law and (ii) no Party shall be under any obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of such Party or any of its Affiliates or of Company, (B) the discontinuation of any product or service of such Party or any of its Affiliates or of Company, (C) the licensing or provision of any technology, software or other Intellectual Property of such Party or any of its Affiliates or of Company to any Person, (D) the imposition of any limitation or regulation on the ability of such Party or any of its Affiliates to freely conduct their business or own their respective assets, (E) the holding separate of the Equity Interests of Company or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Equity Interests of Company or (F) any actions that are not conditions on the occurrence of the Closing (any one or more of the foregoing, an “Antitrust Restraint”).
(c)    Each of Purchaser, Caladrius and Company shall promptly inform the other of any material communication between such party and any Governmental Authority regarding any of the transactions contemplated by the Transaction Agreements. Subject to applicable Law relating to the exchange of information, Purchaser shall have the right (i) to direct all matters with any Governmental Authority other than the United States Securities and Exchange Commission (“SEC”) relating to the transactions contemplated by the Transaction Agreements and (ii) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by Company or Caladrius to any Governmental Authority under any Antitrust Law; provided that, to the extent practicable, Purchaser shall consult with Caladrius and consider in good faith the views of Caladrius with respect to the information related to Caladrius and Company that appears in any such filing, application, notification or other document. If Purchaser or any Affiliate of Purchaser receives any formal or informal request for supplemental information or documentary material from any Governmental Authority other than the SEC with respect to any of the transactions contemplated by the Transaction Agreements, then Purchaser shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If Company, Caladrius or any Affiliate of Company or Caladrius receives any formal or informal request for supplemental information or documentary material from any Governmental Authority other than the SEC with respect to any of the transactions contemplated by the Transaction Agreements, then Company or Caladrius shall make or cause to be made, a response in compliance with such request. No Party shall, without the prior written consent of the other Parties, (A) permit any of the Representatives of such Party to participate in any meeting with any Governmental Authority other than the SEC relating to the transactions contemplated by the Transaction Agreements unless such Party, as applicable, consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, grants such other Parties the opportunity to attend the discussions at such meeting or (B) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders providing for any actions that would constitute an Antitrust Restraint; provided that Company shall, if directed by Purchaser, agree to any such action that is conditioned on the consummation of the transactions contemplated by the Transaction Agreements.
Article VII
POST-CLOSING COVENANTS
7.1    International Investment and Trade Services Survey Act. To the extent legally required, Company shall, and shall cause each Subsidiary of Company to, promptly execute and file, or join in the execution and filing of, any report, application, notification or other document that may be required under the International Investment and Trade in Services Survey Act (Title 22 of the United States Code, Chapter 46, §§3101-3108) in connection with the consummation of the purchase and sale of the CLBS Units and the other transactions contemplated by this Agreement.
7.2    Preferred Pricing. The Parties acknowledge that Caladrius is, as of the Effective Date, one of Company’s customers. Following Closing, Purchaser and Company each agree that Caladrius and its subsidiaries shall be entitled to procure products and services from Company at pricing equal to Manufacturing Cost for such products and services plus five percent (5%), in connection with Caladrius’s development of T-regulatory cell platforms (such pricing arrangement, the “Preferred Pricing Arrangement”). The Preferred Pricing Arrangement shall be in effect immediately upon Closing and continue for a period of seven (7) years following the Closing Date. For the avoidance of doubt, the Parties will use commercially reasonable efforts to amend the CLBS03 Contract to reflect the Preferred Pricing Arrangement prior to Closing.
7.3    Milestone Payment.
(a)    In addition to the Initial Payment, the Closing Payment, and the Purchase Price Adjustment (if any), subject to the Right of Set Off, Purchaser shall pay Caladrius $5.0 million (the “Milestone Payment”) upon Company achieving $125 million in cumulative revenue (excluding clinical service reimbursables) (the “Milestone”). For purposes hereof, “cumulative revenue” shall be calculated based on Company’s revenue from all customers (including Caladrius and its subsidiaries) in accordance with the financial accounting and reporting standards set forth in the statements and pronouncements of the FASB, consistently applied, for the period from January 1, 2017 (the “Commencement Date”) through December 31, 2018 (the period from the Commencement Date through December 31, 2018, the “Milestone Period”); and “clinical service reimbursables” shall also be calculated commencing on the Commencement Date through December 31, 2018, and shall be calculated in accordance with the financial accounting and reporting standards set forth in the statements and pronouncements of the FASB, consistently applied. Company shall, beginning with the first calendar quarter of 2017, within forty-five (45) days after the end of each calendar quarter, report to Caladrius in writing (each, a “Milestone Report”) as to the cumulative revenue and relevant clinical service reimbursables of Company since the Commencement Date. Caladrius shall be entitled to have access for a period of twenty (20) Business Days following delivery of a Milestone Report, at reasonable times upon reasonable notice, to the books and records of Company and Purchaser and its affiliates in order to determine when and whether the revenue targets described above have been achieved and when the milestone payments referred to above are payable; provided, however, that the foregoing shall not require Purchaser or Company to disclose information pursuant to this Section 7.3(a) to the extent that (i) in the reasonable good faith judgment of Purchaser, any applicable Law requires Purchaser or its Affiliates to restrict or prohibit access to such information, (ii) in the reasonable good faith judgment of Purchaser or Company, the books and records are subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege. Nothing in this Agreement shall be deemed to require Purchaser or Company to keep any books of account or records other than those which it maintains in the ordinary course of business in its usual and customary practice, to retain any such books of account or records for any period in excess of the period for which it retains such records in the ordinary course of business in its usual and customary practice, or to provide access to any books and records other than that specified in this Section.
(b)    In the event that Caladrius does not agree with the amount of cumulative revenue and relevant clinical service reimbursables set forth on any Milestone Report, Caladrius shall be entitled, during the period following delivery of such Milestone Report and ending thirty (30) days after delivery of such Milestone Report (the “Dispute Period”), to give Company written notice (a “Dispute Notice”) of such disagreement, which shall include Caladrius’s estimate for such the relevant period covered by the Milestone Report of cumulative revenue and relevant clinical service reimbursables, if any, (including the calculation thereof, in reasonable detail) or the rationale (in reasonable detail) of the basis for such disagreement. In the event that Caladrius does not deliver a Dispute Notice during the Dispute Period, the amount of cumulative revenue and relevant clinical service reimbursables set forth on such Milestone Report shall irrevocably be deemed to be the final cumulative revenue and relevant clinical service reimbursables for the relevant quarter.
(c)    In the event that Caladrius delivers a Dispute Notice within the Dispute Period, Caladrius and Company shall for a period of not less than thirty (30) days after delivery of the Dispute Notice attempt in good faith to resolve the amount of cumulative revenue and relevant clinical service reimbursables that is in dispute (the “Disputed Milestone Amount”), and mutually determine any adjustments to such amount of cumulative revenue and relevant clinical service reimbursables. Company and Caladrius shall provide each other with such information, records and material kept in the ordinary course of business in such party’s possession and which such party may disclose without violating confidentiality obligations to third parties, as is reasonably necessary and appropriate in attempting to resolve such Disputed Milestone Amount, including the delivery of a copy to Caladrius of any such information, records and material, to the extent then available, that was used to calculate the amount of cumulative revenue and relevant clinical service reimbursables.
(d)    After the end of the Milestone Period, Purchaser shall provide to Caladrius a Milestone Report with respect to the cumulative revenue (excluding clinical service reimbursables) for the entire Milestone Period (such Milestone Report, the “Final Milestone Report”). In the event that Caladrius does not agree with the Final Milestone Report, Caladrius shall be entitled to dispute such Final Milestone Report using the procedures set forth in Sections 7.3(b) and (c). In the event that no agreement can be reached by Caladrius and Company as to the calculation of the Disputed Milestone Amount with respect to the Final Milestone Report (such disputed amount, the “Disputed Final Milestone Amount”) within ninety (90) days after delivery of a Dispute Notice with respect to the Disputed Final Milestone Amount, then either party shall have the right to submit such Disputed Final Milestone Amount to arbitration by the Accountant. The Accountant shall be responsible for the determination of the Disputed Final Milestone Amount. The engagement and charge of the Accountant pursuant to this Section 7.3 shall be limited to determining the amount of cumulative revenue and relevant clinical service reimbursables for the applicable period. The Accountant shall determine the Disputed Final Milestone Amount within the limitations set forth above within ninety (90) days after the date of such Accountant’s engagement and the Accountant shall be provided with such information and records, which may include on-site access and access to personnel, relating to such dispute as it may reasonably request. Any Disputed Final Milestone Amount determined by the Accountant in accordance with this Section shall be deemed to be the final amount of cumulative revenue and relevant clinical service reimbursables for all purposes of this Agreement. The fees and expenses of the Accountant shall be paid by Caladrius if the determination by the Accountant of the Disputed Final Milestone Amount reflects that the Milestone was not achieved; and the fees and expenses of the Accountant shall be paid by Company if the determination by the Accountant of the Disputed Final Milestone Amount reflects that the Milestone was achieved.
(e)    Purchaser and Company shall cause the Milestone Payment as finally determined pursuant to this Section 7.3 and subject to the Right of Set Off to be paid to Caladrius (in immediately available funds to an account specified in writing by Caladrius) within 45 days after the end of the quarter in which the relevant milestone amount of cumulative revenue has been achieved by Company. The payment of any amounts pursuant to this Section 7.3 shall be treated as additional Purchase Price for U.S. federal income tax purposes.
(f)    The obligation of Purchaser to make (i) the Milestone Payment hereunder and (ii) any payments to Caladrius pursuant to the Transition Services Agreement shall be entirely qualified by the right of Purchaser to set off  (the “Right of Set Off”) against and reduce the amount of the Milestone Payment and/or payment under the Transition Services Agreement by the amount of any Losses payable to or claimed by an Indemnified Party in good faith pursuant to Article VIII hereunder and which Losses are (i) unpaid or unreimbursed as of the date the Milestone Payment or a particular payment due under the Transition Services Agreement, as the case may be, is payable to Caladrius pursuant hereto and (ii) cannot be paid from the Escrow Fund because the amount in the Escrow Fund is insufficient to pay such Losses. Any amount subject to the Right of Set Off with respect to pending but unresolved claims for indemnification that is not awarded to Purchaser or any other Indemnified Party upon the resolution of such claims shall be disbursed to Caladrius within fifteen (15) Business Days following resolution of such claims. For the avoidance of doubt, payments due to Caladrius under the Transition Services Agreement shall be made in the ordinary course on the dates payable as provided for in the Transition Services Agreement, and no portion thereof shall be withheld or set off in connection with the Right of Set Off unless on the due date for such payment under the Transition Services Agreement there are Losses payable to or claimed in good faith by an Indemnified Party which are subject to the Right of Set Off as provided in the Section 7.3 (f).
(g)    Each of Purchaser, Company, and Caladrius hereby acknowledge that the achievement of the Milestone is uncertain. Purchaser and the Company have no obligation to use any specific efforts to achieve, or to provide any funding or other resources supporting the achievement of the Milestone and it is therefore not assured that Purchaser will be required to pay the Milestone Payment. Subject to the foregoing, Purchaser shall be solely responsible for, and have sole discretion over, all decisions relating to the Milestone from and after the Closing, including, but not limited to, any matter relating to the development, testing, regulatory submission, regulatory approval, manufacturing, marketing, sales, pricing, service or maintenance of Company products. Furthermore, Company and Caladrius acknowledge that circumstances may exist that delay or prevent the achievement of the Milestone, thereby correspondingly eliminating the amount of the Milestone Payment based thereon. Accordingly, nothing herein shall be deemed to be an agreement on the part of Purchaser to achieve the Milestone. Purchaser shall have sole discretion over all matters relating to the business of Company after the Closing Date, including, but not limited to, any operational, distribution, legal, marketing, and sales decisions relating to the business of Company. Notwithstanding the foregoing, for the avoidance of doubt, Purchaser and Company shall not deliberately act or fail to act with the primary objective of preventing the achievement of the Milestone in order to avoid the obligation to make the Milestone Payment.
7.4    Employee Matters.
(a)    All employees of Company employed by Company immediately prior to the Closing shall be employees of Company immediately following the Closing (each, a “Continuing Employee”). With respect to any employee of Caladrius identified by Purchaser and reasonably acceptable to Caladrius who receives an offer of employment from Purchaser or Company, Caladrius shall collaborate in good faith with Purchaser in its efforts to enter into an offer letter and confidential information and assignment agreement with such employee within 10 days prior to the expiration of the Transition Services Agreement.

Notwithstanding anything to the contrary in the foregoing, with the exception of the Continuing Employees, neither of Purchaser or Company shall have any obligation to make an offer of employment to any employee of Caladrius. All Caladrius employees who accept such offers from Purchaser or Company, and all Company employees employed by Company as of the Closing, are referred to as “Transferred Employees”).
(b)    Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to credit Transferred Employees for service earned on and before the Closing Date with Caladrius and its Affiliates, or any of their respective predecessors, in addition to service earned with Purchaser and its Affiliates on or after the Closing Date to the extent that service is relevant for purposes of eligibility, vesting or the calculation of benefits (but not for purposes of defined benefit pension benefit accruals, equity benefits, or post-retirement welfare benefits) under any employee benefit plan, program or arrangement of Purchaser or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date. Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to cause all health insurance carriers and third party administrators to waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible spouses and dependents. Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under Caladrius’ or any of its Affiliates’ health plans in the calendar year in which the Closing Date occurs.
(c)    As of the Closing Date, all Company employees shall cease to be eligible to participate in all Employee Benefit Plans that are maintained or sponsored by Caladrius or its Affiliates (excluding Company).
7.5    Non-Competition. Caladrius hereby covenants and agrees that during the Non-Competition Period, neither Caladrius, nor any Affiliate of Caladrius, shall, without first obtaining the prior written consent of Purchaser (which Purchaser may withhold in its sole discretion), engage in a Competing Business; provided, however, Caladrius may merge with or acquire a third party that engages in a Competing Business if such Competing Business constitutes five percent (5%) or less of the entire business of such third party in terms of GAAP revenue for the prior twelve (12) months.
7.6    Non-Solicitation. Caladrius hereby covenants and agrees that during the Non-Competition Period, neither Caladrius, nor any Affiliate of Caladrius, shall, without first obtaining the prior written consent of Purchaser (which consent Purchaser may withhold in its sole discretion), directly or indirectly, including without limitation through any of its personnel, cause, solicit, entice or induce, or attempt to cause, solicit, entice or induce, any employee or consultant of Company or Purchaser or any of their Affiliates to leave his or her current employment, to accept employment with Caladrius or any of its Affiliates or any other Person, or to interfere in any manner with the business of Company, the Purchaser, or their Affiliates. Purchaser and Company hereby covenant and agree that, following the Closing, neither Purchaser nor Company, nor any Affiliate of Purchaser or Company, shall, without first obtaining the prior written consent of Caladrius (which Caladrius may withhold in its sole discretion), directly or indirectly, including without limitation through any of its personnel, cause, solicit, entice or induce, or attempt to cause, solicit, entice or induce, any employee or consultant of Caladrius or any of its Affiliates (other than the Transferred Employees) to leave his or her current employment, to accept employment with Purchaser, Company or any of their respective Affiliates or any other Person, or to interfere in any manner with the business of Caladrius or its Affiliates. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted, directly or indirectly, towards employees or consultants of Company or Purchaser or any of their Affiliates, or Caladrius or any of its Affiliates, as the case may be, shall not be deemed to be a solicitation under this Section 7.6. For purposes of this Section 7.6, an Affiliate with respect to Purchaser and Company shall include only those Persons who are under direct control of Purchaser.
7.7    Savings Clause. It is the desire and intent of the Parties that the provisions of Sections 7.5 and 7.6 shall be enforced to the fullest extent permissible under applicable Law. If any provision of Section 7.5 or 7.6 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable Laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of Section 7.5 or 7.6. Each provision of Section 7.5 is separable from every provision of Section 7.6, and each part of each provision of Sections 7.5 and 7.6 is separable from every other part of such provision.
Article VIII
ESCROW FUND AND INDEMNIFICATION
8.1    Escrow.
(a)    By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.3, at the Closing, Purchaser will deposit with the Escrow Agent cash comprising the Escrow Amount (the “Escrow Fund”). The Escrow Fund shall be available to compensate Purchaser (on behalf of itself or any other Indemnified Party) for Losses pursuant to the indemnification obligations of the Indemnifying Parties. The Escrow Agent shall retain the Escrow Fund until 11:59 p.m. New York time on the date that is thirty (30) days after the date that is 12 months after the Closing Date (the “Escrow Release Date”) unless cancelled or forfeited as set forth in this Article VIII. No portion (nor all) of the Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Lien, sold, assigned or transferred, by the Indemnifying Party, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of the Indemnifying Party, in each case prior to the disbursement of the Escrow Fund to Caladrius in accordance with Section 8.1(b) below.
(b)    Within five (5) Business Days following the Escrow Release Date, the Escrow Agent will disburse to Caladrius the Escrow Amount less (i) that portion of the Escrow Amount previously paid to Purchaser or any other Indemnified Party in satisfaction of claims for indemnification in accordance with this Article VIII and/or Section 2.5(d) and (ii) that portion of the Escrow Amount that is determined, in the reasonable judgment of Purchaser, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Notice delivered to the Indemnifying Party prior to the Escrow Release Date in accordance with this Article VIII. Any portion of the Escrow Amount held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Purchaser or any other Indemnified Party upon the resolution of such claims shall be disbursed to Caladrius within fifteen (15) Business Days following resolution of such claims.
8.2    Survival.
(a)    Generally. Except as set forth in Section 8.2(b), all representations and warranties of Company and Caladrius contained in this Agreement, or in any Schedule, certificate, or other document delivered pursuant to this Agreement, survive the Closing for a period of thirty (30) days following the twelve (12) month anniversary of the Closing Date. All representations and warranties of Purchaser contained in this Agreement, in any Disclosure Schedule, certificate, or other document delivered pursuant to this Agreement, expire and are of no further force and effect as of the Closing.
(b)    Specifically. Notwithstanding Section 8.2(a), the representations and warranties of  (i) Caladrius contained in Schedule 4.1(a) (Organization and Good Standing), 4.1(b) (Authorization of Transaction), 4.1(c) (Title to CLBS Units) (the “Title Representation”), 4.1(e) (Brokers), and 4.1(f) (Intellectual Property) and (ii) Company and Caladrius contained in Schedule 4.2(a) (Organization and Good Standing), 4.2(c) (Authorization of Transaction), 4.2(e) (Capitalization), 4.2(w) (Intellectual Property), and 4.2(hh) (Brokers), in each case, survive the Closing indefinitely. The representations and warranties of Company and Caladrius contained in Schedule 4.2(n) (Taxes) and 4.2(o) (Employee Benefits) survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties referred to in this Section 8.2(b) are together referred to as the “Special Representations.”

(c)    Covenants. The covenants and agreements that, by their terms, do not contemplate performance after the Closing Date expire and are of no further force or effect as of the Closing. The covenants and agreements that, by their terms, contemplate performance after the Closing Date survive the Closing in accordance with their terms or until 60 days following the expiration of any applicable statute of limitations or, in the case of the obligations of  (i) Purchaser or Company pursuant to Section 7.2, for seven (7) years following the Closing Date and (ii) Purchaser pursuant to Section 7.3, indefinitely.
(d)    Applicable Survival Period. The period for which a representation or warranty, covenant, or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Claim Notice (as defined below) for indemnification under Section 8.3 is given within the Applicable Survival Period, the representation or warranty, covenant, or agreement that is the subject of such indemnification claim (whether or not formal legal action has been commenced based upon such claim) survives with respect to such claim until such claim is finally resolved.
8.3    Indemnification. From and after the Effective Date, except to the extent a Loss is reflected in Net Working Equity, Caladrius shall, without duplication, indemnify and hold harmless Purchaser, Purchaser’s Affiliates, and their respective officers, directors, shareholders, employees, and other representatives (each, an “Indemnified Party”), against all causes of action, claims, liabilities, and losses (collectively, “Losses”) paid, incurred, or sustained by any Indemnified Party, arising from, relating to, or in connection with:
(a)    any failure of any representation or warranty made by Company or Caladrius in this Agreement (as modified by the Disclosure Schedule) or the Disclosure Schedule to be true and correct as of the Effective Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (or, in the case of representations and warranties that by their terms speak only as of a specific date or dates, as of such date);
(b)    any failure of any certification, representation, or warranty made by Company or Caladrius in the certificates delivered to Purchaser pursuant to Section 3.2(i), and Section 3.2(j) to be true and correct as of the Closing Date;
(c)    any failure by Company or Caladrius to perform or comply with any covenant applicable to it contained in this Agreement (including but not limited to payment by Caladrius of any amount owed to Purchaser pursuant to Section 2.5(d));
(d)    any fees, expenses, or other payments incurred or owed by Company or Caladrius, or any of their Affiliates to any agent, broker, investment banker, or other Person retained or employed by it in connection with the transactions contemplated by the Transaction Agreements;
(e)    any claims by (i) any then-current or former holder or alleged then-current or former holder of any Equity Interests of Company (including any predecessors), arising out of, resulting from or in connection with (A) the transactions contemplated by the Transaction Agreements, or (B) such Person’s status or alleged status as a holder of Equity Interests of Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (ii) any Person to the effect that such Person is entitled to any Equity Interest of Purchaser, Caladrius or Company or any payment in connection with the transactions contemplated by the Transaction Agreements, (iii) any Person with respect to any plan, policy or Contract providing for compensation to any Person in the form of Equity Interests of Company, or (iv) any then-current or former holder or alleged then-current or former holder of any Equity Interests of Caladrius (including any predecessors), arising out of, resulting from or in connection with (A) the transactions contemplated by the Transaction Agreements, or (B) such Person’s status or alleged status as a holder of equity interests of Caladrius (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise;
(f)    80.1% of any Taxes (other than payroll Taxes) for, or arising from, a Pre-Closing Tax Period or Pre-Closing Straddle Period to the extent not reflected in Net Working Equity;
(g)    any Transfer Taxes borne by Caladrius under Section 10.2;

(h)    80.1% of any (i) Liability (actual or contingent) directly or indirectly related to, or arising from, the service of any former employees or former consultants, contractors or other service providers to the Company and (ii) Liability (actual or contingent) arising from the misclassification of Persons as contractors rather than as employees, and (iii) with respect to both clauses (i) and (ii), including, any taxes, fines, penalties, levies, gross-ups, or wage replacement owed or owable in respect thereof, to whatever Person or Governmental Authority;
(i)    80.1% of the amount, if any, by which the Net Working Equity is less than the Net Working Equity Target;
(j)    any Closing Date Company Transaction Expenses to the extent not withheld from the Closing Payment (without duplication of payment of any such expenses);
(k)    any “excess parachute payments” within the meaning of Section 280G of the Code;
(l)    any matters set forth in Schedule 4.2(q) of the Disclosure Schedule or that is or would be an exception to the representations and warranties made on each date in Schedule 4.2(q) (Legal Proceedings; Orders); and
(m)    any fraud, willful breach, or intentional misrepresentation by or on behalf of Company or Caladrius.
8.4    Limitation of Liabilities.
(a)    Basket. No Indemnified Party may make a claim for indemnification pursuant to Section 8.3(a) (other than claims arising out of, resulting from or in connection with (i) any fraud, willful breach, or intentional misrepresentation by or on behalf of Company or Caladrius or (ii) any failure of any of the Special Representations to be true and correct as aforesaid) unless and until the aggregate amount of all Losses that the Indemnified Parties have described in a Claim Notice (together with all Losses described in any previously other delivered Claim Notices) delivered to Caladrius (“Indemnifying Party”) under Section 8.3(a) exceeds seven hundred fifty thousand U.S. dollars ($750,000) (the “Basket”), and once such Basket has been reached, the Indemnified Party is entitled to recover the entire amount of all Losses from the first dollar, including the amount of the Basket. The Basket shall not apply to any other Losses or claims therefor.
(b)    Cap.
(i)    Recovery from the Escrow Fund and the Right of Set Off shall be the sole and exclusive remedy for any and all claims made pursuant to Section 8.3(a) (other than claims arising out of, resulting from or in connection with (i) any fraud, willful breach, or intentional misrepresentation by or on behalf of Company or Caladrius or (ii) any failure of any of the Special Representations to be true and correct as aforesaid).
(ii)    In the case of  (A) the matters listed in Section 8.3(b), or (B) any failure of any of the Special Representations, other than the Title Representation, to be true and correct as aforesaid, after Indemnified Parties have exhausted or made claims upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Parties), the Indemnifying Party shall be liable for the amount of any Losses resulting therefrom; provided, however, that such liability shall be limited to ten million dollars ($10,000,000) in the aggregate (including amounts paid from the Escrow Fund). Indemnified Parties may, in their discretion, exercise the Right of Set Off with respect to any such Losses with respect to which it has been finally determined that the Indemnifying Party is liable therefor. In the case of any failure of the Title Representation to be true and correct as aforesaid, after Indemnified Parties have exhausted or made claims upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Parties), the Indemnifying Party shall be liable for the amount of any Losses resulting therefrom; provided, however, that such liability shall be limited to the Purchase Price.
(iii)    In the case of  (A) the matters listed in Section 8.3(c)-(l) or (B) fraud, willful breach, or intentional misrepresentation by or on behalf of the Company or Caladrius after Indemnified Parties have exhausted or made claims upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Parties), the Indemnifying Party shall be liable for the amount of any Losses resulting therefrom and there shall be no maximum liability applicable to the Indemnifying Party. Indemnified Parties may, in their discretion, exercise the Right of Set Off with respect to any such Losses.
(c)    Exception to Limitations. For the sake of clarity, the limitations in this Section 8.4 shall not apply to any claim involving fraud, willful breach, or intentional misrepresentation.
8.5    Claim Notice; Time Limits. When an Indemnified Party becomes aware of any claim for indemnification under this Article VIII, the Indemnified Party in such case shall promptly deliver to the Indemnifying Party a written notice detailing the nature of such claim (a “Claim Notice”). The Claim Notice must set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate, for clarity, is not conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnifying Party has 30 days from receipt of such Claim Notice to dispute the claim and shall reasonably cooperate and assist the Indemnified Party in determining the validity of the claim for indemnity. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within 30 days after its receipt of the Claim Notice, the claim specified in such Claim Notice shall be conclusively deemed to be a Loss subject to indemnification hereunder and the Escrow Agent shall release to Purchaser a portion of the Escrow Fund equal to the amount of any Losses corresponding to such claim or claims as set forth in such Claim Notice.
8.6    Resolution of Objections to Claims.
(a)    Objection. If the Indemnifying Party objects in writing to any claim specified in a Claim Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 45 days after Indemnified Party’s receipt of such written objection to resolve such objection. If the Indemnifying Party and the Indemnified Party so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Party and the Indemnified Party. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and shall release a portion of the Escrow Fund to Purchaser in accordance with the terms of such memorandum.
(b)    Resolution. If no such agreement can be reached during the aforementioned 45-day period for good faith negotiation, then in any event upon the expiration of such 45-day period either the Indemnifying Party or the Indemnified Party may bring an arbitration in accordance with Section 12.7(b) to resolve the matter.
8.7    Effect of Investigation; Waiver.
(a)    Effect of Knowledge. An Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties, covenants, and agreements of Company and the Indemnifying Party are not affected by any investigation or knowledge of an Indemnified Party or any waiver by an Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties, covenants, and agreements are not affected or deemed waived by reason of the fact that an Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. The Parties agree that the representations and warranties contained herein are bargained-for terms of this Agreement and that any investigation by an Indemnified Party is for its own protection only and does not affect or impair any right or remedy hereunder.
(b)    Waiver. Each of Caladrius and Company acknowledges and agrees that, upon and following the Closing, Company has no liability or obligation to indemnify, save, or hold harmless Caladrius, and may not otherwise pay, reimburse, or make Caladrius whole, for or on account of any indemnification or other claims made by any Indemnified Party hereunder. Caladrius has no right of contribution against Company with respect to any such indemnification or other claim.
8.8    Third-Party Claims. Subject to Sections 8.5, if an Indemnified Party delivers a Claim Notice to the Indemnifying Party in respect of a claim by a third party against such Indemnified Party (a “Third-Party Claim”), the Indemnifying Party may, at its expense, participate in (to the extent such participation does not affect any privilege relating to any Indemnified Party), but may not determine or conduct, the defense of such Third-Party Claim (which participation includes participation in settlement discussions). Such Indemnified Party may, in its sole discretion, conduct the defense of and settle any such Third-Party Claim; provided, that, in the absence of the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned, or delayed and which shall be deemed to have been given unless the Indemnifying Party shall have objected within fifteen (15) days after a written request for such consent by Purchaser or if the Indemnifying Party shall have been determined to have unreasonably withheld, conditioned or delayed its consent to any such settlement or resolution), no settlement of any such Third-Party Claim shall be determinative of the amount of Losses (if any) for which such Indemnified Party is entitled to be indemnified with respect to such Third-Party Claim. It is hereby clarified that the costs and expenses reasonably incurred by an Indemnified Party in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which the Indemnified Party may seek indemnification pursuant to a claim made hereunder solely to the extent Purchaser or an Indemnified Party is entitled to indemnification pursuant to Article VIII. If the Indemnifying Party has consented to any such settlement, the Indemnifying Party has no power or authority to object under any provision of this Article VIII to the amount of any claim by the Indemnified Party to recover the amount of such settlement.
8.9    Indemnification and Purchase Price Adjustment Payments. For the avoidance of doubt, to the extent there are funds remaining in the Escrow Fund, any amounts required to be paid to any Indemnified Party for indemnification pursuant to this Article VIII, or to Purchaser pursuant to Section 2.5 hereof, shall be paid from such funds in the Escrow Fund.
8.10    Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to the matters set forth in Sections 8.3(a)-(l) of this Agreement (other than claims of, or causes of action arising from, fraud, willful breach, intentional misrepresentation, or willful misconduct and except for seeking specific performance or other equitable relief) will be pursuant to the indemnification provisions set forth in this Article VIII.
Article IX
CONFIDENTIALITY
9.1    Confidentiality. Each Party shall, and shall cause its Affiliates, officers, directors, employees, agents, and other representatives to, keep confidential, and not use or disclose in any manner (including by making a press release or any other announcement), (i) any matters relating to this Agreement or the transactions contemplated by this Agreement or the other Transaction Agreements; or (ii) any proprietary and non-public information, in any form, relating to the other Parties (together with the information described in clause (i) above, the (“Confidential Information”); provided, however, that each Party may disclose such information (x) to its officers, directors, members, managers, employees, investment bankers, accountants, attorneys, and agents whose duties require them to know such information in connection with this Agreement and the transactions contemplated hereby (provided that such Persons agree to maintain the confidentiality of such information in accordance herewith); (y) to any Affiliate in the ordinary course of business (provided that such Affiliate agrees to maintain the confidentiality of such information in accordance herewith or is already subject to substantially similar confidentiality restrictions as set forth herein); or (z) as may be required by Law or Order (provided that the disclosing Party gives the other Parties reasonable prior opportunity to comment upon such disclosure to the extent permitted by Law and agrees to cooperate to take reasonable steps to minimize the extent of any such required disclosure); provided further, following Purchaser’s reasonable opportunity to review, Caladrius may disclose information relating to Company to the extent required under Law (as determined by Caladrius in its sole discretion) in connection with reports, registration statements, prospectuses, proxy statements and other documents it files with the SEC.
9.2    Press Release. Purchaser shall not issue any press release or other public communications relating to the terms of this Agreement or the transactions contemplated by the Transaction Agreements without the prior written approval of Caladrius except as required under Law (as determined by Purchaser in its sole discretion) and neither Caladrius nor Company shall issue any press release or other public communications relating to the terms of this Agreement or the transactions contemplated by the

Transaction Agreements without the prior written approval of Purchaser except as required under Law (as determined by Caladrius in its sole discretion). Neither Caladrius nor Company shall use Purchaser’s name or refer to Purchaser directly or indirectly in connection with Purchaser’s relationship with Company or Caladrius in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Purchaser, and Purchaser shall not use Caladrius’s nor Company’s name or refer to Caladrius or Company directly or indirectly in connection with Caladrius’s or Company’s relationship with Purchaser in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Caladrius, unless, in each case, required by applicable Law (which, in the case of a disclosure by Caladrius or Company, shall be determined by Caladrius in its sole discretion and in the case of a disclosure by Purchaser, shall be determined by Purchaser in its sole discretion) and except as reasonably necessary for Caladrius to obtain the approval and adoption of the Authorizing Resolution by Caladrius’s stockholders and the other consents and approvals of third parties contemplated by this Agreement.
9.3    Exceptions. The term “Confidential Information” does not include information that (i) was in the public domain prior to the time it was furnished to recipient or is at the time of the alleged breach (through no willful or improper action or inaction by such recipient) generally available to the public, (ii) was or becomes available to a Party on a non-confidential basis from a source other than one of the other Parties or its Affiliates, provided such other source not be known by the Party to be bound by a confidentiality obligation to the other Parties, (iii) is lawfully known to a Party prior to disclosure of the Confidential Information by the other Parties, or (iv) is independently developed by a Party without any use of or reference to any Confidential Information disclosed by the other Parties.
Article X
TAX MATTERS
10.1    Tax Treatment of Transaction and Allocation. The Parties agree that the acquisition of the CLBS Units will have the U.S. federal income Tax consequences (and to the extent applicable, the state income Tax consequences as well) set forth in IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1). Caladrius and Purchaser agree to allocate the Purchase Price and the liabilities of Company among the assets of Company for U.S. federal, state and local income tax purposes pursuant to a statement prepared by Purchaser (the “Allocation Statement”), which such Allocation Statement shall be prepared in accordance with applicable Law. Purchaser shall prepare and deliver the Allocation Statement to Caladrius for its review and comment not later than sixty (60) Business Days after the final determination of the Purchase Price as determined pursuant to Section 2.2. Purchaser shall consider in good faith any comments made by Caladrius, and Caladrius and Purchaser will in good faith attempt to resolve any disputes with respect to the allocation as set forth on the Allocation Statement, with any outstanding disputes resolved by a mutually acceptable, nationally recognized, independent accounting firm. Caladrius and Purchaser (as applicable) shall complete and timely file all forms and statements (and any exhibits thereto) required by applicable Tax laws and all Tax Returns, in each case, using the allocation of Purchase Price and liabilities contained in the Allocation Statement, in accordance with applicable Tax laws, and none of them shall take a position on any Tax Return, report or filing contrary to such allocation (unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code or comparable provision or state or local Tax law). Caladrius and Purchaser shall allocate and report any Purchase Price Adjustment consistently with the Allocation Statement.
10.2    Transfer Taxes. All transfer Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed in connection with the effectuation of the transfer of the CLBS Units hereunder, whether imposed on Caladrius, Purchaser or Company, shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Caladrius. The Parties shall cooperate to comply with all Tax Return requirements for such Taxes contemplated by this Section 10.2 and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes. Other than with respect to Purchaser’s share of the Transfer Taxes pursuant to this Section 10.2, Purchaser shall have no liability for any Taxes (including employment or payroll Taxes) of any other Party or Person related to, or arising in connection with, the purchase of the CLBS Units contemplated pursuant to this Agreement.

10.3    Tax Returns.
(a)    Caladrius shall prepare or cause to be prepared, and file or cause to be filed, any and all Tax Returns with respect to Company for any Pre-Closing Tax Period and any such Tax Return shall be filed by the due date for such Tax Return, taking into account all extensions. Not later than 30 days prior to the due date (including extensions) or proposed date of filing (if earlier) of each such Tax Return, Caladrius shall deliver a copy of such Tax Return to Purchaser for its review and comment. Caladrius shall consider any such comments in good faith and, if Caladrius fails to take into account any comments of Purchaser after the Parties have taken reasonable steps to address any disputes, then Purchaser shall have the right to submit any such disputed matter to a mutually acceptable, nationally recognized, independent accounting firm for final resolution, and shall deliver a final draft of such Tax Return to Purchaser prior to the due date for filing such Tax Return.
(b)    Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of Company that are not required to be prepared and filed by Caladrius pursuant to Section 10.3(a).
(c)    In connection with the filing of such Tax Returns, Caladrius and Purchaser shall be liable and shall pay their respective proportionate share of all Taxes; provided, however, that Caladrius shall not be required to pay such Taxes to the extent such Taxes were taken into account in the calculation of, and reduced, Net Working Equity as finally determined pursuant to Section 2.5. Any Taxes attributable to the period beginning on or before and ending after the Closing Date shall be allocated on a “closing of the books” basis by treating such period as two partial periods, one ending at the close of the Closing Date and the other beginning at the beginning of the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated pro rata on a daily basis.
10.4    Tax Contests.
(a)    Purchaser shall give written notice to Caladrius of any Tax Contest relating to Taxes that are or may be Caladrius’s responsibility under this Agreement within fifteen (15) days from the receipt by Purchaser of any written notice of such Tax Contest. To the extent Caladrius is notified of a Tax Contest relating to Taxes that may be the responsibility of Purchaser, Caladrius shall give written notice to Purchaser within fifteen (15) days from the receipt by Caladrius of any written notice of such Tax Contest.
(b)    Control of Tax Contests.
(i)    The Parties shall notify each other within fifteen (15) days of receiving written notice of any pending or threatened Tax Contest relating to a Pre-Closing Tax Period. Caladrius shall, at its election, have the right to represent Company’s interest in and control any such Tax Contest relating to a Pre-Closing Tax Period or with respect to Taxes for which Caladrius may have to indemnify Purchaser, employ counsel of its choice at its expense, and otherwise control at its own cost and expense the conduct of such Tax Contest, to the extent permitted by applicable Law. Purchaser shall be entitled to participate, at its own cost and expense, in any such Tax Contest and Caladrius shall not settle or dispose of any such Tax Contest without the prior written consent of Purchaser (not to be unreasonably withheld) if such settlement or disposal could reasonably be expected to have a material adverse impact on Purchaser or Company. For purposes of this Section 10.4(b)(i), Caladrius shall have ten (10) days (with such 10-day period commencing from the earlier of the date it receives written notice of any pending or threatened Tax Contest or the expiration of the 15-day notice period described in this Section 10.4(b)(i)) within which to (i) elect to represent the Company’s interest in and control any Tax Contest relating to a Pre-Closing Tax Period and (ii) provide written notice to Purchaser that it has made such election; provided, however, that if Caladrius fails to provide timely notice to Purchaser of its election pursuant to this Section 10.4(b)(i), Purchaser shall have the sole right to represent Company’s interest in and control any Tax Contest relating to a Pre-Closing Period without the participation or input of Caladrius.
(ii)    Subject to Section 10.5, following the Closing Date, Purchaser and Company shall control, at their own cost and expense, the conduct of any Tax Contest not covered in Section 10.4(b)(i); provided, that Caladrius shall be allowed to participate (at its own cost and expense) in, and Purchaser shall not settle or dispose of any such Tax Contest without the prior written consent of Caladrius (not to be unreasonably withheld), if the settlement or disposition of such Tax Contest could reasonably be expected to have a material adverse impact on Caladrius, or give rise to any indemnification obligation (and Caladrius has not elected to control).

10.5    Purchaser Post-Closing Tax Covenant. Except as required by applicable Law, or as required to correct manifest error, Purchaser shall not, and shall cause its Affiliates (including, after the Closing, Company) not to, without the prior written consent of Caladrius (which shall not be unreasonably withheld, conditioned or delayed), make or change any Tax election of or with respect to Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period, amend, refile or otherwise modify (or, other than in connection with a Tax Contest, grant an extension of any applicable statute of limitations with respect to) any Tax Return of Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period, or take any similar action that would result in any increased Tax liability or a reduction in any Tax attribute of Company (or Caladrius or any of its Affiliates) in respect of a Pre-Closing Tax Period or Pre-Closing Straddle Period; provided that in the event Purchaser takes such an action without Caladrius’s consent (except as required by applicable Law, or as required to correct manifest error), Purchaser will compensate Caladrius and its Affiliates for any increase in Tax liability or reduction in Tax assets that results from Purchaser’s actions. For the avoidance of doubt, Purchaser shall not file any amended return that would cause an increase in the Tax liability or a reduction of any Tax asset of Caladrius during the Pre-Closing Tax Period except to the extent required to correct manifest error. Additionally, for the avoidance of doubt, it shall not be considered unreasonable if Caladrius withholds consent due to increased Tax liability or a reduction in Tax assets caused by Purchaser’s actions.
10.6    Cooperation. Caladrius and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, any audit, litigation or other proceeding with respect to Taxes and Tax Returns of Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. Caladrius and Purchaser further agree, upon a reasonable request by the other, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Company (including with respect to the transactions contemplated by this Agreement). Caladrius and Purchaser further agree, upon a reasonable request by the other, to provide the other Party with all information regarding Company that either Party is required to report to any Governmental Authority.
10.7    Refunds. Caladrius shall be entitled to retain or, to the extent actually received by, credited to the account of, or otherwise available to Purchaser or any of its Affiliates (including, after the Closing Date, Company), receive prompt payment from Purchaser or any of its Affiliates of any refund or credit of Taxes for a Pre-Closing Tax Period of the Company and any interest received with respect to such refund or credit, in each case, only to the extent relating to the CLBS Units, and only to the extent such refund was not taken into account in calculating Net Working Equity. Caladrius shall promptly pay over to Purchaser any other refund or credit of Taxes it receives for any Tax Period of Company and any interest received with respect to such refund or credit. For the avoidance of doubt, the foregoing shall include any credit for, recovery or refund of any (i) value added, goods and services, or similar tax incurred by Company, and (ii) refund or credit arising by reason of a refund request or an amended Tax Return filed with respect to a Pre-Closing Tax Period, including any such Tax Returns filed after the Closing Date.
10.8    Withholding Taxes. Purchaser shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such Taxes and other amounts as Purchaser is required to deduct and withhold with respect to any such deliveries and payments under any provision of applicable Law. Purchaser does not intend to deduct or withhold any such amounts from the payments it makes to Caladrius hereunder, provided, that Purchaser receives from Caladrius a properly executed and completed IRS Form W-9, as well as any other written evidence reasonably requested by Purchaser necessary to establish that Caladrius is exempt from withholding (including, for the avoidance of doubt, backup withholding). In the event that Purchaser reasonably and in good faith determines that it is required to deduct and withhold any such amounts, it shall notify Caladrius reasonably promptly after making such determination, and shall use its best efforts to assist Caladrius in avoiding any such withholding including by providing assistance to

Caladrius in seeking any exemptions from such withholding. Taxes and other amounts so deducted and withheld by Purchaser shall be treated as having been paid to Caladrius for all purposes of this Agreement.
Article XI
TERMINATION AND ABANDONMENT
11.1    Basis for Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of Caladrius and Purchaser;
(b)    by either Caladrius or Purchaser:
(i)    if the Closing does not occur on or prior to the date that is ninety (90) days after the Effective Date (the “End Date”); provided, that if on such date, the conditions to Closing set forth in Section 3.2(g) and Section 3.3(e) have not been satisfied, but all other conditions to the Closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date), then either Party may extend the End Date to the date that is one hundred twenty (120) days after the Effective Date; provided, further, that if the Proxy Statement or any other document Caladrius files or has filed with the SEC becomes subject to review by the staff of the SEC after the Effective Date, then either Party may extend the End Date to the date that is one hundred twenty (120) days after the Effective Date; provided, further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 11.1(b)(i) will not be available to any Party whose breach of any provision of this Agreement has been the cause of the failure to consummate the Closing by such time; or
(ii)    if  (A) there is any Law that makes the consummation of the transactions hereunder illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions contemplated hereunder, and such Order or other action becomes final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance or enactment of such Law or Order; or
(c)    by Caladrius, if Purchaser breaches any of its representations, warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 3.3 and (B) cannot be or has not been cured by the earlier of  (i) the End Date and (ii) thirty (30) days after the giving of written notice to Purchaser of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) will not be available if Caladrius or Company is then in material breach of any of its respective representations, warranties or covenants contained in this Agreement;
(d)    by Purchaser, if Caladrius or Company breaches any of their respective representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 3.2 and (B) cannot be or has not been cured by the earlier of  (i) the End Date and (ii) thirty (30) days after the giving of written notice to Caladrius or Company of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(d) will not be available if Purchaser is then in material breach of any of its representations, warranties or covenants contained in this Agreement; or
(e)    by Purchaser or Caladrius, following a Caladrius Adverse Recommendation Change, upon the earlier of  (i) the date that is five (5) days prior to the End Date if the Caladrius Stockholder Approval has not been obtained by such date or (ii) immediately following the Stockholders’ Meeting if the Caladrius Stockholder Approval was not obtained at the Stockholders’ Meeting.
11.2    Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of a termination of this Agreement by Caladrius or Purchaser pursuant to this Article XI, written notice thereof will be given to the other Party and the transactions contemplated by this Agreement and the

Transaction Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Transaction Agreements are terminated as provided herein, (a) each Party will return to the other Party or destroy all documents and copies and other material received from such other Party and its Affiliates and its and their representatives relating to the transactions contemplated hereby and by the Transaction Agreements, whether so obtained before or after the execution hereof, and (b) the confidentiality obligations set forth in Article IX will continue in full force and effect.
11.3    Effect of Termination. If this Agreement is duly terminated and the transactions contemplated hereby are abandoned as described in this Article XI, this Agreement will become void and of no further force and effect, except for the confidentiality obligations set forth in Article IX, the provisions of Article XI, Article XII and the definitions set forth in Article I, except that nothing in this Article XI will be deemed to release any Party from any liability for any deliberate breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence. In the event that this Agreement is terminated:
(a)    by Caladrius pursuant to Section 11.1(c), the Initial Payment shall be retained by Caladrius as a break-up fee and Purchaser shall have no claim or right to any portion of the Initial Payment following such termination;
(b)    by Purchaser pursuant to Section 11.1(d), or by Purchaser or Caladrius pursuant to Section 11.1(e) or Section 11.1(b)(i) following a Caladrius Adverse Recommendation Change, Caladrius will cause the Initial Payment to be repaid to Purchaser and Caladrius will cause $5,000,000 to be paid to Purchaser within ninety (90) days after such termination, and if such payments are not made within such period, the Warrant shall be deemed exercised per its terms such that following such exercise, Purchaser shall own 32.22% of the membership units in Company in lieu of receiving the Initial Payment and such $5,000,000 and without paying any additional amount to Company or Caladrius, and upon such exercise neither Caladrius nor Company shall have any further obligation to Purchaser with respect to the Initial Payment or otherwise hereunder; provided, however, the obligations of Caladrius and Company set forth in Article VI shall remain in effect until the Initial Payment and such $5,000,000 is paid to Purchaser or until exercise of the Warrant pursuant to this Section 11.3(b); or
(c)    pursuant to Section 11.1(a) or Section 11.1(b) (other than a termination pursuant to Section 11.1(b)(i) following a Caladrius Adverse Recommendation Change), Caladrius will cause the Initial Payment to be repaid to Purchaser within ninety (90) days, and if such payment is not made within such period, the Warrant shall be deemed exercised per its terms such that following such exercise Purchaser shall own 26.06% of the membership units in Company in lieu of receiving such Initial Payment and without paying any additional amount to Company or Caladrius, and upon such exercise neither Caladrius nor Company shall have any further obligation to Purchaser with respect to the Initial Payment or otherwise hereunder; provided, however, the obligations of Caladrius and Company set forth in Article VI shall remain in effect until the Initial Payment is repaid to Purchaser or until exercise of the Warrant pursuant to this Section 11.3(c).
Article XII
GENERAL PROVISIONS
12.1    Amendment and Waiver. This Agreement may not be amended, supplemented, or otherwise modified except by a writing duly executed by the Parties. Any Party may, to the extent legally allowed, waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate, or document delivered pursuant hereto.
12.2    Binding Effect; Assignment. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, no Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties, except that Purchaser may assign this Agreement to any one of its Affiliates upon prior written notice to Company and Caladrius (but, notwithstanding any such assignment, Purchaser shall continue to be obligated to perform the provisions hereof relating to Purchaser).

12.3    Severability. The invalidity of any provision of this Agreement or portion of a provision does not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
12.4    Entire Agreement. This Agreement and the other Transaction Agreements constitute the full and entire agreement among the Parties with respect to the subject matter herein contained and supersede any and all prior Contracts, whether written or oral, that may exist among the Parties with respect to the subject matter herein contained.
12.5    Notice. All notices, requests, claims, demands, and other communications hereunder must be in writing and shall be deemed effectively given or made upon the earliest to occur of  (i) actual receipt, (ii) delivery in person to the Party to be notified, or (iii) one Business Day after deposit with a nationally recognized courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section):
To Purchaser:
Hitachi Chemical Co. America, Ltd.
2150 North First Street Suite #350
San Jose, CA 95131
Attn.: Chief Financial Officer
with a copy to:
Hitachi Chemical Co., Ltd.
9-2, Marunouchi 1-chome,
Chiyoda-ku, Tokyo 100-6606, Japan
Attn.: Division Manager of Legal Division
with a copy (which shall not constitute notice) to:
Fenwick & West LLP 555
California Street, 12th Floor
San Francisco, CA 94104
Attention: Ralph M. Pais, Esq. and Sam Angus, Esq.
Nagashima Ohno & Tsunematsu
JP Tower, 2-7-2, Marunouchi,
Chiyoda-ku, Tokyo 100-7036, Japan
Attention: Soichiro Fujiwara, Esq.
To Caladrius:
Caladrius Biosciences, Inc.
106 Allen Road, Fourth Floor
Basking Ridge, New Jersey 07920
Attn.: Chief Executive Officer and General Counsel
with a copy (which shall not constitute notice) to:
Neil A. Torpey, Esq.
Paul Hastings LLP
200 Park Avenue
New York, NY 10166
To Company:
PCT, LLC, a Caladrius Company
c/o Caladrius Biosciences, Inc.
420 Lexington Ave, Suite 350
New York, New York 10170
Attn.: President and General Counsel

with a copy (which shall not constitute notice) to:
Neil A. Torpey, Esq.
Paul Hastings LLP
200 Park Avenue
New York, NY 10166
12.6    Governing Law; Waiver of Jury Trial.
(a)    This Agreement is governed by and construed in accordance with the laws of Delaware, without regard to the conflict of law principles of Delaware or any other jurisdiction.
(b)    SUBJECT TO AND WITHOUT WAIVING THE PROVISIONS OF SECTION 12.7, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY IN CONNECTION WITH OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY COURT (EXCEPT AS PROVIDED IN SECTION 12.7(C)) OR JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6(b).
12.7    Dispute Resolution.
(a)    Good Faith Discussions. Except as provided in Section 2.5, Section 7.3, and Article VIII, in the event of any dispute that arises in connection with this Agreement, the Parties shall attempt, in fair dealing and in good faith, to settle such dispute through mutual discussions within a period of sixty (60) days. During this period, the Parties agree that they will not pursue, or cause or knowingly permit the prosecution of, in any court, agency, or tribunal (including any arbitration proceeding pursuant to Section 12.7(b)), any claim or action of any kind related to a dispute in connection with the Agreement. If the Parties are not able to reach an amicable settlement within such time period, then either Party may, by written notification to the other Party or Parties, require that the dispute be submitted for resolution pursuant to the provisions of Section 12.7(b).
(b)    Arbitration. All disputes in connection with this Agreement that are not settled pursuant to Sections 2.5, 7.3, or 12.7(a), including any question regarding the existence, validity, or termination or any subsequent amendment of this Agreement, shall be finally resolved in accordance with the Arbitration Rules of the International Chamber of Commerce (the “ICC Rules”). The seat of the arbitration shall be New York, New York. The number of arbitrators shall be three. Each party shall select one arbitrator, and the two arbitrators shall select the third, who shall serve as the chair of the tribunal. The language of the arbitration shall be English. Any Party may, at its own expense, provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal. Judgment on any award may be entered in any court having jurisdiction thereof.
(c)    Provisional Relief. The arbitral tribunal shall have the authority to award interim, injunctive, conservatory, or provisional measures of protection or relief  (“Provisional Relief”). Prior to the constitution of the arbitral tribunal, a Party seeking Provisional Relief shall seek relief exclusively from (1) an Emergency Arbitrator under the ICC Rules or (2) the courts of the State of New York in the borough of Manhattan and from no other court. The Parties unconditionally and irrevocably consent to the exclusive jurisdiction of  (1) the Emergency Arbitrator or (2) the United States District Court for the Southern District of New York (the “Specified Court”) in any action, suit or proceeding with respect to the enforcement of the arbitration agreement or for Provisional Relief prior to the constitution of the arbitral tribunal. The Parties expressly waive any objection, and they agree not to plead or claim, that (i) the Specified Court does not possess personal jurisdiction over the Parties, (ii) any such action or proceeding has been brought in an inconvenient forum, or (iii) an injunction or other judicial order (interlocutory or final) should be issued that would have the effect (directly or indirectly) of restraining or impeding the maintenance or prosecution by either Party of the arbitration.
(d)    Tolling. All applicable statutes of limitation are to be tolled while the procedures specified in this Section 12.7 are pending. The Parties shall take such action, if any, required to effectuate such tolling.
(e)    Resolution by Accountant. In the event of a dispute under Sections 2.5 or 7.3 of this Agreement, such dispute shall be exclusively resolved by a sole Accountant. The Accountant shall be selected by the agreement of the Parties, and failing such agreement, in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce. To the extent not otherwise agreed upon by the Parties or provided for in Sections 2.5 or 7.3 of this Agreement, the proceedings shall be conducted in accordance with the Rules for the Administration of Expert Proceedings of the International Chamber of Commerce (the “Accountant Proceedings”). The place of the Accountant Proceedings shall be New York, New York. All decisions of the Accountant shall be final and binding on the Parties (without appeal or review) and the Accountant’s decision shall be enforceable in any court of competent jurisdiction as an arbitration award.
12.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and all such counterparts constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
12.9    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
12.10    Expenses and Fees. All fees and expenses of Purchaser in connection with the transactions contemplated by the Transaction Agreements will be paid by Purchaser. All fees and expenses of Company and Caladrius in connection with the transactions contemplated by the Transaction Agreements, including broker’s or finder’s fees, shall be paid by Caladrius.
12.11    Attorneys’ Fees.Except as otherwise provided herein, if any legal action is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.
12.12    Language; Currency. This Agreement is made in the English language, which is the controlling language hereof, and any translation of this Agreement into a language other than English has no validity or effect in construing the terms and conditions hereof or the rights and obligations of the Parties hereunder. All currency amounts referred to in this Agreement are in U.S. Dollars unless otherwise expressly provided.
12.13    Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.
12.14    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party, upon any breach or default of any other Party, impairs any such right, power, or remedy of such non-breaching or non-defaulting Party nor may it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor may any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and is effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, are cumulative and not alternative.
12.15    Company Name. Within ten (10) days after the Closing, Purchaser and Company shall have changed the name of Company to eliminate any reference to Caladrius or any derivation thereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on the Effective Date.
COMPANY:
PCT, LLC, A CALADRIUS COMPANY, a Delaware limited liability company
By: /s/ Joseph Talamo
Name: Joseph Talamo
Title: Manager
CALADRIUS:
CALADRIUS BIOSCIENCES, INC., a Delaware corporation
By: /s/ David J. Mazzo
Name: David J. Mazzo
Title: Chief Executive Officer
PURCHASER:
HITACHI CHEMICAL CO. AMERICA, LTD., a New York corporation
By: /s/ Toshinari Itakura
Name: Toshinari Itakura
Title: Chief Executive Officer

Schedule 4.1
Representations and Warranties Concerning Caladrius
(a)    Organization. Caladrius is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. There is no pending or, to Caladrius’s Knowledge, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Caladrius, whether voluntary or involuntary.
(b)    Authorization of Transaction. Caladrius has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Transaction Agreements, when executed and delivered by Caladrius, will constitute the valid and legally binding obligation of Caladrius, enforceable in accordance with their respective terms. Caladrius is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, other than filings required by the rules of the U.S. Securities and Exchange Commission (the “SEC”). All corporate action required to be taken by Caladrius’s directors, stockholders, and officers necessary for the execution, delivery, and performance of the Transaction Agreements, and the sale of the Units, has been taken or will be taken prior to the Closing. The Caladrius Board, by resolutions duly adopted (and not thereafter modified or rescinded other than pursuant to a Caladrius Adverse Recommendation Change) by the unanimous vote of the Caladrius Board, has (i) declared that this Agreement and the transactions contemplated thereby, including the sale of the CLBS Units to Purchaser and the issuance of the Warrant to Purchaser, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Caladrius and its stockholders, (ii) approved this Agreement in accordance with the provisions of Delaware Law and (iii) directed that the adoption of the Authorizing Resolution be submitted to the stockholders of Caladrius for consideration and recommended that all of the Caladrius stockholders adopt this Agreement and the Authorizing Resolution. The affirmative vote of the holders of a majority of the outstanding shares of Caladrius Common Stock is the only vote of the stockholders of Caladrius necessary to adopt this Agreement and approve the consummation of the transactions contemplated by this Agreement (including the issuance of the Warrant) under applicable Law and the certificate of incorporation and the bylaws of Caladrius, each as in effect at the time of such adoption and approval. Prior to the execution of the Stockholder Support Agreements, the Caladrius Board approved the Stockholder Support Agreements and the transactions contemplated thereby.
(c)    Title to CLBS Units. Caladrius has good and valid title to the CLBS Units, free and clear of all Liens, and upon delivery of the CLBS Units pursuant to this Agreement, good and valid title to the CLBS Units, free and clear of all Liens, will pass to Purchaser.
(d)    Non-contravention. Neither the execution and the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, will (i) violate any Law or Order or other restriction of any Governmental Authority to which Caladrius is subject or any provision of its articles of incorporation, bylaws, or other governing documents or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by the Transaction Agreements or to exercise any remedy, obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; (ii) conflict with, result in a breach of, constitute a default under, result in the termination, cancellation, modification, or acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel any obligation or loss of any benefit under, or require any notice, consent, waiver, or approval under, any Contract to which Caladrius is a party, a beneficiary, or by which it is bound or to which any of its assets is subject; or (iii) result in, or constitute an event that results in, the creation of a Lien.
(e)    Brokers. No financial advisor, broker, or finder is entitled to any broker’s, finder’s, investment banking, or similar fees, commissions, or expenses in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Caladrius or Company, other than those that will be paid solely by Caladrius.
(f)    Intellectual Property.
(i)    Caladrius does not own, control, purport to own or purport to control any Intellectual Property or Intellectual Property Rights that are necessary for the operation of the Business nor are any such Intellectual Property or Intellectual Property Rights registered in the name of Caladrius. No

Caladrius employee, consultant, independent contractor or officer has contributed to the development or creation of any Intellectual Property or Intellectual Property Rights necessary for or used in the Business without having entered into written proprietary information and invention assignment agreements assigning all right, title and interest in any such Intellectual Property or Intellectual Property Rights to the Company.
(ii)    Except as set forth in the CLBS03 Contract and that certain Services Agreement dated November 17, 2016 between Caladrius and Company, Caladrius does not have any rights in, including rights to use, any Company Owned IP.
(g)    Employee Matters. Caladrius hereby makes the same representations and warranties to Purchaser as Company makes under Schedule 4.2(n) and 4.2(o); it being understood that any references to Company in those specified subsections shall for purposes of this Schedule 4.1(g) apply as if such references were to Caladrius and its Subsidiaries. Notwithstanding the foregoing in this Schedule 4.1(g), no representations are hereby made with respect to contracts, plans, arrangements, programs, or policies, except to the extent that those contracts, plans, arrangements, programs, or policies implicate Relevant Service Providers. “Relevant Service Providers” include all (i) employees of Company or its Subsidiaries, (ii) consultants and independent contractors who have agreements in effect with the Company or its Subsidiaries, (iii) former employees or consultants who are or were related to the Business and whose arrangements could give rise to successor Liability to Purchaser under any Contract or applicable Law and (iv) Transferred Employees. There are no existing Liabilities (contingent or otherwise) relating to actions or inactions of the Company, Caladrius, their ERISA Affiliates, or their agents that could be imputed to Purchaser by virtue of successor liability principles under Tax Law, ERISA, or employment or labor laws, including, for the avoidance of doubt, any Liabilities or obligations under any Employee Benefit Plan or similar arrangement, sponsored by Company, Caladrius, or any ERISA Affiliate thereof.

Schedule 4.2
Representations and Warranties Concerning Company
For purposes of these representations and warranties in this Schedule 4.2 (other than those in Schedule 4.2(c), (e), and (k)), the term “Company” shall include each Subsidiary of Company, unless otherwise noted herein.
(a)    Organization and Good Standing. Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct the Business as it is now being conducted and as proposed to be conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Material Contracts. Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Company has delivered to Purchaser a copy of Company’s certificate of formation and operating agreement, in effect as of the Effective Date and as of the Closing Date.
(b)    Compliance with Other Instruments. Company is not in violation or default (i) of any provisions of its certificate of formation or operating agreement, (ii) of any Order, (iii) under any note, indenture, or mortgage, or (iv) under any Contract to which it is a party or by which it is bound that is required to be listed in the Disclosure Schedule.
(c)    Authorization of Transaction. Company has full power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations thereunder. The Transaction Agreements, when executed and delivered by Company, will constitute the valid and legally binding obligation of Company, enforceable in accordance with their respective terms. All limited liability company action required to be taken by Company’s members, managers, and officers necessary for the execution, delivery, and performance of the Transaction Agreements, has been taken or will be taken prior to the Closing.
(d)    Non-contravention. Neither the execution and the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, will, alone or in combination with any other event, (i) violate any Law or Order or other restriction of any Governmental Authority to which Company is subject or any provision of its certificate of formation or other governing documents or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by the Transaction Agreements or to exercise any remedy, obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; (ii) conflict with, result in a breach of, constitute a default under, result in the termination, cancellation, modification, or acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel any obligation or loss of any benefit under, result in the rights of any third party being triggered or becoming exercisable, or require any notice, consent, waiver, or approval under, or cause any other consequence, result or effect to arise under, any Contract to which Company is a party, a beneficiary, or by which it is bound or to which any of its assets is subject; or (iii) result in, or constitute an event that results in, the creation of a Lien.
(e)    Capitalization.
(i)    Immediately prior to the Closing, Caladrius owns of record 80.1% of the Equity Interests in Company, free of all Liens except those Liens disclosed on Schedule 4.2(e)(i). All of such Equity Interests in Company outstanding immediately prior to the Closing have been duly authorized, and are validly issued, fully-paid and non-assessable. Other than Purchaser, which purchased 19.9% of the Equity Interests in Company in connection with the transactions contemplated in the Prior Agreement, there are no, and there have not been any, other owners of Equity Interests in Company.
(ii)    Except as contemplated by this Agreement and the Operating Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, or other Contracts or rights that could require Company to issue, sell, or otherwise cause to become outstanding any other Equity Interests in Company (collectively, “Derivative Securities”).

(iii)    On the Closing Date, the CLBS Units sold to Purchaser will be duly authorized, validly issued, fully paid, and free of Liens (except as disclosed on Schedule 4.2(e)(iii) and except as expressly set forth in the Operating Agreement). The CLBS Units will not, at Closing, be the subject of any option to purchase, right of first refusal, or other Contract creating any rights whatsoever in the CLBS Units in any Person other than Purchaser, nor are there any statutory or contractual preemptive rights or rights of first refusal or other similar restrictions with respect to the purchase and sale of the CLBS Units hereunder, except, in each case, as expressly set forth in the Operating Agreement.
(iv)    Schedule 4.2(e)(iv) of the Disclosure Schedule sets forth all of the authorized and outstanding Equity Interests and Derivative Securities of Company as of the moment immediately following the Closing. The rights, preferences, privileges, and restrictions of each of the Equity Interests and Derivative Securities in Company are as stated in the Operating Agreement. Except as expressly set forth in the Operating Agreement, there are no agreements or understandings with respect to the voting, transfer, issuance, sale, redemption, transfer, or other disposition of the Equity Interests or Derivative Securities in Company.
(f)    Financial Statements.
(i)    Company has delivered to Purchaser:
(1)    The financial information required to be provided to Purchaser pursuant to Section 9.2 of the Operating Agreement.
(2)    the balance sheets of Company as of December 31, 2015, December 31, 2014 and December 31, 2013 and the related statements of operations, statements of invested capital, and statement of cash flows for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013. Such financial statements and notes fairly present the financial condition and the results of operations, changes in member capital accounts, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles (“GAAP”). The financial statements referred to in this Schedule 4.2(f)(i)(1) and (2) (the “Financial Statements”) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Except as set forth in the Financial Statements, Company has no liabilities or obligations of any nature, contingent or otherwise, other than (y) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and (z) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, that, in all such cases, individually and in the aggregate would not have a Material Adverse Change. Except for Liabilities reflected in the Financial Statements, Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied. Company has no Company Transaction Expenses other than the Closing Date Transaction Expenses.
(ii)    An unaudited balance sheet as of December 31, 2016 (the “Balance Sheet Date”) and the related unaudited statements of operations, statements of invested capital and statements of cash flows for the 12-month period ended December 31, 2016 will be included in the Proxy Statement.
(iii)    Company maintains and will continue to maintain through the Closing a standard system of accounting established and administered in accordance with GAAP. None of Caladrius, the Company, the Company’s independent auditors and, to the Knowledge of the Company, any current or former employee, consultant or director of the Company or Caladrius, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants or directors of Company or Caladrius who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. None of the Company and, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements.
(iv)    Schedule 4.2(f)(iv) of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.
(g)    Governmental Consents and Filings. Company is not required to give any notice to, make any filing, or obtain any registration, qualification, or declaration with, or obtain any authorization, consent, Order, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Under the circumstances contemplated by this Agreement, the offer, issuance, sale, and delivery of the CLBS Units (i) will not, under current Law, require compliance with the prospectus delivery or registration requirements in the Act, and (ii) will be issued in compliance with all applicable federal and state securities Laws. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Act (a “Disqualification Event”) is applicable to Company or, to the Knowledge of Caladrius or Company, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii – iv) or (d)(3), is applicable.
(h)    Books and Records. The Operating Agreement and certificate of formation of Company are in the form provided to Purchaser. The books of account, minute books, and other records of meetings and written consents of the members of Company, records regarding the transfers of Equity Interests, records showing the Equity Interests of Company and other records of Company, all of which have been disclosed and provided to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minutes books of the Caladrius Board contains accurate and complete records of all meetings held of, and action taken by, the Caladrius Board that relate to the Company (the “Company-Related Caladrius Minutes”), and, since the Prior Closing, no such meeting of the Caladrius Board has been held for which minutes have not been prepared. Company has delivered to Purchaser copies of all of the Company-Related Caladrius Minutes and has redacted only those portions of such minutes that (i) relate to matters other than the Company or (ii) contain confidential information relating to (a) the acquisition of, or investments in, Caladrius and (b) potential strategic relationships with Caladrius.
(i)    Title to Properties; Liens. Schedule 4.2(i) of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, and other interests therein owned or leased by Company. Company has delivered to Purchaser copies of the deeds and other instruments (as recorded) by which Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Caladrius or Company and relating to such property or interests. Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) it purports to own as reflected as owned in the books and records of Company, including all of the properties and assets reflected on the Company’s balance sheet as of the Balance Sheet Date (the “Balance Sheet”), and all of the properties and assets purchased or otherwise acquired by Company since the Balance Sheet Date (except for personal property acquired and sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Schedule 4.2(i) of the Disclosure Schedule. All properties and assets that Company owns are free of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (ii) Liens that arise in the ordinary course of business that do not materially impair Company’s ownership or use of such properties or assets; and (iii) Liens for current Taxes not yet due. All buildings, plants, and structures owned by Company lie wholly within the boundaries of the real property owned by Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. With respect to the properties and assets it leases, Company is in compliance with such leases and holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets.
(j)    Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment leased or owned by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment leased or owned by the Company are sufficient for the continued conduct of the business of Company after the Closing in substantially the same manner as conducted prior to the Closing and as proposed to be conducted without the need for Purchaser to acquire or license any other asset, property or Intellectual Property or the breach or violation of any Contract.
(k)    Accounts Receivable. All accounts receivable of Company that are reflected on the Balance Sheet or the accounting records of Company as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the accounting records of Company as of the Closing Date (which reserves are adequate and prepared in accordance with GAAP calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the date on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.2(k) of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable. None of the Accounts Receivable is contingent upon the performance by Company of any material obligation or Contract, and no Contract for material deduction or material discount has been made with respect to any of such Accounts Receivable. No Person has any encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable.
(l)    Inventory. All inventory of Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of Company as of the Closing Date, as the case may be. All inventories are valued at the lower of cost or net realizable value.
(m)    No Undisclosed Liabilities. Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof.
(n)    Taxes.
(i)    Company has timely filed or caused to be timely filed all material Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with applicable law. There is no extension of time in effect to file any Tax Return of Company which has not yet been filed. Company has delivered to Purchaser correct and complete copies of all such Tax Returns relating to income or franchise Taxes, as well as all other material Tax Returns, filed since January 1, 2012. Company has timely paid, or made provision for the payment of, all Taxes (whether or not shown on any Tax Return) that have or may have become due, except such Taxes, if any, as are listed in Schedule 4.2(n) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves have been specifically provided in the Balance Sheet in accordance with GAAP.
(ii)    Through the VDR, Company has provided Purchaser with access to all Tax Returns relating to Company’s business (other than, for clarity, any Tax Returns of Caladrius) filed since January 1, 2012 that have been audited or are currently being audited. Schedule 4.2(n) of the Disclosure Schedule provides a description of any such audits, including the major issues examined and their ultimate disposition by the relevant Taxing Authority. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.2(n) of the Disclosure Schedule, are being contested in good faith by appropriate Proceedings. Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations any Tax Return of Company or relating to the payment of Taxes of Company or for which Company may be liable.
(iii)    There is no material dispute or claim concerning any Taxes of Company either (x) claimed or raised by any Governmental Authority in writing or (y) as to which Caladrius or Company has Knowledge.
(iv)    The unpaid Taxes of Company do not exceed by any material amount the charges, accruals, and reserves with respect to Taxes on the Balance Sheet and will not exceed by any material amount such charges, accruals and reserves as adjusted for operations and transactions entered into in the ordinary course of business through the Closing Date. The Company has no Liability for Taxes for any period or portion of a period prior to the Closing Date that has not been included in the Balance Sheet.
(v)    All Taxes that Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority.
(vi)    There are no Liens for Taxes upon any property of Company except for Liens for current Taxes not yet due and payable.
(vii)    [Intentionally omitted].
(viii)    [Intentionally omitted].
(ix)    [Intentionally omitted].
(x)    At all times from its organization until March 11, 2016, Company has been treated as a disregarded entity or a partnership for U.S. federal income tax purposes. At all times since March 11, 2016, Company has been treated as a partnership for U.S. federal income tax purposes. No election has ever been made by or on behalf of Company pursuant to Section 301.7701-3 of the Treasury Regulations to treat Company as a corporation for U.S. federal tax purposes. At all times since their organization, each Subsidiary of Company has been treated as a disregarded entity for U.S. federal income Tax purposes. No election has ever been made by or on behalf of any Subsidiary of Company pursuant to Section 301.7701-3 of the Treasury Regulations to treat such Subsidiary as a corporation for U.S. federal Tax purposes.
(xi)    [Intentionally omitted].
(xii)    Company is not liable for any Taxes of any Person (other than Company) as a result of (i) a Tax sharing, Tax indemnity or Tax allocation agreement or any similar agreement to indemnify such Person other than commercial contracts entered into with third parties in the ordinary course of business not primarily related to taxes or (ii) being a transferee or successor of such Person.
(xiii)    Company will not be required to include income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received or accrued on or prior to the Closing Date.

(xiv)    Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(o)    Employee Benefits.
(i)    Each ERISA Group Company and each Employee Benefit Plan is in compliance, in all material respects, with applicable Laws and Contracts relating to labor, employment and fair employment practices.
(ii)    Except as could not reasonably be expected to cause Company or any of its Subsidiaries to incur material liability, each ERISA Group Company has timely paid to all employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and has timely paid to all natural person independent contractors and consultants all remuneration due to or on behalf of such independent contractors or consultants. To the Knowledge of Company, there is no pending claim with respect to payment of material wages, salary or overtime pay with respect to any Relevant Service Provider.
(iii)    There are no pending claims under any Company Benefit Arrangement, other than claims for benefits submitted in the ordinary course of business.
(iv)    Company and its Subsidiaries have complied in all material respects with all employment verification requirements required by applicable Law, including without limitation completion of Forms I-9.
(v)    Each Relevant Service Provider was properly classified in all material respects as either an employee or independent contractor and as exempt or non-exempt for overtime purposes. None of the ERISA Group Companies is a party to or bound by, has not within the last three (3) years been a party to or bound by, and is not reasonably expecting to be a party or bound by (and no similar such demand for recognition or certification has been made), any labor agreement or collective bargaining agreement, or works council.
(1)    Schedule 4.2(o)(v)(1) of the Disclosure Schedule lists each material Company Benefit Arrangement. The term “Company Benefit Arrangement” shall mean: an “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, agreement or arrangement which provides any compensation (excluding base salary, wages and overtime) or benefits (including any equity arrangements) to any Relevant Service Provider to which Company or any of its Subsidiaries has any Liability or obligation. Each Company Benefit Arrangement maintained by Caladrius, or any ERISA Affiliate of Caladrius other than the Company that would be Company Benefit Arrangements if maintained, sponsored, contributed to, or otherwise supported by those entities but are not Company Benefit Arrangements will be referred to as “Affiliate Plans” (collectively, with each Company Benefit Arrangement, the “Employee Benefit Plans”). Following the Closing, neither Purchaser, nor Company will incur any obligation or Liability, whether contingent or otherwise, with respect to any Affiliate Plan.
(2)    Except for any 401(k) loans, there are no outstanding loans to any Relevant Service Provider under or pursuant to any Company Benefit Arrangement.
(3)    Company has made available to Purchaser and its legal counsel a complete and correct copy of each Company Benefit Arrangement.
(4)    No Proceeding is pending or has been brought, or to the Knowledge of Caladrius or Company or any ERISA Group Company, is threatened against or with respect to any Company Benefit Arrangement, or the assets, fiduciaries or administrators thereof.
(5)    No Company Benefit Arrangement or Affiliate Plan with respect to which Company has had or has any Liability (other than, as the case may be, life insurance arrangements providing benefits for individuals who die while actively employed with Company) provides post-termination or retiree life or health insurance benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(vi)    None of the ERISA Group Companies has sponsored, contributed to, or participated in, any arrangement which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “funded welfare plan” within the meaning of Code Section 419, (iii) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.
(vii)    To the Knowledge of Caladrius or Company, no Relevant Service Provider is in material violation of  (i) any Contract with the Company or (ii) any restrictive covenant relating to the right of any such Person to be employed by or render services to Company or to use trade secrets or proprietary information of others.
(viii)    No Relevant Service Provider is a party to any Contract or arrangement (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of any transactions contemplated by this Agreement (either alone or in combination with any subsequent transaction), (B) providing any guaranteed term of employment or outstanding and unfulfilled compensation guarantee or (C) or Contract or arrangement with any ERISA Group Company, any of the benefits of which shall be increased, or the vesting or payment or provision of benefits of which shall be accelerated, as the case may be, upon the occurrence of any transactions contemplated by this Agreement (either alone or in combination with any subsequent transaction).
(ix)    Schedule 4.2(o)(ix) of the Disclosure Schedule lists any arrangement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code for benefit of a Relevant Service Provider to which any ERISA Group Company is a party. Each such arrangement is, and been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder. No Relevant Service Provider has any right against Company to be grossed up for or reimbursed for any tax or interest imposed under Section 409A of the Code. No Relevant Service Provider is a party to a Contract or arrangement to gross up any Tax that may be levied under Section 409A of the Code.
(x)    Each nonqualified deferred compensation plan by Company has been operated and maintained in operational and documentary compliance with Section 457A of the Code and applicable guidance thereunder to the extent applicable to any Relevant Service Provider. The Company is not a party to, or otherwise obligated under, any arrangement or contractual obligation with a Relevant Service Provider that provides for the gross-up of any tax that might be imposed due to application of Section 409A(a) or Section 4999 of the Code.
(xi)    No payment pursuant to this Agreement will result in compensation or other income to any Relevant Service Provider with respect to which Purchaser or any ERISA Affiliate of the Company would be required to deduct or withhold any Taxes.
(xii)    There are no existing Liabilities (contingent or otherwise) relating to actions or inactions of the Company, Caladrius, their ERISA Affiliates, or their agents that could be imputed to Purchaser by virtue of successor liability principles under Tax Law, ERISA, or employment or labor laws, including, for the avoidance of doubt, any Liabilities or obligations under any Employee Benefit Plan or similar arrangement, sponsored by Company, Caladrius, or any ERISA Affiliate thereof.
(p)    Compliance with Law; Governmental Authorizations.
(i)    Company is, and at all times since its formation has been, in material compliance with all Laws that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.
(ii)    No event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Law or (2) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(iii)    Company has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (2) any actual, alleged, possible, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(iv)    Schedule 4.2(p)(iv) of the Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is held by Company or that otherwise relates to, or is necessary for, the business of, and any of the assets owned or used by, Company. Each Governmental Authorization listed or required to be listed in Schedule 4.2(p)(iv) of the Disclosure Schedule is valid and in full force and effect.
(v)    Company is, and at all times since its formation has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.2(p)(iv) of the Disclosure Schedule.
(vi)    No event has occurred or circumstance exists that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.2(p)(iv) of the Disclosure Schedule, or (2) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 4.2(p)(iv) of the Disclosure Schedule.
(vii)    Company has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (1) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.
(viii)    All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.2(p)(iv) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority.
(ix)    The Governmental Authorizations listed in Schedule 4.2(p)(iv) of the Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to permit Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit Company to own and use its assets in the manner in which it currently owns and uses such assets. None of the Governmental Authorizations listed in Schedule 4.2(p)(iv) of the Disclosure Schedule will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by the Transaction Agreements.
(q)    Legal Proceedings; Orders.
(i)    Except as set forth in Schedule 4.2(q), there is no pending Proceeding that has been commenced, and to the Knowledge of Caladrius and Company, no such Proceeding has been threatened (a) against Company or any of its assets or properties, (b) against any member (but only to the extent it relates to Company), manager, officer, or Key Employee, (c) that otherwise relates to or may affect the business of, or any of the assets owned or used by, Company, or (d) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated under this Agreement or the other Transaction Agreements. To the Knowledge of Caladrius and Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. There is no Proceeding by Company or that Company intends to initiate and there is no Proceeding by Caladrius or that Caladrius intends to initiate related to Company. The foregoing includes, without limitation, Proceedings pending or threatened in writing (or any basis therefor known to Company or Caladrius) involving the prior employment of any of Company’s employees, their services provided in connection with Company’s business, any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

(ii)    There is no Order to which Company, or any of the assets owned or used by Company, is subject.
(iii)    To the Knowledge of Caladrius and Company, no officer, manager, agent, or employee of Company is subject to any Order that prohibits or restricts such Person from engaging in or continuing any conduct, activity, or practice relating to the Business.
(r)    Absence of Certain Changes and Events. Since the Balance Sheet Date, Company has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:
(i)    transfer or change of record or beneficial ownership by any member of its interest or any other Equity Interest in Company, issuance of any Equity Interest in Company or grant of any option, right, or Derivative Security to purchase any Equity Interest in Company, admission or agreement to admit any new member to Company, grant of any purchase, redemption, retirement, or other acquisition by Company of any Equity Interest in Company, or any declaration, setting aside, payment of, agreement to pay, or other distribution in respect of any Equity Interest in Company;
(ii)    amendment to the certificate of formation or operating agreement of Company;
(iii)    payment or increase by Company of any bonuses, salaries, or other compensation to any member, manager, officer or (except in the ordinary course of business consistent with past practice) employee of Company or entry into any employment, severance, or similar Contract with any such Person;
(iv)    adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of Company;
(v)    damage to or destruction or loss of any asset or property of Company, whether or not covered by insurance, that would have a Material Adverse Change;
(vi)    any capital investment in, or any loan to, any other Person;
(vii)    any material non-budgeted capital expenditure by the Company;
(viii)    entry into, termination of, receipt of notice of termination of, or any material change to, any Material Contract;
(ix)    sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any other Lien on any material asset or property of Company, including the sale, license, lease, or other disposition of any of the Intellectual Property or Intellectual Property Rights of Company;
(x)    cancellation, waiver, or compromise of any claims or rights with a value to Company in excess of  $100,000;
(xi)    material change in the accounting methods used by Company;
(xii)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(xiii)    change in the assets, liabilities, financial condition, or operating results of Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Change;
(xiv)    incurrence, assumption or guarantee of any Indebtedness;
(xv)    Material Adverse Change with respect to the Company;
(xvi)    imposition of any Lien upon any assets, tangible or intangible, of the Company;

(xvii)    any satisfaction or discharge of any Lien or payment of any obligation by Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Change;
(xviii)    any resignation or termination of any member, manager, officer, or Key Employee of Company;
(xix)    any loans or guaranties made by Company to or for the benefit of its employees, members, managers, officers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(xx)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Company;
(xxi)    to Caladrius’s and Company’s knowledge, any other event or condition of any character that could reasonably be expected to result in a Material Adverse Change; or
(xxii)    Contract, whether oral or written, by Company to do any of the foregoing.
(s)    Material Contracts. Schedule 4.2(s) of the Disclosure Schedule contains a complete and accurate list of all of the following existing Contracts to which Company is a party or to which Company or any of its assets is subject (the “Material Contracts”):
(i)    any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of  $100,000 per annum;
(ii)    any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of  $100,000;
(iii)    any Contract concerning a partnership or joint venture;
(iv)    any Contract (or group of related Contracts) under which Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of  $50,000 or under which Company has imposed a Lien on any of its assets, tangible or intangible;
(v)    any Contract limiting the freedom of Company or any Subsidiary of Company to engage or participate, or compete with any other Person, in any line of business, market, or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, preferred pricing, exclusive sales, distribution, marketing, or other exclusive rights, rights of refusal, rights of first negotiation, or similar rights, or terms to any Person, or any Contract otherwise limiting the right of Company or any Subsidiary of Company to sell, distribute, or manufacture any products or services, or to purchase or otherwise obtain any software, components, parts, subassemblies, or services;
(vi)    any Contract with Caladrius or its Affiliates;
(vii)    any Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, including any plan or arrangement for the benefit of its current or former managers, officers, and employees;
(viii)    any collective bargaining agreement;
(ix)    any Contract with Company for the employment of any individual on a full-time, part-time, consulting, or other basis providing a base salary in excess of  $150,000 or providing severance benefits;
(x)    any Contract under which Company has advanced or lent any amount to any of its managers, officers, and employees outside the ordinary course of business or advanced or lent any other Person amounts in the aggregate exceeding $10,000;

(xi)    any Contract under which the consequences of a default or termination would lead to a Material Adverse Change;
(xii)    each power of attorney that is currently effective and outstanding;
(xiii)    each lease, rental or occupancy agreement, license, installment, and conditional sale agreement, and other applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);
(xiv)    each licensing agreement or other Contract with respect to Intellectual Property or Intellectual Property Rights owned by Company or used in, or necessary for, the operation of the business of Company, including but not limited to licenses or authorizations to any third party to manufacture or reproduce any Company Owned IP, Contracts with current or former employees, consultants, and contractors regarding the use, assignment, ownership, or non-disclosure of any of the Intellectual Property or Intellectual Property Rights, but excluding, in each case, Contracts for object code licenses for generally commercially available or off-the-shelf software that has not been modified;
(xv)    [Intentionally omitted];
(xvi)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of the Transaction Agreements or the consummation of the transactions contemplated by the Transaction Agreements, either alone or in combination with any other event;
(xvii)    any other Contract (or group of related Contracts) the performance of which involves consideration in excess of  $250,000;
(xviii)    any agreement of indemnification, support, or warranty not subject to a limitation of liability of Company of at least $250,000 or any Contract containing any support, maintenance, or service obligation or cost on the part of Company involving an amount in excess of  $250,000;
(xix)    any Contract with any Governmental Authority;
(xx)    any Contract or plan relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Units or Derivative Securities;
(xxi)    any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;
(xxii)    any confidentiality, secrecy, or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business consistent with past practice that does not contain any provision that would otherwise require disclosure pursuant to a provision of this Schedule 4.2(s) other than this clause (xxii); and
(xxiii)    any separation, severance, or settlement agreement under which Company has any actual or potential Liability.
All Material Contracts are in written form. Through the VDR, Company has provided Purchaser with access to a correct and complete copy of each written Material Contract (as amended to date) at least three (3) Business Days prior to the Effective Date other than those Material Contracts for which disclosure is not required hereunder, as specified in the Disclosure Schedules. With respect to each Material Contract, (1) the Contract is legal, valid, binding, enforceable, except to the extent limited by the availability of specific equitable remedies, or by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Laws of general application relating to or affecting the enforcement of creditor’s rights and in full force and effect; (2) there exists no breach or event of default or event, occurrence, condition, or act with respect to Company (or Caladrius to the extent Caladrius is a party to such Contract), or to Caladrius’s and Company’s Knowledge, any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty, or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of Company under any Material Contract, or (D) the right to cancel, terminate, or modify any Material Contract; and (3) Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.
(t)    Insurance.
(i)    Schedule 4.2(t)(i) of the Disclosure Schedule sets forth (1) an accurate and complete list of each insurance policy and fidelity bond that covers Company or its business, properties, assets, managers, or employees (the “Policies”) and (2) a list of all pending claims and the claims history for Company during the current year and the preceding three years. Such Policies include all legally required workers’ compensation insurance and errors and omissions, casualty, fire, and general liability insurance. There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
(ii)    Schedule 4.2(t)(ii) of the Disclosure Schedule includes any self-insurance arrangement by or affecting Company, and describes the loss experience for all claims (if any) that were self-insured in the current year and the preceding two years.
(iii)    All Policies are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect following the Closing.
(iv)    All premiums due under the Policies have been paid or accrued for in full. Company has not received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of Company as a condition to the continuation of coverage under, or renewal of, any such Policy.
(u)    Environmental and Health.
(i)    (1) Company has obtained, and is in material compliance with, all Environmental and Health Permits in connection with the ownership, use, maintenance or operation of its business or assets or properties; (2) all such Environmental and Health Permits are valid and in full force and effect, and all renewal applications for such Environmental and Health Permits have been timely filed with the appropriate Governmental Authority; (3) none of such Environmental and Health Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement; (4) Company has been, and is currently, in compliance with all Environmental and Health Laws; and (5) neither Caladrius nor Company has received notice alleging that Company is not in such compliance with Environmental and Health Laws.
(ii)    There are no pending or, to Caladrius’s or Company’s Knowledge, threatened, Proceedings against Company under or relating to any Environmental and Health Law.
(iii)    Company is not subject to any Order relating to compliance with any Environmental and Health Law or to investigation or clean-up of a hazardous substance under any Environmental and Health Law. Company has not entered into any written agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law. The Company has not retained or assumed any Liability of any other Person under any Environmental and Health Law. To Caladrius’s or Company’s Knowledge, there are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company with respect to any Environmental and Health Law.
(iv)    No Lien has been attached to, or asserted against, the assets, real property or rights of Company pursuant to any Environmental and Health Law, and no such Lien has been threatened; and, to Caladrius’s or Company’s Knowledge, there are no facts, circumstances, or other conditions that could be expected to give rise to any Liens on or affecting any of the foregoing.

(v)    There has been no treatment, storage, disposal, or release of any hazardous substance at, from, into, on, or under any real property or any other property currently or formerly owned, operated, or leased by Company, and no hazardous substances are present in, on, about, or migrating to or from any real property or any other property currently or formerly owned, operated, or leased by Company that would reasonably be expected to give rise to a Proceeding against Company under or relating to any Environmental and Health Law.
(vi)    Company has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations, and other documents, together with any amendments required to be made with respect thereto, that Company was required to file with any Governmental Authority, including any applicable federal regulatory authorities, and all such reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents were true, complete, and accurate in all material respects when filed, and Company has timely paid all Taxes, fees, and assessments due and payable in connection therewith.
(vii)    No person has filed or, to Caladrius’s or Company’s knowledge, has threatened to file against Company, an action under any federal or state whistleblower statute.
(v)    [Intentionally Omitted].
(w)    Intellectual Property.
(i)    Schedule 4.2(w)(i) of the Disclosure Schedule sets forth a true, accurate, and complete list of the following:
(1)    All Patents, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, intent-to-use applications, and other registrations and applications related to trademarks or service marks, registered copyrights, and applications for registered copyrights, registered Internet domain names, and any other Intellectual Property or Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued, filed with, or recorded by any Governmental Authority owned by, registered, or filed in the name of, Company (the “Registered IP”). Such list includes the jurisdictions in which each such item of Registered IP has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The list also sets forth all actions that are required to be taken by Company within 120 days of the Effective Date with respect to any of the Registered IP in order to avoid prejudice to, or impairment or abandonment of any Registered IP (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances).
(2)    All unregistered trademarks and unregistered service marks that are owned or used by Company in connection with the business of Company as currently conducted (the “Unregistered IP”).
(ii)    Each item of the Registered IP and Unregistered IP is owned by Company, and each item of Registered IP is in the name of Company, is valid (or in the case of applications, applied for) and subsisting, and is enforceable in accordance with its terms. All necessary registration and renewal fees in connection with the Registered IP have been made, and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyrights, and trademark authorities in the United States and any other jurisdiction where such registrations or applications exist for the purposes of prosecuting, maintaining and perfecting the Registered IP. Except for any office actions, rulings, opinions, orders, and the like from the USPTO, USCO, and other applicable foreign filing offices that are issued in the ordinary course incident to the applications of the Registered IP, no registrations, or applications for any Registered IP are the subject of any opposition, interference, cancellation, or other Proceeding pending before any Governmental Authority.
(iii)    Except as set forth in Schedule 4.2(w)(iii) of the Disclosure Schedule, no Person has any right to use any of the Intellectual Property or Intellectual Property Rights owned, or purported to be owned, by Company (“Company Owned IP”), and Company has not granted to any Person, nor authorized any Person to retain, any rights in the Company Owned IP.

(iv)    No Contracts exist pursuant to which Company or any Affiliate of Company has granted exclusive licenses or has committed to grant exclusive licenses with respect to, any Company Owned IP or any Intellectual Property or Intellectual Property Rights necessary for Company to carry on its business as currently conducted. To Caladrius’s and Company’s Knowledge, no predecessor in title to Company Owned IP has granted exclusive licenses or has committed to grant exclusive licenses with respect to any Company Owned IP or such Intellectual Property or Intellectual Property Rights.
(v)    As of the Closing Date, Company owns all rights, title, and interest in and to all Company Owned IP. Company has the right to use all Company Owned IP, and pursuant to valid and enforceable Contracts, all other Intellectual Property and Intellectual Property Rights used in or necessary for the conduct of the business of Company as currently conducted (such Intellectual Property and Intellectual Property Rights, together with Company Owned IP, “Company IP”), except as set forth in Schedule 4.2(w)(v) of the Disclosure Schedule, free of all Liens other than non-exclusive licenses granted in the ordinary course of business consistent with past practice.
(vi)    The execution and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby (1) will not result in any loss or impairment of the rights of Company to own or use any Company IP, and (2) will not require the consent of any third party in respect of any Company IP.
(vii)    [Intentionally omitted]
(viii)    The operation of the business of Company does not, and will not infringe or misappropriate the Intellectual Property Rights or Intellectual Property of any other Person, and does not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction to which the Company is subject; and to the Knowledge of Company and Caladrius there is no substantial basis for a claim that the operation of the business of Company is infringing, has infringed on or misappropriates or has misappropriated any Intellectual Property Rights or Intellectual Property of any Person, or constitutes or has constituted unfair competition or unfair trade practices under the Laws of any jurisdiction to which the Company is subject. The operation of the business includes (1) the operation of the business of Company as previously conducted and as currently conducted; and (2) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision, and use of any existing Company product or service as of the Closing Date. Neither Caladrius nor Company has received any opinion of counsel that any Company product or service or the operation of the business of Company infringes or misappropriates any third-party Intellectual Property Rights or misappropriates any third-party Intellectual Property. There are no Proceedings pending against Company or, to Caladrius’s or Company’s Knowledge, currently threatened against Company, alleging the infringement or misappropriation by Company of any Intellectual Property Rights of any Person, and, for the past five (5) years from the Effective Date, neither Company nor Caladrius has received written notice from any Person that the operation of the business of Company infringes the Intellectual Property Rights or misappropriates the Intellectual Property of any Person. For the past five (5) years from the Effective Date, neither Caladrius nor Company has received any written communication that involves an offer to license or grant any other rights or immunities under any third-party Intellectual Property Rights. There are no Proceedings pending or, to Caladrius’s or Company’s Knowledge, threatened challenging the validity, use, or enforceability of, any Company Owned IP or to Caladrius’s and Company’s Knowledge, any Intellectual Property or Intellectual Property Rights used by or necessary for Company in the conduct of the business of Company as currently conducted. Company has not entered into or is otherwise bound by any consent, forbearance, or any settlement agreement limiting the rights of Company to use the Company IP. To Caladrius’s or Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, or misappropriation of any Company Owned IP, by any third party, including any employee or former employee of Company or any Affiliate. Company has not brought any Proceeding for infringement or misappropriation of any Intellectual Property or Intellectual Property Rights or breach of any Company Owned IP or agreement related to Intellectual Property or Intellectual Property Rights.
(ix)    Company has secured from all of its consultants, employees, and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Company Owned IP unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property Rights in such contribution that Company does not already own by operation of Law, and to the maximum extent permitted under applicable Law, such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of Company.
(x)    To the Knowledge of Company, no current or former employee, consultant or independent contractor of Company (1) is in violation of any term or covenant of any Contract relating to employment, Intellectual Property, Intellectual Property Rights, non-disclosure, or any other Contract with any other party, or using trade secrets or proprietary information of others without permission by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or (2) has developed any Intellectual Property for Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property or Intellectual Property Rights.
(xi)    Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in Company Owned IP and all other Intellectual Property and Intellectual Property Rights used in the operation of the business of Company (“Company Confidential Information”). All use of Company Confidential Information owned by the Company by, or disclosure of Company Confidential Information to, a third party has been pursuant to the terms of a written Contract between Company and such third party. All use or disclosure of Company Confidential Information by Company not owned by Company has been pursuant to the terms of a written Contract between Company and the owner of such Company Confidential Information, or is otherwise lawful. All current and former employees, consultants and independent contractors of Company or its Affiliates having access to Company Confidential Information or proprietary information of any of Company’s customers or business partners have executed and delivered to Company a written Contract regarding the protection of such Company Confidential Information or proprietary information (in the case of proprietary information of Company’s customers and business partners, to the extent required by such customers and business partners).
(xii)    No (1) government funding, (2) facilities of a university, college, other educational institution, or research center, or (3) funding from any Person (other than funds received in consideration for Equity Interests of Company) was used in the development of the Company Owned IP. To the Knowledge of Company, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Owned IP, has performed services for any government, university, college, or other educational institution or research center during a period of time during which such employee, consultant, or independent contractor was also performing services for Company.
(xiii)    All Company products sold, licensed, leased, or delivered by Company and all services provided by or through Company to customers on or prior to the Closing Date substantially conform to applicable contractual commitments, express warranties, and conform in all material respects to packaging, advertising, and marketing materials and to applicable product or service specifications or documentation. Company is not subject to any Order or Proceeding (and, to the Knowledge of Caladrius and Company, there is no legitimate basis for any present or future Proceeding against Company relating to the foregoing obligations) for replacement or repair of Company products or other damages in connection therewith (including the provision of services) in excess of any reserves therefor reflected on the Balance Sheet.
(xiv)    In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), and use of any personally identifiable information or other personal data from any individuals, including any customers, prospective customers, employees, and other third parties (collectively “Personal Information”), for the past ten (10) years from the Effective Date, Company is and has been in compliance with all applicable Laws in all relevant jurisdictions,

Company’s privacy policies and the requirements of any Contract or codes of conduct to which Company is a party. Company has appropriate physical, technical, organizational, and administrative security measures and policies in place intended to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use, and disclosure. For the past ten (10) years from the Effective Date, Company is and has been in compliance with all Laws relating to data loss, theft, and breach of security notification obligations to which the Company is subject.
(x)    Information Technology Infrastructure. Schedule 4.2(x) of the Company Disclosure Letter sets forth material details of the information and communications technology infrastructure and systems that is or has been used in the business of the Company (collectively, the “PCT Infrastructure”) and any security and disaster recovery arrangements relating thereto. The arrangements relating to the PCT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the execution or delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby, and the PCT Infrastructure will continue to be available for use by the Company immediately following the Closing and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Company or Purchaser. Except with respect to licensed software, for all of which Company is the licensee, the Company is the sole legal and beneficial owner of the PCT Infrastructure and the PCT Infrastructure is used by both the Company and Caladrius. The PCT Infrastructure that is currently used in the conduct of business of the Company constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company as currently conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the business of the Company as currently conducted and currently proposed to be conducted with regard to information and communications technology, data processing and communications. The PCT Infrastructure is: (i) in good working order and functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with best industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by adequate security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the PCT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the PCT Infrastructure. To the Knowledge of Company, no breach, security incident or violation of any data security policy in relation to Company Data has occurred or has been threatened in writing, no unauthorized access to any PCT Infrastructure has occurred or has been threatened in writing, and to Company’s Knowledge there has been no unauthorized or illegal Processing of any Company Data.
(y)    Foreign Corrupt Practices Act. Neither Company nor any of Company’s members, managers, officers, employees, or agents have, directly or indirectly, made, offered, promised, or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party, or official thereof, or candidate for foreign political office for the purpose of  (i) influencing any official act or decision of such official, party, or candidate, (ii) inducing such official, party, or candidate to use his, her, or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of  (i), (ii) and (iii) above in order to assist Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither Company nor any of its members, managers, officers, employees, or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of funds or received or retained any funds in violation of any Law. Company further represents that it has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems, and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law. Neither Company, nor, to Caladrius’s or Company’s Knowledge, any of its members, managers, officers, or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action or Proceeding related to the FCPA or any other anti-corruption Law.
(z)    Solvency. Neither Company nor Caladrius is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing Date, and after giving effect to the transactions contemplated hereby,

Company (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the fair saleable value of its assets on a going concern basis will not be less than the amount required to pay its liabilities in the ordinary course and as they become absolute and matured (including contingent liabilities that can reasonably be expected to become actual or matured liability)); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they become absolute and matured.
(aa)    Prior Transactions; Negotiations. Company has not, during the past four years, been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.
(bb)    Certain Business Relationships.
(i)    Other than (A) standard employee benefits generally made available to all employees and (B) standard member, manager, and officer indemnification agreements, there are no Contracts or proposed transactions between Company and any of its members, managers, officers, consultants, or Key Employees, or any Affiliate thereof, except as set forth on Schedule 4.2(bb)(i) of the Disclosure Schedule.
(ii)    Company is not indebted, directly or indirectly, to any of its members, managers, officers, or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Company’s members, managers, officers, or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Company or, have any (A) material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with any of Company’s customers, suppliers, service providers, joint venture partners, licensees, and competitors, (B) direct or indirect ownership interest in any Person with which Company is Affiliated or with which Company has a business relationship, or any Person that competes with Company, except that members, managers, officers, and employees of Company may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with Company; (C) financial interest in any Contract with Company or by which Company or any of its assets is bound; or (D) to the Knowledge of Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business.
(cc)    Customers and Suppliers.
(i)    The Company does not have any outstanding material disputes concerning any Company products or services with any customer or distributor who, for the year ended December 31, 2015 or the year ended December 31, 2016, was one of the ten (10) largest sources of revenues for the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and, to the Knowledge of the Company and Caladrius, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company products or services. Each Significant Customer is listed on Schedule 4.2(cc)(i) of the Disclosure Schedule. Except as set forth on Schedule 4.2(cc)(i) of the Disclosure Schedule, Company has not received any information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Purchaser) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company (or the Purchaser).
(ii)    The Company does not have any outstanding material disputes concerning products and/or services provided by any supplier who, for the year ended December 31, 2015 or the year ended December 31, 2016, was one of the ten (10) largest suppliers of products and/or services to the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), there is no material dissatisfaction on the part of the Company with respect to any Significant Supplier and, to the Knowledge of the Company and Caladrius, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company. Each Significant Supplier is listed on Schedule 4.2(cc)(ii) of the Disclosure Schedule. The Company has not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Purchaser) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Purchaser). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the Knowledge of the Company and Caladrius, there is no reason why the Company will not continue to have such access on commercially reasonable terms.
(dd)    Subsidiaries. Except as set forth on Schedule 4.2(dd) of the Disclosure Schedules, Company has no Subsidiary and does not own, control, or have any right to acquire, directly or indirectly, any capital stock of, or other equity interest in, any Person except for PCT Allendale, LLC and Neostem Family Storage, LLC. Except as expressly contemplated in the Transaction Agreements, Company is not a participant in any joint venture, partnership, or similar arrangement.
(ee)    Indebtedness.
(i)    Company does not have (A) any indebtedness for borrowed money, (B) any obligations evidenced by bonds, debentures, notes, or other similar instruments, (C) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (D) any obligations as lessee under capitalized leases in excess of  $150,000 per year, (E) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, or (F) any obligations, contingent or otherwise, under acceptance credit, letters of credit, or similar facilities. Company has no obligation to provide a guaranty with respect to any of the foregoing.
(ii)    Neither Company nor any of its Subsidiaries is (A) a party to or otherwise bound by the Oxford Loan Agreement, (B) subject to any Liabilities or other obligations under the Oxford Loan Agreement or (C) subject to any Liabilities or other obligations to Oxford or its Affiliates, including, without limitation, any such Liabilities to repay indebtedness, or obligations to provide any type of guaranty of indebtedness relating to the Oxford Loan Agreement. None of the assets of the Company and its Subsidiaries are subject to any Lien in respect of or relating to the Oxford Loan Agreement.
(ff)    83(b) Elections. To the Knowledge of Caladrius or Company, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested Equity Interests of Company.
(gg)    Real Property Holding Corporation. Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.
(hh)    Brokers. No financial advisor, broker, or finder is entitled to any broker’s, finder’s, investment banking, or similar fees, commissions, or expenses in connection with this Agreement or the transactions contemplated by this Agreement or the Transaction Agreements based upon arrangements made by or on behalf of Caladrius or Company, other than those that will be paid solely by Caladrius.
(ii)    Restrictions on Business Activities. There is no Contract or Order binding upon the Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after the Closing, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or limiting the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to any Company product or the Company Owned IP, or to make use of any Company Owned IP, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.
(jj)    Completeness of Disclosure. No representation or warranty by Caladrius or Company in this Agreement (as modified by the Disclosure Schedule) or the Disclosure Schedule, or any certificate or other document furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution, or performance of this Agreement and the Transaction Agreements, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading in light of the circumstances under which they were made. Except as specifically set forth in the Agreement or the Disclosure Schedule, there are no facts or circumstances of which either Caladrius or Company has Knowledge that would reasonably be expected to result in a Material Adverse Change. Company has delivered to Purchaser all the information reasonably available to Company and Caladrius that Purchaser has requested for deciding whether to acquire the CLBS Units, including certain of Company’s projections.

Schedule 5.1
Representations and Warranties Concerning Purchaser
(a)    Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement, when executed and delivered by Purchaser, will constitute the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities Laws. Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Purchaser.
(b)    Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or Order or other restriction of any Governmental Authority to which Purchaser is subject or any provision of its articles of incorporation, bylaws, or other governing documents or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Purchaser is a party, a beneficiary, or by which it is bound or to which any of its assets is subject.
(c)    Investment. Purchaser is acquiring the Units for investment only and not with a view to or for sale in connection with any distribution thereof within the meaning of the Act. Purchaser may not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Units so acquired by it in violation of any of the registration requirements of the Act.
(d)    No General Solicitation. Neither Purchaser, nor any of its officers, members, managers, employees, or agents has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Units.
(e)    Residence. The office or offices of Purchaser in which its principal place of business is identified in the address or addresses of Purchaser set forth in Section 12.5.
(f)    Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.
(g)    Brokers. No financial advisor, broker, or finder is entitled to any broker’s, finder’s, investment banking, or similar fees, commissions, or expenses in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, other than those that will be paid solely by Purchaser.
(h)    Sufficient Funds. Purchaser has and will have at Closing immediately available cash, lines of credit or other sources of funds to enable it to make payment of the Purchase Price and all other amounts payable pursuant to this Agreement and to perform all of its obligations under this Agreement.

Annex B
MTS Securities, LLC
March 15, 2017
Board of Directors
Caladrius Biosciences, Inc.
420 Lexington Avenue
Suite 350
New York, NY 10170
Members of the Board of Directors:
We understand that Caladrius Biosciences, Inc., a Delaware corporation, (the “Company”) proposes to enter into an Interest Purchase Agreement, expected to be dated as of March 15, 2017 (the “Purchase Agreement”), by and among the Company, PCT, LLC, a Caladrius Company, a Delaware limited liability company and currently a majority-owned subsidiary of the Company (“PCT”), and Hitachi Chemical Co. America, Ltd., a New York corporation and currently a minority owner of PCT (“Purchaser”), pursuant to which the Company would sell, and Purchaser would purchase (the “Transaction”), all of the membership units of PCT currently owned by the Company (the “Purchased Units”), such that PCT will be a wholly-owned subsidiary of Purchaser following the closing of the Transaction. Pursuant to the Purchase Agreement, the consideration to be paid by Purchaser to the Company in exchange for the Purchased Units shall consist of cash in the aggregate amount of  (i) $75,000,000, (ii) minus the Closing Date Company Transaction Expenses, and (iii) minus the Oxford Payment, which will be paid directly to Oxford by Purchaser at the closing of the Transaction (the “Purchase Consideration”). The Purchase Consideration is subject to potential further adjustment (x) based upon the Net Working Equity of PCT at the Closing of the Transaction and (y) if PCT achieves certain revenue targets during the period between January 1, 2017 and December 31, 2018, in each case as more fully described in the Purchase Agreement. We also understand that the Company has agreed to pay retention and settlement payments to certain current employees of the Company and PCT in the aggregate amount of up to approximately $3.9 million as estimated by the Company in order to induce such employees to remain in the employ of PCT following the consummation of the Transaction. The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Purchase Consideration to be received by the Company in the Transaction pursuant to the Purchase Agreement.
In the course of performing our review and analyses for rendering the opinion set forth below, we have:
(i) reviewed the financial terms of a draft copy of the Purchase Agreement dated March 15, 2017 (the “Draft Purchase Agreement”);
(ii) reviewed certain internal financial analyses and forecasts prepared by and provided to us by management of the Company relating to the business of PCT (the “Company Projections”);
(iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clause (ii) above, and certain other matters we believed necessary or appropriate to our inquiry;
(iv) reviewed the current and historical reported prices, trading multiples and trading activity of the Company’s common stock and similar information for certain other companies with publicly traded securities that we deemed relevant;
(v) compared the financial and operating performance of PCT with publicly available information concerning publicly-traded companies that we deemed relevant; and

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Board of Directors
Caladrius Biosciences, Inc.
March 15, 2017

(vi) performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of this opinion.
In arriving at the opinion set forth below, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us and upon the assurances of the management of the Company that they are not aware of any material relevant developments or matters related to the Company or PCT or that may affect the Transaction that has been omitted or that remains undisclosed to us. We are not legal, regulatory, tax or financial reporting experts and have relied, with your consent, on the assessments made by advisors to the Company with respect to such issues. We have not conducted any independent verification of the Company Projections, and we express no view as to the Company Projections or the assumptions on which they were based. Without limiting the generality of the foregoing, with respect to the Company Projections, we have assumed, with your consent and based upon discussions with the Company’s management, that they have been reasonably prepared in good faith and the Company Projections reflect the best currently available estimates and judgments of the management of the Company of the future results of operations and financial performance of PCT.
In arriving at the opinion set forth below, we have made no analysis of, and express no opinion as to, the adequacy of the reserves of the Company or PCT and have relied upon information supplied to us by the Company as to such adequacy. In addition, we have not made any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of the Company, PCT or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company, PCT or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, PCT or any other entity. We have assumed that there has been no material change in the assets, financial condition, business or property of the Company or PCT since the date of the most recent relevant financial statements made available to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, PCT or any of their respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor PCT nor Purchaser is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.
We have assumed that the representations and warranties of each party contained in the Purchase Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and any other agreement contemplated thereby, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof and that the transactions contemplated by the Purchase Agreement will be consummated in accordance with the terms of the Purchase Agreement without waiver, modification or amendment of any term, condition or agreement thereof. We have assumed that the final form of the Purchase Agreement will be in all respects relevant to our analysis identical to the Draft Purchase Agreement. In addition, we have assumed that the actual adjustments to the Purchase Consideration set forth in the Purchase Agreement will not result in any adjustment to the Purchase Consideration that is material to our analysis. We have also assumed that any governmental, regulatory and other consents and approvals contemplated by the Purchase Agreement will be obtained and that, in the

Board of Directors
Caladrius Biosciences, Inc.
March 15, 2017

course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the Company or the contemplated benefits of the Transaction.
Our opinion set forth below is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, we do not have any obligation to update, revise or reaffirm this opinion.
Our opinion set forth below addresses solely the fairness, from a financial point of view, to the Company of the Purchase Consideration set forth in the Purchase Agreement and does not address any other terms in the Purchase Agreement or any other agreement relating to the Transaction or any other aspect or implication of the Transaction, including without limitation, the form or structure of the Transaction. Our opinion does not address the Company’s underlying business decision to proceed with the Transaction, the relative merits of the Transaction compared to other alternatives available to the Company, or whether such alternatives exist. We express no opinion as to the prices or ranges of prices at which shares of or other securities of any person, including shares of the Company’s common stock, will trade at any time, including following the announcement or consummation of the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the compensation to be paid to the Company in the Transaction or with respect to the fairness of any such compensation.
It is understood that this letter and the opinion set forth below are provided to the Board of Directors of the Company for its information in connection with its consideration of the Transaction and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent. All advice and opinions (written and oral) rendered by us are intended for the use and benefit of the Board of Directors of the Company, and may not be disclosed to any other person without or prior written consent, provided, however, that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the U.S. Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. This opinion does not constitute a recommendation to the Board of Directors or any stockholder of the Company as to how to vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise.
As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have acted as the Company’s financial advisor in connection with the Purchase Agreement and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. We will receive a fee for rendering the opinion set forth below. Our opinion fee is not contingent upon the consummation of the Transaction or the conclusions reached in our opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years prior to the date hereof, we have provided investment banking and financial advisory services to the Company and have received fees in connection with such services, including $150,000 in retainer fees and $250,000 in transaction-based fees related to the sale in 2016 by the Company to Purchaser of all of the membership units of PCT currently held by Purchaser. We may also seek to provide such services to the Company and Purchaser in the future and expect to receive fees for the rendering of these services.
This opinion was reviewed and approved by a fairness committee of MTS Securities, LLC.

Board of Directors
Caladrius Biosciences, Inc.
March 15, 2017

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Purchase Consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.
Very truly yours,
MTS SECURITIES, LLC

Annex C
CALADRIUS BIOSCIENCES, INC.

2017 EMPLOYEE STOCK PURCHASE PLAN

(formerly the NeoStem, Inc. 2012 Employee Stock Purchase Plan)
1. Purpose.   The purpose of the Caladrius Biosciences, Inc. 2017 Employee Stock Purchase Plan (the “Plan”) is to amend and restate the NeoStem, Inc. 2012 Employee Stock Purchase Plan in order to further promote the interest of Caladrius Biosciences, Inc., a Delaware corporation (the “Company”) and its stockholders by providing employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. By encouraging stock ownership, the Company seeks to attract, retain and motivate employees and to encourage them to devote their best efforts to the business and financial success of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed in a manner consistent with the requirements of that section of the Code.
2. Definitions.   For purposes of the Plan, the following capitalized terms shall have the following meanings:
2.1 “Account” means an account referred to in Section 6.2 of the Plan.
2.2 “Board of Directors” or “Board” means the Board of Directors of the Company.
2.3 “Code” means the Internal Revenue Code of 1986, as amended.
2.4 “Committee” means the Compensation Committee of the Board of Directors, or such other committee of members of the Board appointed by the Board, authorized under Section 14 to administer the Plan and to perform the functions assigned to the Committee under the Plan.
2.5 “Common Stock” means the common stock, $0.001 par value, of the Company.
2.6 “Company” means Caladrius Biosciences, Inc.
2.7 “Compensation” means, for any pay period, the gross cash compensation payable to an Employee for such period, including base salary, commissions, bonuses and incentive payments, but excluding severance and non-cash compensation. Any pre-tax contributions made to a Company 401(k) plan or “cafeteria plan” pursuant to Section 125 of the Code shall be treated as Compensation for purposes of the Plan.
2.8 “Designated Subsidiary” means any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
2.9 “Employee” means any individual who is an employee of the Employer; provided, however, Employees who have been employed less than ninety days by the Employer, Employees whose customary employment with the Employer is twenty (20) hours or less per week, and Employees whose customary employment with the Employer is for not more than five (5) months in any calendar year shall not be deemed Employees for the purposes of this Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Employer. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.
2.10 “Employer” means the Company and any Designated Subsidiary.
2.11 “Enrollment Date” means the first Trading Day of each Offering Period.
2.12 “Exercise Date” means the last Trading Day of each Offering Period.

2.13 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
2.13.1 If the principal market for the Common Stock is the New York Stock Exchange, The NASDAQ Global Market, the NYSE MKT or another national securities exchange (an “Exchange”), then the “Fair Market Value” as of that date shall be the closing price of a share of Common Stock on the Exchange on such date or, if no closing price is reported on such date, the closing price of a share of Common Stock on the nearest preceding date on which the Exchange is open for trading.
2.13.2 If the principal market for the Common Stock is not an Exchange, but the Common Stock is traded on an over-the-counter, bulletin board or comparable service, then the “Fair Market Value” as of that date shall be the closing price of a share of Common Stock for such day as reported by such service, or if no closing price is reported on such date, the closing price of a share of Common Stock on the nearest preceding date on which trades occurred.
2.13.3 If paragraphs 2.13.1 and 2.13.2 above are inapplicable, then the “Fair Market Value” of the Common Stock shall be as determined in good faith by the Committee.
2.14 “Highly Compensated Employee” has the same meaning as the term is used in Section 414(q) of the Code.
2.15 “Offering Periods” means the period of approximately six (6) months during which an Option shall be granted and may be exercised pursuant to the Plan, commencing on the first Trading Day on or after January 1st and July 1st of each year and terminating on the last Trading Day before the commencement of the next Offering Period. Subject to the approval of the Plan by the stockholders of the Company, the first Offering Period shall commence on January 1, 2017 and continue until June 30, 2017. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.
2.16 “Option” means an Option to purchase shares of Common Stock under the Plan, as set forth in Section 7 of the Plan.
2.17 “Participant” means an eligible employee who becomes a participant of the Plan in accordance with Section 5.1 of the Plan.
2.18 “Plan” means this Caladrius Biosciences, Inc. 2017 Employee Stock Purchase Plan.
2.19 “Purchase Price” for each Offering Period means 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period or on the Exercise Date of such Offering Period, whichever is lower; provided , however , that the Purchase Price may be adjusted by the Board pursuant to Section 20.
2.20 “Reserves” means the number of shares of Common Stock covered by each Option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under Option.
2.21 “Subsidiary” has the meaning set forth for “subsidiary corporation” in Section 424(f) of the Code, whereby a Subsidiary means any corporation (other than the employer corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.22 “Trading Day” means a day on which the NYSE MKT is open for trading.
3. Eligibility.
3.1 Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.
3.2 Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an Option under the Plan: (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own stock of the Company and/or hold outstanding Options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary; (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time; or (iii) if he or she has received a hardship withdrawal from the Company’s 401(k) plan within the preceding six (6) months.
4. Offering Periods.   The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing and ending as set forth in Section 2.15, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.
5. Participation.
5.1 An eligible Employee may become a Participant in the Plan by completing a Subscription Agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.
5.2 Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date (provided that the Company has received the Participant’s Subscription Agreement) and shall end on the last payroll in the Offering Period to which such Subscription Agreement is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
6. Payroll Deductions.
6.1 At the time a Participant files his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount equal to any whole percentage (not exceeding fifteen percent (15%)) of the Compensation that he or she receives on each payday during the Offering Period.
6.2 All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. A Participant may not make any additional payments into such Account. Accounts shall be mere bookkeeping entries on the Company’s books and records. Amounts credited to Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest or other earnings shall be paid or credited with respect to payroll deductions or any amounts accumulated in or credited to a Participant’s Account.
6.3 A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a new Subscription Agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new Subscription Agreement. A Participant’s Subscription Agreement shall remain in effect for successive Offering Periods unless a new Subscription Agreement is filed by the Participant prior to the commencement of such Offering Period or the then existing Subscription Agreement is terminated as provided in Section 10 hereof.
6.4 Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2 hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 hereof.
6.5 At the time the Option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or other remuneration payable to the Participant the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.
7. Grant of Option.   On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an Option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Participant’s Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3.2 and 13 hereof. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Exercise of the Option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.
8. Exercise of Option.
8.1 Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her Option with respect to an Offering Period shall be exercised automatically on the Exercise Date of such Offering Period, and the maximum number of full shares subject to Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions credited to his or her Account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other monies left over in a Participant’s Account after the Exercise Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by him or her.
8.2 If the Board or the Committee determines that, on a given Exercise Date, the number of shares with respect to which Options are to be exercised may exceed: (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period; or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion: (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants, and continue all Offering Periods then in effect; or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date.
9. Delivery.   Shares purchased under the Plan by a Participant will be credited to and held under a stock purchase account in the Participant’s name maintained by such brokerage or other third-party firm as is designated by the Committee. Any and all stock dividends with respect to shares of Common Stock credited to a Participant’s stock purchase account shall be paid directly to each Participant. A Participant may, by notice to the Company’s applicable human resources location (or such other designee as established by the Committee) elect to have such cash dividends reinvested in shares of Common Stock. Any shares purchased with such dividend proceeds shall be purchased on the open market by such brokerage firm on the Participant’s behalf  (subject to applicable Company policies) and such shares shall not count in determining the maximum number of shares of Common Stock available for issuance under the Plan under Section 13, nor shall such shares count against the maximum number of shares that may be purchased by a Participant under Section 8. Subject to such restrictions, limitations and procedures as may be prescribed by the Committee, a Participant may withdraw shares in his or her stock purchase account from time to time. As soon as administratively practicable following termination of participation pursuant to Section 11, all shares credited to the Participant’s stock purchase account shall be delivered to the Participant (or to the Participant’s beneficiary or estate in the event of Participant’s death), except to the extent that the Participant (or the Participant’s beneficiary or estate in the event of Participant’s death) elects to have such stock purchase account paid in cash.
10. Withdrawal.
10.1 A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account and not yet used to exercise his or her Option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan or in such other manner prescribed by the Committee. All of the Participant’s payroll deductions credited to his or her Account shall be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s Option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period by such Participant. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new Subscription Agreement.
10.2 A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
11. Termination of Employment.   Upon a Participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s Account during the Offering Period but not yet used to exercise the Option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant’s Option shall be automatically terminated.
12. Interest.   No interest or other earnings shall accrue on the payroll deductions of a Participant in the Plan.
13. Stock.
13.1 Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 100,000 shares.
13.2 A Participant shall have no ownership interest or voting right in shares covered by his or her Option until such Option has been exercised and the shares purchased as a result thereof have been delivered.
13.3 Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse jointly with the right of survivorship.
14. Administration.
14.1 The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Committee may retain the services of an outside firm to serve as its agent in administering the Plan on a day-to-day basis. No member of the Board or the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Board or the Committee in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.
14.2 Any Participant who believes he or she is being denied any benefit or right under this Plan may file a written claim with the Committee. Any claim must be delivered to the Committee (care of the Company’s President and Chief Financial Officer) within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. No lawsuit relating to this Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
15. Designation of Beneficiary.
15.1 A Participant, in its Subscription Agreement, may designate a beneficiary who is to receive any shares and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s Account under the Plan in the event of such Participant’s death prior to exercise of the Option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
15.2 Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or Committee of the estate of the Participant, or if no such executor or Committee has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
16. Transferability.   Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17. Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
18. Reports.   Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
19.1 Changes in Capitalization.   Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each Participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.
19.2 Dissolution or Liquidation.   Unless provided otherwise by the Board, in the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed dissolution or liquidation and a cash amount shall be paid to each Participant that is equal to the amount of his or her Account.
19.3 Merger or Asset Sale.   In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Board may terminate any Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20. Amendment or Termination.
20.1 The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.
20.2 Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or its Committee) determines in its sole discretion advisable which are consistent with the Plan.
20.3 In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
20.3.1 Altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
20.3.2 Shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and
20.3.3 Allocating shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.
21. Conditions Upon Issuance of Shares.   Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22. Term of Plan.   The Plan, as amended and restated hereby, shall become effective on January 1, 2017, subject to approval of the Plan by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof. If the Company’s stockholders do not approve the amended and restated Plan at their annual meeting in 2017, then the Plan and the Offering Period that commenced on January 1, 2017 shall automatically terminate without any issuance of any shares of Common Stock, and a cash amount shall be paid to each Participant that is equal to the amount of his or her Account.
23. No Employment Rights.   The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Common Stock under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.
24. Data Privacy.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing this Plan and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social insurance or security number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Subsidiaries or affiliates, and details of all Awards (the “Personal Data”). In addition to transferring the Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of this Plan and the Participant’s participation in this Plan, the Company and its Subsidiaries and affiliates may each transfer the Personal Data to any third parties assisting the Company in the implementation, administration and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Personal Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By enrolling in the Plan for any Offering Period, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration and management of this Plan and the Participant’s participation in this Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of capital stock of the Company. The Personal Data related to a Participant will be held only as long as is necessary to implement, administer and manage this Plan and the Participant’s participation in this Plan. A Participant may, at any time, view the Personal Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Personal Data with respect to such Participant, recommend any necessary corrections to the Personal Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
25. No Effect Upon Benefits.   Neither the grant nor the exercise of any Option hereunder will affect the benefits under any benefit plan of the Employer, and no amount or benefit granted or received hereunder shall be considered compensation for any purposes of any other benefit plan or program of the Employer.
26. Trading Policy Restrictions.   Option exercises under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company.

27. Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
28. Equal Rights and Privileges.   All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423. This Section 27 shall take precedence over all other provisions in the Plan.
29. Governing Law.   Without regard to conflict of law principles, the laws of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

Exhibit A
Caladrius Biosciences, Inc.
2017 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
Original Application Enrollment Date: ______________
__________ Change in Payroll Deduction Rate
__________ Change of Beneficiary(ies)

1.	I hereby elect to participate in the Caladrius Biosciences, Inc. 2017 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.
2.	I hereby authorize payroll deductions from each paycheck in the amount of ____% of my covered cash Compensation on each payday (FROM 1 TO 15%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)
3.	I understand that these payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan and that all of my payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. I understand that no interest or other earnings will accrue on my payroll deductions.
4.	I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my Option.
5.	I have received and read the Prospectus for the Plan and am subscribing for the purchase shares of the Company’s Common Stock after having considered the risks associated with an investment in such Common Stock. I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan.
6.	I understand that my ability to exercise the Option under this Subscription Agreement is subject to shareholder approval of the Employee Stock Purchase Plan.
7.	Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only):_______________________.
8.	I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the amount I received in such disposition over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of: (l) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares; or (2) the excess of the fair market value of the shares at the time the Enrollment Date (the first day of the Offering Period during which I purchased such shares) over the purchase price which I paid for the shares. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
9.	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.
10.	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (Please print)
________________________________________________
(First) (Middle) (Last)
Relationship ______________________________________
Address: ______________________________________
______________________________________
Employee’s Social Security Number: _______________________
Employee’s Address:
_________________________________
_________________________________
_________________________________
I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.
Dated: ________________ ____________________________________
Signature of Employee
Dated: ________________ ____________________________________
Spouse’s Signature
(If beneficiary is other than spouse)

Exhibit B
CALADRIUS BIOSCIENCES, INC.
2017 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
The undersigned Participant in the Offering Period of the Caladrius Biosciences, Inc. 2017 Employee Stock Purchase Plan which began on __________, 201_ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her Option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.
Name and Address of Participant:
________________________________________________
(First) (Middle) (Last)
Participant’s Address:
_________________________________
_________________________________
_________________________________
________________________________ Dated: __________________________
Signature

111234567812345678123456781234567812345678123456781234567812345678NAMETHE COMPANY NAME INC. - COMMON 123,456,789,012.12345THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345THE COMPANY NAME INC. - 401 K 123,456,789,012.12345→x02 0000000000JOB #1 OF 21 OF 2 PAGESHARESCUSIP #SEQUENCE #THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateCONTROL #SHARES0 0 00 0 00 0 00 0 00 0 00 0 00 0 00000332002_1 R1.0.1.15CONTINENTAL STOCK TRANSFER AND TRUSTATTN: ISAAC KAGAN17 BATTERY PLACE, 8TH FLNEW YORK, NY 10004Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.The Board of Directors recommends that you voteFOR the following proposal 4.1. Election of DirectorsNominees For Against Abstain4. Peter G. Traber, MDThe Board of Directors recommends you vote FORproposals 1-3 and 5-7. For Against Abstain1. To approve the adoption of the interestpurchase agreement (the "Purchase Agreement"),dated as of March 16, 2017, by and amongCaladrius Biosciences, Inc. ("Caladrius"), PCT,LLC, A Caladrius Company ("PCT") and HitachiChemical Co. America, Ltd. ("Hitachi"),pursuant to which Hitachi will acquire fromCaladrius the 80.1% membership interest in PCTthat it does not already own for $75.0 millionin cash (the "Sale"), subject to potentialadjustment, including based on PCT's cash andoutstanding indebtedness as of the closing ofthe Sale, a potential future milestone paymentbased on PCT's revenue in 2017-2018 and certaintransaction expenses.2. To approve, on a non-binding, advisory basis,the compensation that may be paid or becomepayable to Caladrius' named executive officersin connection with the Sale, including theagreements and understandings pursuant to whichsuch compensation may be paid or becomepayable.For Against Abstain3. To approve an adjournment of the AnnualMeeting, if necessary, to solicit additionalproxies if there are not sufficient votes infavor of the proposal to adopt the PurchaseAgreement.5. To approve the adoption of CaladriusBiosciences, Inc.'s 2017 Employee StockPurchase Plan.6. To approve, on a non-binding, advisory basis,the executive compensation of Caladrius' namedexecutive officers as described in theaccompanying proxy statement.7. To ratify the appointment of Grant Thornton LLPas Caladrius' independent registered publicaccounting firm for the fiscal year endingDecember 31, 2017.NOTE: Transact such other business as may properlycome before the Annual Meeting or any adjournmentthereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name by authorized officer.0000332002_2 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/areavailable at www.proxyvote.comCALADRIUS BIOSCIENCES, INC.Annual Meeting of StockholdersMay 16, 2017 at 11:00 a.m., Eastern Daylight Savings TimeThis proxy is solicited by the Board of DirectorsTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORSThe undersigned stockholder(s) of Caladrius Biosciences, Inc. (the "Company") acknowledges receipt of a copyof the Notice of Annual Meeting and Proxy Statement, each dated April 11, 2017, and revoking any proxyheretofore given, hereby appoints David J. Mazzo and Todd C. Girolamo, and each of them, the proxy of theundersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled tovote at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 16, 2017,at 11:00 a.m., Eastern Daylight Savings Time, at Hotel Indigo Basking Ridge, 80 Allen Road, Basking Ridge, NJ07920 and any adjournments or postponements thereof, as fully and with the same force and effect as theundersigned might or could do if personally present thereat, as set forth herein.When properly executed, this proxy will be voted as directed herein or, if not otherwise indicated, will bevoted "FOR" Proposals 1-7. In their discretion, the proxy holders are authorized to vote upon such otherbusiness as may properly come before the Annual Meeting and any adjournment or postponementthereof.Please complete, sign, date and return this proxy as promptly as possible in the postage-paid returnenvelope provided.Continued and to be signed on reverse side